SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

ZHONE TECHNOLOGIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Tellium, Inc. and Zhone Technologies, Inc. have agreed to a combination of the two companies under the terms of a merger agreement. Tellium and Zhone are proposing the merger because they believe that the merger will provide substantial strategic and financial benefits to the stockholders of both companies.

Upon completion of the merger, Zhone stockholders will be entitled to receive a certain number of shares of Tellium common stock for each share of Zhone common stock owned as of the effective time of the merger. The number of shares of Tellium common stock to be issued with respect to each share of Zhone common stock will be determined by a formula described in the merger agreement and this joint proxy statement/prospectus. The formula will result in the holders of Zhone’s outstanding stock, options and warrants receiving 60% of the shares of the combined company on a fully converted basis and the holders of Tellium’s outstanding stock, options and warrants retaining 40% of the combined company.

Based on the capitalization of Tellium and Zhone as of the date of this joint proxy statement/prospectus, we estimate that the exchange ratio will be approximately 1.88, which means that each share of Zhone common stock will convert, at the time of the merger, into 1.88 shares of Tellium common stock. The exchange ratio will be adjusted proportionately in the event that a reverse split of Tellium’s common stock, approved by Tellium’s stockholders at its last annual meeting of stockholders, is implemented by Tellium’s board of directors prior to the merger. We expect that a reverse split of Tellium’s common stock will be implemented prior to the merger according to a ratio between (and including) one-for-ten and one-for-four.

All shares of Zhone preferred stock will be converted into shares of Zhone common stock immediately prior to the merger on a one for one basis. Accordingly, Zhone preferred stockholders and Zhone common stockholders will receive the same per share consideration in the merger. Stockholders of Tellium will continue to own their existing shares.

Based on the estimated exchange ratio of approximately 1.88, we estimate that, on a pre-reverse split basis, Tellium will issue approximately 185,600,965 shares of Tellium common stock in the merger and reserve an additional approximately 11,051,073 shares of Tellium common stock for future issuance in connection with Tellium’s assumption of Zhone’s outstanding options and warrants (including out-of-the-money options and warrants).

Tellium’s common stock is traded on the Nasdaq SmallCap Market under the trading symbol “TELM.” On October 10, 2003, the last sale price of Tellium’s common stock was $1.33 per share, as reported on the Nasdaq SmallCap Market.

Following the merger, the combined company will be named Zhone Technologies, Inc., and it is anticipated that the combined company will trade on Nasdaq under the ticker symbol “ZHNE.” Since Nasdaq has deemed the merger a reverse merger of Tellium, Tellium has submitted an initial listing application and must satisfy Nasdaq’s initial listing criteria.

The merger cannot be completed unless Tellium’s stockholders approve the issuance of shares of Tellium common stock pursuant to the merger agreement and Zhone’s stockholders adopt the merger agreement. The obligations of Tellium and Zhone to complete the merger are also subject to the satisfaction or waiver of several conditions. More information about Tellium, Zhone and the merger is contained in this joint proxy statement/prospectus. We encourage you to read this joint proxy statement/prospectus, including the section entitled “ Risk Factors” beginning on page 20, before voting.

The board of directors of Tellium has unanimously approved the merger agreement and the issuance of shares of Tellium common stock pursuant to the merger agreement. The board of directors of Zhone has approved the merger agreement. Tellium’s board of directors unanimously recommends that Tellium stockholders vote “FOR” the proposal to issue shares of Tellium’s common stock pursuant to the merger agreement. Zhone’s board of directors unanimously recommends that Zhone stockholders vote “FOR” the proposal to adopt the merger agreement.

Tellium and Zhone have each scheduled a stockholders meeting in connection with the respective votes required. Your vote is very important. Whether or not you plan to attend your respective company’s stockholders meeting, please take the time to vote by marking your votes on the enclosed proxy card, signing and dating the proxy card, and returning it to your respective company in the enclosed envelope.

Sincerely,	Sincerely,
Morteza Ejabat
Harry J. Carr
Chairman of the Board of Directors and Chief Executive Officer	Chairman of the Board of Directors and Chief Executive Officer
Tellium, Inc.	Zhone Technologies, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense. This joint proxy statement/prospectus is dated October 15, 2003, and is first being mailed to Tellium and Zhone stockholders on or about October 15, 2003.

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about Tellium from other documents that are not included in or delivered with this joint proxy statement/prospectus. For a listing of the documents incorporated by reference into this joint proxy statement/prospectus, please see the section entitled “Where You Can Find More Information.”

Tellium will provide you with copies of the information relating to Tellium, without charge, upon written or oral request to:

Tellium, Inc.

2 Crescent Place

Oceanport, New Jersey 07757

(732) 923-4100

Attention: Investor Relations

In order for you to receive timely delivery of the documents in advance of the Tellium or Zhone stockholder meetings, Tellium should receive your request no later than November 5, 2003.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER 13, 2003

To the Stockholders of Tellium, Inc.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Tellium, Inc. will be held at Tellium’s principal offices at 2 Crescent Place, Oceanport, New Jersey 07757 on November 13, 2003 at 10:00 a.m., local time, for the following purposes:

1.	to approve the issuance of Tellium common stock pursuant to the Agreement and Plan of Merger, dated as of July 27, 2003, by and among Tellium, Inc., Zebra Acquisition Corp., a wholly owned subsidiary of Tellium, and Zhone Technologies, Inc.; and

2.	to transact such other business as may properly come before the special meeting or any adjournment or postponement of the meeting, including, if submitted to a vote of our stockholders, a motion to adjourn or postpone the meeting to another time and/or place for the purpose of soliciting additional proxies or satisfying the conditions to closing the merger.

Please refer to the attached joint proxy statement/prospectus, which forms a part of this notice and is incorporated herein by reference, for further information with respect to the business to be transacted at the special meeting.

Stockholders of record at the close of business on September 25, 2003 which we refer to as the record date, are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting. Certain directors and executive officers of Tellium and their affiliates owning Tellium common stock, representing approximately 8% of the shares of Tellium common stock outstanding as of the record date, have agreed to vote their shares in favor of the proposal to issue Tellium common stock in the merger.

The board of directors of Tellium unanimously recommends that you vote “FOR” the proposal to issue Tellium common stock in the merger.

The presence, in person or by proxy, of a majority of the outstanding shares of Tellium common stock entitled to vote will be required to establish a quorum at the Tellium special meeting. The approval of the issuance of Tellium common stock in the merger requires the affirmative vote of a majority of the votes cast at the meeting (a quorum being present).

Your vote is important. Please sign, date and return the enclosed proxy card as soon as possible to make sure that your shares are represented at the special meeting. To do so, you may complete and return the enclosed proxy card. Alternatively, you may use the toll-free telephone number shown on the proxy card to vote by telephone or visit the web site noted on the proxy card to vote over the Internet. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. If you are a stockholder of record of Tellium common stock, you also may cast your vote in person at the special meeting.

By order of the Board of Directors,

Michael J. Losch

Chief Financial Officer, Secretary and Treasurer

October 15, 2003

Please note that attendance at the special meeting will be limited to stockholders of Tellium as of the record date, or their authorized representatives, and guests of Tellium.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER 13, 2003

To the Stockholders of Zhone Technologies, Inc.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Zhone Technologies, Inc. will be held at Zhone’s principal offices at 7001 Oakport Street, Oakland, California 94621 on November 13, 2003 at 8:00 a.m., local time, for the following purposes:

1.	to adopt the Agreement and Plan of Merger, dated as of July 27, 2003, by and among Tellium, Inc., Zebra Acquisition Corp., which is a wholly owned subsidiary of Tellium, and Zhone Technologies, Inc.; and

2.	to transact such other business as may properly come before the special meeting by or at the direction of the board of directors of Zhone or any adjournment or postponement of the meeting, including, if submitted to a vote of our stockholders, a motion to adjourn or postpone the meeting to another time and/or place for the purpose of soliciting additional proxies or satisfying the conditions to closing the merger.

Please refer to the attached joint proxy statement/prospectus, which forms a part of this notice and is incorporated herein by reference, for further information with respect to the business to be transacted at the special meeting.

Stockholders of record at the close of business on September 25, 2003 which we refer to as the record date, are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting. Certain stockholders, directors and executive officers of Zhone owning Zhone common stock and preferred stock, representing approximately 69% of the voting power of the Zhone common stock and preferred stock voting together on an as-converted basis and approximately 68% of the voting power of the Zhone preferred stock (with all series of Zhone preferred stock voting together on an as-converted basis) outstanding as of the record date, have agreed to vote their shares in favor of the proposal to adopt the merger agreement. Because of this voting control, these entities, acting together, can cause the approval of the proposal to adopt the merger agreement without the affirmative vote of any other stockholder of Zhone.

The board of directors of Zhone unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement.

The presence, in person or by proxy, of a majority of the outstanding shares of Zhone common stock and preferred stock entitled to vote will be required to establish a quorum at the Zhone special meeting. The affirmative vote of a majority of the outstanding shares of Zhone common stock and preferred stock voting together on an as-converted basis and a majority of the outstanding shares of Zhone preferred stock (with all series of Zhone preferred stock voting together on an as-converted basis) is required to adopt the merger agreement.

Your vote is important. Please sign, date and return the enclosed proxy card as soon as possible to make sure that your shares are represented at the special meeting. To do so, you may complete and return the enclosed proxy card. If you are a stockholder of record of Zhone common stock or preferred stock, you also may cast your vote in person at the special meeting. If you do not vote, it will have the same effect as voting against the proposal to adopt the merger agreement.

Please do not send any certificates representing your Zhone common stock or preferred stock at this time.

By order of the Board of Directors,

Kirk Misaka

Chief Financial Officer and Secretary

October 15, 2003

Please note that attendance at the special meeting will be limited to stockholders of Zhone as of the record date, or their authorized representatives, and guests of Zhone.

i

ii

Annex A	Agreement and Plan of Merger
Annex B	Voting Agreement with Tellium Stockholders
Annex C	Voting Agreement with Zhone Stockholders
Annex D	Opinion of Morgan Stanley & Co. Incorporated
Annex E	Opinion of Credit Suisse First Boston LLC
Annex F	Section 262 of the Delaware General Corporation Law
Annex G	Chapter 13 of the California General Corporation Law

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	Tellium and Zhone have agreed to combine pursuant to the terms of a merger agreement that is described in this joint proxy statement/prospectus. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

In order to complete the merger, Tellium stockholders must vote to approve the issuance of shares of Tellium common stock in connection with the merger and Zhone stockholders must vote to adopt the merger agreement.

Tellium and Zhone will hold separate meetings of their respective stockholders to obtain these approvals. This joint proxy statement/prospectus contains important information about the merger and the special meetings of the respective stockholders of each of Tellium and Zhone, and you should read it carefully. The enclosed voting materials allow you to vote your shares without attending your special meeting.

Your vote is important. We encourage you to vote as soon as possible.

Q:	Why are Tellium and Zhone proposing the merger?

A:	Tellium and Zhone believe the merger will provide substantial strategic and financial benefits to the stockholders of both companies. Tellium and Zhone believe the combination will position the combined company as a leading provider of access, metro and core optical solutions to the global telecommunications industry. In addition, Tellium and Zhone believe the combined company will benefit from a strong balance sheet and a customer base that includes some of the world’s largest telecommunications carriers. To review the reasons for the merger in greater detail, please see “The Merger—Reasons for the Merger—Tellium” and “The Merger—Reasons for the Merger—Zhone.”

Q:	What will happen in the merger?

A:	The businesses of Tellium and Zhone will be combined in a stock-for-stock transaction. At the closing, Zebra Acquisition Corp., a newly formed, wholly owned subsidiary of Tellium will merge with Zhone, with Zhone surviving the merger as a wholly owned subsidiary of Tellium. In exchange for their shares of Zhone stock, the former stockholders of Zhone will receive shares of Tellium common stock.

Immediately after the merger described above, Tellium will effect a second merger with a newly formed, wholly owned subsidiary, which will merge with and into Tellium and, as a result, Tellium will be re-named Zhone Technologies, Inc., which may be referred to in this joint proxy/statement prospectus as the “combined company.” We anticipate that the combined company will trade on Nasdaq under the ticker symbol “ZHNE.”

Q:	What will I receive for my shares of Zhone stock?

A:	Upon completion of the merger of Zebra Acquisition Corp. with and into Zhone, Zhone stockholders will be entitled to receive a certain number of shares of Tellium common stock for each share of Zhone common stock owned as of the effective time of the merger. The number of shares of Tellium common stock to be issued with respect to each share of Zhone common stock will be determined by a formula described in the merger agreement and this joint proxy statement/prospectus. The formula will result in the holders of Zhone’s outstanding stock, options and warrants receiving 60% of the shares of the combined company on a fully converted basis and the holders of Tellium’s outstanding stock, options and warrants retaining 40% of the combined company.

Based on the capitalization of Tellium and Zhone as of the date of this joint proxy statement/prospectus, Tellium and Zhone estimate that the exchange ratio will be approximately 1.88, which means that each share of Zhone common stock will convert, at the time of the merger, into 1.88 shares of Tellium common stock. The exchange ratio will be adjusted proportionately in the event that a reverse split of Tellium’s common stock, approved by Tellium’s stockholders at its last annual meeting of stockholders, is implemented by Tellium’s board of directors prior to the merger. Tellium and Zhone expect that a reverse split of Tellium’s common stock will be implemented prior to the merger according to a ratio between (and including) one-for-ten and one-for-four.

As a condition to the consummation of the merger, all shares of Zhone preferred stock will be converted into shares of Zhone common stock immediately prior to the merger on a one for one basis. Accordingly, Zhone preferred stockholders and Zhone common stockholders will receive the same per share consideration in the merger.

The final exchange ratio will be calculated based on the total number of fully converted shares outstanding for Tellium and Zhone immediately prior to the merger. Zhone stockholders will receive cash in lieu of any fractional shares of Tellium common stock. Please see “The Merger Agreement—The Merger Consideration and Conversion of Securities.”

Based on the estimated exchange ratio of approximately 1.88, Tellium and Zhone estimate that, on a pre-reverse split basis, Tellium will issue approximately 185,600,965 shares of Tellium common stock in the merger and reserve an additional approximately 11,051,073 shares of Tellium common stock for future issuance in connection with Tellium’s assumption of Zhone’s outstanding options and warrants (including out-of-the-money options and warrants).

Q:	When and where are the special meetings?

A:	The Tellium special meeting will take place at 2 Crescent Place, Oceanport, New Jersey 07757 on November 13, 2003 at 10:00 a.m., local time.

The Zhone special meeting will take place at 7001 Oakport Street, Oakland, California 94621 on November 13, 2003 at 8:00 a.m., local time.

Q:	What vote of Tellium stockholders is required to approve the issuance of shares of Tellium common stock pursuant to the merger agreement?

A:	Approval of the proposal to issue shares of Tellium common stock pursuant to the merger agreement requires the presence, in person or by proxy, of the holders of a majority of the shares outstanding as of the record date, and the affirmative vote of a majority of the total votes cast at the special meeting. Certain directors and executive officers of Tellium and their affiliates, representing approximately 8% of the shares of Tellium common stock outstanding as of the record date, have agreed to vote their shares in favor of the proposal to issue shares of Tellium common stock pursuant to the merger agreement.

Q:	What vote of Zhone stockholders is required to adopt the merger agreement?

A:	The affirmative vote of a majority of the outstanding shares of Zhone common stock and preferred stock voting together on an as-converted basis and a majority of the outstanding shares of Zhone preferred stock (with all series of Zhone preferred stock voting together on an as-converted basis) is required to adopt the merger agreement. Certain stockholders, directors and executive officers of Zhone owning Zhone common stock and preferred stock, representing approximately 69% of the voting power of the Zhone common stock and preferred stock voting together on an as-converted basis and approximately 68% of the voting power of the Zhone preferred stock (with all series of Zhone preferred stock voting together on an as-converted basis) outstanding as of the record date, have agreed to vote their shares in favor of the proposal to adopt the merger agreement. Because of this voting control, these entities, acting together, can cause the approval of the proposal to adopt the merger agreement without the affirmative vote of any other stockholder of Zhone.

Q:	How does my company’s board of directors recommend I vote?

A:	The Tellium board of directors unanimously recommends that Tellium stockholders vote “FOR” the proposal to approve the issuance of shares of Tellium common stock to the Zhone stockholders in the merger. For a more complete description of the recommendation of the Tellium board of directors, see “The Merger—Reasons for the Merger—Tellium.”

The Zhone board of directors unanimously recommends that Zhone stockholders vote “FOR” the proposal to adopt the merger agreement. For a more complete description of the recommendation of the Zhone board of directors, see “The Merger—Reasons for the Merger—Zhone.”

Q:	What do I do now?

A:	Carefully read and consider the information contained in this joint proxy statement/prospectus, including its appendices. There are several ways your shares can be represented at your stockholder meeting. You can attend your stockholder meeting in person or you can indicate on the enclosed proxy card how you want to vote and return it in the accompanying pre-addressed postage paid envelope. Alternatively, you may vote by telephone or electronically over the Internet if you are a Tellium stockholder. If you sign and send in your proxy but do not indicate how you want to vote, your proxy will be counted as a vote in favor of the proposals.

Q:	How do I cast my vote?

A:	If you are a holder of record, you may vote in person at your special meeting or by submitting a proxy for your special meeting. You can submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. Alternatively, you may vote by telephone using the toll-free telephone number shown on the proxy card or visit the web site noted on the proxy card to vote over the Internet if you are a Tellium stockholder.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares?

A:	If you hold your shares in a stock brokerage account or if your shares are held by a bank or nominee (i.e., in street name), you must provide the record holder of your shares with instructions on how to vote your shares. Please refer to the voting instruction card used by your broker or nominee to see if you may submit voting instructions by telephone.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. You can change your vote at any time before your proxy is voted at your stockholders meeting. You can do this in one of three ways: (1) you can send a signed notice of revocation; (2) you can grant a new, valid proxy; or (3) if you are a holder of record, you can attend your stockholders meeting and vote in person; however, your attendance alone will not revoke your proxy. If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to the Secretary of Tellium or Zhone, as appropriate, before the applicable stockholders meeting. However, if your shares are held in a street name account at a brokerage firm or bank, you should contact your brokerage firm or bank to change your vote. If you would like more information and you are a Tellium stockholder, please see “The Tellium Special Meeting—Voting; Proxies; Revocation.” If you would like additional information and you are a Zhone stockholder, please see “The Zhone Special Meeting—Voting; Proxies; Revocation.”

Q:	What will happen if I abstain from voting or fail to vote?

A:	In the case of Tellium stockholders, the failure to cast your vote will not have any impact on the proposal to issue shares of Tellium common stock in connection with the merger. Abstentions will count toward the presence of a quorum, but will not be considered votes cast and will therefore have no impact on the proposal to issue shares of Tellium common stock in connection with the merger. In the case of Zhone stockholders, the failure to cast your vote will have the same effect as voting against the proposal to adopt the merger agreement.

Q:	Should I send in my Zhone stock certificates now?

A:	No. After the merger is completed, you will receive written instructions from the exchange agent on how to exchange your Zhone stock certificates for Tellium stock certificates. Please do not send in your Zhone stock certificates with your proxy.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your Tellium shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. In addition, if you are a stockholder of Tellium and a stockholder of Zhone, you will receive one or more separate proxy cards or voting instruction cards for each company. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:	When do you expect the merger to be completed?

A:	Tellium and Zhone are working to complete the merger as quickly as practicable. Tellium and Zhone currently expect to complete the merger on or about November 13, 2003. However, we cannot predict the exact timing of the merger.

Q:	Are Zhone’s stockholders entitled to appraisal rights?

A:	Yes. Holders of Zhone’s stock are entitled to appraisal rights under the Delaware General Corporation Law and dissenters’ rights under the California General Corporation Law in connection with the merger, except to the extent that a court or applicable legal authority rules otherwise. Please see the section entitled “Appraisal Rights” for a discussion of appraisal and dissenters’ rights.

Q:	What are the expected United States federal income tax consequences of the transaction?

A:	It is expected that the merger will be treated as a reorganization for U.S. federal income tax purposes, and Zhone’s obligation to complete the merger is conditioned on the receipt of a tax opinion from its counsel, dated as of the closing date, that the merger will be so treated. Assuming that the merger is treated as a reorganization, then, in general, Zhone stockholders who exchange their Zhone stock solely for Tellium common stock in the merger will not recognize gain or loss for U.S. federal income tax purposes as a result of the merger, except that Zhone stockholders will recognize gain or loss with respect to any cash they receive in lieu of fractional shares of Tellium common stock upon completion of the merger. Tax matters are very complicated, and the tax consequences of the merger to each Zhone stockholder will depend on each Zhone stockholder’s particular tax situation. Each Zhone stockholder is urged to read carefully the discussion in the section entitled “The Merger—Material United States Federal Income Tax Consequences of the Merger” and to consult its tax advisors regarding the specific tax consequences of the merger.

Q:	Who can help answer my questions?

A:	Tellium stockholders who have any questions about the merger or how to submit a proxy, or who need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or voting instructions, should contact: Jenniffer Collins, Tellium, Inc., 2 Crescent Place, Oceanport, New Jersey 07757, Telephone: (732) 923-4100 or Email: investor@tellium.com.

Zhone stockholders who have any questions about the merger or how to submit a proxy, or who need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or voting instructions, should contact: Christen Chesel, Zhone Technologies, Inc., 7001 Oakport Street, Oakland, California 94621, Telephone: (510) 777-7013 or Email: investor-relations@zhone.com.

SUMMARY

The following is a summary of information contained in this joint proxy statement/prospectus. This summary may not contain all of the information about the merger that is important to you. For a more complete description of the merger, Tellium and Zhone encourage you to read carefully this entire joint proxy statement/prospectus, including the attached annexes. In addition, Tellium and Zhone encourage you to read the information incorporated by reference into this joint proxy statement/prospectus, which includes important business and financial information about Tellium that it has filed with the Securities and Exchange Commission, or the SEC. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information.”

The Companies

Tellium, Inc.

2 Crescent Place

Oceanport, New Jersey 07757

(732) 923-4100

Tellium designs, develops and markets high-speed, high-capacity, intelligent optical switching solutions that enable network service providers to quickly and cost-effectively deliver new high-speed services. Intelligent optical switches are products that are installed in telecommunications networks to manage the flow of optical signals, which are beams of light transmitted over fiber optic cables.

Tellium’s products include highly reliable hardware, standards-based operating software and integrated network planning, and network management tools designed to deliver intelligent optical switching for public telecommunications networks. They are specifically designed to manage very high-speed optical signals and can be easily expanded, enabling service providers to grow and manage their networks quickly and efficiently to keep pace with dynamic requirements of data services. Tellium has designed its products to be cost-effective for service providers when they are expanding and enhancing the capabilities of their existing networks or building out new ones. Tellium’s optical switches operate with existing optical networking equipment to support the transition from older networks to advanced, intelligent optical networks without service disruption. This capability protects service providers’ prior investment in fiber optics and transmission equipment. Tellium’s optical switches are easily upgraded, providing its customers with the ability to adopt new technologies and features without the need to replace Tellium’s equipment.

Zhone Technologies, Inc.

7001 Oakport Street

Oakland, California 94621

(510) 777-7000

Zhone designs, develops and markets telecommunications hardware and software that simplify today’s telecommunications networks. Zhone’s products, which address the connection between network service providers and their subscribers, or the local access network, allow network service providers to combine voice, data, video, entertainment and management services over their existing copper-wire infrastructure. Also, Zhone’s products enable network service providers to transition to a fiber infrastructure while continuing to operate their current copper infrastructure. In addition, Zhone’s products allow network service providers to add new subscriber services more quickly than is possible with conventional copper access solutions.

Zhone is the first company dedicated solely to developing the full spectrum of next-generation access network solutions. Zhone’s products are based upon its Single Line Multi Service, or SLMS, architecture. This new approach was specifically developed to address the unmet challenges of delivering standards-based voice, data and video solutions. SLMS provides carriers with flexibility and investment protection by supporting the most widely accepted media and technology protocols. Zhone’s products enable network service providers to use their existing networks to deliver voice, data, video and entertainment services to their customers. Zhone has designed its products to interoperate with different types of wiring and equipment already deployed in service providers’ networks.

The Merger

Tellium and Zhone have agreed to the combination of Tellium and Zhone under the terms of the merger agreement described in this joint proxy statement/prospectus. We have attached the merger agreement as Annex A to this joint proxy statement/prospectus. We encourage you to read the merger agreement in its entirety.

Under the terms of the merger agreement, Zebra Acquisition Corp., a newly formed, wholly owned subsidiary of Tellium, will merge with and into Zhone and the separate corporate existence of Zebra Acquisition Corp. will cease. Zhone will be the surviving corporation in the merger and will continue as a wholly owned subsidiary of Tellium under the name ZTI Merger Subsidiary III, Inc.

Upon completion of the merger, Zhone stockholders will be entitled to receive a certain number of shares of Tellium common stock for each share of Zhone common stock owned as of the effective time of the merger. The number of shares of Tellium common stock to be issued with respect to each share of Zhone common stock will be determined by a formula described in the merger agreement and this joint proxy statement/prospectus.

Based on the capitalization of Tellium and Zhone as of the date of this joint proxy statement/prospectus, we estimate that the exchange ratio will be approximately 1.88, which means that each share of Zhone common stock will convert, at the time of the merger, into 1.88 shares of Tellium common stock. The exchange ratio will be adjusted proportionately in the event that a reverse split of Tellium’s common stock, approved by Tellium’s stockholders at its last annual meeting of stockholders, is implemented by Tellium’s board of directors prior to the merger. We expect that a reverse split of Tellium’s common stock will be implemented prior to the merger according to a ratio between (and including) one-for-ten and one-for-four.

All shares of Zhone preferred stock will be converted into shares of Zhone common stock immediately prior to the merger on a one for one basis. Accordingly, Zhone preferred stockholders and Zhone common stockholders will receive the same per share consideration in the merger. Stockholders of Tellium will continue to own their existing shares.

Immediately after the merger described above, Tellium will effect a second merger with a newly formed, wholly owned subsidiary, which will merge with and into Tellium and, as a result, Tellium will be re-named Zhone Technologies, Inc. This second merger does not require stockholder approval.

Recommendations of the Boards of Directors

Tellium’s board of directors unanimously approved the merger and unanimously recommends that Tellium stockholders vote “FOR” the proposal to issue Tellium common stock pursuant to the merger agreement.

Zhone’s board of directors approved the merger and unanimously recommends that Zhone stockholders vote “FOR” the proposal to adopt the merger agreement.

Stockholders Entitled to Vote; Vote Required in Connection with the Merger Proposals

You can vote at the Tellium special meeting if you owned Tellium common stock at the close of business on September 25, 2003, the record date for the Tellium special meeting. On that date, there were 116,893,020 shares of Tellium common stock outstanding and entitled to vote. You can cast one vote for each share of Tellium common stock that you owned on that date. Approval of the proposal to issue shares of Tellium common stock pursuant to the merger agreement requires the affirmative vote of a majority of the total votes cast at the special meeting by holders of Tellium’s common stock outstanding as of the record date (a quorum being present). As of the record date, Tellium’s executive officers, directors and entities affiliated with them owned, in the aggregate, approximately 8% of Tellium’s outstanding common stock.

You can vote at the Zhone special meeting if you owned Zhone common stock or preferred stock at the close of business on September 25, 2003, the record date for the Zhone special meeting. On that date, there were 15,744,078 shares of Zhone common stock outstanding and entitled to vote, 62,500,000 shares of Series AA preferred stock outstanding and entitled to vote and 20,469,338 shares of Series B preferred stock outstanding and entitled to vote. Each share of Zhone common stock, Series AA preferred stock and Series B preferred stock is entitled to one vote.

The affirmative vote of a majority of the outstanding shares of Zhone common stock and preferred stock voting together on an as-converted basis and a majority of the outstanding shares of Zhone preferred stock (with all series of Zhone preferred stock voting together on an as-converted basis) is required to adopt the merger agreement. As of the record date, Zhone’s executive officers, directors and entities affiliated with them owned, in the aggregate, approximately 76% of Zhone’s outstanding common stock and approximately 68% of Zhone’s outstanding preferred stock.

Voting Agreements

Zhone has entered into a voting agreement with certain directors and executive officers of Tellium and their affiliates owning Tellium common stock representing approximately 8% of the shares of Tellium common stock outstanding as of the record date, pursuant to which these stockholders have agreed to vote their shares in favor of the proposal to issue Tellium common stock pursuant to the merger agreement. This voting agreement is attached to this joint proxy statement/prospectus as Annex B.

Tellium and Zebra Acquisition Corp. have entered into a voting agreement with certain significant stockholders, directors and executive officers of Zhone owning Zhone common stock and preferred stock representing approximately 69% of the voting power of the Zhone common stock and preferred stock voting together on an as-converted basis and approximately 68% of the voting power of the Zhone preferred stock (with all series of Zhone preferred stock voting together on an as-converted basis) outstanding as of the record date, pursuant to which these stockholders have agreed (1) to vote their shares in favor of the proposal to adopt the merger agreement and (2) for a period of 180 days following the merger, not to transfer any Tellium common stock received by such stockholder in the merger or publicly announce an intention to effect any such transfer, subject to certain permitted exceptions as described in “Voting Agreements—Zhone Stockholders.” Because of this voting control, these entities, acting together, can cause the approval of the proposal to adopt the merger agreement without the affirmative vote of any other stockholder of Zhone. This voting agreement is attached to this joint proxy statement/prospectus as Annex C.

Opinion of Morgan Stanley to Tellium

On July 25, 2003, Morgan Stanley & Co. Incorporated delivered its oral opinion, subsequently confirmed in writing, to the Tellium board of directors that, as of such date and based upon and subject to the various considerations set forth in its opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of shares of Tellium common stock. Morgan Stanley provided its opinion to the Tellium board of directors in connection with the board’s consideration of the merger. The Morgan Stanley opinion is not a recommendation as to how any Tellium stockholder should vote with respect to the proposal to approve the issuance of shares of Tellium common stock in connection with the merger.

The full text of the written opinion of Morgan Stanley, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with its opinion, is attached to this joint proxy statement/prospectus as Annex D. Stockholders of Tellium are urged to read the opinion carefully and in its entirety.

Opinion of Credit Suisse First Boston LLC to Zhone

On July 25, 2003, Credit Suisse First Boston rendered its oral opinion to the Zhone board of directors, subsequently confirmed in writing on July 27, 2003, that, as of the date of its opinion and based upon and subject to the various considerations set forth in the Credit Suisse First Boston opinion, the exchange ratio was fair, from a financial point of view, to holders of Zhone common stock (assuming conversion of shares of Zhone preferred stock into shares of Zhone common stock as contemplated in the merger agreement), other than affiliates of Zhone. The full text of the Credit Suisse First Boston opinion, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Credit Suisse First Boston in rendering its opinion, is attached as Annex E to this joint proxy statement/prospectus. Zhone stockholders are urged to, and should, read the Credit Suisse First Boston opinion carefully and in its entirety. The Credit Suisse First Boston opinion addresses only the fairness, from a financial point of view, of the exchange ratio to holders of Zhone common stock (assuming conversion of shares of Zhone preferred stock into shares of Zhone common stock as contemplated in the merger agreement), other than affiliates of Zhone, as of the date of the Credit Suisse First Boston opinion, and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the merger. In addition, the Credit Suisse First Boston opinion does not constitute a recommendation to any holder of Zhone preferred stock as to whether such stockholder should convert its ownership of Zhone preferred stock into Zhone common stock in connection with the merger.

Ownership of the Combined Company after the Merger

Upon completion of the merger, Zhone stockholders will be entitled to receive a certain number of shares of Tellium common stock for each share of Zhone common stock owned as of the effective time of the merger. The number of shares of Tellium common stock to be issued with respect to each share of Zhone common stock will be determined by a formula described in the merger agreement and this joint proxy statement/prospectus. The formula will result in the holders of Zhone’s outstanding stock, options and warrants receiving 60% of the shares of the combined company on a fully converted basis and the holders of Tellium’s outstanding stock, options and warrants retaining 40% of the combined company.

Interests of Directors and Executive Officers of Tellium in the Merger

In considering the recommendation of the Tellium board of directors that Tellium stockholders vote in favor of the issuance of Tellium common stock pursuant to the merger agreement, Tellium stockholders should be aware that some Tellium directors and executive officers may have interests in the merger that may be different from, or in addition to, their interests as stockholders of Tellium. These include interests and potential claims arising under:

•	restricted stock agreements between Tellium and Harry J. Carr, Krishna Bala and Michael J. Losch;

•	stock option agreements between Tellium and Gerald Gorman and Kathleen A. Perone;

•	the employment agreement between Tellium and Mr. Carr;

•	the proposed Tellium severance plan under which Messrs. Bala and Losch and William J. Proetta, Tellium’s President and Chief Operating Officer, are expected to be entitled to benefits;

•	the repurchase agreements signed in July 2002, which Tellium believes are void and unenforceable;

•	potential compensation arrangements that the combined company may offer to Messrs. Carr, Bala and Losch after the merger;

•	Tellium’s directors’ and officers’ insurance coverage and indemnification arrangements; and

•	the retention of two Tellium directors to serve on the board of directors of the combined company.

The Tellium board of directors was aware of these interests during its deliberations of the merits of the merger and in determining to recommend to Tellium stockholders that they vote for the proposal to issue Tellium common stock pursuant to the merger agreement. See “The Merger—Interests of Directors and Executive Officers of Tellium in the Merger.”

Interests of Directors and Executive Officers of Zhone in the Merger

In considering the recommendation of the Zhone board of directors that Zhone stockholders vote in favor of adoption of the merger agreement, Zhone stockholders should be aware that some Zhone directors and executive officers may have interests in the merger that may be different from, or in addition to, their interests as stockholders of Zhone. These include interests arising under:

•	the retention of seven Zhone directors to serve on the board of directors of the combined company;

•	the retention of the officers of Zhone to serve as officers of the combined company;

•	the employment agreements between Zhone and Morteza Ejabat and Jeanette Symons; and

•	the restated rights agreement between Zhone and Mr. Ejabat, Ms. Symons, Robert K. Dahl and Zhone’s preferred stockholders.

The Zhone board of directors was aware of these interests during its deliberations of the merits of the merger and in determining to recommend to Zhone stockholders that they vote for the proposal to adopt the merger agreement. See “The Merger—Interests of Directors and Executive Officers of Zhone in the Merger.”

Listing of Tellium Common Stock and Deregistration of Zhone Common Stock

Tellium’s common stock is currently traded on the Nasdaq SmallCap Market under the symbol “TELM.” It is a condition to the consummation of the merger that the shares of Tellium common stock issuable in the merger be approved for listing on the Nasdaq National Market or the Nasdaq SmallCap Market.

On September 11, 2003, The Nasdaq Stock Market notified Tellium that the proposed merger between Tellium and Zhone would result in a reverse merger of Tellium. As a result, Tellium has submitted an initial listing application and must satisfy all of the initial Nasdaq National Market or Nasdaq SmallCap Market inclusion criteria, including a minimum bid price of $5 or $4 per share, respectively. On October 10, 2003, the last sale price of Tellium’s common stock was $1.33 per share.

In order to meet the listing requirements of the Nasdaq National Market or the Nasdaq SmallCap Market, Tellium has agreed to effect a reverse stock split with respect to the Tellium common stock, if necessary, according to a ratio between (and including) one-for-ten and one-for-four. Tellium’s stockholders have previously approved a reverse stock split of Tellium’s common stock within such range. Tellium and Zhone expect that a reverse stock split will be implemented prior to the merger with the exact ratio of the reverse stock split, between the ranges described above, to be agreed to by Tellium and Zhone.

If the merger is completed, Zhone common stock will be deregistered under the Securities Exchange Act of 1934, as amended, and Zhone will no longer file periodic reports with the SEC.

Appraisal Rights

Tellium stockholders are not entitled to dissenters’ or appraisal rights in connection with the merger.

Holders of Zhone common stock and preferred stock will be permitted to exercise appraisal rights under the Delaware General Corporation Law and dissenters’ rights under the California General Corporation Law in connection with the merger, except to the extent that a court or applicable legal authority rules otherwise. However, it is a condition to Tellium’s obligation to consummate the merger that holders of less than 10% of the outstanding shares of Zhone common stock (on an as-converted basis) have perfected appraisal rights under the Delaware General Corporation Law or the California General Corporation Law. See “Appraisal Rights.”

Conditions to Completion of the Merger

In order to complete the merger, Tellium and Zhone must satisfy a number of conditions, including, but not limited to, the following:

•	the registration statement covering the issuance of shares of Tellium common stock to be issued pursuant to the merger agreement, of which this joint proxy statement/prospectus forms a part, must have been declared effective by the SEC and not be subject to any stop order;

•	any applicable waiting periods, including any extensions, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or HSR Act, have expired or been terminated.

On August 25, 2003, we received notice from the Federal Trade Commission that we received early termination of the applicable waiting periods under the HSR Act;

•	Tellium’s stockholders must approve the proposal to issue Tellium common stock pursuant to the merger agreement;

•	Zhone’s stockholders must approve the proposal to adopt the merger agreement;

•	the shares of Tellium common stock issuable in the merger must be approved for listing on the Nasdaq National Market or the Nasdaq SmallCap Market;

•	since the date of the merger agreement, no event must have occurred that has a material adverse effect on Zhone or Tellium;

•	all outstanding shares of Zhone preferred stock must have been converted into Zhone common stock at a ratio of one share of Zhone common stock for each share of Zhone preferred stock;

•	holders of less than 10% of the outstanding shares of Zhone common stock (on an as-converted basis) shall have perfected appraisal rights under the Delaware General Corporation Law or the California General Corporation Law; and

•	Zhone shall have received a tax opinion from its counsel, dated as of the closing date, that the merger will be treated as a reorganization for U.S. federal income tax purposes.

No Solicitation by Tellium or Zhone

The merger agreement contains detailed provisions restricting Tellium and Zhone from seeking an alternative transaction with another party. These “no solicitation” provisions prohibit Tellium and Zhone, as well as each of their subsidiaries and representatives, from taking any action to solicit an acquisition proposal from another party. The merger agreement does not, however, prohibit Tellium or Zhone, or its board of directors from considering, and potentially recommending, an unsolicited bona fide superior written proposal under limited circumstances.

Termination of the Merger Agreement

Tellium and Zhone can jointly agree to terminate the merger agreement at any given time. Either company may also terminate the merger agreement if the merger is not completed by March 31, 2004, subject to certain limitations, and under other circumstances described in this joint proxy statement/prospectus.

Termination Fees and Expenses

The merger agreement provides that, under specified circumstances, Tellium or Zhone may be required to pay the other party’s expenses related to the merger up to $1 million and a termination fee equal to $3 million less the amount of any payment for the other party’s expenses related to the merger.

Zhone Preferred Stock

Upon completion of the merger, each share of Zhone preferred stock issued and outstanding immediately prior to the effective time of the merger will automatically be converted into the right to receive a number of shares of Tellium common stock equal to the exchange ratio. The merger agreement also provides, as a condition to Tellium consummating the merger, that all shares of Zhone preferred stock will be converted into shares of Zhone common stock immediately prior to the effective time of the merger on a one for one basis. Accordingly, Zhone preferred stockholders and Zhone common stockholders will receive the same per share consideration in the merger.

Zhone Stock Options and Warrants

Upon completion of the merger, Tellium will assume all options to purchase Zhone common stock and all warrants to purchase Zhone common stock and Zhone preferred stock then outstanding under Zhone’s option agreements, stock option plans and warrant agreements. After the merger, each option and warrant will represent the right to purchase that number of shares of Tellium common stock equal to the number of shares of Zhone common stock covered by the option or Zhone common stock or preferred stock covered by the warrant, as applicable, immediately before the merger multiplied by the exchange ratio, rounded down to the nearest whole share. The exercise price per share of Tellium common stock subject to each option or warrant will equal the pre-conversion price per share of Zhone common stock subject to such option or the pre-conversion price of Zhone common stock or preferred stock subject to such warrant, as applicable, divided by the exchange ratio, rounded to the nearest whole cent.

Material United States Federal Income Tax Consequences of the Merger

It is expected that the merger will be treated as a reorganization for U.S. federal income tax purposes, and Zhone’s obligation to complete the merger is conditioned on the receipt of a tax opinion from its counsel, dated as of the closing date, that the merger will be so treated. Assuming that the merger is treated as a reorganization, then, in general, Zhone stockholders who exchange their Zhone stock solely for Tellium common stock in the merger will not recognize gain or loss for U.S. federal income tax purposes as a result of the merger, except that Zhone stockholders will recognize gain or loss with respect to any cash they receive in lieu of fractional shares of Tellium common stock upon completion of the merger.

Tax matters are very complicated, and the tax consequences of the merger to Zhone stockholders will depend on each Zhone stockholder’s particular tax situation. Each Zhone stockholder is urged to read carefully the discussion in the section entitled “The Merger—Material United States Federal Income Tax Consequences of the Merger” and to consult its tax advisors regarding the specific tax consequences of the merger.

Accounting Treatment

The merger will be accounted for as a “reverse acquisition” using the purchase method of accounting under generally accepted accounting principles. Although the merger is structured such that Zhone will become a wholly owned subsidiary of Tellium at closing, Zhone will be treated as the acquiring company for accounting purposes.

Regulatory Approvals

Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission, certain transactions, including the merger, may not be completed unless certain waiting period requirements have been satisfied. On August 25, 2003, we received notice from the Federal Trade Commission that we received early termination of the applicable waiting periods under the HSR Act. In addition, if the shares of Tellium common stock issued in the merger are not listed on the Nasdaq National Market at the time of issuance, they will be subject to qualification under California law. On September 15, 2003, we received notice from the California Corporations Commissioner that the shares are qualified for offer, sale and issuance under California law.

Under the merger agreement, both Tellium and Zhone have agreed to use their commercially reasonable best efforts to obtain all required governmental approvals and avoid any action or proceeding by a governmental entity in connection with the execution of the merger agreement and completion of the merger. Except as noted above with respect to the required filings under the HSR Act, qualification under California law and the filing of a certificate of merger in Delaware at or before the effective time of the merger, neither Tellium nor Zhone is aware of any material federal or state regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

Summary Historical Financial Data of Tellium

The following information is provided to aid you in your analysis of the financial aspects of the merger. This information was derived from the audited financial statements of Tellium for the years ended December 31, 1998 through December 31, 2002 and the unaudited financial statements of Tellium for the six months ended June 30, 2002 and June 30, 2003. This information is only a summary, and you should read it together with the historical financial statements and related notes contained in the annual and quarterly reports and other information filed by Tellium with the SEC and incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information.”

	Year Ended December 31,					Six Months Ended June 30,
	1998	1999	2000	2001	2002	2002	2003
	(in thousands, except per share data)
						(unaudited)
Statement of Operations Data:
Revenue	$1,364	$5,227	$15,605	$136,403	$61,973	$57,134	$20,255
Non-cash charges related to equity issuances	—	584	2,774	60,758	65,705	36,156	—

Revenue, net of non cash charges	1,364	4,643	12,831	75,645	(3,732)	20,978	20,255
Cost of revenue	1,260	3,890	15,731	87,347	76,908	57,098	15,209

Gross profit (loss)	104	753	(2,900)	(11,702)	(80,640)	(36,120)	5,046
Operating expenses:
Research and development	14,461	9,600	43,648	61,244	42,092	27,767	11,444
Sales and marketing	1,858	3,843	14,038	29,714	16,846	11,703	4,351
General and administrative	3,644	4,386	15,878	25,729	31,044	15,863	11,734
Amortization of intangible assets	—	—	8,037	31,667	7,069	6,796	—
Stock based compensation expense	924	2,772	32,864	59,948	108,572	23,012	21,624
Impairment of goodwill	—	—	—	—	58,434	58,434	—
Restructuring and impairment of long-lived assets	—	—	—	—	71,631	64,535	7,392

Total operating expense	20,887	20,601	114,465	208,302	335,688	208,110	56,545
Operating loss	(20,783)	(19,848)	(117,365)	(220,004)	(416,328)	(244,230)	(51,499)
Other income (expense), net	7	—	5	40	224	(4)	1,027
Interest income (expense), net	266	(162)	6,997	8,975	3,310	1,965	893

Net loss	$(20,510)	$(20,010)	$(110,363)	$(210,989)	$(412,794)	$(242,269)	$(49,579)

Basic and diluted net loss per share	$(13.56)	$(8.78)	$(13.96)	$(2.98)	$(4.00)	$(2.26)	$(0.50)
Weighted average shares outstanding used in computing basic and diluted net loss per share	1,512	2,279	7,906	70,887	103,072	107,421	99,680

	December 31,					June 30,
	1998	1999	2000	2001	2002	2002	2003
	(in thousands)
						(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$7,733	$45,239	$188,175	$218,708	$171,019	$206,135	$149,761
Working capital (deficit)	(3,120)	45,295	192,681	244,979	154,093	187,744	142,469
Total assets	10,781	53,234	546,298	553,839	228,354	329,314	203,701
Long term debt and obligations under capital leases, less current portion	9,465	1,339	2,701	708	592	629	14
Preferred stock	14,883	87,728	309,544	—	—	—	—
Total stockholders’ equity (deficit)	(24,741)	(40,054)	179,936	494,739	194,412	275,562	171,861

Summary Historical Financial Data of Zhone

The following information is provided to aid you in your analysis of the financial aspects of the merger. This information was derived from the audited financial statements of Zhone for the period from September 1, 1999 through December 31, 1999 and the years ended December 31, 2000 through December 31, 2002, the unaudited financial statements of Zhone for the six months ended June 30, 2002 and June 30, 2003 and the audited financial statements of Premisys Communications, Inc. (a wholly owned subsidiary of Zhone acquired in December 1999) for the years ended June 30, 1998 and 1999 and the period from July 1, 1999 through December 31, 1999. This information is only a summary, and you should read it together with the historical financial statements and related notes included in this joint proxy statement/prospectus.

The consolidated statements of operations data for periods prior to January 1, 2000 and the consolidated balance sheet data for periods prior to December 31, 1999 have been presented on the predecessor cost basis of Zhone. Zhone has determined that due to the application of purchase accounting, the accounts of Premisys prior to Zhone’s acquisition of Premisys effected December 22, 1999 are not comparable to Zhone’s.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Restatement” and Note 2 of Notes to Consolidated Financial Statements for more detailed information regarding the restatement of Zhone’s audited consolidated financial statements for the year ended December 31, 2002 and unaudited consolidated financial statements for the six months ended June 30, 2003.

	Premisys			Zhone
	Year Ended June 30,		Period from July 1, 1999 through December 31, 1999	Period from September 1, 1999 (inception) through December 31, 1999	Year Ended December 31,			Six Months Ended June 30,
	1998	1999			2000	2001	2002	2002	2003
							(As Restated)		(As Restated)
				(in thousands, except per share data)
								(unaudited)
Statement of Operations Data:
Net revenue	$102,298	$92,423	$29,903	$—	$80,756	$110,724	$112,737	$60,687	$37,609
Cost of revenue	35,586	36,660	18,935	—	59,384	106,006	69,689	37,407	20,610

Gross profit	66,712	55,763	10,968	—	21,372	4,718	43,048	23,280	16,999
Operating expenses:
Research and development	16,205	19,823	11,732	4,016	85,959	63,869	29,802	17,418	10,198
Sales and marketing	23,264	23,602	11,507	226	35,153	35,472	19,676	10,818	8,548
General and administrative	4,441	4,703	2,783	1,321	15,911	13,095	10,843	6,068	1,924
Purchased in-process research and development	4,431	—	—	21,320	439	11,983	59	—	—
Restructuring charges	—	—	—	—	—	5,115	4,531	4,532	—
Stock-based compensation	—	—	—	2,891	42,316	17,098	10,376	39	(1,430)
Amortization and impairment of intangible assets	—	—	—	147	38,082	88,834	15,995	8,099	3,836
Impairment of long-lived assets	—	—	—	—	—	—	50,759	—	—

Total operating expenses	48,341	48,128	26,022	29,921	217,860	235,466	142,041	46,974	23,076

Operating income (loss)	18,371	7,635	(15,054)	(29,921)	(196,488)	(230,748)	(98,993)	(23,694)	(6,077)
Interest expense and other income (expense), net	3,399	3,573	551	(104)	(1,849)	(12,627)	(9,434)	(4,099)	(1,085)

Income (loss) before income taxes	21,770	11,208	(14,503)	(30,025)	(198,337)	(243,375)	(108,427)	(27,793)	(7,162)
Income tax (benefit) provision	8,055	3,587	2,688	—	(1,866)	145	140	79	97

Net income (loss)	13,715	7,621	(17,191)	(30,025)	(196,471)	(243,520)	(108,567)	(27,872)	(7,259)
Accretion on preferred stock	—	$—	$—	$(195)	$(2,775)	$(3,325)	$(22,238)	$(1,812)	$(12,700)

Net income (loss) applicable to holders of common stock	$13,715	$7,621	$(17,191)	$(30,220)	$(199,246)	$(246,845)	$(130,805)	$(29,684)	$(19,959)

Basic net income (loss) per share applicable to holders of common stock	$0.54	$0.31	$(0.68)	$(4.03)	$(26.45)	$(28.14)	$(12.16)	$(3.22)	$(1.40)
Diluted net income (loss) per share applicable to holders of common stock	$0.50	$0.30	$(0.68)	$(4.03)	$(26.45)	$(28.14)	$(12.16)	$(3.22)	$(1.40)
Weighted average shares outstanding used to compute basic net income (loss) per share applicable to holders of common stock	25,569	24,600	25,367	7,500	7,533	8,773	10,759	9,218	14,259
Weighted average shares outstanding used to compute diluted net income (loss) per share applicable to holders of common stock	27,495	25,384	25,367	7,500	7,533	8,773	10,759	9,218	14,259

	Premisys		Zhone
	June 30,		December 31,				June 30,
	1998	1999	1999	2000	2001	2002	2002	2003
						(As Restated)		(As Restated)
				(in thousands)
							(unaudited)
Balance Sheet Data:
Cash, cash equivalents and short-term investments	$105,981	$84,434	$77,921	$71,972	$24,137	$10,614	$10,633	$1,978
Working capital (deficit)	112,079	100,593	53,023	53,767	(47,361)	(7,957)	(11,626)	(12,486)
Total assets	138,757	126,624	282,073	331,984	274,051	163,963	227,733	162,438
Total debt (including current portion of long-term debt)	—	10,625	50,000	47,500	100,819	38,703	49,798	36,365
Redeemable convertible preferred stock	—	—	186,371	383,976	421,601	165,890	487,113	—
Stockholders’ equity (deficit)	120,776	99,205	(26,887)	(167,634)	(335,990)	(98,642)	(366,603)	68,443

Summary Unaudited Pro Forma Condensed Combined Consolidated Financial Data

The following summary unaudited pro forma condensed combined consolidated financial data were prepared using the purchase method of accounting. The merger will be accounted for as a reverse acquisition. As a reverse acquisition, the financial statements will reflect Zhone on a historical basis and will include the results of operations of Tellium from the effective date of the merger.

The table below presents summary financial data from the Zhone and Tellium unaudited pro forma consolidated statements of operations for the year ended December 31, 2002 and for the six months ended June 30, 2003 and the unaudited pro forma consolidated balance sheet as of June 30, 2003 included in this joint proxy statement/prospectus. The unaudited pro forma consolidated statements of operations are presented as if the merger had occurred on January 1, 2002. The unaudited pro forma consolidated balance sheet presents the combined financial position of Zhone and Tellium as of June 30, 2003 assuming that the merger had occurred as of that date.

The unaudited pro forma consolidated financial data are based on estimates and assumptions set forth in the notes to such statements, which are preliminary and have been made solely for the purposes of developing such pro forma information. The unaudited pro forma condensed combined consolidated financial statements do not include any adjustments for liabilities resulting from integration planning, as management of Zhone and Tellium are in the process of making these assessments and estimates of these costs are not currently known. However, costs will ultimately be recorded for severance or relocation of Tellium employees, including severance and related benefits for certain directors and executive officers of Tellium, costs for vacating certain leased facilities of Tellium, or other costs of exiting activities, such as the potential cancellation of projects in development and the associated assets that would affect amounts in the pro forma financial statements. In addition, Zhone may incur significant restructuring charges upon completion of the merger or in subsequent quarters for severance or relocation of Tellium employees, costs for vacating certain leased facilities of Tellium or other costs of exiting activities. These restructuring related charges would be recorded in the combined company’s statement of operations in the periods in which they are incurred.

The unaudited pro forma consolidated financial data are not necessarily indicative of the financial position or operating results that would have been achieved had the merger been consummated as of the dates indicated, nor are they necessarily indicative of future financial position or operating results. This information should be read in conjunction with the unaudited pro forma condensed combined consolidated financial statements and related notes and the historical financial statements and related notes of Zhone and Tellium included in or incorporated by reference into this joint proxy statement/prospectus.

	Pro Forma Combined
	Year Ended December 31, 2002	Six Months Ended June 30, 2003
	(in thousands, except per share data)
Statement of Operations Data:
Net revenue	$109,005	$57,864
Cost of revenue	146,597	31,989

Gross profit (loss)	(37,592)	25,875
Operating expenses:
Research and product development	71,894	21,642
Sales and marketing	36,522	12,899
General and administrative	41,887	13,658
Purchased in-process research and development	59	—
Restructuring charges	17,366	6,736
Stock-based compensation	120,633	1,976
Amortization and impairment of intangible assets	81,498	3,836
Impairment of long-lived assets	109,555	656

Total operating expenses	479,414	61,403

Operating loss	(517,006)	(35,528)
Interest expense and other income (expense), net	(5,900)	835

Loss before income taxes	(522,906)	(34,693)
Income tax provision	140	97

Net loss	(523,046)	(34,790)
Accretion on preferred stock	—	—

Net loss applicable to holders of common stock	$(523,046)	$(34,790)

Basic and diluted net loss per share applicable to holders of common stock	$(1.99)	$(0.12)
Weighted average shares outstanding used to compute basic and diluted net loss per share applicable to holders of common stock	262,361	282,469

Pro Forma Combined as of June 30, 2003
(in thousands)
Balance Sheet Data:
Cash, cash equivalents and short-term investments	$151,739
Working capital	124,982
Total assets	337,215
Total debt (including current portion of long-term debt)	38,838
Stockholders’ equity	206,379

Comparative Per Share Information

The following table presents (a) the unaudited loss per share and net book value per share data for each of Zhone and Tellium on a historical basis, (b) the unaudited loss per share and net book value per share data for the combined company on a pro forma basis and (c) the unaudited loss per share and net book value per share data for Zhone on an equivalent pro forma basis. The unaudited pro forma combined financial data are not necessarily indicative of the financial position had the merger been completed on December 31, 2002 or June 30, 2003 or operating results that would have been achieved by the combined company had the merger been completed as of the beginning of the periods presented, and should not be construed as representative of future financial position or operating results. The pro forma combined per common share data presented below have been derived from unaudited pro forma condensed combined financial statements included in this joint proxy statement/prospectus.

This information is only a summary and should be read in conjunction with the selected historical financial data of Zhone and Tellium, the Zhone and Tellium unaudited pro forma condensed combined financial statements, and the separate historical financial statements of Zhone and Tellium and related notes included in or incorporated by reference into this joint proxy statement/prospectus.

	Zhone
	Year Ended December 31, 2002	Six Months Ended June 30, 2003
	(As Restated)	(As Restated)
Historical per common share data:
Loss per share	$(12.16)	$(1.40)
Net book value per share(1)	(6.37)	4.39

	Tellium
	Year Ended December 31, 2002	Six Months Ended June 30, 2003
Historical per common share data:
Loss per share	$(4.00)	$(0.50)
Net book value per share(1)	1.70	1.54

	Combined
	Year Ended December 31, 2002	Six Months Ended June 30, 2003
Pro forma combined per common share data:
Loss per combined company share	$(1.99)	$(0.12)
Loss per equivalent Zhone share(2)	(3.74)	(0.23)
Net book value per combined company share	N/A	0.69
Net book value per equivalent Zhone share(1)(2)	N/A	1.31

(1)	The historical net book value per share of Zhone common stock and Tellium common stock is computed by dividing common stockholders’ equity at period end by the number of shares of common stock outstanding at the respective period end. The pro forma net book value per share of the combined company’s common stock is computed by dividing the pro forma common stockholders’ equity by the pro forma number of shares of common stock outstanding at the respective period end, assuming the merger had been completed on that date.
(2)	The pro forma loss and net book value per equivalent Zhone share is calculated by multiplying the pro forma combined amounts by the estimated exchange ratio of 1.88 for each share of Zhone common stock, which is based on the estimated capitalizations of Tellium and Zhone on a fully converted basis as of the expected closing of the merger. The estimated exchange ratio is based on a number of assumptions, may be different from the final exchange ratio and will be adjusted for any reverse split of Tellium’s common stock prior to the merger.

Comparative Market Price Data

Tellium common stock is traded on the Nasdaq SmallCap Market under the trading symbol “TELM.” Prior to November 19, 2002, Tellium common stock was traded on the Nasdaq National Market. Tellium has never paid dividends and has no plans to do so in the future. The following table sets forth the high and low sales prices for a share of Tellium’s common stock as reported by Nasdaq for the quarterly periods indicated.

	Price Range of Common Stock
	High	Low
Fiscal Year 2001
Second Quarter ended June 30, 2001	$29.73	$13.50
Third Quarter ended September 30, 2001	19.70	3.49
Fourth Quarter ended December 31, 2001	9.20	4.18

Fiscal Year 2002
First Quarter ended March 31, 2002	$7.28	$1.78
Second Quarter ended June 30, 2002	2.64	0.66
Third Quarter ended September 30, 2002	0.71	0.36
Fourth Quarter ended December 31, 2002	0.82	0.28

Fiscal Year 2003
First Quarter ended March 31, 2003	$0.65	$0.52
Second Quarter ended June 30, 2003	1.32	0.53
Third Quarter ended September 30, 2003	1.69	0.75
Fourth Quarter (through October 10, 2003)	1.57	1.28

On July 25, 2003, the last trading day prior to the public announcement of the merger agreement, the last sale price of Tellium common stock, as reported by Nasdaq, was $0.91. On October 10, 2003, the last trading day prior to the printing of this joint proxy statement/prospectus, the last sale price of Tellium common stock, as reported by Nasdaq, was $1.33.

The market price of Tellium common stock fluctuates, and you are advised to obtain current market quotations for Tellium common stock.

Because there is no established trading market for the shares of Zhone common stock or preferred stock, information with respect to market prices has been omitted. Zhone has never paid dividends on its stock.

RISK FACTORS

The merger involves a high degree of risk for Tellium and Zhone stockholders. Zhone stockholders will be choosing to invest in Tellium common stock by voting in favor of adoption of the merger agreement. An investment in shares of Tellium common stock involves a high degree of risk. In addition to the other information included in this joint proxy statement/prospectus, including the matters addressed in “Cautionary Statement Concerning Forward-Looking Statements,” you should carefully consider the following risks before deciding whether to vote for adoption of the merger agreement, in the case of Zhone stockholders, or for the issuance of shares of Tellium common stock pursuant to the merger agreement, in the case of Tellium stockholders. You should also read and consider the other information in this joint proxy statement/prospectus. See “Where You Can Find More Information.” Additional risks and uncertainties not presently known to Tellium and Zhone or that are not currently believed to be important to you also may adversely affect the merger and the combined company following the merger.

Risks Related to the Merger

The exchange ratio for the number of shares of Tellium common stock to be received by the Zhone stockholders in the merger is based on a formula and will not be adjusted for changes in the price of Tellium common stock or in the value of Zhone stock.

Tellium’s stock price is volatile. The value of Tellium common stock issued in the merger will depend on its market price at the time the merger closes and afterwards. No adjustment will be made as a result of changes in the market price of Tellium’s common stock or in the value of Zhone’s stock. When the merger closes, each share of Zhone stock will be exchanged for a number of shares of Tellium common stock based on a formula. This exchange ratio will not be adjusted for changes in the market price of Tellium common stock or in the value of Zhone stock. Any reduction in the price of Tellium common stock will result in Zhone’s stockholders receiving less value in the merger at the closing. Any increase in Tellium’s stock price will result in Zhone’s stockholders receiving more value in the merger at the closing. Zhone’s and Tellium’s stockholders will not know the exact value of Tellium’s common stock to be issued to Zhone’s stockholders in the merger at the time of the special meetings of stockholders. Neither Tellium nor Zhone can predict or give any assurances as to the market price of Tellium common stock at any time before the merger or the common stock of the combined company after the merger.

Tellium and Zhone may not achieve the benefits they expect from the merger, which may have a material adverse effect on the combined company’s business, financial condition and results of operations and could result in the loss of key personnel.

The combined company will need to overcome significant challenges in order to realize any benefits or synergies from the merger, including timely, efficient and successful execution of a number of post-merger strategies, including:

•	combining the operations of the two companies;

•	integrating and managing the combined company;

•	retaining and assimilating the key personnel of each company;

•	retaining existing customers of both companies and attracting new customers;

•	retaining strategic partners of each company and attracting new strategic partners; and

•	creating and maintaining uniform standards, controls, procedures, policies and information.

The execution of these post-merger strategies will involve considerable risks and may not be successful. These risks include:

•	the potential disruption of the combined company’s ongoing business and distraction of its management;

•	unanticipated expenses and potential delays related to integration of technology and other resources of the two companies;

•	the impairment of relationships with employees, suppliers and customers as a result of any integration of new management personnel; and

•	potential unknown liabilities associated with the merger and the combined operations.

Failure to overcome these risks or any other problems encountered in connection with the merger could slow the growth of the combined company or lower the quality of its services, which could reduce customer demand and have a negative impact upon the price of Tellium’s common stock that Zhone stockholders acquire in the merger.

The costs of completing the merger are substantial and will affect the combined company’s results of operations.

Tellium and Zhone expect to incur transaction costs of approximately $5.0 million in connection with the merger. These, primarily, are costs associated with combining the businesses of the two companies and the fees of financial advisors, attorneys, consultants and accountants. Unanticipated events could increase the costs of combining the two companies. If the benefits of the merger do not exceed the associated costs, including transaction and severance costs, costs associated with integrating the two companies and dilution of Tellium’s and Zhone’s stockholders resulting from the issuance of shares in connection with the merger, the combined company’s financial results, including earnings per share, could be materially harmed. This estimate of transaction costs does not include any potential costs associated with the revision or implementation of executive compensation arrangements. See “The Merger—Interests of Directors and Executive Officers of Tellium in the Merger—Potential Claims Relating to 2002 Repurchase Agreements.”

If Tellium and Zhone are not successfully integrated or the benefits of the merger do not meet the expectations of investors or financial or industry analysts, the market price of the combined company’s stock may decline.

The market price of the combined company’s stock may decline as a result of the merger for a variety of reasons, including, among others, the following:

•	the integration of Tellium and Zhone is not completed in a timely and efficient manner;

•	the combined company does not achieve the benefits of the merger as rapidly as, or to the extent, anticipated by financial or industry analysts; and

•	significant numbers of stockholders of the combined company dispose of their shares after the merger.

During the pendency of the merger, Zhone and Tellium may not be able to enter into a merger or business combination with another party at a favorable price because of restrictions in the merger agreement and voting agreements.

In general, until the merger is completed or the merger agreement is terminated, Zhone is prohibited from soliciting, initiating or encouraging any inquiries or proposals that may lead to a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, tender offer, sale of shares of stock or other similar transactions with any other party. Moreover, as an inducement to Tellium to enter into the merger agreement, certain significant stockholders, directors and executive officers of Zhone owning Zhone common stock and preferred stock, agreed with Tellium to vote all of their shares of Zhone stock in favor of the merger with Tellium and against other transactions.

Tellium is similarly prohibited with respect to similar transactions. Moreover, as an inducement to Zhone to enter into the merger agreement, certain directors and executive officers of Tellium and their affiliates agreed with Zhone to vote all of their shares of Tellium stock in favor of the merger with Zhone and against other transactions.

As a result of these prohibitions and agreements, Zhone and Tellium may not be able to enter into an alternative transaction at a favorable price.

Tellium’s and Zhone’s directors and executive officers have conflicts of interest that may have influenced them to support or approve the merger.

The directors and executive officers of Zhone and Tellium participate in arrangements and are entitled to continuing indemnification against liabilities that provide them with interests in the merger that are different from, or in addition to, those of other Zhone stockholders and Tellium stockholders. These include:

•	Acceleration of Vesting of Tellium Restricted Stock. Under the terms of restricted stock agreements between Tellium and three of its executive officers, Harry J. Carr, Chairman of the Board and Chief Executive Officer, Michael J. Losch, Chief Financial Officer, Secretary and Treasurer, and Krishna Bala, Chief Technology Officer, these executive officers may be entitled to accelerated vesting of the restricted stock subject to the terms of these agreements.

•	Acceleration of Vesting; Extension of Exercise Period. In connection with the merger, Tellium amended the terms of stock option grants to two of its directors in order to allow for continued vesting of any unvested options upon termination of their directorships upon a change of control and to extend the exercise period of their options. Upon completion of the merger, the two directors will be entitled to continued vesting of any unvested options and an extension of the exercise period of these vested options in whole or in part within two years of the completion date.

•	Current Employment Agreements. Tellium has an employment agreement with Mr. Carr. Mr. Carr may be entitled to receive payments under this agreement with Tellium. Zhone has employment agreements with Morteza Ejabat, the Chief Executive Officer of Zhone, and Jeanette Symons, the Chief Technology Officer of Zhone, which will remain in effect following the merger and will be amended to apply to their positions with the combined company.

•	Severance. Under the terms of the merger agreement, three of Tellium’s executive officers, William J. Proetta, President and Chief Operating Officer, and Messrs. Losch and Bala may be entitled to receive severance packages.

•	Potential Claims Relating to 2002 Repurchase Agreements. Three of Tellium’s executive officers, Messrs. Carr, Bala and Losch, are currently indebted to Tellium under recourse loans with an aggregate outstanding balance of approximately $21.6 million, including interest, as of August 31, 2003. The loans are secured by approximately 8.7 million shares of restricted stock. Upon completion of the merger, these executives may seek to enforce the July 2002 agreements that Tellium’s board of directors determined were void and unenforceable. If these executives are successful in enforcing their voided agreements, the combined company could be obligated to pay bonuses to the executives and extend the terms of their management loans.

•	Potential Compensation Arrangements After the Merger. Zhone currently intends to consider having the board of directors of the combined company offer Messrs. Carr, Bala and Losch, after completion of the merger, a package of changes to their restricted share and loan arrangements similar in structure to that offered to and implemented with the non-executive senior managers of Tellium in May 2003.

•

Directors’ and Officers’ Insurance and Indemnification.    The merger agreement provides for the survival of indemnification obligations set forth in Tellium’s certificate of incorporation and by-laws for a period of six years with respect to individuals who were directors and officers of Tellium on or before the effective time of the merger and the continuation of insurance and indemnification coverage for a period of six years from the effective time for Tellium’s current directors and officers.

•	Rights Agreement. Zhone has entered into a restated rights agreement with Mr. Dahl, Mr. Ejabat and Ms. Symons, and its preferred stockholders, which include certain entities affiliated with Kohlberg Kravis Roberts & Co., L.P. (KKR), Texas Pacific Group (TPG) and New Enterprise Associates (NEA). Zhone expects that this agreement will be amended to provide, among other things, that the parties to the existing agreement vote in favor of certain director designees, five of whom are nominated by KKR, TPG and NEA.

•	Directorships. Following the merger, the board of directors of the combined company will consist of nine members, including two current members of Tellium’s board of directors, and seven current members of Zhone’s board of directors.

As a result of these interests that are likely different from those of other Tellium or Zhone stockholders, the directors and executive officers of Zhone and Tellium are or may have been more likely to vote to approve (and recommend that stockholders vote to approve) the merger agreement and the merger than if they did not have these interests. Zhone’s stockholders and Tellium’s stockholders should consider whether these interests may have influenced these directors and executive officers to support or recommend the merger. You may read more about these interests as described under “The Merger—Interests of Directors and Executive Officers of Tellium in the Merger” and “The Merger—Interests of Directors and Executive Officers of Zhone in the Merger.”

Customer, supplier and employee uncertainty related to the merger could harm the combined company.

Tellium and Zhone customers and suppliers may, in response to the announcement or consummation of the merger, delay purchasing or supply decisions or otherwise alter existing relationships with Tellium and Zhone. These decisions or other adverse changes in business relationships of Tellium and Zhone with their customers and suppliers could adversely affect the business of the combined company. Similarly, current and prospective Tellium and Zhone employees may experience uncertainty about their future as employees of the combined company until or after strategies with regard to the combined company are announced or executed. This may adversely affect Tellium’s or Zhone’s ability to retain key management, sales, marketing and technical personnel.

Uncertainties associated with the merger may cause Tellium and Zhone to lose key personnel.

Current and prospective Tellium employees and Zhone employees may experience uncertainty about their future roles with Tellium and Zhone after the merger. This uncertainty may adversely affect Tellium’s and Zhone’s ability to attract and retain key management, sales, marketing and technical personnel. In addition, Zhone’s ability successfully to integrate the two companies may be adversely affected if a significant number of key personnel depart before or after the merger.

Insiders will continue to have substantial control over the combined company upon completion of the merger and could limit your ability to influence the outcome of key transactions, including changes of control.

Upon completion of the merger, the combined company’s currently proposed directors, executive officers and principal stockholders and entities affiliated with them will own approximately 51% of the outstanding shares of the combined company’s common stock. In addition, Zhone has entered into a restated rights agreement with Mr. Dahl, Mr. Ejabat and Ms. Symons, and its preferred stockholders, which include certain entities affiliated with KKR, TPG and NEA. Zhone expects that this agreement will be amended to provide, among other things, that the parties to the existing agreement vote in favor of certain director designees, five of whom are nominated by KKR, TPG and NEA. As a result, the combined company’s directors, executive officers and principal stockholders and entities affiliated with them, if acting together, will be able to influence matters requiring approval by the combined company’s stockholders, including the election of directors and the approval of mergers or other business combination transactions. These stockholders and their affiliates may acquire additional equity in the future. The concentration of ownership may also have the effect of delaying, preventing or deterring a change of control of the combined company, could deprive stockholders of an opportunity to receive a premium for their common stock as part of a sale of the combined company and might ultimately affect the market price of the combined company’s common stock.

Failure to complete the merger may result in Tellium or Zhone paying a termination fee to the other and could harm such company’s future business and operations.

If the merger is not completed, Tellium and Zhone could each suffer a number of consequences that would aversely affect its business, including:

•	termination of the merger agreement under some circumstances would require Tellium or Zhone to pay the other party a termination fee of $3 million;

•	the price of Tellium common stock may decline to the extent that the current market price of Tellium common stock reflects a market assumption that the merger will be completed;

•	the diversion of management’s attention from day-to-day business and the unavoidable disruption to each company’s employees and relationships with customers as a result of efforts and uncertainties relating to the anticipated merger may detract from each company’s ability to grow revenues and minimize costs, which, in turn may lead to a loss of market position; and

•	costs related to the merger, such as legal, accounting and financial advisory fees, must be paid even if the merger is not completed.

If the merger is not approved or does not close, the Tellium stockholders will continue to face the risks associated with Tellium, which are more fully described in its periodic filings, including its most recent Form 10-Q. In addition, if the merger is not approved or does not close, the Zhone stockholders will continue to face the risks associated with Zhone, which are more fully described in its SEC filings, including its Registration Statement on Form 10, as amended.

The merger may be completed even though material adverse changes may result from the announcement of the merger, industry-wide changes and other causes.

In general, either party can refuse to complete the merger if there is a material adverse change affecting the other party between the date of signing the merger agreement, July 27, 2003, and the closing. However, certain types of changes will not prevent the merger from going forward, even if they would have a material adverse effect on Tellium or Zhone, including changes reasonably attributable to:

•	economic conditions generally in the United States or foreign economies in any locations where Tellium or Zhone has material operations or sales;

•	the announcement or pendency of the merger;

•	Tellium’s or Zhone’s failure to meet or exceed internal projections or forecasts or published revenue or earnings predictions for any period ending on or after the date of the merger agreement, except that the facts or occurrences giving rise to or contributing to any failure may constitute, or be used in determining, whether there has been a material adverse change;

•	legislative or regulatory changes in the industries in which Tellium or Zhone participate following the announcement of the transactions contemplated by the merger agreement;

•	any attack on or by, outbreak or escalation of hostilities or acts of terrorism involving, the United States, any declaration of war by Congress or any other national or international calamity or emergency; and

•	changes, in and of themselves, in the price of Tellium common stock, except that the facts or occurrences giving rise to or contributing to any change may constitute, or be used in determining, whether there has been a material adverse change.

If adverse changes occur but Tellium and Zhone still complete the merger, the combined company’s stock price may suffer. This, in turn, may reduce the value of the merger to Tellium and Zhone stockholders.

Failure to obtain a timely listing approval on the Nasdaq SmallCap Market or Nasdaq National Market may result in a delay or termination of the merger or delisting of Tellium stock from the Nasdaq SmallCap Market.

The merger agreement provides that as a condition to closing the merger, the common stock of the combined company must be approved for listing on the Nasdaq National Market or Nasdaq SmallCap Market. On September 11, 2003, The Nasdaq Stock Market notified Tellium that the proposed merger between Tellium and Zhone would result in a reverse merger of Tellium. Although Tellium’s common stock is currently trading on the Nasdaq SmallCap Market, Tellium has submitted an initial listing application and must satisfy all of the initial Nasdaq National Market or Nasdaq SmallCap Market inclusion criteria, including a minimum bid price of $5 or $4 per share, respectively. On October 10, 2003, the last sale price of Tellium’s common stock was $1.33 per share. Failure to obtain a timely listing approval on the Nasdaq National Market or Nasdaq SmallCap Market may result in a delay of the merger or termination of the merger agreement.

Although the listing of Tellium shares on the Nasdaq National Market or the Nasdaq SmallCap Market is a condition to closing the merger, the parties may waive this condition. In addition, even if shares of the combined company are approved for listing on either the Nasdaq National Market or Nasdaq SmallCap Market in connection with the merger, the combined company may not meet the requirements necessary for continued listing after completion of the merger. If the merger closes without listing the Tellium common stock on the Nasdaq National Market or Nasdaq SmallCap Market or if the combined company fails to meet the continued listing standards after the merger, the shares of the combined company issued in the merger could trade on the OTC Bulletin Board. The OTC Bulletin Board is a substantially less liquid market than the Nasdaq National Market or the Nasdaq SmallCap Market, and trading on the OTC Bulletin Board may have a material adverse effect on the combined company by, among other things, reducing:

•	the market price of the common stock;

•	the number of institutional and other investors that will consider investing in the common stock;

•	the number of market makers in the common stock;

•	the availability of information concerning the trading prices and volume of the common stock;

•	the number of broker-dealers willing to execute trades in shares of the common stock; and

•	the combined company’s ability to obtain equity financing for the continuation of its operations.

If the combined company is unable to list the shares at or prior to closing the merger, it cannot assure you when, if ever, its common stock would be eligible for listing on either the Nasdaq National Market or the Nasdaq SmallCap Market.

It is anticipated that Tellium will effect a reverse stock split prior to the completion of the merger. A reverse stock split may not achieve the intended results and could have a material adverse effect on the market price and liquidity of the common stock issued in the merger.

In order to meet a minimum bid price of $5 per share on the Nasdaq National Market or $4 per share on the Nasdaq SmallCap Market, Tellium expects to effect a reverse stock split prior to the merger at one of the following ratios: one-for-ten; one-for-nine; one-for-eight; one-for-seven; one-for-six; one-for-five; or one-for-four. There are a number of risks associated with effecting a reverse stock split, which include:

•	even if Tellium effects the reverse stock split, it cannot assure you that the resulting per share price of its common stock will meet the Nasdaq National Market’s or the Nasdaq SmallCap Market’s minimum bid price of $5 or $4 per share, respectively, required in connection with Tellium’s initial listing application with The Nasdaq Stock Market;

•	Tellium’s market capitalization, the aggregate value of all of its common stock at the then market price, after the a reverse stock split may not be equal to or greater than Tellium’s market capitalization before a reverse stock split;

•	the per share market price of Tellium’s common stock following a reverse stock split may neither equal nor exceed the per share market price before the split;

•	the resulting per share stock price after a reverse stock split may not be sufficient to attract institutional investors or investment funds, or satisfy their investing guidelines; consequently, the trading liquidity of Tellium’s common stock may not improve; and

•	a decline in the market price of Tellium’s common stock after a reverse stock split may result in a greater percentage decline than would occur in the absence of a reverse stock split, and the liquidity of Tellium’s common stock could be adversely affected following a reverse stock split.

Risks Related to the Combined Company’s Business and Financial Results

Tellium and Zhone have each incurred significant losses to date and expect that the combined company will continue to incur losses in the foreseeable future. If the combined company fails to generate sufficient revenue to achieve or sustain positive cash flow from operations, its stock price could decline.

Tellium and Zhone have incurred significant losses to date and expect that the combined company will continue to incur losses in the foreseeable future. Tellium had net losses of approximately $49.6 million for the six months ended June 30, 2003, and approximately $412.8 million for the year ended December 31, 2002. Zhone had net losses applicable to holders of common stock of approximately $19.9 million for the six months ended June 30, 2003, and approximately $130.8 million for the year ended December 31, 2002. As of June 30, 2003, Tellium had an accumulated deficit of approximately $829.5 million, and Zhone had an accumulated deficit of approximately $585.8 million.

Neither Tellium nor Zhone has positive cash flow from operations since their inception dates, and the combined company may not generate them in the future. Both Tellium and Zhone have had significant fixed expenses and expect that the combined company will continue to incur significant manufacturing, research and development, sales and marketing, customer support, administrative and other expenses in connection with the ongoing development of the business. In addition, the combined company may be required to spend more on research and development than originally budgeted to respond to industry trends. The combined company may also incur significant new costs related to possible acquisitions and the integration of new technologies. The combined company may not be able to adequately control costs and expenses or achieve or maintain adequate operating margins. As a result, its ability to achieve and sustain profitability will depend on its ability to generate and sustain substantially higher revenue while maintaining reasonable cost and expense levels. Although the combined company plans to be at breakeven cash flow in the first half of 2004, there can be no assurances that this can be achieved. If the combined company fails to generate sufficient revenue to achieve or sustain positive cash flow from operations, it will continue to incur substantial operating losses and its stock price could decline.

The combined company may continue to experience volatility in its stock price.

The market price of Tellium’s common stock has fluctuated significantly in the past, and the market price of the combined company’s common stock may fluctuate significantly in the future, in response to a number of factors, some of which are beyond the combined company’s control, including:

•	quarterly fluctuations in the combined company’s financial results or the financial results of its competitors or customers;

•	changes in financial estimates by securities analysts;

•	changes in market valuations of communications and Internet infrastructure-related companies;

•	announcements by the combined company or its competitors of new products or of significant acquisitions, strategic partnerships or joint ventures;

•	volume fluctuations, which are particularly common among highly volatile securities of communications and Internet-related companies;

•	volatility of stock markets;

•	additional litigation and/or adverse results from existing or future litigation;

•	consolidation among the combined company’s competitors or customers;

•	disputes concerning intellectual property rights;

•	developments in telecommunications regulations; and

•	general conditions in the communications equipment industry.

In addition, the stock market in general, and technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. These broad market and industry factors may materially adversely affect the market price of the combined company’s common stock, regardless of the combined company’s actual operating performance.

The combined company may be adversely affected by recent unfavorable developments in the communications industry, world events and the economy in general.

Tellium’s and Zhone’s customers and potential customers continue to experience a severe economic slowdown that has led to significant decreases in each company’s revenues. For much of the last five years, the markets for Tellium’s and Zhone’s equipment have been influenced by the entry into the communications services business of a substantial number of new telecommunications companies. In the United States, this was due largely to changes in the regulatory environment, in particular those brought about by the Telecommunications Act of 1996. These new companies raised billions of dollars in capital, much of which they invested in new equipment, causing acceleration in the growth of the markets for telecommunications equipment. There has been a reversal of this trend, including the failure of a large number of the new entrants and a sharp contraction of the availability of capital to the industry. This industry trend has been compounded by the slowing not only of the U.S. economy, but the economies in virtually all of the countries in which Tellium and Zhone are marketing their products. This, in turn, has caused a substantial reduction in demand for Tellium’s and Zhone’s equipment.

The continuing acts and threats of terrorism and the geo-political uncertainties in other continents are also having an adverse effect on the U.S. economy and could possibly induce or accelerate the advent of a more severe economic recession. The U.S. government’s political, social and economic policies and policy changes as a result of these circumstances could have consequences that the combined company cannot predict, including causing further weaknesses in the economy. The long-term impact of these events on the combined company’s business is uncertain. Additionally, the amount of debt being held by the combined company’s carrier customers, and the continued cuts to capital spending, put the businesses of the combined company’s customers and potential customers in jeopardy. As a result, the combined company’s operating results and financial condition could be materially and adversely affected.

Capital constraints in the telecommunications industry could restrict the ability of the combined company’s customers to buy its products.

As a result of the economic slowdown affecting the telecommunications industry and the technology industry in general, the combined company’s customers and potential customers have significantly reduced the rate of their capital expenditures, a trend that is expected to continue for the rest of 2003 and early 2004. The reduction of capital equipment acquisition budgets or the inability of the combined company’s target customers to obtain capital could cause them to reduce or discontinue purchase of the combined company’s products, and as a result the combined company could experience reduced revenues or operating results. In addition, many of the target customers for the combined company’s products are emerging companies with limited operating histories. These companies require substantial capital for the development, construction and expansion of their businesses. Neither equity nor debt financing may be available to these companies on favorable terms, if at all. To the extent that these companies are unable to obtain the financing they need, the combined company’s ability to make future sales to these customers and realize revenue from any such sales could be harmed. In addition, to the extent the combined company chooses to provide financing to these prospective customers, the combined company will be subject to additional financial risk which could increase its expenses.

If demand for Tellium’s and Zhone’s products does not develop, then the combined company’s results of operations and financial condition will be adversely affected.

The future growth of the combined company depends significantly on its ability to successfully develop, enhance and market Single Line Multi Service, or SLMS, and optical switching products to the network service provider market. Most network service providers have made substantial investments in their current infrastructure, and they may elect to remain with their current architectures or to adopt new architectures, in limited stages or over extended periods of time. A decision by a customer to purchase the combined company’s products will involve a significant capital investment. The combined company will need to convince these service providers of the benefits of its products for future upgrades or expansions. In addition, the success of the combined company’s SLMS and optical switching products will depend on factors outside of its control, including a resumption of increasing capital equipment purchases by network providers, regulatory and legal developments and the addition of new, financially viable customers to the market. Tellium and Zhone do not know whether viable markets for the combined company’s products will develop or be sustainable. If these markets do not develop or develop more slowly than Tellium and Zhone expect, the business, financial condition and results of operations of the combined company will be seriously harmed.

Current unfavorable economic and market conditions combined with the limited operating histories of Tellium and Zhone makes forecasting the combined company’s future operating results difficult, which may impair the combined company’s ability to manage its business and your ability to assess the combined company’s prospects.

Tellium began its business operations in May 1997 and shipped its first optical switch in January 1999. Zhone began operations in September 1999. Both Tellium and Zhone have limited historical financial and operational data upon which they can base projected revenue and planned operating expenses for the combined company and upon which you may evaluate the combined company and its prospects. In addition, although Tellium and Zhone expect that the SLMS product line developed internally at Zhone will account for a substantial portion of the combined company’s revenue growth in the future, to date Zhone has generated a majority of its revenue from sales of other product lines that it acquired from other companies.

Also, as a young company in the unpredictable telecommunications industry which is in the midst of a prolonged downturn, the combined company will face risks relating to its ability to implement a business plan, including its ability to develop and upgrade its technology and to maintain and develop customer and supplier relationships. You should consider the combined company’s business and prospects in light of the heightened risks and unexpected expenses and problems it may face as a company in an early stage of development in a difficult market.

Any strategic acquisitions or investments the combined company makes could dilute its stockholders and/or result in the assumption of additional contingent liabilities, loss of sales and disruption of its business.

Tellium and Zhone expect that the combined company will consider acquisitions of, or investments in, complementary businesses, products or technologies to supplement the combined company’s internal growth.

Zhone has acquired eight companies or product lines since inception in 1999. The combined company may encounter difficulties in identifying and acquiring suitable candidates on reasonable terms.

In the event of any future acquisitions, the combined company could:

•	issue stock that would dilute its current stockholders’ percentage ownership;

•	incur substantial debt that will give rise to interest charges and may impose material restrictions on the manner in which the combined company operates its business;

•	assume contingent liabilities;

•	incur amortization expenses related to goodwill and other intangible assets; or

•	incur large and immediate write-offs.

Any strategic acquisitions or investments that the combined company makes in the future will involve numerous risks, including the following:

•	problems combining the acquired operations, technologies or products;

•	unanticipated costs;

•	diversion of management’s time and attention from its existing business;

•	adverse effects on existing business relationships with suppliers and customers;

•	risks associated with entering markets in which the combined company has no or limited prior experience; and

•	potential loss of key employees, particularly those of acquired companies.

The combined company may not be able to successfully integrate the businesses, products, technologies or personnel that it might acquire in the future. Neither Tellium nor Zhone can assure you that any strategic investments the combined company may make will meet its financial or other investment objectives. Any failure to do so could seriously harm the combined company’s business, financial condition and results of operations.

The combined company will depend on its key personnel to successfully implement its business plan, and the loss of the services of one or more of them could harm the combined company’s business.

The combined company will depend on the continued services of its executive officers, especially Mr. Ejabat, who will become its Chief Executive Officer, Ms. Symons, who will become its Chief Technology Officer, and Kirk Misaka, who will become its Chief Financial Officer, and other key engineering, sales, marketing and support personnel, who have critical industry experience and relationships that the combined company will rely on to implement its business plan. The loss of the services of any of the combined company’s key employees could delay the development and introduction of, and negatively impact the combined company’s ability to sell its products and maintain customer relationships.

Because of the long and variable sales cycles for Tellium’s and Zhone’s products, the combined company’s revenue and operating results may vary significantly from quarter to quarter. As a result, the combined company’s quarterly results may be below the expectations of market analysts and investors, causing the price of its common stock to decline.

The sales cycles for Tellium’s and Zhone’s products are long because a customer’s decision to purchase their products involves a significant commitment of resources and a lengthy evaluation, testing and product qualification process, a portion of which may be funded by the combined company. The combined company may incur substantial expenses and devote considerable time and attention to potential relationships that may never materialize, in which event the combined company’s investments will largely be lost, and it may miss other opportunities. In addition, after entering into a contract with a customer, the timing of purchases and deployment of the combined company’s products may vary widely and will depend on a number of factors, many of which are beyond the combined company’s control, including:

•	accuracy of customer traffic growth demands;

•	specific network deployment plans of the customer;

•	installation skills of the customer;

•	size of the network deployment;

•	the degree of configuration necessary to deploy its products;

•	geographic density of potential subscribers;

•	complexity of the customer’s network;

•	degree of hardware and software changes required;

•	new product availability; and

•	ability of a customer to finance their product purchases.

For example, customers with significant or complex networks usually expand their networks in large increments on a periodic basis. As a result of the lengthy sales cycles for its products, the combined company may receive purchase orders for significant dollar amounts on an irregular and unpredictable basis, which may cause the combined company’s revenue and operating results to vary significantly and unexpectedly from quarter to quarter. We cannot assure you that in future quarters the combined company’s operating results will not be below the expectations of market analysts and investors, which could cause the trading price of its common stock to decline.

The markets that the combined company will serve are highly competitive and, as an early stage company, the combined company may not be able to achieve or maintain profitability.

Competition in the communications equipment market is intense. Tellium and Zhone are aware of many companies in related markets that address particular aspects of the features and functions that the combined company’s products will provide. Currently, Zhone’s primary competitors include larger equipment companies, such as Alcatel, Lucent Technologies, Advanced Fibre Communications and UT Starcom. Tellium’s primary competitors include Alcatel, CIENA, Corvis, Lucent Technologies, Nortel Networks and Sycamore Networks. The combined company also may face competition from other large communications equipment companies or other companies with significant market presence and financial resources that may enter the combined company’s markets in the future. In addition, a number of new public and private companies have announced plans for new products to address the same network needs that Zhone’s products address, both domestically and abroad.

Many of the combined company’s competitors, in comparison to Tellium and Zhone, have:

•	longer operating histories;

•	greater name recognition;

•	lower cost structures;

•	larger customer bases; and

•	greater financial, technical, sales and marketing resources.

These competitors may be able to undertake more extensive marketing efforts, adopt more aggressive pricing policies and provide more customer financing than the combined company can. Moreover, the combined company’s competitors may foresee the course of market developments more accurately than the combined company does and could develop new technologies that render the combined company’s products less valuable or obsolete.

In the combined company’s markets, competitive factors include:

•	performance;

•	reliability and scalability;

•	ease of installation and use;

•	interoperability with existing products;

•	upgradeability;

•	geographic footprints for products;

•	ability to support customer financing;

•	breadth of services;

•	price;

•	technical support and customer service; and

•	brand recognition.

If the combined company is unable to compete successfully against its competitors, it may have difficulty obtaining customers, and the combined company could experience price reductions, order cancellations, increased expenses and reduced gross margins, any of which would harm its business, financial condition and results of operations.

The combined company will have significant debt, which could adversely affect its business, operating results and financial condition.

The combined company will have a significant amount of debt outstanding, including approximately $36.4 million of debt owed by Zhone as of June 30, 2003. You should be aware that this level of debt could materially and adversely affect the combined company in a number of ways, including:

•	limiting the combined company’s ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes;

•	limiting the combined company’s flexibility to plan for, or react to, changes in its business or market conditions;

•	requiring the combined company to use a significant portion of its cash flow from operations to repay or service the debt, thereby reducing the amount of cash available for other purposes, including reinvestment in the combined company;

•	making the combined company more highly leveraged than some of its competitors, which may place it at a competitive disadvantage; and

•	making the combined company more vulnerable to the impact of adverse economic and industry conditions and increases in interest rates.

Tellium and Zhone cannot assure you that the combined company will generate sufficient cash flow or be able to borrow funds in amounts sufficient to enable the combined company to service its debt or to meet its working capital and capital expenditures requirements. If the combined company is unable to generate sufficient cash flow from operations or to borrow sufficient funds to service its debt, due to borrowing base restrictions or otherwise, the combined company may be required to sell assets, reduce capital expenditures, refinance all or a portion of existing debt or obtain additional financing. Tellium and Zhone cannot assure you that the combined company will be able to sell assets, refinance its debt or borrow more money on terms acceptable to it, if at all.

Tellium’s and Zhone’s target customer base is concentrated, and the loss of one or more of their customers could harm the combined company’s business.

There are a limited number of potential customers in Tellium’s and Zhone’s target markets. Tellium realized 95% of its revenue from two customers in 2002 and 99% of its revenue from one customer in the six months ended June 30, 2003. Zhone realized 12% of its revenue from one customer in 2002 and 30% of its revenue from two customers in the six months ended June 30, 2003. Substantially all of the combined company’s future revenue will depend on sales of its products to a limited number of customers. Any failure of one or more network service providers to purchase products from the combined company for any reason, including any downturn in their businesses, would seriously harm the combined company’s business, financial condition and results of operations.

Tellium and Zhone expect the average selling prices of the combined company’s products to decline, which may reduce revenue and gross margins.

The industry in which Tellium and Zhone does business has experienced a rapid erosion of average product selling prices. Consistent with this general trend, Tellium and Zhone anticipate that the average selling prices of the combined company’s products will decline in response to a number of factors, including:

•	competitive pressures;

•	increased sales discounts; and

•	new product introductions by competitors.

If the combined company is unable to achieve sufficient cost reductions and increases in sales volumes, this decline in average selling prices of its products will reduce its revenue and gross margins.

Tellium has recorded significant non-cash charges as a result of options and other equity issuances. The combined company will continue to record non-cash charges related to equity issuances, which will adversely affect its future operating results.

Tellium has recorded deferred compensation expense and has begun to amortize non-cash charges to earnings as a result of options and other equity awards granted to employees and non-employee directors. The combined company’s future operating results will reflect the continued amortization of those charges over the vesting period of these options and awards. At June 30, 2003, Tellium had recorded deferred compensation expense of approximately $8.8 million, which is being amortized to stock-based compensation expense over the vesting period.

Prior to 2003, Tellium accounted for stock-based employee compensation arrangements under the recognition and measurement provisions of APB Opinion No. 25, “Accounting for Stock Issued to Employees” (APB No. 25) and related interpretations. Effective January 1, 2003, Tellium adopted the fair value recognition provisions of Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation.” Tellium selected the prospective method of adoption described in SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure.” This method applies fair value accounting to all new grants and modification or settlement of old grants after the beginning of the year of adoption. All other old grants will continue to be accounted for under the intrinsic value provision of APB No. 25. Tellium recorded approximately $22.2 million stock-based compensation for new grants, which is included in the $26.2 million in stock-based compensation recorded for the six months ended June 30, 2003. The remaining $4.0 million of stock-

based compensation recorded in the first six months of 2003 related to grants existing prior to January 1, 2003. It is unknown what affect, if any, this change to SFAS No. 123 will have on the price of the combined company’s common stock.

All of the non-cash charges related to equity issuances referred to above may negatively impact future operating results of the combined company. It is possible that some investors might consider the impact on operating results to be material, which could result in a decline in the price of the combined company’s common stock.

The pending lawsuits against Tellium and Zhone could distract the combined company’s management and could result in substantial costs or large judgments against the combined company.

On various dates between approximately December 10, 2002 and February 27, 2003, eight class-action securities complaints were filed against Tellium in the United States District Court, District of New Jersey. These complaints allege, among other things, that Tellium and its then-current directors and executive officers and its underwriter violated the Securities Act of 1933, as amended, by making false and misleading statements preceding Tellium’s initial public offering and in its registration statement prospectus relating to the securities offered in the initial public offering. The complaints further allege that these parties violated the Exchange Act by acting recklessly or intentionally in making the alleged misstatements. The actions seek damages in an unspecified amount, including compensatory damages, costs and expenses incurred in connection with the actions and equitable relief as may be permitted by law or equity. On August 4, 2003, Tellium filed a motion to dismiss these actions. It is too early in the legal process to determine what impact, if any, these suits will have upon Tellium’s business, financial condition or results of operations. Tellium intends to vigorously defend the claims made in these actions, which have been consolidated.

On January 8, 2003 and January 27, 2003, two shareholder derivative complaints were filed on behalf of Tellium in the Superior Court of New Jersey. These complaints were made by plaintiffs who purport to be Tellium stockholders on behalf of Tellium, alleging, among other things, that Tellium directors breached their fiduciary duties to the company by engaging in stock transactions with individuals associated with Qwest, and in making materially misleading statements regarding Tellium’s relationship with Qwest. The actions seek damages in an unspecified amount, including imposition of a constructive trust in favor of Tellium for the amount of profits allegedly received through stock sales, disgorgement of proceeds in connection with the stock option exercises, damages allegedly sustained by Tellium in connection with alleged breaches of fiduciary duties, costs and expenses incurred in connection with the actions. These cases have been stayed by the court pending the resolution of motions to dismiss in the above-referenced federal court securities actions. It is too early in the legal process to determine what impact, if any, these suits will have upon Tellium’s business, financial condition, or results of operations. Tellium intends to vigorously defend the claims made in these actions, which have been consolidated.

In addition to the securities litigation, in late July 2002, Corning Incorporated filed a Demand for Arbitration arising out of a dispute in connection with Tellium’s October 2000 merger with Astarte Fiber Networks, Inc. Corning alleges that Astarte, and Tellium, as successor-in-interest to Astarte, fraudulently induced Corning to enter into a contract, breached that contract and breached warranties presented in that contract. Corning seeks an award of $38 million, plus expenses and interest. Tellium has filed a response with the American Arbitration Association that Tellium is not a proper party to the dispute. A third party to the Demand has also responded to the American Arbitration Association that Tellium is not relevant to the dispute. The arbiters have been empanelled, and a preliminary hearing was held on February 27, 2003. At the preliminary hearing, Tellium made a motion to dismiss the suit against Tellium for failure to state a viable claim as to it, and the arbiters set a briefing schedule on Tellium’s motion. The parties completed briefing on July 18, 2003. The parties have also commenced some discovery. On September 17, 2003, the arbiters denied Tellium’s motion to dismiss. It is too early in the dispute process to determine what impact, if any, this dispute will have upon Tellium’s business, financial condition or results of operations. Tellium intends to vigorously defend the claims made in any legal proceedings that may result and pursue any possible counter-claims against Corning, Astarte and other parties associated with the claims.

In March 2003, HeliOss Communications, Inc. filed suit against Zhone in the Superior Court of the State of California, County of Alameda, in an action entitled HeliOss Communications, Inc. v. Zhone Technologies, Inc., case no. RG 03088921. The case arises out of an August 2001 agreement pursuant to which HeliOss agreed to build certain custom wireless telecommunications radios for resale to one of Zhone’s customers. Although the customer rejected the products because they did not meet the customer’s specifications, HeliOss has asserted that the products met specifications. HeliOss has alleged claims for breach of contract, fraud, negligence and negligent interference with economic advantage and seeks approximately $4 million exclusive of interest, incidental and punitive damages. In May 2003, Zhone filed an answer and generally denied HeliOss’ claims, and filed a cross-complaint asserting that the products were not conforming, and that HeliOss deliberately and repeatedly misled Zhone into believing that it could timely provide products that met specifications. The cross-complaint alleges claims for breach of contract, breach of the covenant of good faith and fair dealing, breach of warranty, unjust enrichment, account stated, rescission, intentional misrepresentation, concealment, and negligent misrepresentation, and seeks damages in excess of $4 million, exclusive of interest and punitive damages. Zhone believes that it has meritorious defenses to HeliOss’ claims, as well as valid cross-claims against HeliOss. Nonetheless, these claims, even if without merit, could be expensive, time consuming to defend and divert management’s attention from the operation of Zhone’s and the combined company’s business. If Zhone does not prevail, it or the combined company may be required to pay a substantial damage award.

On July 3, 2003, Tellium filed a complaint against 185 Monmouth Parkway Associates, L.P. in the Superior Court of New Jersey, Monmouth County, arising out of certain real property lease agreements between Tellium and 185 Monmouth pursuant to which Tellium leased certain real property in West Long Branch, New Jersey. The complaint alleges breach of contract, breach of covenant of good faith and fair dealing and fraud. Tellium is requesting a declaration that it have no further obligation to 185 Monmouth under the lease agreements, damages and attorneys’ fees. In May 2003, 185 Monmouth filed a complaint against Tellium in the Superior Court of New Jersey, Monmouth County, but failed to perfect service on Tellium until July 9, 2003. The complaint arises out of the real property lease agreements between the parties, alleges breach of contract and breach of covenant of good faith and fiduciary duty and requests damages and attorneys’ fees. Tellium subsequently filed a motion to consolidate the two matters under the caption of its originally filed complaint wherein Tellium is the plaintiff and 185 Monmouth is the defendant. On September 16, 2003, 185 Monmouth filed a motion on short notice for preliminary injunctive relief and an amended complaint against Tellium in the Superior Court of New Jersey, Monmouth County. The motion and complaint arise out of the real property lease agreements between the parties. 185 Monmouth alleges that Tellium is required to obtain 185 Monmouth’s prior consent to the proposed merger with Zhone and also alleges that 185 Monmouth has properly withheld its consent. 185 Monmouth’s motion seeks to preliminarily enjoin Tellium from consummating the merger with Zhone. 185 Monmouth’s complaint seeks declaratory judgment that Tellium’s proposed merger with Zhone requires 185 Monmouth’s consent, for preliminary and permanent injunctive relief against Tellium’s proposed merger with Zhone, for an order directing Tellium to post a letter of credit with 185 Monmouth in the amount of $9 million as a condition precedent to the proposed merger with Zhone, for an accounting of all rents and interest thereon held in escrow, for direct and consequential damages and for attorneys’ fees and costs. On September 29, 2003, Tellium filed a brief in opposition to 185 Monmouth’s motion on short notice for preliminary injunctive relief, and at a hearing on October 7, 2003, the court denied 185 Monmouth’s motion for injunctive relief. It is too early in the legal process to determine what impact, if any, these suits will have upon the business, financial condition or results of operations of the combined company. Tellium and the combined company intend to vigorously defend the claims made in these actions, which have been consolidated.

These suits and any future litigation could result in substantial costs and the diversion of management’s attention and resources away from the operation of the business of the combined company in order to respond to the litigation.

The combined company could become subject to claims brought by Tellium’s current executive officers regarding agreements they signed in July 2002 that were subsequently voided by Tellium’s board of directors. A resolution of these claims in their favor would have a material adverse effect on the combined company’s business.

On various dates between April and June 2000, Tellium loaned funds to members of its management team on a full-recourse basis to enable them to exercise previously granted stock options with average exercise prices of $2.14 per share. Individuals receiving loans included executive officers, vice presidents and other employees. Upon exercise of the stock options, each of these individuals received restricted stock that vested over four years, and pledged the restricted shares to secure payment of their loans to Tellium which generally become due in full in April through June 2005. Tellium’s stock price has fallen substantially below $2.14 per share, causing these loans to be under-collateralized while the individuals remain personally liable for payment on the loans when they come due. This circumstance posed personal financial problems for the individuals involved and undercut the intended incentivizing effect of the restricted stock program.

In an effort to restructure Tellium’s management incentive arrangements, in July 2002, Tellium’s board of directors authorized changes to this restricted stock and management loan program for the 12 participating individuals (then consisting of three executive officers (Messrs. Carr, Bala and Losch), five vice presidents, three other employees and one former vice president). These changes included the repurchase by Tellium of the shares of restricted stock and related reduction of the loans, modifications of the terms of the remaining loans and establishment of new incentive compensation arrangements which would include a bonus program applicable in the event of a change of control of Tellium and providing for bonuses in an amount sufficient to repay, on an after-tax basis, the then remaining balance of the loans.

Tellium attempted to implement these board-approved changes, and in late July 2002 repurchase agreements and other implementing documents were signed. However, certain problems arose in the implementation of the changes and the board subsequently determined that the documented changes did not reflect its intentions and the scope of what it had authorized and that Tellium should not go forward with changes in the restricted stock and loan program at that time. Accordingly, the board determined that it should not ratify and approve the implementing documents that had been executed and that the documents and the transactions provided for by them were void and unenforceable against Tellium. The board also determined to continue to consider changes to Tellium’s management incentive compensation arrangements, including the management loan arrangements. As previously disclosed, Tellium was not aware of what position the executives who signed implementing agreements in July 2002 would take with respect to the board’s action to void those agreements and was, therefore, unable to assess at that time whether those developments would have a material adverse effect on Tellium.

During January 2003, Tellium’s board of directors approved a set of changes to Tellium’s management compensation arrangements, including changes in the restricted stock and loan program for the individuals involved in that program, other than with respect to the executive officers of the company. As of May 13, 2003, all of the continuing and former non-executive senior managers participating in the program had executed agreements incorporating the board-approved changes to the program. As a result of these changes, the shares of restricted stock securing their loans were acquired by Tellium and their loans were cancelled, and other changes in compensation arrangements for such individuals were made. The board continued to consider whether changes in Tellium’s management compensation program for its executive officers, including the restricted stock and loan arrangements with Messrs. Carr, Bala and Losch, should be made. At the time discussions regarding the merger commenced, this matter was still under consideration by the board. No changes in the loan and restricted stock arrangements between Tellium and these individuals have subsequently been made and no changes are intended to be made before completion of the merger. See “The Merger—Background of the Merger.” Consequently, these executives currently hold approximately 7.8 million shares of restricted stock of Tellium which secure recourse loans owed to Tellium with an approximate balance of principal and accrued interest at August 31, 2003 of $21.6 million. An additional 0.9 million shares also serve as collateral to secure these loans and are held by donees of these executives.

Tellium is not in a position to assess the effect that these circumstances could have on it (or the combined company upon completion of the merger), but the effect could be material. If the implementing documents were given effect as executed, then, upon a change of control (including upon consummation of the merger):

•	Tellium (or the combined company) could be obligated to pay bonuses to these executives and to extend the maturity of their management loans. Tellium may not be able to deduct these payments for income tax purposes.

•	Depending on the circumstances prevailing at the time and on the interpretation of the documents, the aggregate amount of the bonuses could be up to $56 million, including approximately $22 million representing the aggregate outstanding principal and interest due on the loans, and approximately $34 million representing the aggregate amount of income and excise tax incurred by the executives associated with the bonus.

•	After repayment of the loans in full, it is anticipated that (1) the net cash outlay by Tellium would equal the amount paid in respect of the executive’s taxes, which could be up to approximately $34 million, (2) the net cash received by the executives would be zero and (3) the shares held as collateral would be released to the executives free of any encumbrance associated with the management loans.

Tellium believes that the agreements signed in July 2002 are void and unenforceable against it and intends to vigorously defend any attempt to enforce these agreements.

Zhone currently intends that, upon completion of the merger, the combined company will consider proposing to Messrs. Carr, Bala and Losch, a package of changes to their restricted share and loan arrangements similar in structure to that offered to and implemented with the non-executive senior managers of Tellium in May 2003. See “The Merger—Interests of Directors and Executive Officers of Tellium in the Merger—Potential Compensation Arrangements After the Merger.”

Continued scrutiny resulting from ongoing government investigations may have a material and adverse effect on the combined company’s business.

The Denver, Colorado regional office of the SEC is conducting two investigations titled In the Matter of Qwest Communications International, Inc. and In the Matter of Issuers Related to Qwest. The first of these investigations does not involve any allegation of wrongful conduct on the part of Tellium. In connection with the second investigation, the SEC is examining various transactions and business relationships involving Qwest and eleven companies having a vendor relationship with Qwest, including Tellium. This investigation, insofar as it relates to Tellium, appears to focus generally on whether Tellium’s transactions and relationships with Qwest were appropriately disclosed in Tellium’s public filings and other public statements.

In addition, the United States Attorney in Denver is conducting an investigation involving Qwest, including Qwest’s relationships with certain of its vendors, including Tellium. In connection with that investigation, the U.S. Attorney has sought documents and information from Tellium and has sought interviews and/or grand jury testimony from persons associated or formerly associated with Tellium, including certain Tellium officers. The U.S. Attorney has indicated that, while aspects of its investigation are in an early stage, neither Tellium nor any of its current or former officers or employees is a target of the investigation.

Tellium is cooperating fully with these investigations. Tellium is not able, at this time, to say when the SEC and/or U.S. Attorney investigations will be completed and resolved, or what the ultimate outcome with respect to the combined company will be. These investigations could result in substantial costs and a diversion of management’s attention and may have a material and adverse effect on the combined company’s business, financial condition and results of operations.

The communications industry is subject to government regulations which could negatively affect the combined company’s growth and reduce its revenue.

The Federal Communications Commission, or FCC, has jurisdiction over the communications industry in the United States and, as a result, Tellium’s and Zhone’s products and their customers’ products are subject to FCC rules and regulations. Current and future FCC rules and regulations affecting communications services or customers’ businesses or products could negatively affect the combined company’s business. In addition, international regulatory standards will govern the combined company’s products in foreign markets and could impair the combined company’s ability to develop products for international service providers in the future. The combined company may not obtain or maintain all of the regulatory approvals that may be required to operate its business. The combined company’s inability to obtain these approvals, as well as any delays caused by its compliance and its customers’ compliance with regulatory requirements or resulting from uncertainty associated with future regulatory decisions, could result in postponements or cancellations of product orders, which would significantly reduce the combined company’s revenue.

The combined company does not anticipate paying dividends.

Neither Tellium nor Zhone has ever paid any dividends to their stockholders. After the merger, the combined expects to retain its earnings, if any, for the future operation and expansion of the combined company’s business. Accordingly, the combined company’s stockholders will have to rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize on their investment.

Risks Related to the Combined Company’s Products

The combined company’s products may have errors or defects that are discovered only after full deployment and integration with existing networks, which could, among other things, result in the combined company losing customers and revenue.

Tellium’s and Zhone’s products are complex and are designed to be deployed in large quantities and across complex networks. These products can only be fully tested when completely deployed in these networks with high amounts of traffic. Networking products frequently contain undetected software or hardware errors or defects when first introduced or as new versions are released. Customers may discover these errors or defects in the combined company’s software or hardware, or the software or hardware may not operate as expected, after the combined company’s products have been fully deployed. Tellium’s and Zhone’s customers require that products be designed to operate within their existing networks, each of which may have different specifications. Customers’ networks contain multiple generations of products that have been added over time as these networks have grown and evolved. If the combined company’s products do not operate within customers’ networks, installations could be delayed and orders for the products could be cancelled, causing revenue to decline. In addition, network service providers typically use the combined company’s products in conjunction with products from other vendors. As a result, if problems occur, it may be difficult to identify the source of the problems.

If the combined company is unable to fix any defects or errors, or if other problems arise in connection with the combined company’s products being used in conjunction with products from other vendors, the combined company could:

•	lose revenue and market share;

•	lose existing customers;

•	fail to attract new customers and achieve market acceptance;

•	divert development resources;

•	increase service and repair, warranty and insurance costs; and

•	be subjected to legal actions for damages by its customers.

Defects, integration issues or other performance problems in the combined company’s products could also result in financial or other damages to its customers. Customers could seek damages for related losses from the combined company, which could seriously harm its business, financial condition and results of operations. A product liability claim brought against the combined company, even if unsuccessful, would likely be time consuming and costly and would put a strain on its management and resources. The occurrence of any of these problems would seriously harm the combined company’s business, financial condition and results of operations.

If the combined company fails to enhance its existing products or develop and introduce new products that meet changing customer requirements and technological advances, the combined company’s ability to sell its products would be materially and adversely affected.

Tellium’s and Zhone’s target markets are characterized by rapid technological advances, evolving industry standards, changes in end-user requirements, frequent new product introductions and changes in communications offerings from network service providers. The combined company’s future success will significantly depend on its ability to anticipate or adapt to such changes and to offer, on a timely and cost-effective basis, products that meet changing customer demands and industry standards. The combined company may not have sufficient resources to successfully and accurately anticipate technological and market trends, manage long development cycles or develop, introduce and market new products and enhancements. Also, the combined company cannot predict technological trends or new products in its target markets. In addition, the combined company cannot predict whether its products and services will meet with market acceptance or be profitable or how its sales may be impacted by the possible consolidation of communications service provider customers.

If the combined company’s products do not meet industry standards that may emerge, or if some industry standards are not ultimately adopted, the combined company will not gain market acceptance and its revenue will not grow.

Tellium’s and Zhone’s success depends, in part, on both the adoption of industry standards for new technologies in its target markets and product compliance with these industry standards. The absence of industry standards may cause potential customers to delay purchases of new equipment until standards are adopted and prevent market acceptance of the combined company’s products. In addition, in developing their products, Tellium and Zhone have made, and will, as a combined company, continue to make, assumptions about the industry standards that may be adopted by its competitors and existing and potential customers. If industry standards are adopted which are different from those that Tellium and Zhone have chosen to support, customers may not select and purchase the combined company’s products, and its sales and related revenue will be significantly reduced.

The combined company’s ability to compete could be jeopardized and its business plan seriously compromised if it is unable to protect its intellectual property.

Tellium’s and Zhone’s products utilize a variety of proprietary rights that are critical to the combined company’s competitive position. Because the technology and intellectual property associated with the combined company’s products are evolving and rapidly changing, current intellectual property rights of the combined company may not adequately protect it in the future. Tellium and Zhone rely on a combination of patent, copyright, trademark and trade secret laws and contractual restrictions on disclosure to protect the intellectual property utilized in its products. They also enter into non-competition, confidentiality or license agreements with their employees, consultants, corporate partners and customers and control access to, and distribution of, their software, documentation and other proprietary information. These agreements may be insufficient to prevent former employees from using the combined company’s technology after the termination of their employment. In addition, despite efforts to protect the combined company’s proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use its products or technology. Monitoring unauthorized use of technology is difficult, and neither Tellium nor Zhone can assure you that the steps they have taken will prevent unauthorized use of the combined company’s technology. Also, it is possible that no patents or trademarks will be issued from currently pending or future patent or trademark applications. Because legal standards relating to the validity, enforceability and scope of protection of patent and intellectual property rights in new technologies are uncertain and still evolving, the future viability or value of the combined company’s intellectual property rights is uncertain. Moreover, effective patent, trademark, copyright and trade secret protection may not be available in some countries in which the combined company distributes, or may anticipate distributing, its products. Furthermore, the combined company’s competitors may independently develop similar technologies that limit the value of the combined company’s intellectual property or design around patents issued to it. If competitors are able to use the combined company’s technology, its competitive edge would be reduced or eliminated.

In the future the combined company may become involved in disputes over intellectual property, which could subject it to significant liability, divert the time and attention of its management and prevent it from selling its products.

The combined company or its customers may become a party to litigation in the future to protect its intellectual property or to respond to allegations that the combined company infringes others’ intellectual property. The combined company may receive in the future communications from third parties inquiring about their interest in licensing certain of the third party’s intellectual property or more generally identifying intellectual property that may be the basis of a future infringement claim. Zhone has received letters from Lucent Technologies stating that many of Zhone’s products are using technology covered by or related to Lucent patents and inviting Zhone to discuss a licensing arrangement with Lucent. To date, no lawsuit or other formal action has been filed by Lucent. However, Zhone and Tellium cannot assure you that Zhone or the combined company would be successful in defending against any Lucent infringement claims. To the extent Zhone or the combined company is not successful in defending such claims, Zhone or the combined company may be subject to substantial damages (including possible treble damages and attorneys’ fees).

If a party accuses the combined company of infringing upon its proprietary rights, the combined company would have to defend itself and possibly its customers against the alleged infringement. Neither Tellium nor Zhone can assure you that the combined company would prevail in any intellectual property litigation, given its complex technical issues and inherent uncertainties. If the combined company is unsuccessful in any such litigation, it could be subject to significant liability for damages and loss of its proprietary rights. Intellectual property litigation, regardless of its outcome, would likely be time consuming and expensive to resolve. Any such litigation could force the combined company to stop selling, incorporating or using its products that include the challenged intellectual property, or redesign those products that use the technology. In addition, if a party accuses the combined company of infringing upon its proprietary rights, the combined company may have to enter into royalty or licensing agreements, which may not be available on terms acceptable to the combined company, if at all. Any of these results could have a material adverse effect on our business, financial condition and results of operations.

If the combined company is required to limit or cease the development of its products because necessary licenses of third-party technology are not available to the combined company or are very expensive, the combined company’s business could be seriously harmed.

Tellium and Zhone currently license technology and the combined company, from time to time, may be required to license additional technology from third parties to sell or develop its products and product enhancements. The combined company cannot assure you that its existing and future third-party licenses will be available to it on commercially reasonable terms, if at all. The loss of the combined company’s current technology licenses or its inability to expand or obtain any third-party license required to sell or develop its products could require it to obtain substitute technology of lower quality or performance standards or at greater cost, or to limit or cease the sale or development of certain products or services. If the combined company is not able to develop new products or enhancements to existing products on a timely and cost-effective basis, or if the combined company’s new products or enhancements fail to achieve market acceptance, its business, financial condition and results of operations would be materially and adversely affected.

Risks Related to the Expansion of the Combined Company’s Business

The combined company’s business will suffer if it fails to properly manage its growth and continually improve its internal controls and systems.

Tellium and Zhone expect to increase the scope of their business and operations over time. The combined company’s ability to successfully offer its products and implement its business plan in a rapidly evolving market requires an effective planning and management process. To manage growth properly, the combined company must:

•	hire, train, manage and retain qualified personnel, including engineers and research and development personnel;

•	carefully manage and expand its manufacturing relationships and related controls and reporting systems;

•	effectively manage multiple relationships with its customers, suppliers and other third parties;

•	implement additional operational controls, reporting and financial systems and procedures; and

•	successfully integrate employees of acquired companies.

Failure to do any of the above in an efficient and timely manner could seriously harm the combined company’s business, financial condition and results of operations.

If the combined company is unable to expand its sales, marketing and distribution channels, it may be unable to increase market awareness and sales of its products, which may prevent the combined company from increasing its sales and achieving and maintaining profitability.

Tellium’s and Zhone’s products require a sophisticated sales and marketing effort targeted towards a limited number of key individuals within the combined company’s current and prospective customers’ organizations. These customers may have long-standing vendor relationships that may inhibit the combined company’s ability to generate business. Tellium and Zhone currently use their direct sales forces and the combined company expects to develop a distribution channel as required in different regions, using both direct and indirect sales. Tellium and Zhone believe that the success of the combined company will depend on its ability to establish successful relationships with various distribution partners as required by customer or region. Customer partnerships may be with vendors that are also competitors and as such the combined company is at greater risk of not establishing these potential customer-driven partnerships. If the combined company is unable to expand its sales, marketing and distribution operations, particularly in light of the recent restructurings of Tellium and Zhone, it may not be able to effectively market and sell its products, which may prevent the combined company from increasing its sales and achieving and maintaining profitability.

If the combined company is unable to deliver the high level of customer service and support demanded by customers, it may be unable to increase its sales or may lose customers and its operating results will suffer.

Tellium’s and Zhone’s products are complex, and customers demand that a high level of customer service and support be available at all hours. Customer service and support functions are provided by a small internal customer service and support organization at Tellium and Zhone. The combined company may need to increase its staff to support new and existing customers. The reduction of on-site and regional support personnel may negatively impact its ability to properly service customer activities in a timely manner and may also negatively impact customer satisfaction.

If the combined company is unable to manage these functions internally and satisfy its customers with a high level of service and support, any resulting customer dissatisfaction could impair the combined company’s ability to retain customers and make future sales. The combined company may consider using third parties to provide certain customer support services. The combined company may be unable to manage effectively those third parties who may provide support services, and the third parties may not provide adequate levels of customer support. If the combined company is unable to expand its customer service and support organization (internally or externally) and rapidly train these personnel, it may not be able to increase its sales, which could cause its business, financial condition and results of operations to be materially and adversely affected.

If the combined company is unable to successfully develop, manage and expand its international operations, its business could be harmed.

Zhone currently has international operations consisting of sales, technical support and marketing teams in China, Hong Kong, Japan, Singapore and Italy. Tellium and Zhone expect that the combined company will continue expanding its international operations in the future. The successful management and expansion of the combined companies international operations, including the development of sales and support channels, will require significant human and financial resources. Further, the combined company’s international operations may be subject to certain risk and challenges that could harm its operating results, many of which will be beyond its control, including:

•	currency fluctuations and exchange control regulations;

•	changes in international regulatory requirements, taxes, trade laws and tariffs;

•	expenses associated with developing and customizing Tellium’s products for foreign countries;

•	longer sales cycles for its products;

•	greater difficulty in accounts receivable collection and longer collection periods;

•	difficulties and costs of staffing and managing foreign operations;

•	potential adverse tax consequences;

•	changes in a country’s or region’s political and economic conditions;

•	reduced protection for intellectual property rights; and

•	compliance with international technical and regulatory standards that differ from domestic standards.

Any of these factors could harm the combined company’s existing international operations and business or impair its ability to continue expanding into international markets.

If the combined company is unable to obtain additional capital to fund its existing and future operations, it may be required to reduce the scope of its planned product development and marketing and sales efforts, which would harm the combined company’s business, financial condition and results of operations.

The development and marketing of new products and the expansion of the combined company’s direct sales operation and associated support personnel requires a significant commitment of resources. The combined company may incur significant operating losses or expend significant amounts of capital if:

•	the markets for its products develops more slowly than anticipated;

•	the combined company fails to establish market share or generate revenue at anticipated levels;

•	its capital expenditure forecasts change or prove inaccurate; or

•	the combined company fails to respond to unforeseen challenges or take advantage of unanticipated opportunities.

As a result, the combined company may need to raise substantial additional capital. Additional capital, if required, may not be available on acceptable terms, or at all. If additional capital is raised through the issuance of debt securities, the terms of such debt could impose financial or other restrictions on the combined company’s operations. If the combined company is unable to obtain additional capital or is required to obtain additional capital on terms that are not favorable to the combined company, it may be required to reduce the scope of its planned product development and sales and marketing efforts, which would harm the combined company’s business, financial condition and results of operations.

If the combined company fails to attract and retain qualified personnel, its business might be harmed.

The combined company’s future success will depend in large part upon its ability to identify, attract and retain qualified individuals, particularly research and development and customer service engineers and sales and marketing personnel. The combined company’s products are generally of a highly technical nature, and therefore require a sophisticated sales effort targeted at several key people within each prospective customer’s organization. The combined company’s target customers will include large network service providers that require high levels of service and support from customer service engineers and sales and marketing personnel. Competition for these employees in the communications industry and in the San Francisco Bay Area in particular, as well as other areas in which the combined company will recruit, may be intense and the combined company may not be successful in attracting or retaining these personnel. If the combined company is not able to hire the kind and number of marketing and sales personnel and customer service engineers required by its product offerings and customers, it may not reach the level of sales necessary to achieve profitability or may be impaired from meeting existing customer demands, either of which could materially harm the combined company’s business.

If the combined company becomes subject to unfair hiring, wrongful termination or other employment related claims, it could incur substantial costs in defending itself.

The combined company may become subject to claims from companies in its industry whose employees accept positions with the combined company that it has engaged in unfair hiring practices or inappropriately taken or benefited from confidential or proprietary information. These claims may result in material litigation or judgments against the combined company. The combined company could incur substantial costs in defending itself or its employees against these claims, regardless of the merits of the claims. In addition, defending the combined company from these claims could divert the attention of its management away from the combined company’s core business, which could cause its financial performance to suffer.

Risks Related to the Combined Company’s Product Manufacturing

If the combined company fails to predict its manufacturing and component requirements accurately, it could incur additional costs or experience manufacturing delays, which could harm its customer relationships.

Lead times for materials and components that the combined company may require are long and depend on factors such as the procedures of, or contract terms with, a specific supplier and demand for each component at a given time. If the combined company overestimates its requirements, it may have excess inventory, which could increase costs and harm its relationship with contract manufacturers and component vendors due to unexpectedly reduced future orders. If the combined company underestimates its requirements, it may have an inadequate inventory of components and optical assemblies, which could interrupt manufacturing of the combined company’s products, result in delays in shipments to customers and damage customer relationships.

The combined company’s reliance on Solectron for substantially all of its manufacturing requirements could cause the combined company to lose orders, fail to meet customer demands, damage customer relationships and lose revenue if Solectron fails to satisfy the combined company’s cost, quality and delivery requirements.

Zhone currently contracts, and the combined company may continue to contract, with Solectron for most of its manufacturing requirements. Any future manufacturing disruption could impair the combined company’s ability to fulfill orders. The combined company’s success will depend, in significant part, on its ability to have

Solectron, or others manufacture its products cost-effectively and in sufficient volumes. The combined company faces a number of risks associated with its dependence on third-party manufacturers, including:

•	reduced control over delivery schedules;

•	the potential lack of adequate capacity during periods of excess demand;

•	reduced control over delivery schedules;

•	manufacturing yields and costs;

•	quality assurance;

•	increases in prices; and

•	the potential misappropriation of its intellectual property.

Neither Tellium nor Zhone currently have any long-term contracts or arrangements with any of their vendors that guarantee product availability, the continuation of particular payment terms or the extension of credit limits. Tellium and Zhone have experienced in the past, and the combined company may experience in the future, problems with its contract manufacturers, such as inferior quality, insufficient quantities and late delivery of product. The combined company may not be able to obtain additional volume purchase or manufacturing arrangements on terms that it considers acceptable, if at all. If the combined company enters into a high-volume or long-term supply arrangement and subsequently decides that it cannot use the products or services provided for in the agreement, the combined company’s business will be harmed. Neither Tellium nor Zhone can assure you that the combined company will be able to effectively manage its contract manufacturer or that this manufacturer will meet its future requirements for timely delivery of products of sufficient quality or quantity. Any of these difficulties could harm the combined company’s relationships with customers and cause it to lose orders.

Zhone’s existing contracts with Solectron expire in October 2003 and March 2004. If Zhone is unsuccessful in renegotiating these arrangements, then the combined company may be required to manufacture its products internally or find another outside contract manufacturer. If Zhone or the combined company fails to successfully transition manufacturing operations in-house or fails to locate and qualify suitable manufacturing candidates capable of satisfying its product specifications or quantity requirements, then the combined company may experience product shortages and, as a result, be unable to fulfill customer orders accurately and timely which could negatively affect its customer relationships and operating results. Further, new third-party manufacturers may encounter difficulties in the manufacture of the combined company’s products resulting in product delivery delays.

The combined company may depend on sole or limited source suppliers for several key components. If the combined company is unable to obtain these components on a timely basis, it will be unable to meet its customers’ product delivery requirements, which would harm its business.

Zhone currently purchases, and the combined company may continue to purchase, several key components from single or limited sources pursuant to limited term supply contracts. If any of the combined company’s sole or limited source suppliers experiences capacity constraints, work stoppages or any other reduction or disruption in output, it may be unable to meet the combined company’s delivery schedule. The combined company’s suppliers may enter into exclusive arrangements with its competitors, be acquired by its competitors, stop selling their products or components to the combined company at commercially reasonable prices, refuse to sell their products or components to the combined company at any price or be unable to obtain or have difficulty obtaining components for their products from their suppliers.

In these events, the combined company could be forced to commence a time consuming and difficult process of identifying and qualifying an alternative supplier of the key components. There is no guarantee that such a search would be successful. If the combined company does not receive critical components from its suppliers in a timely manner, it will be unable to meet its customers’ product delivery requirements. Any failure to meet a customer’s delivery requirements could harm the combined company’s reputation and decrease its sales, which would harm its business, financial condition and results of operations.

The combined company’s headquarters and many of its suppliers will be located in Northern California where natural disasters or service outages or restrictions could occur and harm its facilities and key personnel, which would restrict or prevent the combined company from providing services to its customers.

Tellium and Zhone anticipate that the combined company’s headquarters and principal research and development center and product testing facilities, as well as many of its suppliers, will be located at Zhone’s existing headquarters in Northern California, which has historically been vulnerable to natural disasters, such as earthquakes, fires and floods. In addition, this area has historically been rapidly growing and large demands on infrastructure services, including electrical and other utility services, could result in significant or more frequent outages or restrictions on the use of such services. The occurrence of a natural disaster or such service outages or restrictions may disrupt the local economy and pose physical risks to the combined company’s employees and property. Zhone does not presently have redundant, multiple site capacity in the event of a natural disaster or service outages or restrictions. Accordingly, in the event of a disaster or service outages or restrictions adversely affecting the combined company’s operations, its business would suffer.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus and the documents incorporated by reference in this joint proxy statement/prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities for existing products, plans and objectives of management, and markets for the Tellium common stock and other matters. Statements in this joint proxy statement/prospectus and the documents incorporated by reference that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. These forward-looking statements, including, without limitation, those relating to the future business prospects, revenues and income, in each case relating to Tellium and Zhone, wherever they occur in this joint proxy statement/prospectus or the documents incorporated herein by reference, are necessarily estimates reflecting the best judgment of the respective management of Tellium and Zhone and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in and incorporated by reference in this joint proxy statement/prospectus.

Words such as “estimate,” “project,” “plan,” “intend,” “expect,” “anticipate,” “believe,” “would,” “should,” “could” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this joint proxy statement/prospectus and the documents incorporated by reference. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus, or in the case of documents incorporated by reference, as of the date of those documents. Neither Tellium nor Zhone undertakes any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events, except as required by law.

THE MERGER

The following is a description of the material aspects of the merger. While we believe that the following description covers the material terms of the merger, this description may not contain all of the information that is important to you. We encourage you to read carefully this entire joint proxy statement/prospectus, including the merger agreement attached to this joint proxy statement/prospectus as Annex A, for a more complete understanding of the merger.

General

Each of the Tellium board of directors, by unanimous vote, and the Zhone board of directors, by unanimous vote of the directors present, has approved the merger agreement pursuant to which the businesses of Tellium and Zhone will be combined in a stock-for-stock merger. At the effective time of the merger, Zebra Acquisition Corp., a newly formed, wholly owned subsidiary of Tellium, will merge with and into Zhone, with Zhone surviving the merger and continuing as a wholly owned subsidiary of Tellium under the name ZTI Merger Subsidiary III, Inc. Upon completion of the merger, Zhone stockholders will be entitled to receive a certain number of shares of Tellium common stock for each share of Zhone common stock owned as of the effective time of the merger. All shares of Zhone preferred stock will be converted into shares of Zhone common stock immediately prior to the merger on a one for one basis. The number of shares of Tellium common stock to be issued with respect to each share of Zhone common stock will be determined by a formula described below.

Based on the capitalization of Tellium and Zhone as of the date of this joint proxy statement/prospectus, Tellium and Zhone estimate that the exchange ratio will be approximately 1.88. The final exchange ratio will be calculated by multiplying the total number of Tellium’s fully converted shares outstanding immediately prior to the merger by 1.5 and dividing this number by the number of Zhone’s fully converted shares outstanding immediately prior to the merger. This will result in the holders of Zhone’s outstanding stock, options and warrants receiving 60% of the shares of the combined company on a fully converted basis (as defined in the merger agreement) and the holders of Tellium’s outstanding stock, options and warrants retaining 40% of the combined company.

The final exchange ratio is dependent on the number of Tellium’s fully converted shares outstanding immediately prior to the merger and the number of Zhone’s fully converted shares outstanding immediately prior to the merger. These numbers will vary if any outstanding Tellium options or other convertible securities of Tellium, or any outstanding Zhone options or other convertible securities of Zhone, have expired, lapsed or otherwise terminated prior to the effective time of the merger.

The number of shares of Tellium common stock issuable pursuant to the merger agreement will also be proportionately adjusted for any stock split, reverse stock split, stock dividend or similar event with respect to shares of Tellium common stock or Zhone common stock or Zhone preferred stock effected between the date of the merger agreement and the effective time of the merger. Tellium’s stockholders have previously approved a reverse stock split of Tellium’s common stock. The merger agreement provides that Tellium will effect a reverse stock split with respect to the Tellium common stock according to a ratio between (and including) one-for-ten and one-for-four if such a split is necessary to cause the shares of Tellium common stock issuable pursuant to the merger to be listed on the Nasdaq National Market or Nasdaq SmallCap Market. Tellium and Zhone expect that a reverse stock split will be implemented prior to the merger with the exact ratio of the reverse stock split, between the ranges described above, to be agreed to by Tellium and Zhone. The reverse stock split will have a proportionate effect on the exchange ratio.

Based on the estimated exchange ratio of approximately 1.88, Tellium and Zhone estimate that, on a pre-reverse split basis, Tellium will issue approximately 185,600,965 shares of Tellium common stock in the merger and reserve an additional approximately 11,051,073 shares of Tellium common stock for future issuance in connection with Tellium’s assumption of Zhone’s outstanding options and warrants (including out-of-the-money options and warrants).

At the effective time of the merger, each outstanding option and warrant to purchase Zhone stock will cease to represent a right to acquire shares of Zhone stock and will be converted into an option or warrant to purchase a number of shares of Tellium common stock equal to the number of shares of Zhone stock subject to such option or warrant multiplied by the exchange ratio, at a per share exercise price equal to the existing per share exercise price of such option or warrant divided by the exchange ratio.

Immediately after the merger described above, Tellium will effect a second merger with a newly formed, wholly owned subsidiary, which will merge with and into Tellium and, as a result, Tellium will be re-named Zhone Technologies, Inc. This second merger does not require stockholder approval.

Background of the Merger

In June 2002, following a significant restructuring of Tellium’s business and in light of the continued downturn in the telecommunications industry, the Tellium board of directors believed it would be beneficial to explore various strategic alternatives, including combining with a similarly sized or early stage company or entering into a business combination with a larger strategic partner.

On July 24, 2002, Tellium’s board of directors authorized management to seek strategic alternatives for its remaining business. The Tellium board of directors and senior management discussed pursuing strategic alternatives that would expand Tellium’s product line and customer base.

On September 3, 2002, Tellium engaged Morgan Stanley to serve as its financial advisor to assist Tellium in its further exploration of strategic alternatives.

On September 17, 2002, Tellium’s board of directors held a telephonic meeting attended by senior management and representatives of Morgan Stanley. At this meeting, representatives of Morgan Stanley reviewed with Tellium’s board of directors and senior management potential strategic alternatives, and the board of directors authorized Morgan Stanley to provide additional analysis with respect to the potential value of Tellium.

On September 24, 2002, Tellium’s board of directors held a telephonic meeting attended by representatives of Morgan Stanley in which Tellium authorized Morgan Stanley to contact potential strategic partners.

Between October 2002 and May 2003, Tellium pursued discussions regarding potential strategic or financial transactions with numerous parties. Tellium and its representatives conducted some level of due diligence with respect to several of these parties, but, in each case, the discussions and negotiations ended without execution of a definitive agreement.

On May 8, 2003, at an investor conference in New York, a representative from Lehman Brothers discussed with Michael J. Losch, Tellium’s Chief Financial Officer, a potential transaction involving Zhone and Tellium. Following the conference, a representative of Lehman Brothers contacted Harry J. Carr, Tellium’s Chief Executive Officer, to discuss a potential transaction between Zhone and Tellium.

On May 14, 2003, Mr. Carr and Morteza Ejabat, Zhone’s Chief Executive Officer, discussed by telephone a potential transaction between Zhone and Tellium, but no definitive terms were discussed at that time.

On May 16, 2003, Tellium’s board of directors held a telephonic meeting at which Mr. Carr informed the Tellium board of directors of his initial discussions with Mr. Ejabat. The Tellium board of directors authorized management to continue discussions with Zhone.

In May 2003, Zhone contacted Credit Suisse First Boston to discuss engaging them as Zhone’s financial advisor in connection with a potential business combination involving Tellium. Zhone consulted with Credit Suisse First Boston throughout the due diligence and negotiation process, and formally engaged Credit Suisse First Boston in June 2003.

On May 25, 2003, Credit Suisse First Boston, on behalf of Zhone, contacted Morgan Stanley to discuss the framework of a proposed transaction between Zhone and Tellium that would involve Zhone stockholders receiving 70% of the combined company and Tellium stockholders receiving 30% of the combined company.

On May 28, 2003, Tellium and Zhone executed a mutual nondisclosure agreement and began to exchange financial, business and other information.

On June 2, 2003, Mr. Carr had a telephone conversation with Mr. Ejabat regarding a potential business combination. During this conversation, Mr. Carr expressed Tellium’s position that the economics of Zhone’s May 25 proposal did not provide adequate consideration to Tellium stockholders. Mr. Carr did not tender a specific counterproposal and indicated that it was too early in the process to discuss specific valuation proposals.

On June 4, 2003 and June 5, 2003, Tellium’s board of directors held telephonic meetings to discuss a potential transaction between Tellium and Zhone. The Tellium board of directors authorized management to continue discussions with Zhone.

On June 12, 2003, Mr. Ejabat met with Mr. Carr and Krishna Bala, Tellium’s Chief Technology Officer, at Tellium’s headquarters in Oceanport, New Jersey. At this meeting, the parties continued to discuss a potential business combination between Tellium and Zhone and, in particular, Zhone’s proposal regarding the management of the combined company.

Between June 16, 2003 and June 23, 2003, Mr. Ejabat and Mr. Carr had a number of telephone conversations and other communications in which they discussed the proposed business combination and their respective positions regarding the allocation of the equity ownership of the combined company among securityholders of the two companies. At the end of this period, Mr. Ejabat and Mr. Carr indicated their willingness to present to their respective boards of directors a potential business combination in which the equity of the combined company would be shared 60% by the Zhone securityholders and 40% by the Tellium securityholders on a fully-converted basis.

On June 25, 2003, Tellium’s board of directors held a telephonic meeting attended by representatives of Morgan Stanley. Mr. Carr detailed for the Tellium board of directors that discussions regarding a potential transaction with Zhone involved Zhone stockholders receiving 60% of the combined company and Tellium stockholders receiving 40% of the combined company on a fully-converted basis. The Tellium board of directors discussed with Morgan Stanley the terms of such a transaction. The Tellium board of directors authorized management to continue discussions with Zhone.

Throughout June 2003, Tellium, Zhone and their respective legal and financial advisors conducted due diligence and exchanged extensive information concerning each other’s business, financial and legal affairs. The due diligence process also included numerous meetings and telephone conversations regarding such information, including trips by Tellium and its advisors to Zhone’s offices in Oakland, California on June 26 and June 27, 2003, and a trip by Zhone and its advisors to Tellium’s offices in Oceanport, New Jersey on July 1, 2003.

Also throughout June 2003, Mr. Ejabat and Kirk Misaka, Chief Financial Officer of Zhone, had a series of conversations with members of Zhone’s board of directors to apprise them of events and to seek their views regarding the ongoing discussions with Tellium.

On July 2, 2003, Tellium’s board of directors held a telephonic meeting attended by representatives of Morgan Stanley and outside legal counsel. Mr. Carr and Morgan Stanley reviewed for Tellium’s board of directors the status of due diligence and the proposed deal terms discussed with Zhone and its representatives. Following this discussion, Messrs. Carr and Losch excused themselves from the board meeting to allow the independent directors to discuss the proposed terms in executive session. The independent directors and Tellium’s legal and financial advisors discussed the proposed transaction with Zhone and the potential impediments to consummating such a transaction. They also discussed the current status of the management loan and executive compensation program with respect to Messrs. Carr, Bala and Losch and whether the board’s independent directors, acting as a group, should be advised by separate legal counsel and executive compensation experts in considering any proposed arrangements related to these matters. The independent directors determined to continue to consult with its existing legal and executive compensation advisors, Weil, Gotshall & Manges and AON, respectively, to advise with respect to executive compensation matters. Tellium’s outside legal advisors recommended that Messrs. Carr, Bala and Losch retain separate legal counsel to represent them in connection with any arrangements related to their outstanding loans and related matters.

Also on July 2, 2003, Zhone’s board of directors held a telephonic meeting to receive an update on the discussions with Tellium, and to review the terms of a preliminary, non-binding merger proposal prepared by Zhone’s senior management and outside legal and financial advisors. The proposal contemplated a combination of the two companies through a merger of a newly formed subsidiary of Tellium with and into Zhone, with Zhone stockholders owning 60% and Tellium stockholders owning 40% of the combined company on a fully converted basis. The proposal also provided that (1) the combined company’s name would be changed to Zhone Technologies, Inc., (2) the Chief Executive Officer and Chief Financial Officer of Zhone would become the CEO and CFO of Tellium, (3) the combined company would have a nine-person board of directors, with seven directors designated by Zhone and two directors designated by Tellium, (4) the outstanding Zhone options and warrants would be assumed by Tellium and become exercisable for Tellium common stock, (5) Tellium would effect a reverse stock split of its common stock in connection with the merger, (6) the parties would prepare and negotiate a definitive merger agreement with customary representations, warranties, covenants and conditions, (7) the merger agreement would contain provisions restricting each party’s ability to solicit other acquisition proposals, and (8) a $6 million termination fee would be payable by any party that failed to perform its obligations under the merger agreement.

After review and discussion, the Zhone board of directors determined that the merger proposal should be delivered to Tellium. Along with the merger proposal, Zhone sent to Tellium an exclusivity agreement which provided that, for a period of 21 days, Tellium would not solicit any proposals to acquire Tellium and would not negotiate or enter into any agreement with any other party relating to an acquisition proposal. The draft exclusivity agreement contained reciprocal provisions with respect to proposals to acquire Zhone.

On July 4, 2003, Tellium sent to Zhone revised drafts of the merger proposal and exclusivity agreement. The revised proposal included (1) a proposal regarding the inclusion in the calculation of the exchange ratio of certain options Zhone is obligated to issue under the terms of its February 2003 exchange offer, (2) severance arrangements for Tellium employees (but not otherwise addressing any of Tellium’s management compensation arrangements), (3) voting agreements to be executed by significant Zhone stockholders in support of the merger, which would contain a six-month lock-up on their Tellium common stock received in the merger, (4) only Tellium would have the ability to terminate the merger agreement for a superior proposal and (5) a reduction in the termination fee from $6 million to $3 million.

From July 4, 2003 to July 7, 2003, Tellium, Zhone and their respective legal and financial advisors held numerous discussions regarding the merger proposal and exclusivity agreement. Despite lack of agreement on significant terms of a possible transaction, on July 7, 2003 Zhone proposed that the parties execute the exclusivity agreement and proceed to the negotiation of definitive agreements without first resolving disagreements on the terms of the merger proposals. On July 8, 2003, Zhone distributed to Tellium and its representatives a first draft of the merger agreement prepared by Zhone’s outside counsel. Under the terms of the draft merger agreement, which was generally based on the terms in the July 2 proposal, Zhone’s obligation to consummate the transaction was conditioned upon the resolution to Zhone’s satisfaction of certain outstanding issues between Tellium and Messrs. Carr, Bala and Losch regarding their restricted stock and loan arrangements. Representatives of Zhone had previously indicated orally to representatives of Tellium that Zhone desired that certain compensation matters relating to Tellium executives should be resolved by Tellium’s board of directors before a merger agreement was signed and that the cost to Tellium of any executive compensation arrangements would have to be considered by Zhone before it made a final decision to proceed with a transaction agreement.

On July 9, 2003, Tellium’s board of directors held a telephonic meeting attended by Tellium’s senior management and outside legal and financial advisors. Prior to the meeting the directors received drafts of the proposed definitive merger agreement. Tellium’s outside legal advisors advised the board of directors with respect to its fiduciary duties to the Tellium stockholders in connection with the proposed transaction. The board of directors and the outside financial and legal advisors discussed the proposed exclusivity agreement and its terms. The board also discussed a preliminary conversation between one of Tellium’s independent directors and Mr. Carr regarding a possible interest by a company affiliated with that director in a transaction with Tellium. The relevant director was excused from the meeting while the directors, management and representatives from Morgan Stanley discussed the merits of a possible transaction with the company involved. In the absence of an actual proposal and in light of the discussions described above, Tellium’s board of directors authorized Tellium to enter into the exclusivity agreement and the parties executed the exclusivity agreement on July 9, 2003. The Tellium board of directors also resolved to add Mr. Gerald Gorman to Tellium’s compensation committee, which after such inclusion included Mr. Gorman, Michael M. Connors, Kathleen A. Perone and Barton Shigemura.

As part of Zhone’s due diligence concerning Tellium, on July 10, 2003, counsel to Zhone, counsel to Tellium and counsel to Tellium’s compensation committee had a teleconference during which counsel to the compensation committee discussed (1) the circumstances and reasons for the decision of Tellium’s board of directors in August 2002 not to ratify and proceed with the agreements that Messrs. Carr, Bala and Losch had signed in July 2002 with Tellium regarding changes to their restricted stock and loan arrangements and (2) the subsequent consideration the board had given to changes in those arrangements.

On July 11, 2003 and July 16, 2003, Tellium’s board of directors held telephonic meetings to review the status of negotiations, including the material terms of the proposed definitive agreements and material open issues. The board also reviewed and discussed the status of Tellium’s due diligence investigation into Zhone’s business affairs. At these meetings, Tellium’s outside legal advisors reviewed with Tellium’s board of directors the terms of the proposed agreements and the fiduciary duties of directors. Representatives of Morgan Stanley reviewed with the board the financial aspects of the proposed transactions. After discussion among the members of the board and the legal and financial advisors, Tellium’s board of directors authorized management to continue negotiations of the definitive agreements with Zhone.

Following the regular meeting of the board of directors on July 11, 2003, at the request of Mr. Carr, the independent directors met in executive session to discuss whether Mr. Carr should continue to serve as the principal negotiator for Tellium while changes in Tellium’s executive compensation program were unresolved. The board agreed to revisit the issue of having Mr. Carr act as lead negotiator of the proposed transaction in the future if the changes to the executive compensation program remained unresolved and agreed that Mr. Shigemura, as a representative of the independent directors, would oversee Mr. Carr in the negotiation of the proposed transaction rather than appointing another person as the principal negotiator.

From July 9, 2003 to July 27, 2003, Tellium, Zhone and their respective legal and financial advisors engaged in extensive negotiations regarding the terms of the definitive merger agreement and the ancillary agreements, and exchanged numerous drafts of these agreements. These discussions included a series of conversations between members of Tellium’s compensation committee and Mr. Ejabat concerning Tellium’s restricted stock and loan arrangements with Messrs. Carr, Bala and Losch and changes that might be made in Tellium’s executive compensation program. At the outset of these discussions, Mr. Shigemura, the chair of the compensation committee, confirmed that the committee was actively considering various proposals that were being developed by the committee and its compensation consultant and counsel regarding Tellium’s executive compensation program, including the restricted stock and loan arrangements, and that the committee expected to come to a final decision on how it would proceed on the matter within the next several days. Mr. Shigemura also indicated that the committee’s preference was to resolve these matters before proceeding to finalize a merger agreement. Mr. Ejabat reiterated Zhone’s position that, as a condition of consummating a transaction, these matters would need to be finally resolved, in a manner acceptable to Zhone, as had been indicated in the July 8 draft merger agreement Zhone had sent Tellium. Other members of the compensation committee also discussed with Mr. Ejabat during this period possible changes in Tellium’s executive compensation program, including the restricted stock and loan arrangements, but no agreements were reached as a result of these discussions. During this period, Mr. Carr had periodic conversations with the independent members of the Tellium board of directors relating to the terms of his compensation, including the restricted stock and loan arrangements, but no agreement to modify those arrangements was reached during these discussions.

At a later stage of these discussions between representatives of Tellium and Zhone, Zhone was asked to consider whether it would proceed with a transaction with Tellium even if no change was made or agreed upon regarding Tellium’s restricted stock and loan arrangements with Messrs. Carr, Bala and Losch. In a subsequent discussion, on July 21, Mr. Ejabat indicated that, if Tellium and Messrs. Carr, Bala and Losch were not able to agree on changes in such individuals’ restricted stock and loan arrangements in the near future, Zhone was prepared to consider proceeding with a transaction without any change being made or agreed upon concerning such arrangements, in favor of such matters being addressed after consummation of a transaction. In addition, at this time, through its counsel, Zhone communicated to the Tellium board of directors how Zhone might address these matters after consummation of a merger transaction, as stated under “—Interests of Directors and Executive Officers of Tellium in the Merger.”

During the same time period, Mr. Ejabat and Mr. Misaka had periodic conversations with the members of Zhone’s board of directors regarding the status of the merger discussions. On July 18, 2003 and July 23, 2003, Zhone’s board of directors held telephonic meetings to review the status of negotiations, including the material terms of the proposed definitive agreements and material open issues. The board also reviewed and discussed the status of Zhone’s due diligence investigation of Tellium’s business and legal affairs. At these meetings, Zhone’s outside legal counsel reviewed with Zhone’s board of directors the terms of the proposed agreements and the fiduciary duties of the directors. Representatives of Credit Suisse First Boston reviewed with the Zhone board of directors financial analyses prepared in connection with the proposed transaction and confirmed that Credit Suisse First Boston was prepared, subject to finalization of the terms of the transaction, to render an opinion as to the fairness of the exchange ratio in the merger to Zhone’s common stockholders (assuming conversion of shares of Zhone preferred stock into shares of Zhone common stock as contemplated in the merger agreement), other than affiliates, from a financial point of view. After discussion among the members of the board and the legal and financial advisors, Zhone’s board of directors authorized management to continue negotiations of the definitive agreements with Tellium.

On July 23, 2003, Tellium’s board of directors held a telephonic meeting to review the status of negotiations with Zhone, including updates from Tellium’s outside legal counsel regarding the material terms of the proposed definitive agreements and material open issues. The board also discussed Zhone’s recently indicated willingness to proceed with a merger without any change being made in Tellium’s existing restricted stock and loan arrangements with Messrs. Carr, Bala and Losch, noting Zhone’s stated intention to address such matters after consummation of the merger. After discussion among the members of the board and the legal and financial advisors, Tellium’s board of directors authorized management to continue negotiations of the definitive agreements with Zhone.

On July 25, 2003, Zhone’s board of directors held a telephonic meeting attended by Zhone’s senior management and outside legal and financial advisors. Prior to the meeting, the board received a package of information which included drafts of the proposed definitive merger agreement and related documents. Senior management and outside legal counsel made presentations on the outcome of final negotiations of the terms of the proposed definitive agreements. Credit Suisse First Boston reviewed with the Zhone board of directors financial analyses prepared in connection with the proposed transaction. Representatives of Credit Suisse First Boston also delivered to the Zhone board of directors Credit Suisse First Boston’s oral opinion, subsequently confirmed in writing, that as of July 25, 2003 and based upon and subject to the various considerations and assumptions described in the opinion, the exchange ratio was fair, from a financial point of view, to Zhone’s common stockholders (assuming conversion of shares of Zhone preferred stock into shares of Zhone common stock as contemplated in the merger agreement), other than Zhone affiliates. Following extensive discussions, Zhone’s board of directors, by unanimous vote of those directors present, (1) determined that the terms of the merger agreement and the transactions contemplated by the merger agreement were advisable, fair to and in the best interests of Zhone and its stockholders, (2) adopted resolutions approving the merger agreement and the transactions contemplated by the merger agreement and recommending that Zhone’s stockholders adopt the merger agreement and (3) approved the transactions contemplated by the merger agreement.

Also on July 25, 2003, Tellium’s board of directors held a telephonic meeting attended by Tellium’s senior management and outside legal, financial and accounting advisors. Prior to the meeting, the board received a package of information which included drafts of the proposed definitive merger agreement and related documents and the report of accounting advisors. The accounting advisors made a presentation on the outcome of their due diligence investigation. Senior management and outside legal counsel made presentations on the outcome of final negotiations of the terms of the proposed definitive agreements. Representatives of Morgan Stanley delivered Morgan Stanley’s opinion, subsequently confirmed in writing, that as of such date and based upon and subject to the various considerations set forth in its opinion the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to the holders of Tellium common stock. Following this presentation, the representatives of Morgan Stanley and Messrs. Carr and Losch excused themselves from the board meeting while the independent directors discussed whether any changes were to be made in Tellium’s executive compensation arrangements at that time. Since no agreement had been reached between Mr. Carr and the compensation committee in this regard, the independent directors determined to proceed to finalize a merger agreement with Zhone without any changes being made in those arrangements, except for the adoption of a severance program in which Messrs. Bala, Losch and Proetta would participate, as was permitted by the terms of the merger agreement. See “—Interests of Directors and Executive Officers of Tellium in the Merger.” After discussion among the independent directors and Tellium’s legal advisor, the independent directors determined that the proposed merger was in the best interests of Tellium’s stockholders. Mr. Carr was invited to rejoin the board meeting and Tellium’s board of directors unanimously approved the merger, the merger agreement and related transaction documents, and adopted resolutions recommending that Tellium’s stockholders approve the issuance of Tellium common stock to be issued in the merger.

From July 25, 2003 to July 27, 2003, Tellium, Zhone and their respective outside legal counsel finalized the definitive agreements, which were executed by the parties on July 27, 2003.

On July 28, 2003, prior to the opening of The Nasdaq Stock Market, Tellium and Zhone issued a joint press release announcing the merger.

Reasons for the Merger—Tellium

In reaching its determination to approve the merger, and to recommend that the Tellium stockholders vote to approve the issuance of shares of Tellium common stock pursuant to the terms of the merger agreement, the Tellium board of directors identified several potential benefits of the merger for Tellium and its stockholders. These potential benefits include the following:

•	the opportunity for Tellium stockholders, as holders of approximately 40% of the equity of the combined company, to participate in the potential for growth of the combined company after the merger;

•	the expectation that, as a result of the strategic fit between the Tellium and Zhone operations, the merger would provide the opportunity to create a leading provider of access, metro and core optical solutions to the global telecommunications industry;

•	the fact that Zhone targets the multi-billion dollar local access network market, which has suffered a less severe downturn in comparison to the optical equipment market, and, as a result, Zhone has a significantly larger customer base and significantly larger revenues than Tellium;

•	the expectation that the combined company would have a collective customer base that includes some of the world’s largest carriers while also offering a more comprehensive portfolio of products and services addressing a broad range of network solution requirements and enhancing cross-selling opportunities;

•	the expectation that the combined company would have the opportunity to realize significant cost savings from the reduction of operating expenses; and

•	that the merger will be tax-free to Tellium stockholders.

The Tellium board of directors consulted with Tellium management, as well as its financial advisors, independent accountants and legal counsel, in reaching its decision to approve the merger agreement. Among the factors the Tellium board of directors considered in its deliberations were the following:

•	the expected benefits described above;

•	the Tellium board of directors’ belief that the strategic and financial alternatives to the merger, including remaining an independent company, pursuing a business combination with another party or liquidating, were not as attractive as a combination with Zhone;

•	the exchange ratio is based on a predetermined formula, without cap or collar provisions, and does not vary based on the price of Tellium common stock or the value of Zhone’s securities;

•	the familiarity of the Tellium board of directors with the business, properties and prospects of Tellium, including the opportunities and acquisition alternatives available to Tellium if the proposed merger did not occur;

•	the Tellium board of directors’ belief that the prospects for growth were greater in the local access network market than the core optical network market over the next several years;

•	the exchange ratio negotiated with Zhone and the relative valuation of Zhone considering recent and historical market prices of Tellium common stock, as well as how this compared to prices in several recent comparable transactions involving communications companies;

•	the opinion of Morgan Stanley that, based on and subject to the various considerations set forth in the opinion, as of July 25, 2003, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to the Tellium stockholders;

•	information and presentations by Tellium management and accounting, legal and financial advisors concerning the business, technology, products, operations, financial condition, organizational structure and industry position of Tellium and Zhone, on both an historical and prospective basis;

•	the addition of Morteza Ejabat, as Chief Executive Officer, and Jeanette Symons, as Chief Technology Officer, to the management of the combined company;

•	current financial market conditions and historical market prices, volatility and trading information about Tellium common stock;

•	the terms and conditions of the merger agreement, including:

•	the fixed ownership split resulting in Tellium’s stockholders owning 40% of the combined company on a fully-converted basis;

•	the termination fee of up to $3 million payable to Zhone under specified circumstances;

•	Tellium’s ability, under certain conditions, to provide information to and negotiate with a third party that has made an unsolicited acquisition proposal if the Tellium board of directors reasonably determines in good faith, after consultation with its financial and legal advisors, that a proposal is more favorable financially to the Tellium stockholders than the transactions contemplated by the merger agreement and negotiations are necessary for the board to comply with its fiduciary duties to the Tellium stockholders;

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Tellium’s ability to terminate the merger agreement if the Tellium board of directors is presented with a superior proposal and the Tellium board of directors reasonably determines in good faith, after consultation with its financial and legal advisors, that the proposal is more favorable financially to the Tellium stockholders than the transactions contemplated by the merger agreement, upon payment of the termination fee;

•	Zhone’s inability to terminate the merger agreement based upon the existence of a superior proposal for the acquisition of Zhone; and

•	the fact that the merger agreement was not contingent on Tellium obtaining releases of any claims its executive officers may assert under the agreements signed in July 2002 and subsequently voided by Tellium’s board of directors;

•	the fact that the transactions contemplated by the merger agreement are subject to approval by the stockholders of Tellium and the stockholders of Zhone;

•	the terms and conditions of the voting agreement of stockholders of Tellium who own approximately 9% of the outstanding Tellium common stock which require them to vote their shares of Tellium in favor of the merger agreement; and

•	the terms and conditions of the voting agreement of stockholders of Zhone who beneficially own approximately 69% of the outstanding Zhone common stock (on an as-converted basis of Zhone preferred stock into Zhone common stock) which (1) require them to vote their shares of Zhone in favor of the merger agreement and (2) prohibit them, for a period of 180 days following the merger, from transferring the Tellium common stock they receive in the merger or publicly announcing an intention to effect any such transfer, subject to certain permitted exceptions.

The Tellium board of directors also identified and considered a variety of potentially negative factors in its deliberations concerning the merger agreement, including the following:

•	the possibility that the merger might not be consummated and the potential adverse effects of the failure to consummate the merger on:

•	Tellium operating results;

•	the ability of Tellium to implement its business plan; and

•	the overall competitive position and prospects of Tellium;

•	the decreased likelihood of a third party acquisition proposal because of the termination fee described above, and, to a lesser extent, the voting agreements described above;

•	the risk that the potential benefits of the merger may not be realized;

•	the significant costs that may be incurred by Tellium or the combined company as a result of the merger, including:

•	transaction costs;

•	severance costs; and

•	potential costs associated with the revision or implementation of executive compensation arrangements;

•	the risk that Tellium’s key employees would depart or be distracted by the process of the merger and the subsequent integration of Tellium’s and Zhone’s businesses;

•	the risk that as a result of the announcement of the merger, Tellium’s existing relationships with suppliers and customers could be impaired and Tellium might have increased difficulty attracting new customers; and

•	various other risks associated with the merger and the businesses of Tellium, Zhone and the combined company described in this joint proxy statement/prospectus under “Risk Factors” and in the corresponding section in documents incorporated by reference into this joint proxy statement/prospectus.

After due consideration, the Tellium board of directors concluded, however, that overall, the potential benefits to Tellium and its stockholders of the merger outweighed the risks associated with the merger.

This discussion is not exhaustive of all the factors considered by the Tellium board of directors, but is believed to set forth the principal factors considered by Tellium’s board of directors. The Tellium board of directors unanimously approved the merger agreement in light of the various factors described above and other factors that each member of Tellium’s board of directors felt were appropriate. In view of the wide variety of factors considered in connection with the board’s evaluation of the merger and the complexity of these matters, the Tellium board of directors did not quantify or otherwise assign relative weights to the factors described above. Rather, the Tellium board of directors made its determination based on the totality of the information it considered. The members of the board were aware that, as described below under “—Interests of Directors and Executive Officers of Tellium in the Merger,” directors and officers of Tellium have interests in the merger in addition to, or different from, their interests as stockholders in Tellium, and the board considered this in determining to recommend the transaction. In considering the factors discussed above, individual directors may have given different weights to different factors.

After considering all of the information and factors discussed in this section, the Tellium board of directors, by unanimous vote, approved the merger, the merger agreement and the other transactions contemplated by the merger agreement. The Tellium board of directors unanimously recommends that Tellium stockholders vote “FOR” the proposal to issue shares of Tellium common stock pursuant to the terms of the merger agreement.

Reasons for the Merger—Zhone

In reaching its decision to approve the merger, Zhone’s board of directors identified and considered a number of potential benefits for Zhone and its stockholders that supported the board’s decision to approve the merger. These potential benefits include the following:

•	the strategic fit between the two companies, with a combined customer base that would include some of the world’s largest telecommunications carriers and combined product lines that would bring each company’s current customers advanced new access and transport offerings bridging the gap between existing copper-based loops and fiber optics;

•	the complementary nature of the companies’ technologies, including the core competencies, intellectual property rights and focus areas of the companies;

•	the strong balance sheet and cash position resulting from a combination of the two companies;

•	the Tellium common stock to be issued in the merger which, as a result of being listed on Nasdaq, should provide liquidity for Zhone stockholders and a currency for future acquisitions and employee retention;

•	the synergies and cost-saving opportunities that should result from a combination of the two companies, as redundant operations are eliminated or streamlined;

•	the expectation of the parties that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, such that holders of Zhone stock will not recognize gain or loss when they exchange their Zhone stock solely for Tellium common stock in the merger (except for gain or loss resulting from cash, if any, received instead of fractional shares of Tellium common stock);

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the terms of the merger agreement, including (1) the fixed ownership split resulting in Zhone stockholders owning 60% of the combined company’s fully converted shares, (2) the detailed representations, warranties and covenants of the parties, (3) the limitations on Tellium’s ability to solicit other acquisition offers, (4) the termination fee of $3 million payable if the merger agreement is terminated due to specified reasons, and (5) the conditions to completion of the merger, in particular the likelihood of obtaining the necessary stockholder approvals, the absence of any material regulatory conditions and the likelihood that the merger would be completed; and

•	the opinion rendered by Credit Suisse First Boston, dated as of July 27, 2003, as to the fairness of the exchange ratio to Zhone’s common stockholders (assuming conversion of shares of Zhone preferred stock into shares of Zhone common stock as contemplated in the merger agreement), other than Zhone affiliates, from a financial point of view as of such date.

In addition to the potential benefits accruing to Zhone and its stockholders from the merger, Zhone’s board of directors also considered a number of other factors in approving the merger, including the following:

•	Zhone management’s view of the business and prospects of Zhone and Tellium as stand-alone companies and as a combined company;

•	historical and recent financial data concerning Zhone’s and Tellium’s respective businesses and financial performances;

•	historical market prices and trading volumes of the Tellium common stock; and

•	the expected purchase accounting treatment of the merger.

In reaching its decision to approve the merger, Zhone’s board of directors also identified and considered a number of potentially negative factors that could result from the merger, including the following:

•	the risk that the potential benefits sought in the merger, including the synergies and cost-saving opportunities, may not be fully realized;

•	the risk that integration of the businesses, products and personnel of the two companies may not be successfully implemented in a timely and efficient manner, or at all;

•	the diversion of management’s time and attention from Zhone’s existing business;

•	the risk that the merger may not be well received by customers, suppliers, contract manufacturers and employees of the two companies;

•	the perception of Zhone as a viable, independent company may be damaged;

•	the risk of the potential loss of key employees;

•	the significant cost that may be incurred in seeking to complete the merger;

•	the risk that the merger may not be completed; and

•	various other risks associated with the merger and the businesses of Zhone, Tellium and the combined company described in the section entitled “Risk Factors” and in the documents incorporated by reference in this joint proxy statement/prospectus.

Zhone’s board of directors concluded, however, that overall, the potentially negative factors associated with the merger were outweighed by the potential benefits of the merger.

The above discussion of the factors considered by Zhone’s board of directors is not intended to be exhaustive, but is believed to set forth the principal factors considered by Zhone’s board of directors. Zhone’s board of directors collectively reached the conclusion, by unanimous vote of those directors present, to approve the merger agreement in light of the various factors described above and other factors that each member of Zhone’s board of directors felt were appropriate. In view of the wide variety of factors considered by Zhone’s board of directors in connection with its evaluation of the merger and the complexity of these matters, Zhone’s board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, Zhone’s board of directors made its recommendation based on the totality of information presented to and the investigation conducted by it. The members of the board were aware that, as described below under “—Interests of Directors and Executive Officers of Zhone in the Merger,” directors and officers of Zhone have interests in the merger in addition to, or different from, their interests as stockholders in Zhone, and the board considered this in determining to recommend the transaction. In considering the factors discussed above, individual directors may have given different weights to different factors.

After considering all of the information and factors described in this section, Zhone’s board of directors, by unanimous vote of those directors present, approved the merger, the merger agreement and the other transactions contemplated by the merger agreement. Zhone’s board of directors unanimously recommends that the Zhone stockholders vote “FOR” the proposal to adopt the merger agreement.

Opinion of Morgan Stanley to Tellium

Pursuant to a letter dated September 3, 2002, Morgan Stanley was engaged to provide financial advisory services, including a financial opinion letter (the Morgan Stanley Opinion), in connection with the merger. At the July 25, 2003 meeting of the Tellium board of directors, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that, as of such date and based upon and subject to the various considerations set forth in its opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of shares of Tellium common stock.

The full text of the Morgan Stanley Opinion, dated July 25, 2003, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Annex D to this joint prospectus/proxy statement. The Morgan Stanley Opinion is directed to the Tellium board of directors and addresses only the fairness of the exchange ratio from a financial point of view to holders of Tellium common stock as of the date of such opinion and does not address any other aspect of the merger. The summary of the Morgan Stanley Opinion set forth in this prospectus/proxy statement is qualified in its entirety by reference to the full text of the Morgan Stanley Opinion attached as Annex D hereto, which should be read carefully and in its entirety.

In arriving at the Morgan Stanley Opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of Tellium;

•	reviewed certain internal financial statements and other financial and operating data concerning Tellium prepared by the management of Tellium;

•	reviewed certain financial forecasts, including information relating to certain strategic, financial and operational benefits anticipated from the merger, prepared by the management of Tellium;

•	discussed the past and current operations and financial condition and the prospects of Tellium, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Tellium;

•	reviewed certain analyses prepared by senior management of Tellium regarding a potential liquidation of Tellium;

•	reviewed certain publicly available financial statements and other business and financial information of Zhone;

•	reviewed certain internal financial statements and other financial and operating data concerning Zhone prepared by the management of Zhone;

•	reviewed certain financial forecasts for Zhone prepared by the management of Zhone;

•	discussed the past and current operations and financial condition and the prospects of Zhone, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Zhone;

•	reviewed the pro forma impact of the merger on Tellium’s forecast revenue, net income and cash balance;

•	reviewed the reported prices and trading activity for Tellium common stock;

•	compared the financial performance of Tellium and the prices and trading activity of Tellium common stock with that of certain other publicly traded companies and their securities comparable with Tellium and its securities;

•	reviewed the relative financial contributions of Tellium and Zhone to the combined company as a result of the merger;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in discussions and negotiations among representatives of Tellium and Zhone and their financial, tax and legal advisors;

•	reviewed the draft merger agreement and certain related documents; and

•	considered such other factors and performed such other analyses as Morgan Stanley deemed appropriate.

In arriving at the Morgan Stanley Opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to Morgan Stanley by Tellium for the purposes of the Morgan Stanley Opinion. With respect to the financial forecasts, including the financial forecasts for a liquidation scenario and information relating to certain strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Tellium. Morgan Stanley relied without independent verification on the assessment of senior management of Tellium regarding the potential liquidation analysis and process for Tellium. Morgan Stanley relied without independent verification on the assessments and representations of management of Tellium with respect to the matters detailed in Note 7 to the Condensed Consolidated Financial Statements (unaudited) in Item 1 of Tellium’s Form 10-Q for the Quarter-Ended March 31, 2003 under the heading “Changes to Management Incentive Program,” and the financial forecasts provided by Tellium management as to the impact of any resolution of such matters, including the consummation of the merger or lack thereof, on Tellium. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Tellium, nor was Morgan Stanley provided with any such appraisals. Morgan Stanley relied upon the assessment by the management of Tellium and Zhone of their ability to retain key employees. Morgan Stanley also relied upon, without independent verification, the assessment by the management of Tellium and Zhone of Tellium’s and Zhone’s respective technologies and products, the timing and risks associated with the integration of Tellium and Zhone and the validity of, and risks associated with, Tellium’s and Zhone’s respective existing and future products and technologies. Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement, including, among other things, that the merger will be treated as a tax-free reorganization, pursuant to the Internal Revenue Code.

Morgan Stanley’s opinion did not address the relative merits of the transactions contemplated by the merger agreement as compared to any other alternative transactions, whether or not such alternative transactions could be achieved. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of the opinion. Furthermore, Morgan Stanley is not an expert in accounting, legal or tax matters and made no representations nor did Morgan Stanley opine upon the advice to be or that has been rendered by Tellium’s accountants, legal counsel or tax advisors with respect to the merger.

The following is a brief summary of the material analyses performed by Morgan Stanley in connection with its oral opinion and the Morgan Stanley Opinion. Certain of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Combined Company Analyses

For the purposes of its analyses, Morgan Stanley used estimates of financial performance provided by the management of Tellium and Zhone. For Zhone, two cases were utilized (the Zhone High Case and the Zhone Low Case) based on input from the management of Zhone and Tellium. The table below summarizes the revenue and earnings forecasts for the Zhone High Case and the Zhone Low Case:

	2003		2004		2005
$MM	Zhone Low Case	Zhone High Case	Zhone Low Case	Zhone High Case	Zhone Low Case	Zhone High Case
Revenue	80.1	100.1	100.0	125.0	116.0	145.0
Earnings	(7.8)	(1.8)	0.1	4.7	6.1	12.2

All analyses involving forecasted financial performance of Zhone or the combined company, unless otherwise stated, were completed for both the Zhone High Case and the Zhone Low Case. In addition, Tellium’s stand-alone financial performance, as well as its contribution to the combined company was adjusted by a range of $5.0 million to $15.0 million to reflect the impact of resolving the matters detailed in Note 7 to the Condensed Consolidated Financial Statements (unaudited) in Item 1 of Tellium’s Form 10-Q for the Quarter-Ended March 31, 2003 under the heading “Changes to Management Incentive Program.” Based on estimates provided by Tellium and Zhone management, all combined company financial forecasts include $15.0 million of annual pre-tax operating synergies beginning in 2004.

Morgan Stanley noted that there was no public market for Zhone’s securities. In addition, based on the exchange ratio, Tellium’s ownership of the combined company would be 40% on a fully converted basis.

Discounted Equity Value Analysis of Combined Company.    Morgan Stanley analyzed the theoretical value of Tellium in a combination with Zhone by calculating the combined company stock price in 2004 by using its 2005 revenues, applying an aggregate value / revenue ratio, adding net cash, multiplying by Tellium’s ownership of the combined company, dividing by Tellium’s fully-diluted number of shares and discounting that figure to July 2003. Morgan Stanley also calculated the combined company stock price in 2004 by using its 2005 net income, applying a price / earnings ratio, multiplying by Tellium’s ownership of the combined company, dividing by Tellium’s fully-diluted number of shares and discounting that figure to July 2003. Morgan Stanley used a discount rate of 12%, net cash of $69.8 million in the event of Zhone High Case performance, $59.9 million in the event of Zhone Low Case performance, an aggregate value / revenue ratio range of 1.00x to 2.00x, and a price / earnings ratio range of 15.0x to 25.0x.

The following table represents the estimated high and low value of a Tellium share based on various aggregate value / revenue ratios and price / earnings ratios:

	Estimated Discounted Equity Value Per Tellium Share of Future Combined Company Equity Value
	Zhone Low Case Performance	Zhone High Case Performance
Low	$0.72	$0.79
High	$1.22	$1.49

Comparable Company Analysis.    As part of its analysis, Morgan Stanley compared selected publicly available financial information of selected publicly traded communications equipment companies. While noting that none of the comparable public companies listed below are identical to the combined company, Morgan Stanley compared the publicly available financial information of those companies to the expected financial performance of a combined Tellium and Zhone. Such information included the aggregate value divided by 2003 and 2004 estimated revenue (the aggregate value/2003 estimated revenue multiple and the aggregate value/2004 estimated revenue multiple) and the stock trading price divided by the current net cash per share (the price/net cash multiple). The current net cash data was derived from each company’s public filings. The estimated revenue was derived from I/B/E/S International mean revenue estimates, with the exception of the estimated revenue for the combined company which was obtained from Tellium and Zhone management estimates.

The following table presents, as of July 25, 2003, the aggregate value/2003 estimated revenue multiples, the aggregate value/2004 estimated revenue multiples, and the price/net cash multiples for the comparable companies:

Comparable Communications Equipment Companies	Aggregate Value/2003 Estimated Revenue		Aggregate Value/2004 Estimated Revenue		Price/Net Cash
ADC Telecommunications	1.75	x	1.61	x	4.8	x
ADTRAN	4.50	x	4.00	x	6.8	x
Adva Optical Networking	1.17	x	1.07	x	N.M.
Advanced Fibre Communications	1.15	x	1.10	x	1.4	x
Alcatel	0.77	x	0.76	x	N.M.
Avici Systems	0.17	x	0.15	x	1.1	x
CIENA	4.69	x	3.83	x	2.4	x
Concurrent	1.57	x	1.21	x	5.3	x
Corvis	22.91	x	17.78	x	1.5	x
Cosine Communications	N.M.	*	N.M.		0.8	x
Lucent Technologies	1.06	x	0.97	x	N.M.
Nortel Networks	1.24	x	1.17	x	N.M.
Paradyne Networks	0.36	x	0.29	x	1.6	x
Redback Networks	1.51	x	1.40	x	N.M.
Riverstone Networks	N.M.		N.M.		0.8	x
Sonus Networks	14.99	x	9.81	x	7.0	x
Sycamore Networks	2.67	x	1.61	x	1.1	x
Tellabs	1.80	x	1.61	x	2.6	x
UTStarcom	2.52	x	2.00	x	23.4	x

*	N.M. means not meaningful.

Morgan Stanley analyzed the potential value per share of Tellium by calculating the combined company stock price by using the combined company’s expected 2004 revenues, applying a range of aggregate value/revenue ratios derived from comparable company data, adding net cash, multiplying by Tellium’s ownership of the combined company, and dividing by Tellium’s fully-diluted number of shares. Morgan Stanley used 2004 expected revenues of $162.0 million in the event of Zhone High Case performance, 2004 expected revenues of $137.0 million in the event of Zhone Low Case performance, net cash of $83.2 million, and an aggregate value/revenue ratio range of 1.00x to 2.00x.

The following table presents the high and low value per Tellium share based on comparable aggregate value/ revenue ratios for the combined company:

	Zhone Low Case Performance	Zhone High Case Performance
Low	$0.74	$0.81
High	$1.15	$1.30

No company utilized in the comparable company comparison analysis is identical to Tellium, Zhone or the combined company. In evaluating the peer group, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Tellium or Zhone. These other matters include the impact of competition on the business of Tellium or Zhone and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Tellium or Zhone or in the industry or financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable company group data.

Based on the Discounted Equity Value and Comparable Company Analyses, Morgan Stanley established the following ranges of potential value per share to Tellium stockholders of the combined company equity value. The following table presents the high and low value of a Tellium share based on both Discounted Equity Value and Comparable Company Analyses:

	Zhone Low Case Performance	Zhone High Case Performance
Low	$0.72	$0.79
High	$1.22	$1.49

As part of its analysis, Morgan Stanley also calculated the 2004 revenue contribution from Tellium to the combined company that would be required to cause the value per share to Tellium stockholders as part of the combined company to be equivalent to the value per share of Tellium on July 24, 2003, assuming that Zhone contributed the forecasted revenue set forth in the Zhone High Case and the Zhone Low Case and that the combined company was valued in a range of aggregate value/2004 revenue multiples. The following table presents the results of this analysis:

Tellium 2004 Revenue Contribution to the Combined Company Resulting in Value per Share to Tellium Stockholders
of the Combined Company Equity Value Equivalent to Value per Share of Tellium on July 24, 2003

Aggregate Value/2004 Revenue Multiples	Zhone Low Case Performance (MM)	Zhone High Case Performance (MM)
1.25x	$63.4	$38.4
1.50x	$36.1	$11.1
1.75x	$16.7	< $0.0
2.00x	$ 2.1	< $0.0

Morgan Stanley also calculated the 2005 revenue contribution from Tellium to the combined company that would be required to cause the estimated value per share to Tellium stockholders as part of the combined company equity value to be equivalent to the value per share of Tellium on July 24, 2003, assuming that Zhone contributed the forecasted revenue set forth in the Zhone High Case and the Zhone Low Case and that the combined company was valued using Discounted Equity Value, as described above, in a range of aggregate value/2005 revenue multiples. The following table presents the results of this analysis:

Tellium 2005 Revenue Contribution to the Combined Company Resulting in Value per Share to Tellium Stockholders
of the Combined Company Equity Value Equivalent to Value per Share of Tellium on July 24, 2003

Aggregate Value/2005 Revenue Multiples	Zhone Low Case Performance (MM)	Zhone High Case Performance (MM)
1.25x	$107.5	$70.5
1.50x	$ 70.2	$34.6
1.75x	$ 43.6	$9.0
2.00x	$ 23.7	< $0.0

Tellium Analyses

The above ranges of potential value to Tellium stockholders were then compared to value estimates of Tellium as an ongoing business using a variety of analyses outlined below.

Historical Common Stock Performance.    Morgan Stanley’s analysis of Tellium’s common stock performance consisted of a review of trading prices during the period from July 24, 2002 to July 24, 2003.

During that period, based on prices as reported on the Nasdaq National Market and the Nasdaq SmallCap Market, Tellium common stock achieved a high price per share of $1.32 on June 2, 2003 and a low price per share of $0.28 on October 9, 2002. Additionally, Morgan Stanley noted that Tellium common stock closed at a price of $0.91 per share on July 24, 2003.

Indexed Common Stock Performance.    Morgan Stanley compared the performance of Tellium common stock with the indexed performance of a composite of selected large capitalization communications equipment companies (the Large Cap Index), a composite of selected small capitalization communications equipment companies (the Small Cap Index), and the Nasdaq Composite. The Large Cap Index and the Small Cap Index were composed of the companies referenced in Comparable Company Analysis and were subject to the same limitations, judgments and assumptions outlined above.

The following table presents the indexed performance of Tellium common stock, the Large Cap Index, the Small Cap Index, and the Nasdaq Composite from July 24, 2002 to July 24, 2003:

	Indexed Price Performance	Index Components
Tellium common stock	71.7%
Small Cap Index	71.3%	ADVA, Avici, Concurrent, Corvis, Cosine, Paradyne, Redback, Riverstone, Sonus, Sycamore
Large Cap Index	61.0%	ADC Telecommunications, ADTRAN, Advanced Fibre Communications, Alcatel, CIENA, Lucent, Nortel, Tellabs, UTStarcom
Nasdaq Composite	38.4%

Analysis of Precedent Transactions.    Morgan Stanley compared selected publicly available statistics for 15 technology transactions from January 1, 2002 to July 25, 2003. The following table presents the ranges of premiums paid above the closing share prices one day before the announcement of the transaction and the premiums to the closing share prices 30 days before the announcement of the transaction:

	Number of Deals per Range
Premium to Unaffected Share Price	One Day Prior to Announcement	30 Days Prior to Announcement
X < 0%	3	5
0% ≤ X ≤ 10%	0	1
10% ≤ X ≤ 20%	2	1
20% ≤ X ≤ 30%	7	3
30% ≤ X ≤ 40%	2	0
40% ≤ X	1	5

Morgan Stanley noted that a range of premiums over Tellium’s closing stock price on July 24, 2003 of (10.0%) to 40.0% would imply a value per share of $0.82 to $1.24. No transaction utilized as a comparison in the precedent transactions analysis is identical to the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions regarding industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Tellium or Zhone, such as the impact of competition on Tellium or Zhone and the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of Tellium or Zhone or the industry or in the financial markets in general. Mathematical analysis such as determining the average or median is not in itself a meaningful method of using comparable transaction data.

Comparable Public Company Analysis.    As part of its analysis, Morgan Stanley compared selected publicly available financial information of selected publicly traded communications equipment companies as outlined above and subject to the same limitations as outlined above. Morgan Stanley analyzed the potential value per share of Tellium by calculating Tellium stock price by using its net cash position, applying a range of price/net cash ratios derived from comparable company data, and dividing by Tellium’s fully-diluted number of shares. Morgan Stanley used net cash of $130.7 million, and a price/net cash ratio range of 0.8x to 1.1x. Morgan Stanley noted that these assumptions implied a range of Tellium share prices of $0.89 to $1.19.

Discounted Equity Value Analysis.    Morgan Stanley analyzed the potential value per share of Tellium by calculating Tellium’s potential stock price in 2004 by using its 2005 revenues, applying an aggregate value/revenue ratio, adding net cash, dividing by Tellium’s fully-diluted number of shares and discounting that figure to July 2003. Morgan Stanley also calculated Tellium’s potential stock price in 2004 by using its 2005 net income, applying a price/earnings ratio, dividing by Tellium’s fully-diluted number of shares and discounting that figure to July 2003. Morgan Stanley used a discount rate of 12%, net cash of $95.6 million, an aggregate value/revenue ratio range of 0.50x to 1.00x, and a price/earnings ratio range of 15.0x to 25.0x. Morgan Stanley noted that these assumptions implied a range of Tellium share prices of $0.63 to $1.09.

Liquidation Analysis.    Morgan Stanley reviewed the liquidation analysis prepared by Tellium management based on an immediate reduction in operating activity followed by a shutdown of Tellium in the fourth quarter of 2003. Tellium management considered, among other factors, the following:

•	Tellium’s estimated cash balance at the time of liquidation;

•	Receipt of accounts receivable;

•	Partial recovery on inventory and property, plant and equipment;

•	Payment of cash liabilities;

•	Costs to operate the business until final liquidation;

•	Payment of expenses related to severance;

•	On-going lease obligations;

•	Resolution of the matters detailed in Note 7 to the Condensed Consolidated Financial Statements (unaudited) in Item 1 of Tellium’s Form 10-Q for the Quarter-Ended March 31, 2003 under the heading “Changes to Management Incentive Program;”

•	Service and maintenance obligations with respect to installed Tellium products; and

•	Insurance, legal costs and other professional fees.

Tellium estimated the present value, using a discount rate of 12%, of the possible receipt by Tellium stockholders of a range of the proceeds over the course of the next six to twelve months. Depending on the amount and timing of the distributions to Tellium stockholders, Tellium management estimated the present value of future distributions to be between $0.67 per share and $0.89 per share.

Zhone Analyses

Recent Valuations.    As part of its analysis, Morgan Stanley analyzed the theoretical value of Zhone based on the valuations used in Zhone’s recent acquisitions for which data was publicly available. Morgan Stanley noted that the publicly available stock valuations used in Zhone’s acquisitions of NEC eLuminant and Vpacket implied a range of value per Zhone share of $1.12 to $2.02.

Comparable Public Company Analysis.    As part of its analysis, Morgan Stanley compared selected publicly available financial information of selected publicly traded communications equipment companies as outlined above and subject to the same limitations as outlined above. Morgan Stanley analyzed the theoretical value per share of Zhone by calculating Zhone’s stock price by using its forecasted 2004 revenue, applying a range of aggregate value/2004 revenue ratios derived from comparable company data, subtracting net debt and dividing by Zhone’s fully-diluted number of shares. Morgan Stanley used net debt of $37.5 million, and an aggregate value/2004 revenue ratio range of 1.00x to 2.00x. Using the Zhone Low Case and the Zhone High

Case, Morgan Stanley noted that these assumptions implied a range of Zhone share prices of $0.62 to $1.61 and $0.87 to $2.10, respectively.

Discounted Equity Value Analysis.    Morgan Stanley analyzed the theoretical value per share of Zhone by calculating Zhone’s theoretical stock price in 2004 by using its 2005 revenues, applying an aggregate value/revenue ratio, subtracting net debt, dividing by Zhone’s fully-diluted number of shares and discounting that figure to July 2003. Morgan Stanley also calculated Zhone’s potential stock price in 2004 by using its 2005 net income, applying a price/earnings ratio, dividing by Zhone’s fully-diluted number of shares and discounting that figure to July 2003. Morgan Stanley used a discount rate of 12%, net debt of $39.0 million in the Zhone Low Case, net debt of $30.6 million in the Zhone High Case, an aggregate value/revenue ratio range of 1.00x to 2.00x, and a price/earnings ratio range of 15.0x to 25.0x. Using the Zhone Low Case and the Zhone High Case, Morgan Stanley noted that these assumptions implied a range of Zhone share prices of $0.65 to $1.61 and $0.96 to $2.54, respectively.

Morgan Stanley noted that the value of Zhone common stock implied by the merger with Tellium, based on the Tellium share price as of July 24, 2003 and multiplied by the exchange ratio, was $1.71 per share.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis or factor considered by it. Furthermore, Morgan Stanley believes that selecting any portion of Morgan Stanley’s analyses, without considering all its analyses, would create an incomplete view of the process underlying the Morgan Stanley Opinion. In addition, Morgan Stanley may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Tellium, Zhone or the combined company.

In performing its analysis, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Tellium or Zhone. Any estimates contained in the analyses performed by Morgan Stanley are not necessarily indicative of actual values, which may be significantly more or less favorable than those suggested by such analyses. Such analyses were prepared solely as a part of Morgan Stanley’s analysis of the fairness from a financial point of view of the exchange ratio pursuant to the merger agreement and were provided to the Tellium board of directors in connection with the delivery of the Morgan Stanley Opinion to Tellium. The analyses do not purport to be appraisals of value or to reflect the prices at which Tellium or Zhone might actually be sold or, in the case of Tellium, liquidated. In addition, as described above, the Morgan Stanley Opinion was one of the many factors taken into consideration by the Tellium board of directors in making its determination to approve the merger. The exchange ratio pursuant to the merger agreement was determined through arm’s-length negotiations between Tellium and Zhone and was approved by the Tellium board of directors. Consequently, the Morgan Stanley analyses as described above should not be viewed as determinative of the opinion of the Tellium board of directors with respect to the value of Tellium or of whether the Tellium board of directors would have been willing to agree to different consideration.

Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. Morgan Stanley may continue to provide investment banking services to the combined entity in the future. In the ordinary course of its trading, brokerage, investment management and financing activities, Morgan Stanley and its affiliates may, at any time, have a long or short position in, and buy and sell the debt or equity securities and senior loans of Tellium for its account or the account of its customers.

Pursuant to an engagement letter dated as of September 3, 2002, Morgan Stanley provided financial advisory services and a financial fairness opinion in connection with the merger, and Tellium agreed to pay

Morgan Stanley fees that are customary for this type of investment banking services if the merger is completed. Tellium also agreed to reimburse Morgan Stanley for expenses incurred by Morgan Stanley in performing its services. In addition, Tellium has also agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement and any related transactions. In the past, Morgan Stanley and its affiliates have provided financing services for Tellium and have received fees for the rendering of these services.

Opinion of Credit Suisse First Boston LLC to Zhone

Zhone retained Credit Suisse First Boston to act as its financial advisor in connection with the merger. In connection with Credit Suisse First Boston’s engagement, Zhone requested that Credit Suisse First Boston evaluate the fairness, from a financial point of view, of the exchange ratio to holders of Zhone common stock (assuming conversion of shares of Zhone preferred stock into shares of Zhone common stock as contemplated in the merger agreement), other than affiliates of Zhone. On July 25, 2003, the Zhone board of directors met to review the proposed merger and the terms of the merger agreement. During this meeting, Credit Suisse First Boston reviewed with the Zhone board of directors certain financial analyses, as described below, and rendered its oral opinion to the Zhone board of directors, subsequently confirmed in writing on July 27, 2003, that, as of the date of its opinion and based upon and subject to the various considerations set forth in the Credit Suisse First Boston opinion, the exchange ratio was fair, from a financial point of view, to holders of Zhone common stock (assuming conversion of shares of Zhone preferred stock into shares of Zhone common stock as contemplated in the merger agreement), other than affiliates of Zhone.

The full text of the Credit Suisse First Boston opinion, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Credit Suisse First Boston in rendering its opinion, is attached as Annex E to this joint proxy statement/prospectus and is incorporated by reference in its entirety. Zhone stockholders are urged to, and should, read the Credit Suisse First Boston opinion carefully and in its entirety. The Credit Suisse First Boston opinion addresses only the fairness, from a financial point of view, of the exchange ratio to holders of Zhone common stock (assuming conversion of shares of Zhone preferred stock into shares of Zhone common stock as contemplated in the merger agreement), other than affiliates of Zhone, as of the date of the Credit Suisse First Boston opinion, and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the merger. The Credit Suisse First Boston opinion was provided solely for the information of the Zhone board of directors in connection with its consideration of the merger, and is not to be used for any other purpose without Credit Suisse First Boston’s prior written consent. The summary of the Credit Suisse First Boston opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the Credit Suisse First Boston opinion.

In connection with its opinion, Credit Suisse First Boston, among other things,

•	reviewed the merger agreement and certain other related agreements;

•	reviewed certain publicly available business and financial information relating to Zhone and Tellium;

•	reviewed certain other information relating to Zhone and Tellium, including financial forecasts, provided to or discussed with Credit Suisse First Boston by Zhone and Tellium, respectively, and met with the managements of Zhone and Tellium to discuss the business and prospects of Zhone and Tellium, respectively;

•	considered certain financial data of Zhone and certain financial and stock market data of Tellium and compared that data with similar data for publicly held companies in businesses which Credit Suisse First Boston deemed similar to those of Zhone and Tellium; and

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which Credit Suisse First Boston deemed relevant.

In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the foregoing information and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for Zhone and Tellium that Credit Suisse First Boston reviewed, Credit Suisse First Boston was advised, and Credit Suisse First Boston assumed, that such forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Zhone and Tellium as to the future financial performance of Zhone and Tellium, respectively. In addition, Credit Suisse First Boston relied upon, without independent verification, the assessment of the managements of Zhone and Tellium as to:

•	the existing and future technology and products of Zhone and Tellium and the risks associated with such technology and products;

•	the potential cash balances, cost savings and synergies (including the amount, timing and achievability of such cash balances, cost savings and synergies) and strategic benefits anticipated by the managements of Zhone and Tellium to result from the merger;

•	their ability to integrate the businesses of Zhone and Tellium in the manner described to Credit Suisse First Boston by Zhone management; and

•	their ability to retain key employees of Zhone and Tellium.

Credit Suisse First Boston assumed that the capitalizations of each of Zhone and Tellium to be used in determining the exchange ratio at the effective time of the merger will be substantially the same as they each existed on July 27, 2003, the date of the Credit Suisse First Boston opinion. Credit Suisse First Boston assumed, with Zhone’s consent, that the existing business of Tellium will be restructured following the merger in the manner described to Credit Suisse First Boston by Zhone management. Credit Suisse First Boston also assumed, with Zhone’s consent, that in the course of obtaining necessary regulatory and third party approvals and consents for the merger, no modification, delay, limitation, restriction or condition will be imposed that will have an adverse effect on Zhone, Tellium or the contemplated benefits of the merger and that the merger will be consummated in accordance with the terms of the merger agreement, without waiver, modification or amendment of any material term, condition or agreement contained in the merger agreement. Credit Suisse First Boston also assumed, with Zhone’s consent, that the merger will be treated as a tax-free reorganization for federal income tax purposes. In addition, Credit Suisse First Boston was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Zhone or Tellium, nor was Credit Suisse First Boston furnished with any such evaluations or appraisals. The Credit Suisse First Boston opinion is necessarily based upon information made available to Credit Suisse First Boston as of the date of its opinion, and upon financial, economic, market and other conditions as they existed and could be evaluated on the date of the Credit Suisse First Boston opinion. Credit Suisse First Boston did not express any opinion as to what the value of shares of Tellium common stock actually will be when issued to holders of Zhone common stock pursuant to the merger or the prices at which shares of Tellium common stock will trade at any time. The Credit Suisse First Boston opinion does not address the relative merits of the merger as compared to other business strategies or transactions that might be available to Zhone, nor does it address the underlying business decision of Zhone to proceed with the merger. Credit Suisse First Boston was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of Zhone. The Credit Suisse First Boston opinion does not address the relative portions of the aggregate merger consideration to be received by holders of different classes or series of Zhone’s capital stock and does not constitute a recommendation to any holder of Zhone preferred stock as to whether such stockholder should convert its ownership of Zhone preferred stock into Zhone common stock in connection with the merger.

Credit Suisse First Boston did not express any opinion as to any legal matters involving Tellium, as to which Credit Suisse First Boston understands that Zhone has conducted such investigations, and has obtained such advice from qualified professionals, as it has deemed necessary. With respect to outstanding litigation involving Tellium in which significant damages are alleged, the Zhone board of directors, after consultation with Zhone management and its outside counsel, instructed Credit Suisse First Boston to assume, and Credit Suisse First

Boston did assume, without independent verification and based solely upon the assessment and judgment of Zhone management and its outside counsel, that the aggregate amount of damages and expenses, if any, that could be assessed against or agreed to by Tellium in any pending litigation will not, except to the extent indicated by Zhone management, exceed the limit of, and will be covered by, the insurance coverage maintained by Tellium or will not exceed the amount estimated by Zhone management.

In preparing its opinion, Credit Suisse First Boston performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying the Credit Suisse First Boston opinion. No company used in the analyses performed by Credit Suisse First Boston as a comparison is identical to Zhone or Tellium. In addition, Credit Suisse First Boston may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuation resulting from any particular analysis described below should not be taken to be Credit Suisse First Boston’s view of the actual value of Zhone or Tellium. The analyses performed by Credit Suisse First Boston are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of Credit Suisse First Boston’s analysis of the fairness, from a financial point of view, of the exchange ratio to holders of Zhone common stock (assuming conversion of shares of Zhone preferred stock into shares of Zhone common stock as contemplated in the merger agreement), other than affiliates of Zhone, and were provided to the board of directors of Zhone in connection with the delivery of the Credit Suisse First Boston opinion.

The following is a summary of material financial analyses performed by Credit Suisse First Boston in connection with the preparation of its opinion and reviewed with the Zhone board of directors at a meeting of the Zhone board of directors held on July 25, 2003. Certain of the following summaries of financial analyses that were performed by Credit Suisse First Boston include information presented in tabular format. In order to understand fully the material financial analyses that were performed by Credit Suisse First Boston, the tables should be read together with the text of each summary. The tables alone do not constitute a complete description of the material financial analyses.

Transaction Statistics

Credit Suisse First Boston calculated several values implied by the fully-converted ownership information of Zhone and Tellium reflected in the merger agreement, including the implied exchange ratio, the implied pro forma fully-diluted ownership of Zhone stockholders in Tellium and the implied Zhone fully-diluted equity value and aggregate value. Credit Suisse First Boston calculated the implied pro forma fully-diluted ownership of Zhone stockholders using the treasury method. The treasury method takes into account all shares underlying vested or unvested in-the-money options and warrants in determining the number of fully-diluted shares outstanding and assumes that the proceeds from the exercise of such options and warrants are used to repurchase shares of stock at market with such repurchased shares treated as treasury shares. The exchange ratio was calculated based on capitalization information for Zhone and Tellium as of July 17, 2003, as provided by the managements of Zhone and Tellium. The implied Zhone equity value and aggregate value were also based on a Tellium closing share price on July 17, 2003 of $1.01 and assuming approximately 197 million shares, options and warrants to acquire Tellium common stock would be issued to holders of Zhone securities in the merger. The following table summarizes the results of this analysis:

Exchange Ratio	Implied Pro Forma Fully-Diluted Zhone Ownership in Tellium	Implied Zhone Fully- Diluted Equity Value	Implied Zhone Fully- Diluted Aggregate Value
1.88x	61.6%	$200 million	$237 million

Tellium Historical Stock Trading Performance

Credit Suisse First Boston analyzed the prices at which Tellium common stock traded from May 17, 2001 (the date of Tellium’s initial public offering) through July 17, 2003. Credit Suisse First Boston noted that the high closing price of Tellium common stock during this period was $27.10 on May 22, 2001. Credit Suisse First Boston also noted that the high and low closing price of Tellium common stock over the last twelve-month period was $1.21 and $0.30, respectively. Credit Suisse First Boston also calculated the average of the daily closing prices of Tellium common stock over various periods prior to July 17, 2003, as well as the average of the daily market capitalization of Tellium implied by such closing share prices. The following table summarizes this analysis:

Period Prior to July 17, 2003	Average Closing Price	Average Market Capitalization (millions)
July 17, 2003	$1.01	$120.6
Last 5 trading days	$1.07	$127.8
Last 10 trading days	$1.00	$119.8
Last 15 trading days	$0.96	$114.4
Last 20 trading days	$0.93	$110.6
Last 30 trading days	$0.94	$112.1
Last 45 trading days	$0.94	$111.0
Last 60 trading days	$0.87	$102.1
Last 90 trading days	$0.77	$89.2
Last 180 trading days	$0.68	$77.8
Last twelve months	$0.62	$70.2

Credit Suisse First Boston also noted the volume of shares traded at different price levels between July 18, 2002 through July 17, 2003, as summarized in the following table.

Trading Price	$0.30-$0.40	$0.40-$0.50	$0.50-$0.60	$0.60-$0.70	$0.70-$0.80	$0.80-$0.90	$0.90-$1.00	$1.00-$1.10	$1.10-$1.20

Percentage Traded Within Range	3.0%	6.5%	19.5%	15.7%	12.4%	15.6%	6.8%	7.1%	13.4%

Cash per Share Trading Dynamics

Credit Suisse First Boston compared certain financial information of Tellium with that of other companies in the optical networking industry with sizable cash balances relative to their equity market capitalizations, including:

•	Sycamore Networks

•	Corvis

•	Oplink Communications

•	New Focus

•	Optical Communications Products

•	Avici Systems

•	Stratos Lightwave

Such information included, among other things, the mean and median share price for such companies as a percentage of net cash per share on a current basis, as well as net cash per share on a future projected basis (based on the furthest forward available cash balance estimated by public available analyst research). The following table summarizes the results of this analysis:

	Stock Price as a % of Current Available Cash Balance	Stock Price as a % of Furthest Projected Available Cash Balance
Tellium	81.0%	142.0%
Selected Peer Companies
Median	101.6%	145.8%
Mean	97.0%	152.8%

No company utilized as a comparison in the trading dynamics analysis is identical to Tellium. Mathematical analysis, such as determining the mean or the median, is not in itself a meaningful method of using comparable market trading data.

Pro Forma Cash Value Analysis

Credit Suisse First Boston analyzed the estimated pro forma cash resources that would be provided by Tellium as part of the combined company assuming completion of the merger and the restructuring contemplated by Zhone management. Credit Suisse First Boston noted that, based on information provided by Zhone management, Tellium would have had approximately $149 million in cash as of June 30, 2003 and that the combined company would have potential net cash available at closing of $118 million, based on projections provided by the management of Tellium and Zhone and assuming that the closing of the merger would occur at or around September 30, 2003. Credit Suisse First Boston also noted that, based on information provided by Zhone management, upon consummation of the merger, the combined company would have a potential ongoing cash balance of $103 million excluding cash likely to be used to satisfy ongoing liabilities of the combined company. Credit Suisse First Boston noted that, based on a 62% fully-diluted implied ownership of Zhone stockholders in the combined company, the pro forma cash value analysis implied an equity value for Zhone of $167 million.

Potential Public Market Valuation Analysis

Credit Suisse First Boston analyzed the present value to Zhone’s current stockholders of potential fully distributed equity values of Zhone following a future stand-alone initial public offering of Zhone common stock assuming no merger with Tellium. For purposes of this analysis, Credit Suisse First Boston assumed, based on Zhone’s projected revenues and revenue growth rates, that Zhone would be able to conduct an initial public offering in September 2004. For purposes of determining a “base case” range of potential fully distributed equity values of Zhone following its initial public offering, Credit Suisse First Boston applied multiples ranging from 20 to 35, based on observed trading ranges of comparable publicly traded companies, to projected net income for Zhone for calendar year 2005 of $6 million, as estimated by Zhone management. The following table sets forth the results of this analysis:

Multiples of 2005 Estimated Net Income	Fully Distributed		Present Value of Fully Distributed Equity Value to Current Stockholders (millions)
	Enterprise Value (millions)	Equity Value (millions)	20.0% Discount Rate	22.5% Discount Rate	25% Discount Rate
20x	$121	$111	$57	$55	$53
25x	$148	$138	$71	$69	$67
30x	$176	$166	$86	$83	$80
35x	$203	$193	$100	$97	$93

Credit Suisse First Boston also calculated a “high case” range of potential fully distributed equity values of Zhone following its initial public offering by applying multiples ranging from 20 to 35 to projected net income for Zhone for calendar year 2005 of $10 million, as estimated by Zhone management. The following table sets forth the results of this analysis:

Multiples of 2005 Estimated Net Income	Fully Distributed		Present Value of Fully Distributed Equity Value to Current Stockholders (millions)
	Enterprise Value (millions)	Equity Value (millions)	20.0% Discount Rate	22.5% Discount Rate	25% Discount Rate
20x	$191	$199	$105	$102	$98
25x	$241	$249	$132	$127	$123
30x	$290	$299	$158	$152	$147
35x	$340	$349	$184	$178	$172

Discounted Cash Flow Analysis

Using a discounted cash flow analysis, Credit Suisse First Boston calculated various implied equity values for Zhone based on financial forecasts for fiscal years 2003 through 2008. The forecasts were based on projections prepared by Zhone management. The discounted cash flow analysis was calculated using a “base case” which reflected assumptions relating to revenue growth rates, cost of goods sold, EBITDA (defined as earnings before interest, taxes, depreciation and amortization), operating income margins, working capital, capital expenditures and depreciation, each as provided by Zhone management. Credit Suisse First Boston’s analysis used discount rates ranging from 20.0% to 25.0% and terminal price-to-earnings (P/E) multiples for the next twelve months of 20.0x to 30.0x. The following table summarizes the results of this analysis:

Discount Rate	20.0%						22.5%							25.0%
Terminal Next Twelve Month P/E Multiple	20.0	x	25.0	x	30.0	x	20.0	x	25.0	x	30.0	x	20.0	x	25.0	x	30.0	x
Zhone Implied Equity Value (millions)	$57		$78		$99		$49		$69		$88		$42		$60		$77

Credit Suisse First Boston also conducted a discounted cash flow analysis based on a “high case,” which reflected more favorable assumptions relating to revenue growth rates, cost of goods sold, EBITDA, operating income margins, working capital, capital expenditures and depreciation, as provided by Zhone management. The following tables summarize the results of this analysis:

Discount Rate	20.0%						22.5%							25.0%
Terminal Next Twelve Month P/E Multiple	20.0	x	25.0	x	30.0	x	20.0	x	25.0	x	30.0	x	20.0	x	25.0	x	30.0	x
Zhone Implied Equity Value (millions)	$142		$181		$219		$128		$163		$198		$114		$146		$178

Credit Suisse First Boston’s opinion and presentation to the Zhone board of directors was one of many factors taken into consideration by the Zhone board of directors in making its determination to engage in the merger. Consequently, the analyses described above should not be viewed as determinative of the opinion of the Zhone board of directors or Zhone management with respect to the value of Zhone or whether the Zhone board of directors would have been willing to agree to a different exchange ratio.

The Zhone board of directors retained Credit Suisse First Boston to act as its financial advisor in connection with the merger. Credit Suisse First Boston was selected by the Zhone board of directors based on Credit Suisse First Boston’s qualifications, expertise and reputation. Credit Suisse First Boston is an internationally recognized investment banking and advisory firm. Credit Suisse First Boston, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Credit Suisse First Boston and its affiliates have in the past provided financial and investment banking services to Zhone and its affiliates unrelated to the merger for which it received compensation, and Credit Suisse First Boston may, in the future, provide investment banking and financial services to Tellium and its affiliates for which it would expect to receive compensation. In the ordinary course of its business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of Tellium for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Credit Suisse First Boston and its affiliates own approximately 0.5% of the outstanding capital stock of Zhone.

Pursuant to an engagement letter dated as of June 24, 2003, Zhone engaged Credit Suisse First Boston to provide financial advisory services to the Zhone board of directors in connection with the merger, including, among other things, rendering its opinion. Pursuant to the terms of the engagement letter, Zhone has agreed to pay Credit Suisse First Boston a customary fee in connection therewith, a significant portion of which is contingent upon the consummation of the merger. Credit Suisse First Boston will also receive a fee for rendering its opinion. In addition, Zhone has agreed to reimburse Credit Suisse First Boston for its expenses, including attorney’s fees, incurred in connection with its engagement and to indemnify Credit Suisse First Boston and certain related persons against certain liabilities and expenses arising out of or in conjunction with its rendering of services under its engagement, including liabilities arising under the federal securities laws.

Regulatory Approvals Required for the Merger

Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission, certain transactions, including the merger, may not be completed unless certain waiting period requirements have been satisfied. On August 25, 2003, we received notice from the Federal Trade Commission that we received early termination of the applicable waiting periods under the HSR Act. In addition, if the shares of Tellium common stock issued in the merger are not listed on the Nasdaq National Market at the time of issuance, they will be subject to qualification under California law. On September 15, 2003, we received notice from the California Corporations Commissioner that the shares are qualified for offer, sale and issuance under California law.

Under the merger agreement, both Tellium and Zhone have agreed to use their commercially reasonable best efforts to obtain all required governmental approvals and avoid any action or proceeding by a governmental entity in connection with the execution of the merger agreement and completion of the merger. Except as noted above with respect to the required filings under the HSR Act, qualification under California law and the filing of a certificate of merger in Delaware at or before the effective time of the merger, neither Tellium nor Zhone is aware of any material federal or state regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

Material United States Federal Income Tax Consequences of the Merger

The following is a general summary of the material U.S. federal income tax considerations of the merger to United States holders (as defined below) of Zhone stock. This summary is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated under the Internal Revenue Code, administrative rulings and judicial decisions in effect on the date of this joint proxy statement/prospectus. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. This summary does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. This summary also does not address any consequences of transactions occurring prior to or after the merger (whether or not such transactions are in connection with the merger), including the conversion of shares of Zhone preferred stock into shares of Zhone common stock.

For purposes of this discussion, we use the term “United States holder” to mean:

•	a citizen or resident of the United States;

•	a corporation, partnership or other entity treated as a corporation or a partnership for United States federal income tax purposes created or organized in the United States or under the law of the United States or of any State or the District of Columbia;

•	a trust (x) if, in general, a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all substantial decisions of such trust; or (y) that has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of the income’s source.

This discussion assumes that Zhone stockholders hold their shares of Zhone stock as capital assets, and this discussion does not address all of the U.S. federal income tax consequences that may be relevant to a particular Zhone stockholder in light of its particular circumstances. In addition, it does not present a description of the U.S. federal income tax laws applicable to Zhone stockholders who are subject to special treatment under the U.S. federal income tax laws, including, without limitation:

•	financial institutions;

•	tax-exempt organizations;

•	insurance companies;

•	mutual funds;

•	dealers in securities or foreign currencies;

•	non-United States holders;

•	persons whose functional currency is not the U.S. dollar;

•	traders in securities that elect the mark-to-market method of accounting;

•	holders of Zhone stock who received such stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan; or

•	holders of Zhone stock who hold such stock as part of a hedge, straddle, or other risk reduction strategy or as part of a constructive sale or conversion transaction.

No ruling has been or will be sought from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger, and the following summary is not binding on the Internal Revenue Service.

Tax Consequences of the Merger

Completion of the merger is conditioned upon, among other things, the receipt by Zhone of a tax opinion from its counsel dated as of the closing date, that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The opinion will not address the consequences of any transactions occurring prior to or after the merger (whether or not such transactions are in connection with the merger), including the conversion of shares of Zhone preferred stock into shares of Zhone common stock. The condition regarding the receipt of the opinion described above will not be waived by Zhone after the receipt of Zhone stockholder approval unless further stockholder approval is obtained with appropriate disclosure. The opinion will be based on customary factual assumptions and factual representations and on representation letters provided at closing by Zhone, Tellium and Zebra Acquisition Corp., substantially in the forms attached to the merger agreement as exhibits, all of which must continue to be true and accurate in all respects as of the closing. In addition, the opinion will assume that the merger will be completed according to the terms of the merger agreement. The opinion of counsel to be delivered in connection with the merger represents counsel’s best legal judgment and is not binding on the Internal Revenue Service or any court.

Assuming the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and subject to the qualifications and assumptions described above, the material U.S. federal income tax consequences of the merger are as follows:

•	neither Zhone nor Tellium will recognize gain or loss in the merger;

•	holders of Zhone common stock will not recognize gain or loss when they exchange their Zhone stock solely for Tellium common stock in the merger, except for gain or loss resulting from cash, if any, received instead of fractional shares of Tellium common stock;

•	each Zhone stockholder will recognize capital gain or loss on any cash received instead of a fractional share of Tellium common stock equal to the difference between the amount of such cash received and the portion of the Zhone stockholder’s aggregate adjusted tax basis of the Zhone common stock surrendered allocated to that fractional share interest, and such gain or loss generally will constitute long-term capital gain or loss if the Zhone stockholder’s holding period in such Zhone common stock surrendered in the merger is more than one year as of the date of the merger (though the deductibility of capital losses is subject to limitations);

•	each Zhone stockholder’s aggregate tax basis in the Tellium common stock that it receives in the merger will be the same as its aggregate tax basis in the shares of Zhone common stock surrendered in the merger in exchange for Tellium common stock (reduced by any amount of tax basis allocable to any fractional share interest exchanged for cash);

•	the holding period of the Tellium common stock received in the merger will include the holding period of the Zhone common stock surrendered in the merger in exchange for the Tellium common stock; and

•	each Zhone stockholder receiving Tellium common stock as a result of the merger must retain records pertaining to the merger and file with its U.S. federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger, and each Zhone stockholder will be responsible for the preparation of its own tax returns.

Dissenting Shares

A Zhone stockholder who exercises appraisal rights or dissenters’ rights and receives cash in exchange for its Zhone stock will recognize gain or loss equal to the difference between the amount of cash received and the stockholder’s tax basis in the Zhone stock exchanged therefor. Any such gain or loss generally will be capital gain or loss, and such gain or loss generally will constitute long-term capital gain or loss if the Zhone stockholder’s holding period in such Zhone stock is more than one year as of the date of the merger. The deductibility of capital losses is subject to limitations.

Backup Withholding

Noncorporate holders of Zhone common stock may be subject to backup withholding on any cash payments received in the merger. A Zhone stockholder will not be subject to backup withholding, however, if that stockholder:

•	furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on the substitute U.S. Internal Revenue Service Form W-9 or successor form included in the letter of transmittal to be delivered to the stockholder following the completion of the merger; or

•	is otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and may be allowed as a refund or credit against a United States holder’s U.S. federal income tax liability, provided the holder furnishes the required information to the U.S. Internal Revenue Service.

Tax matters are very complicated, and the tax consequences of the merger to Zhone stockholders will depend on each Zhone stockholder’s particular tax situation. Each Zhone stockholder is urged to consult its tax advisors regarding the specific tax consequences of the merger, including tax return reporting requirements, the applicability of federal, state, local and foreign tax laws and the effect of any proposed change in the tax laws.

Accounting Treatment

The merger will be accounted for as a “reverse acquisition” using the purchase method of accounting under generally accepted accounting principles. Although the merger is structured such that Zhone will become a wholly owned subsidiary of Tellium at closing, Zhone will be treated as the acquiring company for accounting purposes in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations.” The factors influencing this accounting treatment include:

•	holders of Zhone’s outstanding stock, options and warrants will receive 60% of the shares of the combined company on a fully converted basis and will control a majority of the voting rights;

•	the board of directors of the combined company will consist of nine members, seven of which will be designated by Zhone and two of which will be designated by Tellium;

•	the executive officers of Zhone, including the Chief Executive Officer and Chief Financial Officer, will become the executive officers of the combined company; and

•	Zhone’s business represents the larger market capitalization and revenues of the combining companies.

Under the purchase method of accounting, the estimated purchase price of Tellium will be the fair value of the common stock that Zhone is deemed, for accounting purposes, to have issued in connection with the merger, the fair value of the options and warrants to purchase shares of Tellium common stock that Zhone is deemed to have assumed in connection with the merger, and the amount of direct transaction costs incurred by Zhone associated with the merger. The fair value was calculated based on the average closing price of Tellium common stock on the Nasdaq SmallCap Market for the two days prior to the announcement of the merger, the day of the announcement (July 28, 2003) and the two days following the announcement.

The purchase price will be allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their fair values at the date of the completion of the merger. To the extent that the estimated fair value of the net assets acquired exceeds the estimated purchase price, the estimated fair values of long-lived assets and identifiable intangible assets would be proportionately reduced for purchase accounting purposes. After such a reduction in values and in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations,” any remaining excess would be recorded as extraordinary gain in Zhone’s statement of operations upon consummation of the merger.

The allocation of the purchase price is preliminary, and given Tellium’s historical consumption of its working capital and the ultimate resolution of certain matters mentioned in the introduction to the unaudited pro forma condensed combined financial statements, the estimated negative goodwill of approximately $11.9 million may be substantially reduced, eliminated, or become positive goodwill upon completion of the final purchase price allocation. The purchase price allocation will remain preliminary until Zhone completes a final third party valuation of identifiable intangible assets acquired, evaluates integration plans to be implemented in conjunction with the merger, and determines the fair values of other assets acquired and liabilities assumed at the closing date. The final determination of the purchase price allocation is expected to be completed as soon as practicable after consummation of the merger. The final amounts allocated to assets and liabilities acquired could be materially different from the amounts presented in the unaudited pro forma condensed combined financial statements.

Listing of Tellium Common Stock

On August 7, 2002, The Nasdaq Stock Market notified Tellium that its stock had traded for more than 30 consecutive trading days below the $1.00 minimum per share price required for continued listing on the Nasdaq National Market. Subsequently, Tellium transferred the Tellium common stock to the Nasdaq SmallCap Market at the opening of business on November 19, 2002. On September 11, 2003, The Nasdaq Stock Market notified Tellium that the proposed merger between Tellium and Zhone would result in a reverse merger of Tellium. Although Tellium’s common stock is currently trading on the Nasdaq SmallCap Market, Tellium has submitted an initial listing application and must satisfy all of the initial Nasdaq National Market or Nasdaq

SmallCap Market inclusion criteria, including a minimum bid price of $5 or $4 per share, respectively. On October 10, 2003, the last sale price of Tellium’s common stock was $1.33 per share.

The merger agreement provides that Tellium will use its commercially reasonable best efforts to cause the shares of Tellium common stock to be issued in the merger to be approved for listing on the Nasdaq SmallCap Market prior to the completion of the merger.

In addition, Tellium has agreed to use its commercially reasonable best efforts to transfer the Tellium common stock for listing on the Nasdaq National Market.

It is a condition to the consummation of the merger that the shares of Tellium common stock issuable in the merger be approved for listing on the Nasdaq National Market or the Nasdaq SmallCap Market. In order to meet the listing requirements of the Nasdaq National Market or the Nasdaq SmallCap Market, Tellium has agreed to effect a reverse stock split with respect to the Tellium common stock, if necessary, according to a ratio between (and including) one-for-ten and one-for-four. Tellium’s stockholders have previously approved a reverse stock split of Tellium’s common stock within such range. Tellium and Zhone expect that a reverse stock split will be implemented prior to the merger with the exact ratio of the reverse stock split, between the ranges described above, to be agreed to by Tellium and Zhone. The reverse stock split will have a proportionate effect on the exchange ratio.

Tellium and Zhone anticipate that the combined company will be traded on Nasdaq under the ticker symbol “ZHNE.”

Deregistration of Zhone Common Stock

If the merger is completed, Zhone common stock will be deregistered under the Exchange Act and Zhone will no longer file periodic reports with the SEC.

Restrictions on Sales of Shares of Tellium Common Stock Received in the Merger

The shares of Tellium common stock to be issued in the merger will be registered under the Securities Act and will be freely transferable, except for shares of Tellium common stock issued to any person who is deemed to be an “affiliate” of Zhone prior to the merger. Persons who may be deemed to be “affiliates” of Zhone prior to the merger include individuals or entities that control, are controlled by, or are under common control of Zhone prior to the merger, and may include officers and directors, as well as significant stockholders of Zhone prior to the merger. Affiliates of Zhone prior to the merger may not sell any of the shares of Tellium common stock received by them in connection with the merger except pursuant to:

•	an effective registration statement under the Securities Act covering the resale of those shares;

•	an exemption under paragraph (d) of Rule 145 under the Securities Act; or

•	any other applicable exemption under the Securities Act.

Tellium’s registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, does not cover the resale of shares of Tellium common stock to be received by affiliates of Zhone in the merger.

In addition to the foregoing, each stockholder, director and officer of Zhone that entered into a voting agreement with Tellium and Zebra Acquisition Corp. agreed, for a period of 180 days following the merger, not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, including by the filing (or participation in the filing) of a registration statement with the SEC in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to, any Tellium common stock received by such party in the merger, or publicly announce an intention to effect any such transaction. The foregoing restrictions do not apply to (1) transfers of Tellium common stock as bona fide gifts,

(2) distributions of Tellium common stock to partners, members, stockholders, subsidiaries, affiliates, affiliated partnerships or other affiliated entities of such party, (3) transfers of Tellium common stock by will or intestacy, and (4) transfers of Tellium common stock to such party’s immediate family or a trust, the beneficiaries of which are such party and/or members of the such party’s immediate family, provided that in the case of any such transfer or distribution, each donee or distributee executes and delivers to Tellium a valid and binding counterpart to the voting agreement.

Interests of Directors and Executive Officers of Tellium in the Merger

In considering the recommendation of the Tellium board of directors regarding the merger, Tellium stockholders should be aware that some Tellium directors and executive officers have interests in the merger and related arrangements that are different from, or in addition, to their interests as Tellium stockholders. These interests may create potential conflicts of interest for these directors and executive officers because they may be more likely to approve the merger than Tellium stockholders generally. The Tellium board of directors was aware of these interests and took these interests into account in its deliberations of the merits of the merger and in approving the merger and the transactions contemplated by the merger agreement. These interests are summarized below.

Acceleration of Vesting of Tellium Restricted Stock

Under the terms of a 2000 restricted stock agreement between Tellium and Harry J. Carr, Chairman of the Board and Chief Executive Officer of Tellium, upon completion of the merger, 100% of the shares of unvested restricted stock subject to the agreement will immediately vest. As of August 31, 2003, there were 250,000 shares of restricted stock subject to this agreement and not yet vested; these shares would otherwise vest on or before December 31, 2003 or earlier upon his death or disability or upon termination of his employment by Tellium with or without cause. Under the terms of the 2000 restricted stock agreements between Tellium and Michael J. Losch, Chief Financial Officer, Secretary and Treasurer of Tellium, and Krishna Bala, Chief Technology Officer of Tellium, upon completion of the merger, 50% of the then-unvested shares will immediately vest. The remainder of the executive’s unvested shares will immediately vest if, following the merger:

•	there is a meaningful alteration that is adverse to the executive in the nature or status of his responsibilities or in his position with the combined company from those in effect immediately prior to the merger; or

•	he is required to perform his responsibilities for the combined company at a location that is more than 60 miles from the location of the executive’s employment at the time of the merger; or

•	the combined company breaches a material term of the executive’s restricted stock agreement and fails to cure such breach within 30 days after notice from the executive of the breach.

As of August 31, 2003, Messrs. Losch and Bala had 118,750 and 65,925 unvested shares, respectively, of restricted stock subject to their restricted stock agreements with Tellium, which would otherwise vest on or before December 31, 2003, if they remain employed by Tellium through that date. Based on the combined company’s current plans, it is expected that all of these shares will vest immediately following the merger.

In addition, as of August 31, 2003, Mr. Carr held 1,200,000 shares of Tellium common stock under a 2003 restricted stock grant, of which 400,000 shares are not yet vested and will vest as to 200,000 shares on each of September 30, 2003 and December 31, 2003. This vesting is subject to Mr. Carr being in the company’s employ on each such date. Based on the combined company’s current plans, it is expected that all of these shares will vest immediately following the merger.

Acceleration of Vesting; Extension of Exercise Period

On April 7, 2003, Tellium granted options to purchase 150,000 shares of its common stock to each of Mr. Gorman and Ms. Perone, two of its directors. In connection with the merger, Tellium amended the terms of these stock option grants in order to allow for continued vesting of any unvested options upon termination of their directorships upon a change of control and to extend the exercise period of these options. As of October 7, 2003, 75,000 of the options held by each of Mr. Gorman and Ms. Perone were vested. Upon completion of the merger, 75,000 unvested options held by each of Mr. Gorman and Ms. Perone will continue to vest, and they may exercise their vested options in whole or in part within two years of the completion date. These options will fully vest on April 7, 2004.

Current Employment Agreement

Tellium has an employment agreement with Mr. Carr regarding his services as Chairman of the Board and Chief Executive Officer, which would terminate at the end of 2003, but is subject to automatic annual renewal if notice of termination is not given by Tellium or Mr. Carr in October 2003. Under this agreement, upon completion of the merger and termination of Mr. Carr’s employment as Chief Executive Officer, Mr. Carr will be entitled to receive:

•	his annual base salary paid ratably over one year;

•	any unpaid bonuses earned prior to termination, which shall include (assuming the merger is completed during 2003) a pro rata portion (based on the portion of the year elapsed up to the time of completion of the merger) of an annual bonus of $250,000;

•	any unpaid benefits under group health and life insurance plans for one year after termination;

•	any unpaid benefits earned under Tellium’s employee benefit plans; and

•	any reimbursable expenses not yet reimbursed to him.

Mr. Carr is also entitled under his employment agreement to receive, in the event he becomes subject to an excise tax under Section 280G of the Internal Revenue Code (the so-called “golden parachute tax”) with respect to any payment or benefit he receives from Tellium under that agreement in connection with a change of control of Tellium, cash payments from Tellium in an amount sufficient to cover the amount of such tax liability and any related income tax liability resulting from such payment. Mr. Carr will be obligated during the one year period following termination of his employment to refrain from directly or indirectly inducing any employee of the combined company from leaving the employ of the combined company, hiring any person who was an employee of Tellium or the combined company until six months after his or her employment by Tellium or the combined company has terminated and inducing any customer, supplier, subcontractor, licensee or other business relation of Tellium or the combined company to cease doing business with the combined company or otherwise interfering with such business relationship.

Severance

Prior to the merger, Tellium intends to adopt a severance plan for its management personnel, as permitted by the merger agreement. Under this plan, William J. Proetta, Chief Operating Officer of Tellium, and Messrs. Losch and Bala, will be entitled to receive a severance package if his employment is terminated without cause by the combined company or, unless he agrees otherwise, if there is a substantial reduction in his salary or substantial diminishment of his job responsibilities during the one-year period following the closing of the merger. Tellium expects that the severance benefits payable in these circumstances will include:

•	a lump sum payment equal to one year’s base salary;

•	a prorated portion of any bonus payable for the year in which the termination occurs;

•	continuation of health care benefits for one year;

•	the ability to continue vesting in any unvested Tellium stock options for a period of one year following such termination; and

•	the ability to exercise any options once vested for a period of two years following termination.

Potential Claims Relating to 2002 Repurchase Agreements

On various dates between April and June 2000, Tellium loaned funds to members of its management team on a full-recourse basis to enable them to exercise previously granted stock options with average exercise prices of $2.14 per share. Individuals receiving loans included executive officers, vice presidents and other employees. Upon exercise of the stock options, each of these individuals received restricted stock that vested over four years, and pledged the restricted shares to secure payment of their loans to Tellium which generally become due in full in April through June 2005. Tellium’s stock price has fallen substantially below $2.14 per share, causing these loans to be under-collateralized while the individuals remained personally liable for payment on the loans when they come due. This circumstance posed personal financial problems for the individual involved and undercut the intended incentivizing effect of the restricted stock program. In an effort to restructure Tellium’s management incentive arrangements, in July 2002, Tellium’s board of directors authorized changes to this restricted stock and management loan program for the 12 participating individuals (then consisting of three executive officers, Messrs. Carr, Bala and Losch, five vice presidents, three other employees and one former vice president). These changes included the repurchase by Tellium of the shares of restricted stock and related reduction of the loans, modifications of the terms of the remaining loans and establishment of new incentive compensation arrangements which would include a bonus program applicable in the event of a change of control of Tellium and providing for bonuses in an amount sufficient to repay, on an after-tax basis, the then remaining balance of the loans.

Tellium attempted to implement these board-approved changes, and in late July 2002 repurchase agreements and other implementing documents were signed. However, certain problems arose in the implementation of the changes and the board subsequently determined that the documented changes did not reflect its intentions and the scope of what it had authorized and that Tellium should not go forward with changes in the restricted stock and loan program at that time. Accordingly, the board determined that it should not ratify and approve the implementing documents that had been executed and that the documents and the transactions provided for by them were void and unenforceable against Tellium. The board also determined to continue to consider changes to Tellium’s management incentive compensation arrangements, including the management loan arrangements. As previously disclosed, Tellium was not aware of what position the executives who signed implementing agreements in July 2002 would take with respect to the board’s action to void those agreements and was, therefore, unable to assess at that time whether those developments would have a material adverse effect on Tellium.

During January 2003, Tellium’s board of directors approved a set of changes to Tellium’s management compensation arrangements, including changes in the restricted stock and loan program for the individuals involved in that program, other than with respect to the executive officers of the company. As of May 13, 2003, all of the continuing and former non-executive senior managers participating in the program had executed agreements incorporating the board-approved changes to the program. As a result of these changes, the shares of restricted stock securing their loans were acquired by Tellium and their loans were cancelled, and other changes in compensation arrangements for such individuals were made. The board continued to consider whether changes in Tellium’s management compensation program for its executive officers, including the restricted stock and loan arrangements with Messrs. Carr, Bala and Losch, should be made. At the time discussions regarding the merger commenced, this matter was still under consideration by the board. No changes in the loan and restricted stock arrangements between Tellium and these individuals have subsequently been made and no changes are intended to be made before completion of the merger. See “—Background of the Merger.” Consequently, these executives currently hold approximately 7.8 million shares of restricted stock of Tellium which secure recourse loans owed to Tellium with an approximate balance of principal and accrued interest at August 31, 2003 of $21.6 million. An additional 0.9 million shares also serve as collateral to secure these loans and are held by donees of these executives.

Tellium is not in a position to assess the effect that these circumstances could have on it (or the combined company upon completion of the merger), but the effect could be material. If the implementing documents were given effect as executed, then, upon a change of control (including upon consummation of the merger):

•	Tellium (or the combined company) could be obligated to pay bonuses to these executives and to extend the maturity of their management loans. Tellium may not be able to deduct these payments for income tax purposes.

•	Depending on the circumstances prevailing at the time and on the interpretation of the documents, the aggregate amount of the bonuses could be up to $56 million, including approximately $22 million representing the aggregate outstanding principal and interest due on the loans, and approximately $34 million representing the aggregate amount of income and excise tax incurred by the executives associated with the bonus.

•	After repayment of the loans in full, it is anticipated that (1) the net cash outlay by Tellium would equal the amount paid in respect of the executive’s taxes, which could be up to approximately $34 million, (2) the net cash received by the executives would be zero, and (3) the shares held as collateral would be released to the executives free of any encumbrance associated with the management loans.

Tellium believes that the agreements signed in July 2002 are void and unenforceable against it and intends to vigorously defend any attempt to enforce these agreements.

Potential Compensation Arrangements After the Merger

Zhone currently intends that, upon completion of the merger, the combined company will consider proposing to Messrs. Carr, Bala and Losch, a package of changes to their restricted share and loan arrangements similar in structure to that offered to and implemented with the non-executive senior managers of Tellium in May 2003. Zhone expects this package to include the following elements:

•	The combined company would repurchase approximately 7.8 million shares of common stock held by Messrs. Carr, Bala and Losch at a price of $1.00 per share and the proceeds of approximately $7.8 million would be applied towards the repayment of the individuals’ outstanding loans to the combined company.

•	The combined company would forgive the remaining loan balances of Messrs. Carr, Bala and Losch, totaling approximately $13.7 million and make a payment of cash bonuses to them in the approximate aggregate amount of $9.7 million to assist in satisfying the tax liability they are expected to incur as a result of the loan forgiveness.

•	The combined company would issue options to Messrs. Carr, Bala and Losch to purchase an aggregate of approximately 7.8 million shares of common stock at an exercise price of $0.54 per share, which would vest over a period of one year, whether or not they continued in the employ of the combined company in any capacity.

•	The combined company would agree to reimburse any expenses incurred by Mr. Carr relating to any tax disputes concerning his compensation arrangement, up to $1.0 million.

•	The combined company would receive non-competition agreements from Messrs. Carr, Bala and Losch, which would expire one year after the termination of their employment, as well as a general releases and waivers of all claims against the combined company.

These arrangements, if implemented, would not affect the entitlement of Messrs. Carr, Bala or Losch to severance benefits from the combined company, as described above, upon the termination of their employment with the combined company after the merger. If proposed by the combined company and accepted by Messrs. Carr, Bala and Losch, the expected aggregate net cash outlay by the combined company of these packages, assuming a share price of $1.00, would be approximately $9.7 million. The potential aggregate non-cash cost of the options issued in connection with these packages would be approximately $4.2 million, calculated using the Black-Scholes Model, assuming a share price of $1.00 and recognized as non-cash compensation expense. Although Zhone expects the combined company to consider offering this package to

Messrs. Carr, Bala and Losch following completion of the merger, there is no obligation on the part of Zhone to do so or on any of Zhone’s stockholders (or any other person) to cause the combined company to do so. There can be no assurance that such package or any part of it or any similar package will be offered, or that Messrs. Carr, Bala and Losch will accept such package if offered. If no resolution of the matter is reached, there could be a dispute between the combined company and these individuals concerning the invalidity of the July 2002 repurchase agreements referred to above.

Directors’ and Officers’ Insurance and Indemnification

The merger agreement provides that the indemnification obligations set forth in Tellium’s certificate of incorporation and by-laws survive the merger and may not be amended, repealed or otherwise modified for six years following the effective time of the merger in any manner that would adversely affect the rights of any individual who, on or prior to the effective time, was a director, officer, trustee, fiduciary, employee or agent of Tellium or any of its subsidiaries or who served at the request of Tellium or any of its subsidiaries in that capacity unless an amendment or modification is required by applicable law.

In addition, for six years from the effective time of the merger, Tellium must provide for the benefit of its current directors and officers an insurance and indemnification policy that provides coverage for events that occurred prior to the effective time on terms that are no less favorable than Tellium’s existing policy. The merger agreement provides that if substantially equivalent insurance coverage is not available, the combined company must provide the best available coverage, subject to limitations set forth in the merger agreement.

Directorships

Following the merger, the board of directors of the combined company will consist of nine members, including two current members of Tellium’s board of directors, and seven current members of Zhone’s board of directors. Messrs. Connors and Shigemura, who currently serve on Tellium’s board of directors, are expected to serve on the board of directors of the combined company.

Interests of Directors and Executive Officers of Zhone in the Merger

In considering the recommendation of the Zhone board of directors that Zhone stockholders vote in favor of adoption of the merger agreement, Zhone stockholders should be aware that some Zhone directors and executive officers may have interests in the merger that may be different from, or in addition to, their interests as stockholders of Zhone.

Zhone’s executive officers, directors and entities affiliated with them beneficially own, in the aggregate, approximately 78% of Zhone’s outstanding common stock and approximately 68% of Zhone’s outstanding preferred stock. These executive officers, directors and entities affiliated with them will be able to exchange their shares of Zhone common stock and preferred stock for shares of Tellium common stock on the same terms and conditions as all other stockholders of Zhone.

Other interests relate to or arise from:

•	Adam Clammer, James G. Coulter, Robert K. Dahl, Morteza Ejabat, James H. Greene, Jr., C. Richard Kramlich and James Timmins, who currently serve on Zhone’s board of directors, are expected to serve on the board of directors of the combined company;

•	the retention of the officers of Zhone as officers of the combined company; and

•	Zhone has existing employment agreements with each of Mr. Ejabat, Zhone’s Chief Executive Officer, and Ms. Symons, Zhone’s Chief Technology Officer and Vice President, Engineering, which will remain in effect following the merger and will be amended to apply to their positions with the combined company.

In addition, Zhone has entered into a restated rights agreement with Mr. Dahl, Mr. Ejabat, Ms. Symons, and its preferred stockholders, which include certain entities affiliated with KKR, TPG and NEA. For additional information on the terms of the restated rights agreement, see “Information About Zhone—Certain Relationships

and Related Transactions.” In connection with the merger, Zhone’s board of directors authorized that certain changes be made to the restated rights agreement to clarify the rights and obligations of the parties thereto with respect to the combined company. Zhone expects that the restated rights agreement will be amended to provide for:

•	the existing registration rights (including two demand rights and unlimited piggyback and S-3 rights) will continue, and such rights will apply to the Tellium common stock acquired by the parties in the merger. The registration rights, which currently terminate seven years after an initial public offering of Zhone, will terminate seven years after the closing of the merger (or at such earlier time as a party may sell all of its shares in a three-month period under Rule 144).

•	the existing agreement of the parties to vote in favor of certain director designees will apply to the combined company, with certain additional modifications, including:

•	KKR will have two designees to the board of directors of the combined company, who will initially be Messrs. Greene and Clammer;

•	TPG will have two designees to the board of directors of the combined company, who will initially be Messrs. Coulter and Timmins;

•	NEA will have one designee to the board of directors of the combined company, who will initially be Mr. Kramlich;

•	the designees of each party with more than one designee will be placed in separate classes of the board of directors of the combined company;

•	the size of the board of directors of the combined company will not be increased beyond nine without the prior approval of KKR, TPG and NEA;

•	at such time as any of KKR, TPG or NEA owns less than 50% of the shares of Tellium common stock acquired in the merger, such party will lose a board designee and at such time as either KKR or TPG owns less than 25% of the shares of Tellium common stock acquired in the merger, such party will lose its remaining designee; and

•	the provisions regarding voting will terminate upon the happening of specified events.

•	the information rights and rights of first refusal in the restated rights agreement will terminate upon the closing of the merger.

The Zhone board of directors was aware of these interests during its deliberations of the merits of the merger and in determining to recommend to Zhone stockholders that they vote for the proposal to adopt the merger agreement.

Management and Operations Following the Merger

Upon completion of the merger, the board of directors of the combined company will be expanded to consist of nine members, seven of whom will be designated by Zhone and two of whom will be designated by Tellium. The continuing Tellium directors are expected to be Messrs. Connors and Shigemura. The directors designated by Zhone are expected to be Messrs. Clammer, Coulter, Dahl, Ejabat, Greene, Kramlich and Timmins. For additional information regarding the Zhone designees, see “Information about Zhone—Executive Officers, Directors and Key Employees.”

Upon completion of the merger, Mr. Ejabat, the current Chief Executive Officer of Zhone, will become the Chief Executive Officer of the combined company and Mr. Misaka, the current Chief Financial Officer of Zhone, will become the Chief Financial Officer of the combined company.

The directors and executive officers of the combined company intend, following completion of the merger, to undertake a comprehensive review of the business, operations, capitalization and management of the combined company with a view to optimizing development of its potential on a going forward basis. The directors and executive officers of the combined company expect, shortly following completion of the merger, that the combined company will consist of approximately 400 employees. The corporate headquarters of the combined company will be located in Oakland, California, at the location of the current headquarters of Zhone.

THE MERGER AGREEMENT

The following summary describes the material provisions of the merger agreement, which is included in this joint proxy statement/prospectus as Annex A and is incorporated by reference in this joint proxy statement/prospectus. This summary may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully in its entirety.

Effective Time of the Merger and Effect of the Merger

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is specified in the certificate of merger, which is referred to as the effective time of the merger. At the effective time of the merger, Zebra Acquisition Corp., a newly formed, wholly owned subsidiary of Tellium, will merge with and into Zhone and the separate corporate existence of Zebra Acquisition Corp. will cease. Zhone will be the surviving corporation in the merger and will continue as a wholly owned subsidiary of Tellium under the name ZTI Merger Subsidiary III, Inc.

Immediately after the merger described above, Tellium will effect a second merger with a newly formed, wholly owned subsidiary, which will merge with and into Tellium and, as a result, Tellium will be re-named Zhone Technologies, Inc. This second merger does not require stockholder approval.

The Merger Consideration and Conversion of Securities

General

Upon completion of the merger of Zebra Acquisition Corp. with and into Zhone, each share of Zhone common stock and preferred stock issued and outstanding immediately prior to the effective time of the merger will automatically be converted into the right to receive a number of shares of Tellium common stock equal to the exchange ratio (as described below).

Exchange Ratio

The final exchange ratio will be determined pursuant to a formula based on the total number of fully converted shares of Tellium and Zhone immediately prior to the merger. The final exchange ratio will be calculated by multiplying the total number of Tellium’s fully converted shares outstanding (as defined in the merger agreement) immediately prior to the merger by 1.5 and dividing this number by the number of Zhone’s fully converted shares outstanding (as defined in the merger agreement) immediately prior to the merger. This exchange ratio will result in the holders of Zhone’s outstanding stock, options and warrants receiving 60% of the shares of the combined company on a fully converted basis and the holders of Tellium’s outstanding stock, options and warrants retaining 40% of the combined company.

The final exchange ratio is dependent on the number of Tellium’s fully converted shares outstanding immediately prior to the merger and the number of Zhone’s fully converted shares outstanding immediately prior to the merger. These numbers will vary if any outstanding Tellium options or other convertible securities of Tellium, or any outstanding Zhone options or other convertible securities of Zhone, have expired, lapsed or otherwise terminated prior to the effective time of the merger.

The number of shares of Tellium common stock issuable pursuant to the merger agreement will also be proportionately adjusted for any stock split, reverse stock split, stock dividend or similar event with respect to shares of Tellium common stock or Zhone common stock or Zhone preferred stock effected between the date of the merger agreement and the effective time of the merger. Tellium’s stockholders have previously approved a reverse stock split of Tellium’s common stock. The merger agreement provides that Tellium will effect a reverse stock split with respect to the Tellium common stock according to a ratio between (and including) one-for-ten and one-for-four if such a split is necessary to cause the shares of Tellium common stock issuable pursuant to the merger to be listed on the Nasdaq National Market or the Nasdaq SmallCap Market. Tellium and Zhone expect that a reverse stock split will be implemented prior to the merger with the exact ratio of the reverse stock split, between the ranges described above, to be agreed to by Tellium and Zhone. The reverse stock split will have a proportionate effect on the exchange ratio.

Promptly after completion of the merger, Tellium’s transfer agent will mail to former Zhone stockholders a letter of transmittal and instructions to be used in surrendering certificates which represented shares of Zhone common stock or Zhone preferred stock prior to the effective time of the merger. When a former Zhone stockholder delivers these certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, the former Zhone stockholder will receive Tellium stock certificates representing the number of whole shares of Tellium common stock to which the stockholder is entitled under the merger agreement and cash in lieu of any fractional shares of Tellium common stock.

Treatment of Zhone Preferred Stock

Upon completion of the merger of Zebra Acquisition Corp. with and into Zhone, each share of Zhone preferred stock issued and outstanding immediately prior to the effective time of the merger will automatically be converted into the right to receive a number of shares of Tellium common stock equal to the exchange ratio.

The merger agreement also provides, as a condition to Tellium consummating the merger, that all shares of Zhone preferred stock will be converted into shares of Zhone common stock immediately prior to the effective time of the merger on a one for one basis. Under the terms of Zhone’s certificate of incorporation, all shares of Zhone preferred stock automatically convert into Zhone common stock in the event of an affirmative election of the holders of at least a majority of the outstanding shares of Zhone preferred stock. Zhone preferred stockholders holding a majority of the outstanding shares of Zhone preferred stock have agreed under the terms of the voting agreement entered into with Tellium and Zebra Acquisition Corp. to vote for or consent to the conversion of the Zhone preferred stock into Zhone common stock at a ratio of one share of Zhone common stock for each share of Zhone preferred stock. See “Voting Agreements—Zhone Stockholders.”

Accordingly, under the terms of the merger agreement, Zhone preferred stockholders and Zhone common stockholders will receive the same per share consideration in the merger.

Treatment of Zhone Stock Options and Warrants

Upon completion of the merger of Zebra Acquisition Corp. with and into Zhone, Tellium will assume all options to purchase Zhone common stock and all warrants to purchase Zhone common stock and Zhone preferred stock then outstanding under Zhone’s option agreements, stock option plans and warrant agreements. After the merger, each option and warrant will represent the right to purchase that number of shares of Tellium common stock equal to the number of shares of Zhone common stock covered by the option or Zhone common stock or preferred stock covered by the warrant, as applicable, immediately before the merger multiplied by the exchange ratio, rounded down to the nearest whole share. The exercise price per share of Tellium common stock subject to each option or warrant will equal the pre-conversion price per share of Zhone common stock subject to such option or the pre-conversion price of Zhone common stock or preferred stock subject to such warrant, as applicable, divided by the exchange ratio, rounded to the nearest whole cent.

Representations and Warranties

The merger agreement contains customary representations and warranties of Tellium and Zhone relating to, among other things, the following:

•	corporate organization and similar corporate matters,

•	capital structure,

•	authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of governmental authorities relating to, the merger agreement and related matters,

•	approval of the merger agreement by the respective board of directors of the companies,

•	compliance with laws,

•	documents filed with the SEC and the accuracy of the information contained in those documents,

•	the absence of finder’s or broker’s fees, except as specified,

•	absence of specified material changes or events,

•	employee benefit plans and other related matters,

•	labor and other employment matters and labor contracts,

•	tax treatment of the merger,

•	the validity, binding nature and absence of material defaults with respect to specified contracts,

•	outstanding litigation,

•	compliance with laws related to environmental matters,

•	intellectual property,

•	certain tax matters,

•	insurance policies,

•	receipt of a fairness opinion by Tellium and Zhone from Morgan Stanley and Credit Suisse First Boston, respectively, and

•	the stockholder votes required for the approval of the issuance of the shares of Tellium common stock in the merger in the case of Tellium and the adoption of the merger agreement in the case of Zhone.

Conduct of Business by Tellium and Zhone Prior to Completion of the Merger

Tellium and Zhone have agreed that, prior to the completion of the merger or termination of the merger agreement, except as contemplated by the merger agreement or unless the other party shall otherwise consent in writing, Tellium and Zhone will and will cause each of their subsidiaries to conduct operations only in the ordinary and usual course of business consistent with past practice.

In addition, Tellium and Zhone will not and will not permit any of their subsidiaries to, between the date of the merger agreement and the effective time of the merger, do any of the following without the other’s prior written consent, unless otherwise contemplated by the merger agreement and subject to certain exceptions:

•	amend its certificate or articles of incorporation, by-laws or other organizational documents,

•	issue, sell, pledge, dispose of, grant, transfer or encumber any of its capital stock, convertible securities, or rights, warrants or options to acquire any capital stock or convertible securities,

•	sell, pledge, dispose of, transfer, lease, license or encumber any material property or assets,

•	declare or pay any dividends or make other distributions,

•	enter into any agreement with respect to the voting of its capital stock,

•	alter its capital stock, including, among other things, by way of stock splits, combinations and reclassifications (except, in the case of Tellium, as contemplated by the reverse stock split),

•	repurchase, redeem or otherwise acquire any of its capital stock,

•	acquire any interest in any person or any assets,

•	incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse the obligations of any person for borrowed money,

•	terminate, cancel or agree to any material change in any material contract,

•	increase the compensation or benefits of directors, officers or employees,

•	grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, consultant or employee,

•	take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any benefit plan,

•	pay, discharge or satisfy any claims, liabilities or obligations,

•	accelerate or delay collection or payment of notes, accounts receivable or accounts payable in advance or beyond their regular due dates,

•	make any change in accounting policies or procedures other than in the ordinary course of business or as required by GAAP or by a government entity,

•	waive, release, assign, settle or compromise any material claims, litigation or arbitration,

•	make any material tax election, settle or compromise any material tax liability, amend any tax return or file any tax refund,

•	take, or agree to take, any action that would prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code,

•	modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement,

•	take any action that is intended or would reasonably be expected to result in any of the conditions to the merger not being satisfied, or

•	authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

The above-mentioned covenants will not prevent Zhone from:

•	granting options to purchase an aggregate of up to 2,776,364 shares of Zhone common stock, provided such options are subject to customary vesting and have an exercise price equal to the fair market value of the Zhone common stock,

•	acquiring assets in the ordinary course of business consistent with past practice and any other acquisitions for consideration that is individually not in excess of $250,000, or in the aggregate, not in excess of $500,000 for Zhone and its subsidiaries taken as a whole, or

•	incurring indebtedness for borrowed money incurred in the ordinary course of business or other indebtedness for borrowed money with a maturity of not more than one year in a principal amount not, in the aggregate, in excess of $10 million for Zhone and its subsidiaries taken as a whole.

Tellium has also agreed not to and will not permit any of it subsidiaries to, between the date of the merger agreement and the effective time of the merger, do any of the following without Zhone’s prior written consent, unless otherwise contemplated by the merger agreement:

•	terminate, cancel or request any change in, rescind, revoke or otherwise alter, or agree to do any of the foregoing with respect to, the severance plan described in “—Additional Agreements—Employee Benefits,”

•	other than as is set forth in Tellium’s operating budget, make any expenditures or cash disbursements, or agree to or commit to make any expenditures or cash disbursements, in excess of $1 million in the aggregate, or

•	authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Additional Agreements

Stockholder Meetings

Tellium has agreed to call and hold a meeting of its stockholders as promptly as reasonably practicable after the date on which the registration statement of which this joint proxy statement/prospectus forms a part becomes effective for the purpose of voting upon the approval of the issuance of Tellium common stock pursuant to the merger agreement. Zhone has agreed to call and hold a meeting of its stockholders as promptly as reasonably practicable after the date on which the registration statement of which this joint proxy statement/prospectus forms a part becomes effective for the purpose of voting upon the adoption of the merger agreement.

Access to Information/Confidentiality

Each of Tellium and Zhone has agreed to provide access to its books and records to the other party and its directors, officers, employees and other representatives and comply with its obligations under confidentiality agreements among the parties.

Consents/Filings

Tellium and Zhone have agreed to use their commercially reasonable best efforts to take all necessary action to make the transactions contemplated by the merger agreement effective, obtain any and all consents and licenses and make all necessary filings, including the preparation and filing of this joint proxy statement/prospectus.

Employee Benefits

Tellium has agreed to implement a severance plan prior to the merger, in form and substance reasonably acceptable to Zhone, covering specified Tellium executives, senior managers and management employees. The severance plan will be the exclusive form of benefits if any of those individual’s employment is terminated by the combined company without cause or by the individual due to a substantial reduction in salary or substantial diminishment of job responsibilities during the one year period following the merger. It is a condition to receiving any benefits under the severance plan that the individual execute a release of claims against Tellium.

Each of the specified executives will be entitled to:

•	a lump sum severance payment equal to one year’s base salary,

•	a prorated portion of any bonus payable for the year in which the termination occurs,

•	continuation of health care benefits for one year under Tellium’s health benefit plans at the same cost as an active employee of Tellium,

•	the ability to continue vesting in unvested Tellium stock options outstanding on the date of the merger agreement for a period of one year following termination, and

•	the ability to exercise any options once vested for a period of two years following termination.

Each of the specified senior managers and management employees will be entitled to:

•	a lump sum severance payment equal to six month’s base salary,

•	continuation of health care benefits for six months under Tellium’s health benefit plans at the same cost as an active employee of Tellium, and

•	the ability to exercise any options once vested for a period of two years following termination.

In addition, each of the specified senior managers will be entitled to the ability to continue vesting in unvested Tellium stock options outstanding on the date of the merger agreement for a period of six months following termination.

No Solicitation of Other Transactions

The merger agreement provides that Tellium, Zhone and their respective subsidiaries will not through any representatives or otherwise:

•	encourage or solicit any acquisition proposal (as defined below),

•	participate in any discussions or negotiations with, or furnish any information to, another party that may reasonably be expected to lead to any acquisition proposal,

•	engage in discussions with any person with respect to any acquisition proposal,

•	approve, endorse or recommend any acquisition proposal with respect to it, or

•	enter into any agreement, commitment or understanding contemplating or otherwise relating to any acquisition proposal,

provided, that prior to obtaining approval of the issuance of Tellium common stock pursuant to the merger agreement by Tellium stockholders or the approval of the merger by Zhone stockholders, Tellium or Zhone, as applicable, may, in response to a written acquisition proposal that was not solicited after the date of the merger agreement, participate in discussions or negotiations with or furnish information to any person which makes an acquisition proposal if:

•	such action is taken subject to a confidentiality agreement containing customary terms and conditions,

•	Tellium’s or Zhone’s board of directors, as applicable, reasonably determines in good faith, after consultation with outside legal counsel and financial advisor, that such acquisition proposal is a superior proposal (as defined below), and

•	Tellium’s or Zhone’s board of directors, as applicable, reasonably determines in good faith, after consultation with outside legal counsel, that failure to take such actions would constitute a breach of its fiduciary duties.

In addition, Tellium and Zhone have agreed that their respective boards of directors will not withdraw, modify or amend its recommendation of the approval of the merger, or resolve to do any of the foregoing, in a manner adverse to the other party. However, Tellium’s or Zhone’s board of directors, as applicable, may withdraw, modify or amend its recommendation of the issuance of Tellium common stock by Tellium stockholders or the merger by Zhone stockholders prior to obtaining the approval of its stockholders if, following receipt of a superior proposal:

•	Tellium’s or Zhone’s board of directors, as applicable, reasonably determines in good faith after consultation with outside legal counsel that failure to take such actions would constitute a breach of its fiduciary duties, and

•	prior to taking such actions, Tellium’s or Zhone’s board of directors, as applicable, shall have given the other party’s board of directors at least five business days notice of its intention to take such action and the opportunity during such period to submit a competing proposal (which shall be considered by Tellium’s or Zhone’s board of directors, as applicable, in good faith, after consultation with outside legal counsel and financial advisor) so that the superior proposal no longer constitutes a superior proposal.

The merger agreement defines an “acquisition proposal” as any offer or proposal concerning the following:

•	a merger, consolidation, business combination or similar transaction,

•	a sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture or otherwise of assets representing 20% or more of the consolidated assets of such party and its subsidiaries,

•	an issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for such securities) representing 20% or more of the voting power of such party,

•	a transaction in which any person shall acquire beneficial ownership, or the right to acquire beneficial ownership or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 20% or more of the outstanding voting capital stock of such party, or

•	any combination of the foregoing (other than the merger contemplated by the merger agreement).

The merger agreement defines a “superior proposal” as a bona fide written offer made by any person other than Tellium or Zhone that:

•	concerns an acquisition proposal (except that references in the definition of acquisition proposal to “20%” shall be “50%”),

•	is on terms which such party’s board of directors in good faith concludes (following consultation with its financial advisors and outside legal counsel) are more favorable to such party’s stockholders (in their capacities as stockholders) than the transactions contemplated by the merger agreement, and

•	is, in the good faith judgment of such party, reasonably likely to be financed and completed, taking into account the various legal, financial and regulatory aspects of the proposal.

Conditions to Completion of the Merger

The obligations of Tellium and Zhone to effect the merger are subject to the fulfillment or waiver, prior to the merger, of various conditions, including the following:

•	the registration statement covering the issuance of shares of Tellium common stock to be issued pursuant to the merger agreement, of which this joint proxy statement/prospectus forms a part, will have been declared effective by the SEC under the Securities Act and not be subject to any issued or threatened stop order suspending the effectiveness of the registration statement issued by the SEC,

•	the merger agreement, the merger and the other transactions contemplated by the merger agreement (including the issuance of the shares of Tellium common stock) will have been approved by the requisite vote of the stockholders of Tellium and Zhone,

•	no governmental agency or court will have instituted any action or proceeding that will prevent the completion of the merger or any other transaction contemplated by the merger agreement,

•	all material consents, approvals and authorizations of any governmental entity or otherwise required pursuant to the merger agreement will have been obtained, and

•	the shares of Tellium common stock issuable in the merger will have been approved for listing on the Nasdaq National Market or the Nasdaq SmallCap Market.

In addition, the obligations of Tellium and Zebra Acquisition Corp. to effect the merger are subject to the fulfillment or waiver, prior to the effective time of the merger, of each of the following conditions:

•	the representations and warranties of Zhone will be true and correct as of the effective time of the merger (except that those representations and warranties that speak as of the date of the merger agreement or some other date will be determined as of that date), except where the failure of those representations and warranties to be true and correct does not have a material adverse effect on Zhone,

•	Zhone will have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with prior to the effective time of the merger,

•	Zhone will have obtained all material requisite consents, approvals and authorizations,

•	since the date of the merger agreement, no event will have occurred that has a material adverse effect on Zhone,

•	all outstanding shares of Zhone preferred stock will have been converted into Zhone common stock at a ratio of one share of Zhone common stock for each share of Zhone preferred stock, and

•	Zhone stockholders holding less than 10% of the outstanding shares of Zhone common stock (on an as-converted basis) will have perfected appraisal rights under the Delaware General Corporation Law (or, if applicable, the California General Corporation Law).

In addition, the obligations of Zhone to effect the merger are subject to the fulfillment or waiver, prior to the effective time of the merger, of each of the following conditions:

•	the representations and warranties of Tellium and Zebra Acquisition Corp. will be true and correct as of the effective time of the merger (except that those representations and warranties that speak as of the date of the merger agreement or some other date will be determined as of that date), except where the failure of those representations and warranties to be true and correct does not have a material adverse effect on Tellium,

•	Tellium will have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with prior to the effective time of the merger,

•	Tellium will have obtained all material requisite consents, approvals and authorizations,

•	since the date of the merger agreement, no event will have occurred that has a material adverse effect on Tellium, and

•	Zhone will have received the opinion of tax counsel, dated as of the closing date, to the effect that based on the facts, representations and assumptions set forth in such opinion, the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger by mutual written consent of Tellium and Zhone, which consent shall have been approved by action of their respective boards of directors. In addition, the merger agreement may be terminated at any time prior to the effective time of the merger by either Tellium or Zhone, if:

(1)	the merger has not been completed by March 31, 2004, unless it is the terminating party’s failure to fulfill any obligation under the merger agreement that resulted in the failure of the merger to occur on or before that date,

(2)	any governmental entity has issued an order or ruling permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement, and such order or ruling has become final and nonappealable,

(3)

the board of directors of the other party has (A) failed to make, withdrawn or adversely modified its recommendation of the merger, (B) approved or recommended to its stockholders an acquisition proposal other than that contemplated by the merger agreement or entered into any agreement with respect to an acquisition proposal, (C) after an acquisition proposal has been made, failed to affirm its recommendation of the merger within two business days of any request by the other party to do so or (D) failed to recommend that its stockholders not tender their shares in any tender offer or exchange offer that is commenced (other than by the other party to the merger agreement) that, if successful, would result in any person or group becoming a beneficial owner of 20% or more of its outstanding shares of capital stock,

(4)	there has been a breach by the other party of any representation, warranty, covenant or agreement contained in the merger agreement which (A) would result in a failure to satisfy specified merger conditions and (B) cannot be cured prior to March 31, 2004; provided that the terminating party is not in material breach of its obligations or its representations and warranties under the merger agreement and has given 20 days prior written notice to the breaching party, or

(5)	the approval by the stockholders of Tellium and Zhone required for consummation of the merger is not obtained.

In addition, the merger agreement may be terminated at any time prior to the effective time of the merger by Tellium if it receives a superior proposal and its board of directors reasonably determines in good faith after consultation with outside legal counsel that it is necessary to terminate the merger agreement and enter into an agreement to effect the superior proposal in order to comply with its fiduciary duties under applicable law; provided that Tellium has complied with its obligations under the merger agreement, including (A) informing Zhone of the terms and conditions of the superior proposal, (B) giving Zhone the opportunity to submit a competing proposal and (C) paying Zhone certain fees required under the merger agreement (as described below).

Expenses and Termination Fees

Expenses

Generally, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses. However, Tellium and Zhone will share equally all expenses related to printing, filing and mailing this joint proxy statement/prospectus and the related registration statement and the regulatory filing fees incurred in connection therewith, and expenses related to the preparation and delivery of any tax opinion required to be filed with this joint proxy statement/prospectus or the related registration statement and the tax opinion and accompanying representation letters contemplated by the merger agreement to be delivered as of the effective time of the merger.

Tellium Fees

If the merger agreement is terminated because the requisite approval of the stockholders of Tellium is not obtained, Tellium will pay Zhone an amount equal to Zhone’s expenses related to the merger up to $1.0 million. In addition, Tellium will pay Zhone a termination fee of $3.0 million (less the amount of any payment for Zhone’s expenses related to the merger) if the merger agreement is terminated:

•	by Tellium because Tellium received a superior proposal,

•	by Zhone because of clause (3) or (4) above under “—Termination of the Merger Agreement,” or

•	by either party:

•	because the merger has not been completed by March 31, 2004 or the approval of the stockholders of Tellium is not obtained, and at any time after the date of the merger agreement and before the termination, an acquisition proposal with respect to Tellium has been publicly made, proposed or communicated and not bona fide withdrawn, and

•	within 12 months following the termination of the merger agreement, Tellium consummates any acquisition proposal or enters into an agreement or understanding with respect to any acquisition proposal which is subsequently consummated; provided, however, in the event the termination fee is payable because the approval of the stockholders of Tellium is not obtained, the termination fee will be reduced by the amount of any payment for Zhone’s expenses related to the merger.

Zhone Fees

If the merger agreement is terminated because the merger is not approved by Zhone’s stockholders, Zhone will pay Tellium an amount equal to Tellium’s expenses related to the merger up to $1.0 million. In addition, Zhone will pay Tellium a termination fee of $3.0 million (less the amount of any payment for Tellium’s expenses related to the merger) if the merger agreement is terminated:

•	by Tellium because of clause (3) or (4) above under “—Termination of the Merger Agreement,” or

•	by either party:

•	because the merger has not been completed by March 31, 2004 or the approval of the stockholders of Zhone is not obtained, and at any time after the date of the merger agreement and before the termination, an acquisition proposal with respect to Zhone has been publicly made, proposed or communicated and not bona fide withdrawn, and

•	within 12 months following the termination of the merger agreement, Zhone consummates any acquisition proposal or enters into an agreement or understanding with respect to any acquisition proposal which is subsequently consummated; provided, however, in the event the termination fee is payable because he approval of the stockholders of Zhone is not obtained, the termination fee will be reduced by the amount of any payment for Tellium’s expenses related to the merger.

Amendment and Waiver

Subject to applicable law, the parties may amend the merger agreement in writing at any time prior to the completion of the merger. In addition, at any time prior to the completion of the merger, any party to the merger agreement may (1) extend the time for performance of any of the obligations of the other party, (2) waive any inaccuracies in the representations and warranties of the other party and (3) waive compliance by the other party with any of the agreements or conditions in the merger agreement. However, after a party has received the approval of its stockholders, no amendment or waiver can be made that by law or in accordance with the rules of the Nasdaq SmallCap Market requires further stockholder approval without such further approval.

VOTING AGREEMENTS

The following summary describes the material provisions of the voting agreements, the forms of which are attached to this joint proxy statement/prospectus as Annex B and Annex C and are incorporated by reference in this joint proxy statement/prospectus. This summary may not contain all of the information about the voting agreements that is important to you. We encourage you to read the voting agreements carefully in their entirety.

Tellium Stockholders

As an inducement to Zhone to enter into the merger agreement, Harry J. Carr, Michael J. Losch, Krishna Bala and Michael M. Connors, each of whom is an officer and/or director of Tellium, and certain affiliated entities of such persons, entered into a voting agreement with Zhone. As of the record date for the Tellium special meeting, these stockholders collectively held an aggregate of approximately 9.7 million shares of Tellium common stock, representing approximately 8% of the shares of Tellium common stock outstanding on that date.

Pursuant to the terms of the voting agreement, each stockholder agreed to vote (1) in favor of the adoption the merger agreement and the transactions contemplated by the merger agreement, (2) against any other merger agreement or alternative transaction to that contemplated by the merger agreement with Zhone and (3) against any proposal or transaction that would impede, frustrate, prevent or nullify the merger or the transactions contemplated by the merger agreement. Each stockholder appointed Morteza Ejabat as such stockholder’s proxy and attorney-in-fact to vote such stockholder’s shares of Tellium stock in accordance with the provisions of the voting agreement and revoked all prior proxies. Each stockholder also agreed not to sell or otherwise dispose of such stockholder’s Tellium shares, subject to certain exceptions provided in the voting agreement, nor to solicit any acquisition proposal.

The voting agreement terminates upon the earlier to occur of (1) the effective time of the merger or (2) the termination of the merger agreement in accordance with its terms. See “The Merger Agreement—Termination of the Merger Agreement.”

Zhone Stockholders

As an inducement to Tellium and Zebra Acquisition Corp. to enter into the merger agreement, certain entities affiliated with Texas Pacific Group, Kohlberg Kravis Roberts & Co., L.P., New Enterprise Associates and NIF Ventures, each of whom are significant stockholders of Zhone, and Morteza Ejabat and Jeanette Symons and certain affiliated entities, entered into a voting agreement with Tellium and Zebra Acquisition Corp. As of the record date for the Zhone special meeting, these stockholders collectively held an aggregate of approximately 11.8 million shares of Zhone common stock and 56.3 million shares of Zhone preferred stock, representing approximately 69% of the voting power of the Zhone common stock and preferred stock voting together on an as-converted basis and approximately 68% of the voting power of the Zhone preferred stock (with all series of Zhone preferred stock voting together on an as-converted basis). Because of this voting control, these entities, acting together, can cause the approval of the proposal to adopt the merger agreement without the affirmative vote of any other stockholder of Zhone.

Pursuant to the terms of the voting agreement, each stockholder agreed to vote (1) in favor of the adoption the merger agreement and the transactions contemplated by the merger agreement, (2) against any other merger agreement or alternative transaction to that contemplated by the merger agreement with Tellium and (3) against any proposal or transaction that would impede, frustrate, prevent or nullify the merger or the transactions contemplated by the merger agreement. Each stockholder appointed Harry J. Carr as such stockholder’s proxy and attorney-in-fact to vote such stockholder’s shares of Zhone stock in accordance with the provisions of the voting agreement and revoked all prior proxies. Each stockholder also agreed not to sell or otherwise dispose of such stockholder’s Zhone shares, subject to certain exceptions provided in the voting agreement, nor to solicit any acquisition proposal.

In addition, each stockholder that owns shares of Zhone preferred stock agreed, prior to the merger, to vote or consent to the conversion of such shares into Zhone common stock at a ratio of one share of Zhone common stock per share of Zhone preferred stock. Each stockholder also agreed, for a period of 180 days following the merger, not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, including by the filing (or participation in the filing) of a registration statement with the SEC in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to, any Tellium common stock received by such stockholder in the merger, or publicly announce an intention to effect any such transaction. The foregoing restrictions do not apply to (1) transfers of Tellium common stock as bona fide gifts, (2) distributions of Tellium common stock to partners, members, stockholders, subsidiaries, affiliates, affiliated partnerships or other affiliated entities of such stockholder, (3) transfers of Tellium common stock by will or intestacy, and (4) transfers of Tellium common stock to such stockholder’s immediate family or a trust, the beneficiaries of which are such stockholder and/or members of the such stockholder’s immediate family, provided that in the case of any such transfer or distribution, each donee or distributee executes and delivers to Tellium a valid and binding counterpart to the voting agreement.

The voting agreement terminates upon the earlier to occur of (1) the effective time of the merger (other than with respect to each stockholder’s agreement not to transfer any shares of Tellium common stock received by such stockholder in the merger until 180 days following the merger, as described above) or (2) the termination of the merger agreement in accordance with its terms. See “The Merger Agreement–Termination of the Merger Agreement.”

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS OF ZHONE AND TELLIUM

The following selected unaudited pro forma condensed combined consolidated financial statements give effect to the merger of Zhone and Tellium under the purchase method of accounting. The pro forma adjustments are made as if the merger had been completed on January 1, 2002 for results of operations data for the year ended December 31, 2002 and the six months ended June 30, 2003 and on June 30, 2003 for balance sheet purposes.

Under the purchase method of accounting, the aggregate consideration paid is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their fair values on the transaction date. As of June 30, 2003, the fair value of the net assets acquired exceeds the estimated purchase price. As a result, the estimated fair values of certain long-lived assets including certain identifiable intangible assets were reduced to zero for purchase accounting purposes. After this reduction in values, and in accordance with Statement of Financial Accounting Standards No. 141, or SFAS No. 141, “Business Combinations,” estimated remaining negative goodwill of approximately $11.9 million would be recorded as an extraordinary gain in Zhone’s statement of operations upon consummation of the merger. However, given Tellium’s historical consumption of its working capital and the ultimate resolution of certain matters discussed below, the estimated negative goodwill of approximately $11.9 million may be substantially reduced, eliminated or become positive goodwill upon completion of the final purchase price allocation. The extraordinary gain has been excluded from the pro forma condensed combined statements of operations due to its non-recurring nature.

A preliminary valuation was conducted in order to assist the management of Zhone in determining the fair values of a significant portion of these assets and liabilities. This preliminary valuation has been considered in management’s estimates of the fair values reflected in these unaudited pro forma condensed combined consolidated financial statements. A final determination of these fair values cannot be made prior to the completion of the merger. The final valuation will be based on the actual net tangible and intangible assets and liabilities assumed of Tellium that exist as of the date of the completion of the merger.

The unaudited pro forma condensed combined consolidated financial statements do not include any adjustments for liabilities resulting from integration planning, as management of Zhone and Tellium are in the process of making these assessments and estimates of these costs are not currently known. However, costs will ultimately be recorded for severance or relocation of Tellium employees, including severance and related benefits for certain directors and executive officers of Tellium, costs for vacating certain leased facilities of Tellium, or other costs of exiting activities, such as the potential cancellation of projects in development and the associated assets that would affect amounts in the pro forma financial statements. In addition, Zhone may incur significant restructuring charges upon completion of the merger or in subsequent quarters for severance or relocation of Tellium employees, costs for vacating certain leased facilities of Tellium or other costs of exiting activities. These restructuring related charges would be recorded in the combined company’s statement of operations in the periods in which they are incurred.

These unaudited pro forma condensed combined consolidated financial statements have been prepared based on preliminary estimates of fair values. The actual amounts recorded as of the completion of the merger may differ materially from the information presented in these unaudited pro forma condensed combined consolidated financial statements. In addition, the impact of ongoing integration activities, the timing of completion of the merger and other changes in Zhone’s net tangible and intangible assets that occur prior to completion of the merger could cause material differences in the information presented.

These unaudited pro forma condensed combined consolidated financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of Tellium incorporated by reference into this joint proxy statement/prospectus and the historical consolidated financial statements and accompanying notes of Zhone included elsewhere in this joint proxy statement/prospectus. The unaudited pro forma condensed combined consolidated financial statements are not necessarily indicative of the consolidated results of operations or financial condition of the combined company that would have been reported had the merger been completed as of the dates presented, and are not necessarily representative of future consolidated results of operations or financial condition of the combined company.

Accounting Treatment of the Merger

The merger of Zhone and Tellium will be accounted for as a reverse acquisition under the purchase method of accounting because the stockholders of Zhone will hold approximately 60% of the common stock of the combined company. Under this accounting treatment, Zhone will be considered the acquiring entity and Tellium will be considered the acquired entity. The financial statements of the combined company after the merger will reflect the financial results of Zhone on a historical basis after giving effect to the exchange ratio to historical share-related data, and will include the results of operations of Tellium from the effective date of the merger.

The historical and pro forma data are presented on the basis of a December 31 year-end, which is the year-end of Zhone. Tellium also reports its results of operations on the basis of a December 31 year-end.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET

June 30, 2003

(in thousands)

	Historical		Pro forma Adjustments		Pro forma Combined
	Zhone	Tellium
	(As Restated)		(note 3)
ASSETS
Current assets:
Cash and cash equivalents	$1,978	$149,761	$—		$151,739
Accounts receivable, net of allowances for sales return and doubtful accounts	12,953	10,335	—		23,288
Inventory	23,839	10,921	—		34,760
Prepaid expenses and other current assets	1,468	2,999	—		4,467

Total current assets	40,238	174,016	—		214,254

Property and equipment, net	22,773	28,924	(28,924	)(e)	22,773
Goodwill	74,911	—	—		74,911
Acquired intangible assets, net	16,981	—	—		16,981
Other assets	7,535	761	—		8,296

Total assets	$162,438	$203,701	$(28,924)		$337,215

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,998	$4,233	$—		18,231
Line of credit	9,032	8,000	—		17,032
Current portion of long-term debt	3,923	2,473	—		6,396
Accrued and other liabilities	25,771	16,842	5,000	(f)	47,613

Total current liabilities	52,724	31,548	5,000		89,272

Long-term debt, less current portion	32,442	—	—		32,442
Other long-term liabilities	8,829	293	—		9,122

Total liabilities	93,995	31,841	5,000		130,836

Stockholders’ equity:
Series AA convertible preferred stock	157,985	—	(157,985	)(b)	—
Series B convertible preferred stock	30,730	—	(30,730	)(b)	—
Common stock	16	119	(119	)(a)
			281	(b, c)	297
Additional paid-in capital	471,847	1,023,548	(1,023,548	)(a)
			316,261	(b, c)	788,108
Notes receivable from stockholders	(550)	—	—		(550)
Deferred stock compensation	(5,702)	(8,758)	8,758	(a)
			(1,789	)(d)	(7,491)
Other comprehensive loss	(42)	—	—		(42)
Common stock in treasury, at cost	—	(13,538)	13,538	(a)	—
Accumulated deficit	(585,841)	(829,511)	829,511	(a)
			11,898	(g)	(573,943)

Total stockholders’ equity	68,443	171,860	(33,924)		206,379

Total liabilities and stockholders’ equity	$162,438	$203,701	$(28,924)		$337,215

See accompanying notes to unaudited pro forma condensed combined consolidated financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

STATEMENT OF OPERATIONS

Year Ended December 31, 2002

(in thousands, except per share data)

	Historical		Pro forma Adjustments	Pro forma Combined
	Zhone	Tellium
	(As Restated)		(note 3)
Net revenue	$112,737	$(3,732)	$—	$109,005
Cost of revenue	69,689	76,908	—	146,597

Gross profit (loss)	43,048	(80,640)	—	(37,592)

Operating expenses:
Research and product development	29,802	42,092	—	71,894
Sales and marketing	19,676	16,846	—	36,522
General and administrative	10,843	31,044	—	41,887
Purchased in-process research and development	59	—	—	59
Restructuring charges	4,531	12,835	—	17,366
Stock-based compensation	10,376	108,572	1,685 (h)	120,633
Amortization and impairment of intangible assets	15,995	65,503	—	81,498
Impairment of long-lived assets	50,759	58,796	—	109,555

Total operating expenses	142,041	335,688	1,685	479,414

Operating loss	(98,993)	(416,328)	(1,685)	(517,006)

Interest expense and other income (expense), net	(9,434)	3,534	—	(5,900)

Loss before income taxes	(108,427)	(412,794)	(1,685)	(522,906)

Income tax provision	140	—	—	140

Net loss	(108,567)	(412,794)	(1,685)	(523,046)

Accretion on preferred stock	(22,238)	—	22,238 (b)	—

Net loss applicable to holders of common stock	$(130,805)	$(412,794)	$20,553	$(523,046)

Basic and diluted net loss per share applicable to holders of common stock	$(12.16)	$(4.00)		$(1.99)
Weighted average shares outstanding used to compute basic and diluted net loss per share applicable to holders of common stock	10,759	103,072	148,530	262,361 (j)

See accompanying notes to unaudited pro forma condensed combined consolidated financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

STATEMENT OF OPERATIONS

Six Months Ended June 30, 2003

(in thousands, except per share data)

	Historical		Pro forma Adjustments		Pro forma Combined
	Zhone	Tellium
	(As Restated)		(note 3)
Net revenue	$37,609	$20,255	$—		$57,864
Cost of revenue	20,610	15,209	(3,830	)(i)	31,989

Gross profit	16,999	5,046	3,830		25,875

Operating expenses:
Research and product development	10,198	11,444	—		21,642
Sales and marketing	8,548	4,351	—		12,899
General and administrative	1,924	11,734	—		13,658
Restructuring charges	—	6,736	—		6,736
Stock-based compensation	(1,430)	21,624	(18,323	)(i)
			105	(h)	1,976
Amortization and impairment of intangible assets	3,836	—	—		3,836
Impairment of long-lived assets	—	656	—		656

Total operating expenses	23,076	56,545	(18,218)		61,403

Operating loss	(6,077)	(51,499)	22,048		(35,528)

Interest expense and other income (expense), net	(1,085)	1,920	—		835

Loss before income taxes	(7,162)	(49,579)	22,048		(34,693)

Income tax provision	97	—	—		97

Net loss	(7,259)	(49,579)	22,048		(34,790)

Accretion on preferred stock	(12,700)	—	12,700	(b)	—

Net loss applicable to holders of common stock	$(19,959)	$(49,579)	$34,748		$(34,790)

Basic and diluted net loss per share applicable to holders of common stock	$(1.40)	$(0.50)			$(0.12)
Weighted average shares outstanding used to compute basic and diluted net loss per share applicable to holders of common stock	14,259	99,680	168,530		282,469 (j)

See accompanying notes to unaudited pro forma condensed combined consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED  FINANCIAL STATEMENTS

1.    Basis of presentation

These unaudited pro forma condensed combined consolidated financial statements present the pro forma financial position and results of operations of the combined company based upon historical financial information after giving effect to the transaction and adjustments described in these footnotes. Under purchase accounting, the merger of Zhone and Tellium is accounted for such that Zhone is treated as the acquirer and Tellium as the acquired company. These unaudited pro forma condensed combined consolidated financial statements are not necessarily indicative of the results of operations that would have been achieved had the transaction actually taken place at the dates indicated and do not purport to be indicative of the effects that may be expected to occur in the future. The unaudited pro forma condensed combined consolidated financial statements should be read in conjunction with the historical financial statements of Tellium which are incorporated by reference in this joint proxy statements/prospectus and the historical financial statements of Zhone which are included in this joint proxy statements/prospectus.

The financial statements of Zhone and Tellium are prepared in accordance with accounting principles generally accepted in the United States of America.

2.    Pro forma transaction

On July 27, 2003, Zhone and Tellium entered into a merger agreement, whereby Tellium would acquire all of the issued and outstanding shares, stock options and warrants of Zhone in exchange for the issuance of shares, stock options and warrants of Tellium. For accounting purposes the purchase consideration is calculated based upon the implied consideration paid by Zhone to acquire all of the outstanding share capital of Tellium in order for the ratio of ownership interests in the combined company to remain at the levels designated in the merger agreement. These unaudited pro forma consolidated financial statements provide for the implied issuance of approximately 59 million shares of Zhone common stock, based upon an estimated exchange ratio of 1.88 shares of Tellium common stock exchanged for one share of Zhone common stock on a fully converted basis. The estimated fair value per share of Tellium common stock of $1.01 is based on the average closing market price of Tellium on the two days prior to the announcement of the merger, the day of announcement and the two days following the announcement.

The value of Tellium stock options, for purposes of the estimated purchase consideration, has been calculated based on the Black-Scholes option pricing model using an estimated per share fair market value of $1.01 and the following assumptions:

Risk-free interest rate	2.27%
Expected dividend yield	0%
Expected life	5 years
Volatility	80.0%

The total purchase consideration is dependent on the actual number of shares, options, and warrants to purchase Tellium common stock outstanding on the date the merger closes.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

The estimated total purchase consideration is as follows (in thousands):

	Tellium Shares	Shares Implied to be Issued by Zhone	Estimated Fair Value
Shares of common stock	111,788	59,462	$112,906
Stock options and warrants	22,237	11,828	14,921
Assumed liabilities			31,841
Estimated acquisition costs to be incurred by Zhone			5,000

			$164,668

The purchase consideration was allocated to assets acquired and liabilities assumed based on management’s preliminary analysis and estimates of their fair values. This preliminary analysis was prepared by a third party. As of June 30, 2003, based on the allocation of fair value, Zhone would have recorded tangible assets of $203.7 million, in-process research and development of $3.0 million and identifiable intangible assets of $3.0 million. However, since the estimated fair value of the net assets acquired exceeds the estimated purchase price, the estimated fair values of certain long-lived assets and all of the intangible assets were reduced to zero for purchase accounting purposes. After this reduction in values, and in accordance with Statement of Financial Accounting Standards No. 141, or SFAS No. 141, “Business Combinations,” estimated remaining negative goodwill of approximately $11.9 million would be recorded as an extraordinary gain in Zhone’s statement of operations upon consummation of the merger. However, given Tellium’s historical consumption of its working capital and the ultimate resolution of certain matters discussed in the introduction to the unaudited pro forma condensed combined consolidated financial statements, the estimated negative goodwill of approximately $11.9 million may be substantially reduced, eliminated or become positive goodwill upon completion of the final purchase price allocation. The extraordinary gain has been excluded from the pro forma condensed combined statements of operations due to its non-recurring nature. Management’s estimates of fair values are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable.

The intrinsic value of the unvested stock options was allocated to deferred stock-based compensation. The allocation of the purchase price between goodwill and identifiable intangibles and deferred stock-based compensation will be affected by the closing price of Tellium common shares and the number of unvested options assumed on the closing date of the merger. For purposes of the pro forma financial statements, a completion date market price of $1.01 for Tellium shares has been used in the calculation of the intrinsic value allocated to deferred stock-based compensation. The deferred stock based compensation will be amortized on an accelerated method over the remaining vesting periods of the options.

The allocation of the purchase price, which is subject to change based on a final valuation of the assets acquired and liabilities assumed as of the closing date, is as follows:

Fair Value
Tangible assets acquired:
Tangible assets (other than inventory and property and equipment)	$163,856
Inventory	10,921
Property and equipment	—
Extraordinary gain on allocations of negative goodwill	(11,898)
Deferred stock-based compensation	1,789

Total estimated purchase price	$164,668

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

3.    Pro forma adjustments

The unaudited pro forma condensed combined consolidated financial statements give effect to the transaction described in note 2, as if it had occurred on June 30, 2003 for purposes of the pro forma condensed combined consolidated balance sheet and on January 1, 2002 for purposes of the pro forma condensed combined consolidated statements of operations. The pro forma consolidated statements of operations do not include any material non-recurring charges (see (g) below) that will arise as a result of the transaction described in note 2. Adjustments in the pro forma condensed combined consolidated financial statements are as follows:

(a)	Adjustment to eliminate Tellium’s historical stockholders’ equity.

(b)	Adjustment to convert Zhone’s preferred stock into common stock.

(c)	Adjustment to reflect fair value of common stock and options deemed to be acquired in the merger.

(d)	Adjustment to record deferred stock-based compensation on Tellium’s outstanding options based upon the unvested portion of the intrinsic value of the options for which future services are required.

(e)	Adjustment to allocate negative goodwill to reduce the fair value of Tellium’s long-term assets.

(f)	Adjustment to record estimated transaction costs of Zhone.

(g)	Adjustment to record extraordinary gain on allocation of negative goodwill.

(h)	Adjustment to record amortization of deferred stock-based compensation on Tellium’s unvested stock options which is being amortized on an accelerated method over the remaining vesting periods of the options.

(i)	Adjustment to reverse amortization of deferred stock-based compensation recognized by Tellium under Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, in order to conform to Zhone’s accounting principles.

(j)	Pro forma weighted average basic and diluted shares outstanding was based on the weighted average number of shares of Tellium common stock outstanding and the weighted average number of shares of Zhone common stock outstanding multiplied by the estimated exchange ratio of 1.88 on a fully converted basis.

Pro forma weighted average basic and diluted shares outstanding was calculated as follows:

	Year Ended December 31, 2002	Six Months Ended June 30, 2003
Zhone basic weighted average shares outstanding	10,759	14,259
Adjustment to effectuate the merger, based on estimated exchange ratio of 1.88 on a fully converted basis	9,468	12,548
Zhone preferred series AA and B shares outstanding	73,969	82,969
Adjustment to effectuate the merger, based on estimated exchange ratio of 1.88 on a fully converted basis	65,093	73,013
Tellium basic weighted average shares outstanding	103,072	99,680

Total pro forma basic weighted average shares outstanding	262,361	282,469

COMPARISON OF STOCKHOLDER RIGHTS AND CORPORATE GOVERNANCE MATTERS

Tellium and Zhone are both incorporated under the laws of the State of Delaware. The rights of their stockholders are governed by Delaware law and by their respective certificates of incorporation and bylaws. Upon consummation of the merger, holders of Zhone common stock and preferred stock will become holders of Tellium common stock. The rights of former Zhone stockholders will continue to be governed by Delaware law, and by the certificate of incorporation and bylaws of Tellium. The following is a summary of the material differences between the certificate of incorporation and bylaws of Tellium, on the one hand, and the certificate of incorporation and bylaws of Zhone, on the other hand, that may affect the rights of Zhone’s stockholders who become holders of Tellium common stock.

Although Zhone is incorporated in Delaware, Zhone may be subject to certain provisions of California law pursuant to Section 2115 of the California General Corporation Law. As such, despite what its certificate of incorporation and bylaws may provide, Zhone may be subject to California law with respect to certain of the sections as referenced below.

Common Stock

Zhone’s certificate of incorporation authorizes Zhone to issue 135,000,000 shares of common stock, $0.001 par value per share. Tellium’s certificate of incorporation authorizes Tellium to issue 900,000,000 shares of common stock, $0.001 par value per share. Holders of Zhone common stock and holders of Tellium common stock are each entitled to one vote for each share held.

Preferred Stock

Zhone’s certificate of incorporation authorizes Zhone to issue 113,500,000 shares of preferred stock, $0.001 par value per share, of which 62,500,000 are designated as Series AA preferred stock and 51,000,000 are designated as Series B preferred stock. Each share of Zhone Series AA preferred stock and Zhone Series B preferred stock is convertible into the same number of shares of Zhone common stock. The rights of the Zhone preferred stock are set forth more fully under the caption “Information About Zhone—Description of Zhone Capital Stock.”

Tellium’s certificate of incorporation authorizes Tellium to issue 25,000,000 shares of preferred stock, $0.001 par value per share. The Tellium certificate of incorporation also authorizes Tellium’s board of directors to provide for the issuance of shares of Tellium preferred stock in one or more series, and to fix the voting powers (if any), designations, powers, preferences and rights of the shares of each series and any qualifications, limitation or restrictions thereof. As of the date of this joint proxy statement/prospectus, there are no shares of Tellium preferred stock issued and outstanding.

Size of the Board of Directors; Classification of the Tellium Board

The Zhone bylaws set the authorized number of directors at nine. Zhone’s board of directors or stockholders can amend the bylaws to change the authorized number of directors in accordance with the amendment provisions of the bylaws, including the requirement that any change in the number of authorized directors be approved by certain holders of Zhone preferred stock pursuant to the restated rights agreement. In addition, any amendment to the bylaws that would increase the authorized number of Zhone directors must be approved by holders of a majority of the Zhone preferred stock.

The Tellium bylaws set the initial authorized number of directors at seven. Tellium’s board of directors or stockholders can change the authorized number of directors by amending the bylaws, provided that the number of directors must not be fewer than three or greater than eleven. The Tellium certificate of incorporation provides for the division of the Tellium board of directors into three classes with staggered three year terms.

The merger agreement provides that the Tellium board of directors will be increased from seven to nine, and seven of the nine board members will be designees of Zhone.

Removal of Directors

Under Delaware law, unless otherwise restricted by the certificate of incorporation, any director or the entire board of directors may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors; provided, however, that so long as stockholders of the corporation are entitled to cumulative voting, no individual director may be removed without cause, unless the entire board is removed, if the number of votes cast against such removal would be sufficient to elect the director if then cumulatively voted at an election of the class of directors of which the director is a part. Whenever the holders of any class or series are entitled to elect one or more directors by the certificate of incorporation, the director or directors may be removed without cause only if there are sufficient votes by the holders of the outstanding shares of that class or series. A vacancy created by the removal of a director may be filled only by the approval of the stockholders. No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of the director’s term of office.

The Zhone bylaws provide that, subject to the rights of the holders of Zhone preferred stock then outstanding, any director may be removed from office at any time, with or without cause, but only by the affirmative vote holders of at least a majority of the voting power of the shares of capital stock then entitled to vote at an election of directors. The Zhone certificate of incorporation provides that six directors shall be subject to removal by the holders of Zhone preferred stock, two shall be subject to removal by the holders of Zhone common stock and one shall be subject to removal by a majority of the Zhone preferred stock and a majority of the Zhone common stock.

The Tellium certificate of incorporation provides that, subject to the rights of the holders of Tellium preferred stock then outstanding, any director may be removed from office at any time, but only for cause, at a meeting called for that purpose, and only by the affirmative vote of holders of at least 66 2/3% of the voting power of all shares of Tellium common stock entitled to vote generally in the election of directors. The Tellium certificate of incorporation further provides that whenever the holders of one or more series of Tellium preferred stock has the right, voting separately or together by series, to elect directors at an annual or special meeting of stockholders, the features of such directorship shall be governed by the rights of the Tellium preferred stock as set forth in the certificate of designations governing the series.

Filling Vacancies on the Board of Directors

The Zhone bylaws provide that, subject to the rights of the holders of Zhone preferred stock then outstanding, vacancies in the Zhone board of directors resulting from death, resignation, retirement, disqualification or other cause (other than removal from office by a vote of the stockholders) and newly created directorships resulting from any increase in the authorized number of directors may be filled by the affirmative vote of a majority of the remaining directors in office, even though less than a quorum. Any vacancy on Zhone’s board of directors resulting from the removal of a director by the stockholders may be filled by a majority of the remaining directors in office or by a plurality of shares entitled to vote at a special meeting of the stockholders held for that purpose. The Zhone certificate of incorporation provides that six directors shall be subject to election by the holders of Zhone preferred stock, two shall be subject to election by the holders of Zhone common stock and one shall be subject to election by a majority of the Zhone preferred stock and a majority of the Zhone common stock.

The Tellium certificate of incorporation provides that, subject to the rights of the holders of any class of Tellium common stock or series of Tellium preferred stock then outstanding, vacancies in the Tellium board of directors resulting from death, resignation, retirement, disqualification, removal from office or any other cause and newly created directorships resulting from any increase in the number of directors may be filled by the

Tellium board of directors, provided that a quorum is then in office and present, by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director. The Tellium certificate of incorporation further provides that whenever the holders of one or more series of Tellium preferred stock has the right, voting separately or together by series, to elect directors at an annual or special meeting of stockholders, the filling of vacancies and other features of such directorship shall be governed by the rights of such Tellium preferred stock as set forth in the certificate of designations governing such series.

Special Meetings of Stockholders

Under Delaware law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the corporation’s certificate of incorporation or the bylaws.

The Zhone bylaws provide that special meetings may be called only by (1) Zhone’s board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the board for adoption), (2) the Chairman of the Board, (3) the President or (4) the holders of shares entitled to cast not less than 20% of the votes at the meeting.

The Tellium bylaws provide that special meetings of the stockholders may be called only by (1) the Tellium board of directors, (2) the Chairman of the Board or (3) the Chief Executive Officer.

Limitation on Business Transacted at Special Meetings

Both the Zhone and Tellium bylaws provide that business to be transacted at a special meeting of stockholders must be specified in the notice of meeting, and that business transacted at any special meeting of stockholders be confined to the purpose or purposes stated in the notice of such meeting.

Quorum at Stockholder Meetings

Both the Zhone and Tellium bylaws provide that at any meeting of the stockholders of each company, the holders of a majority of all of the shares of the stock of the company entitled to vote at the meeting, present or by proxy, will constitute a quorum for all purposes.

Limitation on Stockholders Action by Written Consent

The Zhone bylaws provide that any action required to be taken, or which may be taken at any annual or special meeting of the stockholders, may be taken without a meeting and without prior notice if a consent in writing, setting forth the action so taken, is signed by a number of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

The Tellium certificate of incorporation provides that Tellium’s stockholders may not take any action by written consent.

Advance Notice Provisions for Stockholder Nominations and Proposals

Zhone.    The Zhone bylaws allow stockholders to propose business to be brought before an annual meeting of stockholders or a special meeting of stockholders, provided that, in the case of the latter, the notice of a special meeting of stockholders provides for business to be brought before the meeting by stockholders. In addition, the Zhone bylaws allow stockholders who are entitled to vote in the election of directors to nominate candidates for election to Zhone’s board of directors. However, business may only be brought before an annual meeting or special meeting by a stockholder who has given proper, timely notice in writing to the Secretary of Zhone.

Under Zhone’s bylaws, to be timely, notice of business to be brought before an annual meeting by a stockholder must be received by the Secretary of Zhone no later than 90 days before the anticipated date of the next annual meeting, under the assumption that the next annual meeting will occur on the same calendar day as the day of the most recent annual meeting. Under Zhone’s bylaws, to be timely, notice of business to be brought before a special meeting by a stockholder must be received by the Secretary of Zhone no later than 10 days prior to the date of such meeting.

A stockholder’s notice to Zhone regarding the proposal of business must set forth each of the following:

•	a brief description of the business desired to be brought before the annual or special meeting of stockholders and the reasons for conducting such business at the annual or special meeting of stockholders;

•	the name and address, as they appear on Zhone’s books, of the stockholder proposing such business and the class and number of shares of Zhone stock beneficially owned by the stockholder; and

•	any material interest of the stockholder in such business being proposed.

No business will be conducted at any Zhone stockholder meeting unless such business was brought before the meeting in accordance with Zhone’s stockholder notice procedures.

Tellium.    The Tellium bylaws allow stockholders to propose business to be brought before an annual meeting of stockholders. In addition, the Tellium bylaws allow stockholders who are entitled to vote in the election of directors to nominate candidates for election to Tellium’s board of directors at an annual meeting or at a special meeting of stockholders called for the purpose of electing directors. However, proposals and nominations may only be made by a stockholder who has given proper, timely notice in writing to the Secretary of Tellium before the stockholder meeting.

Under Tellium’s bylaws, to be timely, notice of stockholder proposals or nominations to be brought before an annual meeting of stockholders must be received by the Secretary of Tellium not less than 90 calendar days prior to the date of the anniversary of the previous year’s annual meeting. If the annual meeting is scheduled to be held on a date more than 30 days prior to or delayed by more than 60 days after the anniversary of the previous year’s annual meeting, notice will also be timely if received by Tellium if it is received by the later of the close of business 90 days prior to the annual meeting or the tenth day following the day on which notice of the date of the annual meeting was mailed or publicly disclosed. Under Tellium’s bylaws, to be timely, notice of stockholder nominations to be brought before a special meeting of stockholders called for the purpose of electing directors must be received by the Secretary of Tellium by the close of business on the tenth day following the earlier of the day on which notice of the date of the special meeting was mailed or publicly disclosed.

A stockholder’s notice to Tellium regarding the proposal of business to be brought before an annual meeting must set forth each of the following:

•	a brief description of the business desired to be brought before the annual of stockholders and the reasons for conducting such business at the annual of stockholders;

•	the name and address, as they appear on Tellium’s books, of the stockholder proposing such business and the class or series and number of shares of Tellium stock owned beneficially or of record by the stockholder;

•	a description of all arrangements or understandings between the stockholder and any other person or persons (naming such person or persons) in connection with the proposal and any material interest of the stockholder in the business being proposed; and

•	a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

A stockholder’s notice to Tellium regarding nomination of a director must set forth each of the following:

•	the name, age, business address, and residence address of each nominee proposed in the notice;

•	the principal occupation or employment of the nominee;

•	the class or series and number of shares of Tellium stock owned beneficially or of record by the nominee;

•	any other information relating to such nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, pursuant to Section 14 of the Exchange Act;

•	the name and address, as they appear on the corporation’s books, of the stockholder nominating a director and the class or series and number of shares of the corporation which are beneficially owned by the stockholder;

•	a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder;

•	a representation that such stockholder intends to appear by person or by proxy at the meeting to nominate the persons named in its notice; and

•	any other information relating to such stockholder that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required under Section 14 of the Exchange Act.

Stockholder nominations and proposals will not be brought before any Tellium stockholder meeting unless the nomination or proposal was brought before the meeting in accordance with Tellium’s stockholder advance notice procedures.

Amendment of Bylaws and Certificate

Generally, under Delaware law, an amendment to a corporation’s certificate of incorporation requires the approval of the board of directors and the approval of holders of a majority of the outstanding stock entitled to vote on the amendment. The holders of the outstanding shares of a class are entitled to vote as a separate class on a proposed amendment that would increase or decrease the aggregate number of authorized shares of their class, increase or decrease the par value of the shares of their class, or alter or change the powers, preferences or special rights of the shares of their class in a way that affects them adversely.

The Zhone certificate of incorporation provides that Zhone may amend or repeal any provision contained in its certificate of incorporation in a manner consistent with Delaware state law. However, the Zhone certificate of incorporation provides that so long as any shares of Zhone preferred stock are outstanding, any amendment of the Zhone certificate of incorporation that would alter or change any of the powers, preferences, privileges or rights of the Zhone preferred stock, authorize any other equity security having a preference over, or being on a parity with, the Zhone preferred stock with respect to voting, dividends or liquidation preferences, or increase the authorized number of Zhone directors above nine, must be approved by the affirmative vote of holders of a majority of the Zhone preferred stock. In addition, any amendment of the Zhone certificate of incorporation that treats a particular series of Zhone preferred stock in a manner that is different than any other series of Zhone preferred stock must be affirmatively approved by all of the holders of such series of Zhone preferred stock.

The Zhone bylaws may be adopted, amended, altered or repealed by the Zhone stockholders. Zhone’s board of directors may also adopt, amend, alter or repeal the Zhone bylaws, subject to the power of the stockholders to do so and provided that any such action is approved by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any resolution providing for such amendment is presented). In addition, any amendment of the authorized number of directors or the amendment provisions of the Zhone bylaws must be approved by certain holders of Zhone preferred stock pursuant to the restated rights agreement. Further, any amendment of the Zhone bylaws in a manner that would alter or change any of the powers, preferences, privileges or rights of the Zhone preferred stock must be approved by holders of a majority of the outstanding Zhone preferred stock, and any amendment of the Zhone bylaws which treats a particular series of Zhone preferred stock in a manner that is different than any other series of Zhone preferred stock must be approved by all of the holders of such series of Zhone preferred stock.

The Tellium certificate of incorporation provides that Tellium may amend or repeal any provision contained in the certificate of incorporation in a manner consistent with Delaware law. However, the Tellium certificate of incorporation provides that 66 2/3% of the voting power of all shares of Tellium entitled to vote generally in the election of directors is required to adopt any provision inconsistent with, to amend or repeal any provision of, or to adopt a bylaw inconsistent with the provisions of Tellium’s certificate of incorporation regarding its board of directors (Article V), the liability of its directors (Article VI), indemnification of its directors and officers (Article VII), actions taken by its stockholders (Article VIII) and amendments to its certificate of incorporation and bylaws (Article IX).

The Tellium bylaws may be amended only in accordance with Tellium’s certificate of incorporation, which provides that the Tellium bylaws may be adopted, amended or repealed by Tellium’s board of directors or stockholders, provided that any such action by Tellium’s stockholders must be approved by the affirmative vote of the holders of 66 2/3% of the voting power of all shares of Tellium entitled to vote generally in the election of directors.

State Anti-Takeover Statutes

Tellium and Zhone are both subject to Section 203 of the Delaware General Corporation Law, which under certain circumstances may make it more difficult for a person who would be an “Interested Stockholder,” as defined in Section 203, in the respective companies, to effect various business combinations with either company for a three-year period. Under Delaware law, a corporation’s certificate of incorporation or bylaws may exclude a corporation from the restrictions imposed by Section 203. Neither the Zhone nor Tellium certificates of incorporation and bylaws exclude either company from the restrictions imposed under Section 203.

The foregoing summary does not purport to be a complete statement of the rights of Tellium and Zhone stockholders under Delaware law, and the summary is qualified in its entirety by reference to Delaware law, the Tellium certificate of incorporation and Tellium bylaws, and the Zhone certificate of incorporation and Zhone bylaws. See “Information About Zhone—Description of Zhone Capital Stock” for a summary of certain other rights relating to the Zhone capital stock.

Limitation of Liability of Directors

The Delaware General Corporation Law permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for damages for a breach of the director’s fiduciary duty, subject to certain limitations. Both the Zhone and Tellium certificates of incorporation include such a provision to the fullest extent permitted by law.

In addition, under the terms of the merger agreement, Zhone has agreed that the indemnification obligations in Tellium’s certificate of incorporation and bylaws with respect to the directors, officers, employees and agents of Tellium prior to the merger will survive the merger and will not be amended, repealed or otherwise modified for a period of six years following the completion of the merger.

While these provisions provide directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate that duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his duty of care.

Indemnification of Directors and Officers

The Delaware General Corporation Law permits a corporation to indemnify directors and officers for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful.

Tellium’s certificate of incorporation and Zhone’s bylaws provide that any person who was or is a party or is threatened to be a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative, because that person is or was a director or officer, or is or was serving at the request of Tellium or Zhone, as the case may be, as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, will be indemnified against expenses reasonably incurred or suffered by such person in connection therewith, including attorney’s fees, judgments, fines and amounts paid in settlement, and held harmless by Tellium or Zhone, as the case may be, to the fullest extent permitted by the Delaware General Corporation Law. The indemnification rights conferred by Tellium and Zhone are not exclusive of any other right to which persons seeking indemnification may be entitled under any statute, Tellium’s or Zhone’s certificate of incorporation or bylaws, any agreement, vote of stockholders or disinterested directors or otherwise. In addition, Tellium and Zhone are authorized to purchase and maintain insurance on behalf of their directors and officers.

Additionally, Tellium and Zhone shall pay expenses incurred by their respective directors or officers in defending a civil or criminal action, suit or proceeding because that person is a director or officer, in advance of the final disposition of that action, suit or proceeding. However, such payment will be made only if Tellium or Zhone, as the case may be, receives an undertaking by or on behalf of that director or officer to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by Tellium or Zhone, as authorized by the respective bylaws of Tellium and Zhone.

Stockholder Rights Plans

Under Delaware law, every corporation may create and issue rights entitling the holders of such rights to purchase from the corporation shares of its capital stock of any class or classes, subject to any provisions in its certificate of incorporation. The price and terms of such shares must be stated in the certificate of incorporation or in a resolution adopted by the board of directors for the creation or issuance of such rights.

Neither Tellium nor Zhone has adopted a stockholder rights agreement.

APPRAISAL RIGHTS

Background

Tellium stockholders are not entitled to dissenters’ or appraisal rights in connection with the merger. If the merger occurs, then under applicable state laws regarding dissenting stockholders’ appraisal rights, Zhone stockholders who do not vote their Zhone shares in favor of the merger may, under certain conditions become entitled to be paid cash for their Zhone shares in lieu of receiving Tellium common stock in the merger.

The merger agreement provides that shares of Zhone common stock and Zhone preferred stock that are outstanding immediately prior to the effectiveness of the merger and have not been voted in favor of the merger will not be converted into Tellium common stock if the holder of such shares validly exercises and perfects statutory appraisal rights with respect to such shares, although such shares will be automatically converted into shares of Tellium common stock on the same basis as all other Zhone shares are converted in the merger when and if the holder of those shares withdraws his, her or its demand for appraisal or otherwise becomes legally ineligible to exercise appraisal rights.

Under the merger agreement, it is a condition to Tellium’s obligation to consummate the merger that holders of less than 10% of the outstanding shares of Zhone common stock (on an as-converted basis) have perfected appraisal rights under the Delaware General Corporation Law or, if applicable, the California General Corporation Law.

Because Zhone is a Delaware corporation, the availability of dissenting stockholders’ appraisal rights for Zhone stockholders is determined by Delaware law, which is summarized below. However, Zhone may be subject to certain provisions of California law pursuant to Section 2115 of the California General Corporation Law. Because of the potential applicability of California law, summaries of both Delaware and California law regarding dissenting stockholders’ appraisal rights are provided below. Because neither Delaware nor California law regarding appraisal rights expressly addresses the question of which law supersedes in this situation, Zhone stockholders will be permitted to exercise dissenters’ appraisal rights under either Delaware or California law, except to the extent that a court or applicable legal authority rules otherwise.

Appraisal Rights Pursuant to Delaware Law

This joint proxy statement/prospectus serves as notice of rights of appraisal pursuant to Section 262 of the Delaware General Corporation Law. The discussion of the provision set forth below is not intended to be a complete statement of appraisal rights under Delaware law. The full text of Section 262 is attached as Annex F to this document for your review. This summary and Section 262 should be reviewed carefully by any Zhone stockholder who wishes to exercise statutory appraisal rights or wishes to preserve the right to do so, since failure to comply with the required procedures will result in the loss of such rights. A brief summary of the procedures to perfect appraisal rights under Section 262(a) is set forth below. To exercise appraisal rights under Delaware law, a Zhone stockholder must:

•	deliver a written demand for appraisal to Kirk Misaka, Secretary, Zhone Technologies, Inc., 7001 Oakport Street, Oakland, California 94621, which must be received by Zhone prior to the vote on the merger and identify the stockholder and the stockholder’s intent to demand appraisal;

•	continuously hold the dissenting shares from the date the demand was made through the effective time of the merger;

•	not vote any of the shares in favor of the merger; and

•	follow the procedures set forth in Section 262.

Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt the merger and the merger agreement will constitute a written demand for appraisal within the meaning of Section 262 of the Delaware General Corporation Law. The written demand for appraisal must be in addition to and separate from any such proxy or vote.

Appraisal rights are available only to the record holder of shares. If a Zhone stockholder wishes to exercise appraisal rights but has a beneficial interest in shares which are held of record by or in the name of another person, such stockholder should act promptly to cause the record holder to follow the procedures set forth in Section 262 to perfect any appraisal rights.

A demand for appraisal should be signed by or on behalf of the stockholder exactly as the stockholder’s name appears on the stockholder’s stock certificates. If the shares are owned of record in a fiduciary capacity such as by a trustee, guardian or custodian, the demand should be executed in that capacity, and if the shares are owned of record by more than one person, as in joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a record holder; however, in the demand the agent must identify the record owner or owners and expressly disclose that the agent is executing the demand as an agent for the record owner or owners.

Within 10 days after the effective time of the merger, the surviving corporation will mail a notice setting forth the effective time of the merger to those stockholders who have properly exercised their appraisal rights. The Delaware Court of Chancery will determine the value of the shares upon a petition by either the surviving corporation or any stockholder who has complied with the above requirements for seeking appraisal. Such petition must be made within 120 days after the effective date of the merger. At any time within 60 days after the effective date, however, any stockholder has the right to withdraw such stockholder’s demand for appraisal and accept the terms offered in the merger. Within 120 days after the effective time, upon written request, the dissenting stockholder is entitled to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the merger and with respect to which appraisal rights have been demanded and the aggregate number of holders of such dissenting shares. The surviving corporation must mail the statement within 10 days after the stockholder’s written request for the statement is received or within 10 days after the period for making appraisal demands has expired under Delaware General Corporation Law Section 262(d), whichever is later. If no petition is filed by either the surviving corporation or the dissenting stockholder within the 120 day period, the appraisal rights of the dissenting stockholder will cease.

In the event the surviving corporation or the dissenting stockholder files a valid petition for appraisal, the Court of Chancery will hold a hearing on the petition and appraise the shares. The court will determine a fair value, exclusive of any value arising from the merger itself or from an expectation of the merger. The court may also include a fair rate of interest, if any, to be paid on the amount it determines to be the fair value. The court will direct the surviving corporation to pay such fair value and interest, if any, to the dissenting stockholders. The court will determine the costs of the proceeding and apportion them among the parties to the proceeding as it deems equitable.

The receipt of payment for its stock by the dissenting stockholder may result in the recognition of gain or loss for federal income tax purposes.

The foregoing summary does not purport to be a complete statement of the provisions of Section 262 of the Delaware General Corporation Law and is qualified in its entirety by reference to such Section, a copy of which is attached as Annex F, which is incorporated herein by reference. All Zhone stockholders that wish to exercise appraisal rights pursuant to Delaware law or that wish to preserve their right to do so should carefully review Annex F, since failure to comply with the procedures set forth therein will result in the loss of such rights. Zhone stockholders who are considering dissenting should consult legal counsel in connection with compliance under Section 262 of the Delaware General Corporation Law.

Dissenters’ Rights Pursuant to California Law

Although Zhone is a Delaware corporation, Zhone may be subject to certain provisions of California law pursuant to Section 2115 of the California General Corporation Law. The discussion of the provisions set forth below is not intended to be a complete statement of a Zhone stockholder’s dissenters’ rights under California law. Rather it is only a guide to a stockholder who wishes to exercise his or her dissenters’ rights and is qualified in its entirety by reference to the text of the relevant provisions of California law, which are attached to this proxy statement as Annex G, and incorporated herein by reference. Stockholders intending to exercise dissenters’ rights pursuant to California law should carefully review Annex G. Failure to follow precisely any of the statutory procedures for perfecting dissenters’ rights set forth in Annex G may result in a termination or waiver of these rights.

All Zhone stockholders who wish to assert dissenters’ rights must have held the shares on the record date for the determination of Zhone stockholders entitled to vote on the merger and continue to hold the shares of stock on the date of dissenting from the merger. In addition, stockholders must continuously hold such shares through the effective time of the merger in order to elect to have the fair value of their shares of Zhone stock (exclusive of any element of value arising from the accomplishment of the merger) judicially appraised and paid to them in cash, provided that they individually comply with the provisions of Chapter 13 of the California General Corporation Law.

The following is a brief summary of Chapter 13, which sets forth the procedures under California law for dissenting from the merger and demanding statutory dissenters’ rights. This joint proxy statement/prospectus constitutes notice to holders of Zhone stock concerning the availability of dissenters’ rights under Chapter 13.

The rights of Zhone stockholders who dissent in connection with the merger are governed by specific legal provisions contained in Chapter 13 of the California General Corporation Law. Instead of accepting the consideration provided in the merger agreement in exchange for their shares, stockholders can decide to receive the “fair market value” of such shares. This right is known as a “dissenter’s right.” If a stockholder wishes to exercise his or her dissenter’s right he or she must not vote in favor of the merger and must meet certain other conditions, which are set out in full in Annex G.

Under Chapter 13, if the merger is consummated, any shares of Zhone stock as to which dissenters’ rights are properly exercised will not be exchanged for the consideration provided in the merger agreement, but instead will be converted into the right to receive in cash the “fair market value” of such shares, determined as of the day before the first announcement of the terms of the merger, and excluding any appreciation or depreciation in consequence of the merger. For shares of Zhone stock to qualify as dissenting shares, (1) the holders of such shares must not have voted in favor of the merger, (2) the holder of such shares must make written demand on Zhone to purchase such shares at “fair market value” and (3) the holder of such shares must submit stock certificates for endorsement (as described below).

If the merger is approved at the special meeting of the stockholders of Zhone, Zhone will, within 10 days after such approval, mail to any stockholder who did not vote in favor of the merger, a notice that the required stockholder approval of the merger was obtained (the Notice of Approval), accompanied by a copy of Chapter 13. The Notice of Approval will set forth the price determined by Zhone to represent the “fair market value” of any dissenting shares (which shall constitute an offer by Zhone to purchase such dissenting shares at such stated price) and will set forth a brief description of the procedures to be followed by such stockholders who wish to exercise their dissenters’ rights.

Within 30 days after the date on which the Notice of Approval was mailed,

•

Zhone must receive the written demand of the dissenting stockholder, which is required by law to contain a statement concerning the number and class of shares of Zhone stock held of record by such dissenting stockholder and what the stockholder claims to be the fair market value of the dissenting shares as of the close of business on the day immediately prior to the announcement of the merger (the statement of fair market value in such demand by the dissenting stockholder constitutes an offer by the dissenting stockholder to sell the dissenting shares at such price); and

•	the dissenting stockholder must submit Zhone stock certificate(s) representing the dissenting shares to Zhone at its principal office at 7001 Oakport Street, Oakland, California 94621. The Zhone stock certificate will be stamped or endorsed with a statement that the shares are dissenting shares or will be exchanged for Zhone stock certificates of appropriate denomination so stamped or endorsed. If the price contained in the Notice of Approval is acceptable to the dissenting stockholder, the dissenting stockholder may demand the same price. This would constitute an acceptance of the offer by Zhone to purchase the dissenting stockholder’s stock at the price stated in the Notice of Approval.

If Zhone and a dissenting stockholder agree upon the price to be paid for the dissenting shares, upon the dissenting stockholder’s surrender of the Zhone stock certificates representing the dissenting shares, such price (together with interest thereon at the legal rate on judgments from the date of the agreement between Zhone and the dissenting stockholder) is required by law to be paid to the dissenting stockholder within 30 days after such agreement or within 30 days after any statutory or contractual conditions to the merger are satisfied, whichever is later.

If Zhone and a dissenting stockholder disagree as to the price for such dissenting shares or disagree as to whether such dissenting shares are entitled to be classified as dissenting shares, such holder may, within six months after the Notice of Approval is mailed, file a complaint in the superior court of the proper county requesting the court to make such determinations or, alternatively, may intervene in any action pending on such a complaint. Two or more dissenting stockholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint an impartial appraiser to determine, the fair market value of the shares.

The court action to determine the fair market value of the shares will be suspended if litigation is instituted to test the sufficiency or regularity of the votes of the stockholders in authorizing the merger. Furthermore, no stockholder who is entitled to assert dissenters’ rights under Chapter 13 shall have any right to attack the validity of the merger or to have the merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the merger has been legally voted in favor of the merger.

Any party may appeal the court’s judgment determining the fair market value of the dissenting shares. Costs of such an action (including compensation of appraisers) are required to be assessed as the court considers equitable, but must be assessed against Zhone if the appraised value determined by the court exceeds the price offered by Zhone by 125%.

Dissenting shares may lose their status as such and the right to demand payment will terminate if, among other reasons:

•	the merger is abandoned;

•	the shares are transferred prior to their submission to Zhone for endorsement;

•	the dissenting stockholder and Zhone do not agree upon the status of the shares as dissenting shares or upon the price of such shares and the dissenting stockholder fails to file suit against Zhone or intervene in a pending action within six months following the date on which the Notice of Approval was mailed to the stockholder; or

•	the dissenting stockholder withdraws his or her demand for the purchase of the dissenting shares with the consent of Zhone.

The California General Corporation Law provides, among other things, that a Zhone stockholder may not withdraw the demand for payment of the fair market value of dissenting shares unless Zhone consents to such request for withdrawal.

The foregoing summary does not purport to be a complete statement of the provisions of Chapter 13 of the California General Corporation Law and is qualified in its entirety by reference to such chapter, a copy of which is attached as Annex G, which is incorporated herein by reference. All Zhone stockholders that wish to exercise dissenters’ rights pursuant to California law or that wish to preserve their right to do so should carefully review Annex G and any notice that is sent by Zhone after approval of the merger, since failure to comply with the procedures set forth therein will result in the loss of such rights. Those wishing to dissent should consult with their own legal counsel in connection with compliance under Chapter 13 of the California General Corporation Law.

THE TELLIUM SPECIAL MEETING

Date, Time, Place and Purpose of the Tellium Special Meeting

The special meeting of Tellium stockholders will be held at Tellium’s principal offices at 2 Crescent Place, Oceanport, New Jersey 07757, on November 13, 2003 at 10:00 a.m. (local time). The purposes of the Tellium special meeting are:

•	to approve the issuance of Tellium common stock pursuant to the Agreement and Plan of Merger, dated as of July 27, 2003, by and among Tellium, Zebra Acquisition Corp., a wholly owned subsidiary of Tellium, and Zhone; and

•	to transact such other business as may properly come before the special meeting or any adjournment or postponement of the meeting, including, if submitted to a vote of our stockholders, a motion to adjourn or postpone the meeting to another time and/or place for the purpose of soliciting additional proxies or satisfying the conditions to closing the merger.

The approval of the issuance of Tellium common stock pursuant to the merger agreement is required in order for Tellium to consummate the merger. Proxies voting against the proposal to approve the issuance of Tellium common stock pursuant to the merger agreement will not be voted “FOR” adjournment in order to continue to solicit proxies.

Recommendation of Tellium’s Board of Directors

Tellium’s board of directors believes that the merger is consistent with, and in furtherance of, Tellium’s long-term business strategy and that the merger is fair to, advisable and in the best interests of Tellium and its stockholders. Tellium’s board of directors unanimously recommends that Tellium’s stockholders vote “FOR” the proposal to issue shares of Tellium common stock in the merger.

Record Date; Outstanding Shares; Shares Entitled to Vote

Only holders of record of Tellium common stock at the close of business on the record date, September 25, 2003, are entitled to notice of and to vote at the special meeting. As of the record date, there were approximately 116,893,020 shares of Tellium common stock outstanding and entitled to vote at the special meeting. These stockholders are entitled to cast one vote for each share of common stock held as of the record date on all matters properly submitted for the vote of stockholders at the special meeting.

Certain directors and executive officers of Tellium and their affiliates owning Tellium common stock, representing approximately 8% of the Tellium common stock outstanding as of the record date, have agreed to vote their shares in favor of the proposal to issue shares of common stock in the merger. A list of Tellium stockholders will be available for review at Tellium’s principal offices in Oceanport, New Jersey during regular business hours for a period of ten days prior to the special meeting.

Quorum and Vote Required

A quorum of stockholders is necessary to hold a valid special meeting. The presence, in person or by proxy, of the holders of a majority of the shares of Tellium common stock issued and outstanding and entitled to be voted at the special meeting is necessary to constitute a quorum at the Tellium special meeting. Both abstentions and broker non-votes (when shares are represented at the meeting by a proxy specifically conferring only limited authority to vote on certain matters and no authority to vote on other matters) are included in the determination of the number of shares represented at the meeting for purposes of determining whether a quorum is present.

The approval of the issuance of common stock in the merger requires the affirmative vote of a majority of the votes cast at the special meeting (a quorum being present).

Voting; Proxies; Revocation

A proxy card is enclosed for your use. Tellium asks that you sign, date and return the proxy card in the accompanying envelope, which is postage prepaid if you mail it in the United States. Unless there are different instructions on the proxy, all shares represented by valid proxies (and not revoked before they are voted) will be voted at the special meeting “FOR” the approval of the issuance of Tellium common stock pursuant to the merger agreement.

Many stockholders of Tellium have the option to submit their proxies or voting instructions electronically by telephone or the Internet instead of submitting proxies by mail on the enclosed proxy card. Please note that there are separate arrangements for using the telephone or Internet depending on whether your shares are registered in Tellium’s stock records in your name or in the name of a brokerage firm or bank. Tellium stockholders should check their proxy card or the voting instructions forwarded by their broker, bank or other holder of record to see which options are available.

The telephone and Internet procedures for submitting your proxy or voting instructions are designed to authenticate stockholders’ identities, to allow stockholders to have their shares voted and to confirm that their instructions have been properly recorded. Stockholders submitting proxies or instructions over the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet providers and telephone companies, that will be borne by the stockholder. Tellium holders of record may submit their proxies by telephone, by calling the toll-free number, 888-628-0226, and following the recorded instructions or over the Internet by visiting a web site established for that purpose at www.computershare.com/us/proxy and following the instructions. If you vote by telephone or over the Internet, you do not need to return your proxy card. The deadline for voting by telephone or over the Internet is 12:00 midnight (Central time) on November 11, 2003.

With respect to any other business that may properly come before the special meeting and be submitted to a vote of stockholders, proxies will be voted in accordance with the best judgment of the designated proxy holders.

Stockholders of record may vote by either completing and returning the enclosed proxy card prior to the special meeting, voting by telephone, voting over the Internet, voting in person at the special meeting, or submitting a signed proxy card at the special meeting.

Your vote is important. Accordingly, please sign, date and return the accompanying proxy card whether or not you plan to attend the special meeting in person.

You may revoke your proxy at any time before it is actually voted at the meeting by:

•	delivering written notice of revocation to Tellium’s Secretary at 2 Crescent Place, Oceanport, New Jersey 07757,

•	submitting a later dated proxy,

•	voting again by telephone or over the Internet, or

•	attending the special meeting and voting in person.

Your attendance at the special meeting will not, by itself, constitute revocation of your proxy. You may also be represented by another person present at the special meeting by executing a form of proxy designating that person to act on your behalf. Shares may only be voted by or on behalf of the record holder of shares as indicated in Tellium’s stock transfer records. If you are a beneficial owner but your shares are held of record by another person, such as a stock brokerage firm or a bank, that person must vote the shares as the record holder in accordance with the beneficial holder’s instructions. All votes cast at the special meeting will be tabulated by the persons appointed by Tellium to act as inspectors of election for the special meeting.

Abstentions and Broker Non-Votes

Shares represented by proxies that reflect abstentions and broker non-votes will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Both abstentions and broker non-votes on this matter will be treated as neither a vote “for” nor a vote “against” the matter for purposes of determining whether the proposal has been approved, and thus will have no effect on the outcome.

Proxy Solicitation

This solicitation is made on behalf of Tellium’s board of directors and Tellium will pay the costs of soliciting and obtaining the proxies, including the cost of reimbursing banks and brokers for forwarding proxy materials to their principals, except that Tellium and Zhone have each agreed to pay one-half of the costs of filing, printing and mailing this joint proxy statement/prospectus and related proxy materials. Proxies may be solicited, without extra compensation, by our officers and employees by mail, telephone, fax, personal interviews or other methods of communication. We have engaged the firms of Computershare Trust Company, Automatic Data Processing, Inc. and D.F. King & Co., Inc. to assist us in the distribution and solicitation of proxies, and will pay them reasonable fees and expenses for their services.

Other Business; Adjournments

As of the date of this joint proxy statement/prospectus, Tellium’s board of directors does not know of any matter that will be presented for consideration at the special meeting other than as described in this joint proxy statement/prospectus. However, if any matters are properly presented at the special meeting or any adjournment or postponement of the special meeting, including, if submitted to a vote of Tellium’s stockholders, a motion to adjourn or postpone the meeting to another time and/or place for the purpose of soliciting additional proxies or satisfying the conditions to closing the merger, the persons named as proxies will be granted discretionary authority with respect to any such matter.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact:

Tellium, Inc.

2 Crescent Place

Oceanport, New Jersey 07757

(732) 923-4100

Attn: Investor Relations

THE ZHONE SPECIAL MEETING

Date, Time, Place and Purpose of the Zhone Special Meeting

The special meeting of Zhone stockholders will be held at Zhone’s principal offices at 7001 Oakport Street, Oakland, California 94621, on November 13, 2003 at 8:00 a.m. (local time). The purposes of the Zhone special meeting are:

•	to adopt the Agreement and Plan of Merger, dated as of July 27, 2003, by and among Tellium, Zebra Acquisition Corp., a wholly owned subsidiary of Tellium, and Zhone; and

•	to transact such other business as may properly come before the special meeting by or at the direction of the board of directors of Zhone or any adjournment or postponement of the meeting, including, if submitted to a vote of our stockholders, a motion to adjourn or postpone the meeting to another time and/or place for the purpose of soliciting additional proxies or satisfying the conditions to closing the merger.

Adoption of the merger agreement will constitute approval of the merger and the other transactions contemplated by the merger agreement. Proxies voting against the proposal to adopt the merger agreement will not be voted “FOR” adjournment in order to continue to solicit proxies.

Recommendation of Zhone’s Board of Directors

Zhone’s board of directors believes that the merger is consistent with, and in furtherance of, Zhone’s long-term business strategy and that the merger is fair to, advisable and in the best interests of Zhone and its stockholders. Zhone’s board of directors unanimously recommends that Zhone’s stockholders vote “FOR” the proposal to adopt the merger agreement.

Record Date; Outstanding Shares; Shares Entitled to Vote

Only holders of record of Zhone common stock and preferred stock at the close of business on the record date, September 25, 2003, are entitled to notice of and to vote at the special meeting. As of the record date, there were approximately 15,744,078 shares of Zhone common stock outstanding and entitled to vote at the special meeting, 62,500,000 shares of Series AA preferred stock outstanding and entitled to vote at the special meeting and 20,469,338 shares of Series B preferred stock outstanding and entitled to vote at the special meeting. Each share of Zhone common stock, Series AA preferred stock and Series B preferred stock is entitled to one vote.

Certain stockholders, directors and executive officers of Zhone owning Zhone common stock and preferred stock, representing approximately 69% of the voting power of the Zhone common stock and preferred stock voting together on an as-converted basis and approximately 68% of the voting power of the Zhone preferred stock (with all series of Zhone preferred stock voting together on an as-converted basis) outstanding as of the record date, have agreed to vote their shares in favor of the proposal to adopt the merger agreement. Because of this voting control, these entities, acting together, can cause the approval of the proposal to adopt the merger agreement without the affirmative vote of any other stockholder of Zhone. A list of Zhone stockholders will be available for review at Zhone’s principal offices in Oakland, California during regular business hours for a period of ten days prior to the special meeting.

Quorum and Vote Required

A quorum of stockholders is necessary to hold a valid special meeting. The presence, in person or by proxy, of a majority of the outstanding shares of Zhone common stock and preferred stock entitled to vote is necessary to constitute a quorum at the Zhone special meeting. Both abstentions and broker non-votes (when shares are represented at the meeting by a proxy specifically conferring only limited authority to vote on certain matters and no authority to vote on other matters) are included in the determination of the number of shares represented at the meeting for purposes of determining whether a quorum is present.

The affirmative vote of a majority of the outstanding shares of Zhone common stock and preferred stock voting together on an as-converted basis and a majority of the outstanding shares of Zhone preferred stock (with all series of Zhone preferred stock voting together on an as-converted basis) is required to adopt the merger agreement.

Voting; Proxies; Revocation

A proxy card is enclosed for your use. Zhone asks that you sign, date and return the proxy card in the accompanying envelope, which is postage prepaid if you mail it in the United States. Unless there are different instructions on the proxy, all shares represented by valid proxies (and not revoked before they are voted) will be voted at the special meeting “FOR” the adoption of the merger agreement. With respect to any other business that may properly come before the special meeting by or at the direction of the board of directors of Zhone and be submitted to a vote of stockholders, proxies will be voted in accordance with the best judgment of the designated proxy holders.

Stockholders of record may vote by either completing and returning the enclosed proxy card prior to the special meeting, voting in person at the special meeting, or submitting a signed proxy card at the special meeting.

Your vote is important. Accordingly, please sign, date and return the accompanying proxy card whether or not you plan to attend the special meeting in person.

You may revoke your proxy at any time before it is actually voted at the meeting by:

•	delivering written notice of revocation to Zhone’s Secretary at 7001 Oakport Street, Oakland, California 94621,

•	submitting a later dated proxy, or

•	attending the special meeting and voting in person.

Your attendance at the special meeting will not, by itself, constitute revocation of your proxy. You may also be represented by another person present at the special meeting by executing a form of proxy designating that person to act on your behalf. Shares may only be voted by or on behalf of the record holder of shares as indicated in Zhone’s stock transfer records. If you are a beneficial owner but your shares are held of record by another person, such as a stock brokerage firm or a bank, that person must vote the shares as the record holder in accordance with the beneficial holder’s instructions. All votes cast at the special meeting will be tabulated by the persons appointed by Zhone to act as inspectors of election for the special meeting.

Abstentions and Broker Non-Votes

Shares represented by proxies that reflect abstentions and broker non-votes will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Both abstentions and broker non-votes will have the effect of votes cast against adoption of the merger agreement at Zhone’s special meeting for purposes of determining whether stockholder approval of the merger agreement has been obtained.

Proxy Solicitation

This solicitation is made on behalf of Zhone’s board of directors and Zhone will pay the costs of soliciting and obtaining the proxies, except that Tellium and Zhone have each agreed to pay one-half of the costs of filing, printing and mailing this joint proxy statement/prospectus and related proxy materials. Zhone’s directors, officers and employees may also solicit proxies by mail, telephone, fax, personal interviews or other methods of communication. Zhone will not pay any additional compensation to directors, officers or other employees for such services, but may reimburse them for reasonable out-of-pocket expenses in connection with such solicitation. Zhone will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to its stockholders.

Other Business; Adjournments

As of the date of this joint proxy statement/prospectus, Zhone’s board of directors does not know of any matter that will be presented for consideration at the special meeting other than as described in this joint proxy statement/prospectus. However, if any matters are properly presented at the special meeting or any adjournment or postponement of the special meeting, including, if submitted to a vote of Zhone’s stockholders, a motion to adjourn or postpone the meeting to another time and/or place for the purpose of soliciting additional proxies or satisfying the conditions to closing the merger, the persons named as proxies will be granted discretionary authority with respect to any such matter.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact:

Zhone Technologies, Inc.

7001 Oakport Street

Oakland, California 94621

(510) 777-7013

Attn: Investor Relations

INFORMATION ABOUT TELLIUM

Tellium designs, develops, and markets high-speed, high-capacity, intelligent optical switching solutions that enable network service providers to quickly and cost-effectively deliver new high-speed services. Intelligent optical switches are products that are installed in telecommunications networks to manage the flow of optical signals, which are beams of light transmitted over fiber optic cables.

Tellium’s products include highly reliable hardware, standards-based operating software, and integrated network planning, and network management tools designed to deliver intelligent optical switching for public telecommunications networks. They are specifically designed to manage very high-speed optical signals and can be easily expanded, enabling service providers to grow and manage their networks quickly and efficiently to keep pace with dynamic requirements of data services. Tellium has designed its products to be cost-effective for service providers when they are expanding and enhancing the capabilities of their existing networks or building out new ones. Tellium’s optical switches operate with existing optical networking equipment to support the transition from older networks to advanced, intelligent optical networks without service disruption. This capability protects service providers’ prior investment in fiber optics and transmission equipment. Tellium’s optical switches are easily upgraded, providing its customers with the ability to adopt new technologies and features without the need to replace Tellium’s equipment.

Tellium was incorporated in Delaware on April 21, 1997 as MWD, Inc. and began business operations on May 8, 1997. The company changed its name to Tellium, Inc. on June 3, 1997. Tellium’s corporate headquarters is located at 2 Crescent Place, Oceanport, New Jersey 07757-0901, and its telephone number is (732) 923-4100.

INFORMATION ABOUT ZHONE

Business

Overview

Zhone designs, develops and markets telecommunications hardware and software that simplify today’s telecommunications networks. Zhone’s products, which address the connection between network service providers and their subscribers, or the local access network, allow network service providers to combine voice, data, video, entertainment and management services over their existing copper-wire infrastructure. Also, Zhone’s products enable network service providers to transition to a fiber infrastructure while continuing to operate their current copper infrastructure. In addition, Zhone’s products allow network service providers to add new subscriber services more quickly than is possible with conventional copper access solutions.

Zhone was incorporated under the laws of the State of Delaware in June 1999. Zhone is headquartered in Oakland, California, and currently operates five development centers across the United States and Canada. Zhone has nineteen sales offices in fourteen countries.

Background

Industry Background

Over the past decade, there has been a rapid growth of business and consumer network use resulting from file sharing, e-commerce, interactive television, video conferencing and telecommuting, wireless communications and a large increase in web content. This growth has resulted in levels of communications traffic that have severely taxed the capacity of conventional networks.

To meet the increasing demand for faster speed and more reliable communications services, equipment vendors have made significant investments in research and development resulting in tremendous advancements in new fiber optic technologies. These optical technologies have been successfully deployed between facilities of network service providers. However, the cost of deploying optical technologies is very high and network service providers have found fiber deployment cost-effective only in the core of the networks, where network service providers exchange traffic with each other.

Residential and most business subscribers generally have not been able to realize the same benefits from the new optical technologies. The vast majority of subscribers connect to communications networks via copper wires, commonly referred to as the local loop or the access network. As a result, there is an enormous disparity between bandwidth in the fiber optic core and the bandwidth at subscribers’ premises. The majority of today’s communications over the access network still occurs at 56 kilobits per second or slower on modem lines. In contrast, communications in the core of the network can travel at speeds up to 10 gigabits per second or 175,000 times faster.

Network operators have spent decades and invested billions of dollars building and maintaining today’s access networks. A complete replacement of these access networks with fiber optics would prove cost prohibitive. While several vendors have developed solutions that provide high speed fiber access, there have been few deployments to date. One problem with these solutions is that they are designed to replace existing copper deployments.

The Evolution of Multiple Access Networks

Recent challenges in the telecommunications industry have heightened network service providers requirements to maximize service revenues per subscriber while minimizing the cost of delivering these services. In order to compete, network service providers that have traditionally offered only voice services must expand their service offerings. This must be accomplished cost-effectively by eliminating the inefficiencies inherent in operating multiple single-purpose access networks for voice, data and video.

Cable operators have been aggressively upgrading their facilities for high-speed digital video services and have been successfully adding data and voice service capabilities in their networks. These networks allow cable operators to deliver packaged voice, data and video solutions over a single network into their markets. These cable operators are capturing significant revenues from voice and data services that could until recently be provided only by the telephone carriers.

As a result, telephone companies are for the first time facing competition in their primary business. This new competition is being felt during a period in which network service providers have had to cut their capital expenditures dramatically, as they principally focus on sustaining current operations and revenues. Voice services remain the mainstay of economics and expertise for telephone companies. The existing voice networks represent substantial investments in both facilities and skilled labor, and telephone companies continue to focus on deriving value from these investments. In North America alone, this investment in voice networks represents an investment in the hundreds of billions of dollars.

Over the last thirty years, digital loop carriers, or DLCs, have represented a significant portion of the network service providers overall expenditures to deliver voice services. DLCs are devices that allow a network service provider to combine signals from multiple customer telephone lines and transmit the calls as part of a single signal. The efficiencies gained from DLCs have the same impact as if the copper lines were substantially shortened which in turn allows for higher speed services with improved reliability. High-speed links are necessary in order for telephone companies to deliver voice, data, video, and broadcast television services.

Carriers today already rely on high speed DLC devices in order to compete with the cable companies for subscribers with multi-service offerings. However, most solutions available today are expensive and do not provide for migration from copper lines to advanced fiber networks or from today’s voice and data offerings to a more complete service offering capable of voice, data and video.

The Zhone Solution

Zhone is the first company dedicated solely to developing the full spectrum of next-generation access network solutions. Zhone’s products are based upon its Single Line Multi Service, or SLMS, architecture. This new approach was specifically developed to address the unmet challenges of delivering standards-based voice, data and video solutions. SLMS provides carriers with flexibility and investment protection by supporting the most widely accepted media and technology protocols. Zhone’s products enable network service providers to use their existing networks to deliver voice, data, video and entertainment services to their customers. Zhone has designed its products to interoperate with different types of wiring and equipment already deployed in service providers’ networks.

Scalable, Multi-Service Integration Across the Access Network—SLMS simplifies the access network by consolidating new and existing services onto a single line; simplifying provisioning and operations; ensuring quality of service and reliability; and reducing time required to provision services.

Copper to Fiber Migration Flexibility—SLMS preserves network service providers’ investments in existing copper wire networks while providing the flexibility to cost-effectively migrate to fiber as warranted, with seamless in-service transitions and very high densities for optimal deployment options.

Protect the Value of Existing Subscriber Assets—SLMS protects the value of residential and commercial subscriber’s investments in equipment, inside wiring, and applications, minimizing transition impact and subscriber attrition.

Standards-Based Interoperability—SLMS provides the flexibility to deploy services over the most cost-effective infrastructure for each service area, whether copper or fiber using the most widely accepted technology protocols, and with required integration and industry-standard interfaces.

Full Remote Management of the Entire Access Network—SLMS provides substantial cost and time savings in service creation, configuration, fault detection and resolution, and enables new service billing and subscriber self-configuration options. Remote software upgrade procedures ensure ease of support.

The Zhone Strategy

Zhone’s strategy is to combine internal development with acquisitions of established access equipment vendors to achieve the “critical mass” required of telecommunications equipment providers. Today Zhone’s products deliver services to over 250 service providers on six continents, including 8 of the top 10 carriers in North America.

Key elements of Zhone’s strategy include:

•	Expand Zhone’s Infrastructure to Meet Service Provider Needs. Network service providers require extensive support and tight integration with manufacturers to deliver reliable, innovative and cost-effective services. By combining advanced, computer-aided design, test, and manufacturing systems with experienced, customer-focused management and technical staff, Zhone believes that it has established the critical mass required to fully support global carrier requirements. Zhone continues to expand its infrastructure through ongoing development and acquisitions, continuously improving quality, reducing costs and accelerating delivery of advanced solutions. Zhone proudly maintains ISO 9001 quality management certification.

•	Continue the Advancement and Introduction of Zhone’s SLMS Products. Zhone’s SLMS architecture is the core of its product development strategy. The design criteria for SLMS products include carrier-class reliability, multi-protocol and service support and ease of provisioning. Zhone will continue to introduce SLMS products that offer the configurations and feature sets that its customers demand. In addition, Zhone has introduced products that adhere to the standards, protocols and interfaces dictated by international standards bodies and service providers. To facilitate the rapid development of its SLMS architecture and products, Zhone has established engineering teams responsible for each critical aspect of its architecture and products. Zhone intends to continue to leverage its expertise in voice, data, and video technologies to enhance the SLMS architecture, supporting new services, protocols and technologies as they emerge. To further this objective, Zhone intends to continue investing in research and development efforts to extend the SLMS architecture and introduce new SLMS products.

•	Pursue Strategic Acquisitions and Relationships. Zhone has grown through a combination of strategic hiring and the acquisition of companies with relevant technologies and skilled personnel. Zhone’s senior management has extensive experience in identifying, executing and integrating strategic acquisitions, both at Zhone and at previous companies. Zhone intends to pursue additional strategic acquisitions and relationships with companies that have innovative technologies and products, highly skilled personnel, market presence, and customer relationships and distribution channels that complement Zhone’s strategy. Zhone will also endeavor to obtain third-party technology licenses, distribution partnerships and manufacturing relationships to enhance its product offerings and accelerate its time-to-market.

•	Deliver Full Customer Solutions. In addition to delivering hardware and software product solutions, Zhone provides its customers with pre-sales and post-sales support, education and professional services to enable its customers to more efficiently deploy and manage their networks. Zhone provides its customers with application notes, business planning information, web-based and phone-based troubleshooting assistance and installation guides. Zhone’s support programs provide a comprehensive portfolio of support tools and resources that enable its customers to effectively sell to, support and expand their subscriber base using Zhone’s products and solutions. Zhone continues to grow this organization to offer its customers 24-hour service, seven days a week.

Products

Zhone’s products provide the framework around which Zhone is designing and developing high speed, communications software and equipment for the access network. All of the products listed below are currently available and shipping. Zhone’s products span three distinct areas:

Multiplexer Products

In a telecommunications network, multiplexers, or MUX, allow multiple signals to be combined and transmitted as one signal over a single line. Zhone’s MUX product family provides full-featured multiplexing in a range of modular designs that are designed to ensure flexibility and ease of deployment by carriers. Zhone’s MUX products include the following:

Product	Function
IMACS	Multi-Access System
RC Family	M13 Multiplexers
FD-6	Fiber distribution system

Digital Loop Carrier Products

A DLC aggregates large numbers of individual subscriber telephone calls within a neighborhood, office building, or industrial park and multiplexes the calls over a single line back to the telephone company central office where switching equipment is located. Zhone’s DLC product category includes a number of first and second generation products. These products support a variety of voice and data services, and are ideally suited for small-line and low-density applications. Zhone’s DLC products include:

Product	Function
ISC 303	Early Access Concentrator Replacement System
Access Node	Access Concentrator

SLMS Products

Zhone’s SLMS products address three areas of customer requirements. The Zhone Management System, or ZMS, product provides the software tools necessary to manage all of the component hardware as well as subscribers and services in the network. ZMS is capable of interfacing with and managing other vendors equipment already deployed in network service providers’ networks. Zhone’s broadband aggregation and service products aggregate, concentrate and optimize communications traffic from copper and fiber networks. These products are deployed in central offices, remote offices, points of presence, curbsides, data and co-location centers and large enterprises. Zhone’s customer premise equipment, or CPE, products offer a cost-effective solution for combining analog voice and data services to the subscriber’s premises over a single platform. These products deliver voice, data and video interface connectivity for broadcast and subscription television, internet routers and traditional telephony equipment.

Zhone’s SLMS products include:

Area	Product	Function
Network and Subscriber Management	ZMS	Zhone Management System
Broadband Aggregation and Service	BAN	Carrier Class Services Platform
	MALC	Multi-Access Line Concentrator
	Sechtor 100A	Voice and Data Gateway
	Sechtor 300	Universal Voice Gateway
	Arca-DACS 100	Digital Cross Connect (DACS)
	UE9000	Access Concentrator
	VISTA	SONET multiplexer
	Raptor	ATM / IP DSLAM
Customer Premise Equipment (CPE)	Z-Edge 64	Integrated Access Device
	Z-Edge 6100	Voice / Data Router

Technology

Zhone believes that its continued success is dependent upon continued investment in the development and acquisition of advanced technologies in a number of areas. SLMS is based on a number of core technologies that provide sustainable advantage, including the following:

•	Services-Centric Architecture. SLMS has been designed from inception for the delivery of multiple classes of subscriber services (such as voice, data or video distribution), rather than being based on a particular protocol or media. Zhone’s SLMS products are built to interoperate in networks supporting packet, cell and circuit technologies. This independence between services and the underlying transportation is designed to position Zhone’s products to be able to adapt to future transportation technologies within established architectures and to allow Zhone’s customers to focus on service delivery.

•	Common Code Base. Zhone’s SLMS products share a common base of software code, which is designed to: accelerate development; improve software quality; enable rapid deployment; and, in conjunction with network management software, minimize training and operations costs.

•	Network Management and Operations. ZMS provides the following key technologies to enable rapid, cost-effective, and secure control of the network: standards-based interfaces for seamless integration with supporting systems; hierarchical service and subscriber profiles to allow rapid service definition and provisioning and to enable wholesaling of services; automated and intelligent CPE provisioning, to provide the best end-user experience and accelerate service turn-up; load-balancing for scalability; and full security features to ensure reliability and controlled access to systems and data.

•	Test Methodologies. Zhone’s SLMS architecture provides for interoperability testing and certification with a variety of products that reside in networks in which Zhone will deploy its products. Zhone has built a testing facility to conduct extensive interoperability trials with equipment from other vendors and to ensure full performance under all network conditions. Zhone has completed the Telcordia OSMINE services process for ZMS and for several of its other products. The successful completion of these processes are required by Zhone’s largest customers to ensure interoperability with their existing software and systems.

•	Acquired Technologies. Zhone recognizes the need to acquire complementary technologies to augment engineering resources when necessary to respond rapidly to service providers’ needs. As of June 30, 2003, Zhone had completed eight acquisitions pursuant to which it acquired products, technology and additional technical expertise:

•	Premisys Communications, Inc.—platforms that integrate access to voice, data, video and entertainment services.

•	CAG Technologies, Inc.—hardware-based communications subsystems, assemblies and product development infrastructure.

•	Roundview, Inc.—software and packet-centric expertise.

•	OptaPhone Systems, Inc.—point-to-point and point-to-multipoint wireless access solutions.

•	Xybridge Technologies, Inc.—wireless and wireline distributed softswitch and call feature solutions.

•	Nortel Networks AccessNode and Universal Edge 9000—Market-leading access concentrator product.

•	Vpacket Technologies, Inc.—award-winning IP-based converged voice/data customer premise equipment.

•	NEC eLuminant Technologies, Inc.—portfolio of leading optical transport and access products.

At present, Zhone has postponed further development of its wireless and softswitch technologies until it sees an improvement in the market for these types of products.

Customers

Zhone’s products are now deployed and in operation on six continents and at over 250 carriers. Zhone’s six largest customers during the year ended December 31, 2002 were Motorola, Bell Canada, Qwest, Arris, XEL and Verizon. For the year ended December 31, 2002, sales to Motorola accounted for 12% of Zhone’s revenue. For the year ended December 31, 2001, Motorola accounted for 30% of Zhone’s revenue and Qwest accounted for 11% of Zhone’s revenue. Financial information relating to geographic areas for 2001-2002 is included in Note 15 of “Notes to Consolidated Financial Statements” contained in Zhone’s financial statements included in this joint proxy statement/prospectus.

Backlog

Zhone’s backlog primarily consists of purchase orders for services, and products and software to ship within the next year. At December 31, 2002, 2001 and 2000, backlog was approximately $5.0 million, $14.3 million, and $9.6 million, respectively. Zhone considers backlog to be an indicator, but not the sole predictor, of future sales because its customers may cancel or defer orders without penalty. Cancellation or reduction of pending purchase orders could seriously harm Zhone’s future revenues.

Research and Development

Zhone has made, and will continue to make, substantial investments in research and development. As of June 30, 2003, Zhone had approximately 100 employees engaged in product development.

Zhone conducts the majority of its research and development in Oakland, California. Zhone has built an extensive communications laboratory with hundreds of access infrastructure products from multiple vendors that serves as an interoperability and test facility. This facility allows Zhone to emulate a telecommunications network with serving capacity equivalent to that supporting a city of 350,000 residents. Zhone also has focused engineering teams staffed at additional development centers located in the following cities: Alpharetta, Georgia; Hillsboro, Oregon; Lowell, Massachusetts and Ottawa, Canada.

Zhone’s current plans for research and development include:

•	Continuing to enhance and develop its AccessNode products;

•	Continuing to refine its SLMS architecture;

•	Introducing new products under its SLMS architecture; and

•	Creating additional interfaces and protocols for both domestic and international markets.

Research and development costs charged to expense were $29.8 million in 2002, $63.9 million in 2001 and $86.0 million in 2000. The decrease was primarily due to lower project related materials costs and a decrease in personnel related expenses due to Zhone’s restructuring activities.

Sales and Marketing

Zhone currently focuses its sales efforts in three areas:

•	Strategic Account Sales. Zhone’s Strategic Account Sales organization focuses on large global communications service providers. Zhone’s strategy is to target these service providers with its direct sales force and support them with dedicated engineering resources to meet their needs as they deploy SLMS networks on a global basis.

•	North American Sales. Zhone’s North American Sales team concentrates on established independent operating companies, or IOCs, as well as cable and wireless service providers. This organization is also responsible for managing Zhone’s distribution and original equipment manufacturer, or OEM, partnerships.

•	International Sales. Zhone’s International Sales organization targets foreign based service providers and is staffed with individuals with specific experience dealing with service providers in their designated international territories.

Zhone’s marketing team works closely with sales, research and development teams and its customers by providing communications that keep the market current on its products and features. Marketing also identifies and sizes new target markets for Zhone’s products, creates awareness of the company and its products, generates contacts and leads within these targeted markets and performs outbound education and public relations.

Manufacturing

Zhone outsources substantially all of its product manufacturing and assembly to third-party contractors. In particular, Zhone relies heavily on its working relationship with Solectron for the manufacture and assembly of key components of Zhone’s network equipment.

Zhone has two contracts with Solectron. The first contract covers the production of multiplexer products and terminates in March 2004. The second contract covers the production of digital loop carrier products and terminates in October 2003. Under the latter agreement, Zhone has an inventory repurchase commitment on excess raw materials for which Zhone has recorded a liability of $5.7 million as of June 30, 2003.

Under Zhone’s agreements with Solectron, Solectron has the option to acquire manufacturing assets, i.e., equipment and inventory, from Zhone or third parties that Zhone may acquire. If Solectron acquires such manufacturing assets, Solectron will, on a case-by-case basis and as mutually agreed by Solectron and Zhone, use these manufacturing assets to supply Zhone with products and services. Zhone has established its contract manufacturing relationship with Solectron based on its quality assurance, timely delivery, and strength in volume manufacturing of Zhone’s products. Using a contract manufacturer allows Zhone to reduce its capital expenditures, achieve purchasing economies of scale and reduce inventory warehousing. Zhone plans to renegotiate its contractual agreements with Solectron provided that the arrangement continues to provide these advantages.

Zhone complements its contract manufacturing relationships with its in-house capabilities for final assembly and testing of its products. Zhone’s internal manufacturing expertise is focused on product design for testability, design for manufacturability and the transfer of products from development to manufacturing. Zhone also configures, packages, and ships its products from its own facilities after a series of inspections, reliability tests and quality control measures. Zhone’s manufacturing engineers design and build all of Zhone’s testing stations, establish quality standards and protocols and develop test procedures to assure the reliability and quality of Zhone’s products.

Zhone is ISO-9001 certified which is based upon Zhone’s model for quality assurance in design, development, production, installation and service processes meeting rigorous quality standards.

Zhone’s manufacturing engineers work closely with its design engineers to ensure manufacturability and feasibility of Zhone’s products and to ensure that manufacturing and testing processes evolve as Zhone’s technologies evolve. Additionally, Zhone’s manufacturing engineers interface with its contract manufacturers to ensure that outsourced manufacturing processes and products will integrate easily and cost-effectively with Zhone’s in-house manufacturing systems.

In the future, Zhone may expand its existing contract manufacturing relationships or establish new contract manufacturing relationships. Furthermore, Zhone may expand its current manufacturing facilities or secure new manufacturing facilities to meet its anticipated manufacturing requirements.

Zhone depends on sole source and limited source suppliers for several key components. Zhone does not currently have any long term contracts or arrangements that assure Zhone that it can continue to obtain such components from such sources on a timely basis or acceptable terms, or at all.

Customer Care and Support

Zhone’s technical support services assists its customers to develop programs to effectively sell to, support and expand their subscriber base. Zhone offers free lifetime web support, standard one-year warranties for it products, and the opportunity to upgrade to enhanced services, critical network support and extended warranty protection. Zhone provides its customers with pre-sales and post-sales support, education and professional services that enable them to deploy and manage their networks more efficiently. Zhone offers its customers application notes, business planning information, and installation guides, as well as web-based and phone-based trouble-shooting assistance.

Zhone’s customer service personnel also work closely with Zhone’s design and manufacturing engineers to ensure that customer feedback is integrated into Zhone’s research, development and production strategies.

Zhone continues to grow this organization to offer its customers 24-hour service, seven days a week. As Zhone’s customer service team grows, Zhone plans to enhance its ability to tailor customer support services to suit the unique needs of particular customers.

Competition

Competition in the communications equipment market is intense. Many companies offer products or services that address particular aspects of the features and functions that Zhone’s products provide. Zhone’s primary competitors include large equipment companies, such as Alcatel and Lucent Technologies, which offer a much broader range of products addressing the entire telecommunications equipment industry, and Advanced Fiber Communications, which principally focuses on the traditional access market. Zhone also may face competition from other large communication companies that enter its market in the future. Many of Zhone’s competitors have longer operating histories, greater name recognition, larger customer bases and greater financial, technical, sales and marketing resources than Zhone does and may be able to undertake more extensive marketing efforts, adopt more aggressive pricing policies and provide more customer financing options than Zhone can.

In Zhone’s markets, competitive factors include:

•	Performance;

•	Reliability and scalability;

•	Ease of installation and use;

•	Interoperability with existing products;

•	Upgradeability;

•	Price;

•	Geographic footprints for products;

•	Ability to support customer financing;

•	Breadth of Zhone’s services;

•	Technical support and customer service; and

•	Brand recognition.

While Zhone believes it competes successfully with respect to each of these factors, Zhone expects to face intense competition in its markets. There can be no assurance that Zhone will be able to compete successfully against its current or future competitors, or that competitive pressures will not materially and adversely affect its business, financial condition and results of operations.

Compliance with Regulatory and Industry Standards

Zhone’s products must comply with a significant number of voice and data regulations and standards which vary between U.S. and international markets, and vary by specific international markets. Standards for new services continue to evolve, and Zhone will need to modify its products or develop new versions to meet these standards. Standards setting and compliance verification in the U.S. are determined by the Federal Communications Commission, or FCC, Underwriters Laboratories, Quality Management Institute, Telcordia Technologies, Inc., and other telecommunications companies. In international markets, Zhone’s products must comply with standards issued by ETSI and implemented and enforced by the telecommunications regulatory authorities of each nation.

Zhone is ISO-9001 certified confirming for its customers and partners that Zhone’s manufacturing and service processes meet rigorous quality standards.

Environmental Matters

Zhone’s operations and manufacturing processes are subject to federal, state, local, and foreign environmental protection laws and regulations. These laws and regulations relate to the use, handling, storage, discharge and disposal of certain hazardous materials and wastes, the pre-treatment and discharge of process waste waters and the control of process air pollutants. Zhone believes that it is in compliance in all material respects with applicable environmental regulations.

Intellectual Property

Zhone believes that its success and ability to compete is dependent on Zhone’s ability to develop and protect its technology. To protect its proprietary technology, Zhone relies primarily on patent, trademark, service mark, trade secret and copyright laws and contractual restrictions.

Zhone currently has 23 U.S. patents issued, which expire from March 2011 to March 2019. Zhone also has applied for 10 other U.S. patents and has 4 pending foreign patent applications. It is possible that no patents will be issued from Zhone’s currently pending patent applications and that Zhone’s potential future patents may be found invalid or unenforceable, or may be successfully challenged. It is also possible that any patent issued to Zhone may not provide it with any competitive advantages or that Zhone may not develop future proprietary products or technologies that are patentable. Additionally, Zhone has not performed any comprehensive analysis of patents of others that may limit its ability to do business.

Despite its efforts to protect its proprietary rights, Zhone may be unable to prevent others from infringing upon or misappropriating its intellectual property. Any steps Zhone takes to protect its intellectual property may be inadequate, time consuming and expensive. In addition, the laws of some foreign countries do not protect Zhone’s proprietary rights to as great an extent as the laws of the United States.

Substantial litigation regarding intellectual property rights exists in the telecommunications industry. To date, Zhone has not been notified that its technologies infringe on the proprietary rights of anyone. Zhone has received in the past, and may receive in the future, communications from third parties inquiring about its interest in licensing certain of the third party’s intellectual property or more generally identifying intellectual property that may be the basis of a future infringement claim. Zhone cannot assure you that others will not claim that it has infringed proprietary rights relating to past, current or future technologies. Zhone expects that it could become subject to intellectual property infringement claims as the number of its competitors grows and its services overlap with competitive offerings. These claims, even if without merit, could be expensive, time-consuming to defend, divert management’s attention from the operation of Zhone’s business and cause product shipment delays. If Zhone becomes liable for infringing intellectual property rights, it could be required to pay a substantial damage award and to develop non-infringing technology, obtain a license or cease selling the products that contain the infringing intellectual property. Zhone may be unable to develop non-infringing technology or obtain a license on commercially reasonable terms, if at all.

Trademarks

Zhone has registered U.S. trademarks for: “ARCADACS”, “BAN”, “FLEXBAND”, “MALC”, “RAPTOR”, “SECHTOR”, “SLMS”, “VISTA”, “VPACKET”, “ZEDGE”, “ZINC”, “ZHONE”, the Zhone logo, and “ZPLEX” and Zhone intends to file additional trademark applications to support its branding and marketing efforts.

Employees

As of June 30, 2003, Zhone had 234 employees. None of Zhone’s employees are covered by collective bargaining agreements, and Zhone has never experienced a work stoppage, strike or labor dispute. Zhone believes relations with its employees are good.

Properties

In March 2001, Zhone entered into an agreement pursuant to which it purchased the land and buildings in Oakland, California which it previously leased under a synthetic lease agreement. As part of the financing for the purchase, Zhone granted a deed of trust on the property to Fremont Bank and was required to transfer the land and buildings to a new entity, Zhone Technologies Campus, LLC, from which Zhone leases the land and buildings. Zhone is the sole member and manager of Zhone Technologies Campus, LLC. Zhone’s lease for this facility will expire in March, 2011. The Oakland facilities, which consist of three buildings with an aggregate of approximately 180,000 square feet, are used for Zhone’s executive offices and research and development activities. Zhone is currently occupying approximately 90,000 square feet of these buildings. Zhone also has development rights to expand its facilities by adding one additional building of approximately 120,000 square feet to its campus. If Zhone does not commence construction of this fourth building by January 21, 2004, the Redevelopment Agency of the City of Oakland has a 120-day option to repurchase approximately 3.625 acres of Zhone’s unimproved land for the purchase price of approximately $1,500,000.

The following table sets forth each of Zhone’s material leased facilities and its function, location, size and lease term:

Function	Location	Sq. Ft.	Lease Term Expiration
Research & Development	Alpharetta, Georgia	31,933	August 2005
Research & Development	Lowell, Massachusetts	18,846	August 2006
Research & Development	Westlake Village, California	12,882	July 2005
Research & Development	Ottawa, Ontario	10,818	January 2004
Sales	Hoffman Estates, Illinois	9,700	October 2005
Sales	Milan, Italy	5,000	August 2005
Sales	Queensway, Hong Kong	4,400	September 2005

In addition to the above facilities, Zhone leases an aggregate of 92,383 square feet of office facilities in Fremont, Milpitas and Pleasanton, California and Clearwater, Florida which are currently vacant. Zhone also leases an aggregate of 19,255 square feet of office facilities in Fremont, California, which Zhone is currently subleasing to other tenants.

Zhone believes its current facilities will be sufficient to handle its operations for at least the next twelve months.

Non-U.S. Operations

Zhone has operations in foreign countries, including research and development operations in Canada, and sales, technical support and marketing teams in China, Hong Kong, Japan, Singapore and Italy. During 2002, Zhone derived approximately 17% of its total revenues from international sales. Zhone intends to continue to pursue targeted opportunities in all non-U.S. markets. As a result, Zhone will continue to be subject to the risks inherent in doing business in foreign countries, including currency fluctuations and exchange control regulations, changes in international laws or regulatory requirements, difficulties and costs of staffing and managing foreign operations, potential adverse tax consequences, changes in a country’s or region’s political and economic conditions, and reduced protection for intellectual property rights.

Legal Proceedings

On March 27, 2003, HeliOss Communications, Inc. filed suit against Zhone in the Superior Court of the State of California, County of Alameda, in an action entitled HeliOss Communications, Inc. v. Zhone Technologies, Inc., case no. RG 03088921. The case arises out of an August 2001 agreement pursuant to which HeliOss agreed to build certain custom wireless telecommunications radios for resale to one of Zhone’s customers. Although Zhone’s customer rejected the products because they did not meet the customer’s specifications, HeliOss asserts that the products met specifications. HeliOss alleges claims for breach of contract, fraud, negligence and negligent interference with economic advantage and seeks approximately $4 million exclusive of interest, incidental and punitive damages. On May 6, 2003, Zhone filed an answer and generally denied HeliOss’ claims, and filed a cross-complaint asserting that the products were not conforming, and that HeliOss deliberately and repeatedly misled Zhone into believing that it could timely provide product that met specifications. The cross-complaint alleges claims for breach of contract, breach of the covenant of good faith and fair dealing, breach of warranty, unjust enrichment, account stated, rescission, intentional misrepresentation, concealment, and negligent misrepresentation, and seeks damages in excess of $4 million, exclusive of interest and punitive damages. Zhone believes that it has meritorious defenses to HeliOss’ claims, as well as valid cross-claims against HeliOss. Nonetheless, these claims, even if without merit, could be expensive, time-consuming to defend, and divert Zhone management’s attention from the operation of Zhone’s business. If Zhone does not prevail, it may be required to pay a substantial damage award.

From time to time, Zhone may be involved in additional litigation relating to claims arising out of its operations. Zhone is not currently engaged in any legal proceedings that, individually or in the aggregate, it expects would have a material adverse effect on its business.

Management’s Discussion and Analysis of Financial Condition and Results of Operations of Zhone

The following discussion and analysis should be read in conjunction with “Selected Financial Data” and Zhone’s consolidated financial statements and related notes included elsewhere in this joint proxy statement/prospectus. In addition to historical information, this joint proxy statement/prospectus contains forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section of this joint proxy statement/prospectus, that could cause Zhone’s actual results to differ materially from those reflected in these forward-looking statements.

Restatement

In September 2003, in connection with its response to an inquiry from the Securities and Exchange Commission, or SEC, Zhone restated its consolidated financial statements and related disclosures for the year ended December 31, 2002 and for the six months ended June 30, 2003. All information, discussions and comparisons in this joint proxy statement/prospectus reflect the restatement. For additional information on the restatement, refer to Note 2 of Notes to Consolidated Financial Statements.

Overview

Zhone was founded to offer network service providers a simplified, comprehensive architectural approach to delivering services over their access networks.

Zhone has developed hardware and software that simplify the way network service providers deliver communication services to their subscribers. Zhone’s Single Line Multi-Service Architecture, or SLMS, is a simplified network architecture that provides broadband and narrowband services over a scalable next-generation local-loop infrastructure. SLMS is designed to extend the speed, reliability and cost-efficiencies currently achieved in the core of the communications network to business and consumer subscribers. Zhone’s products enable service providers to use their existing networks to deliver voice, data, video, and entertainment services to their customers. Zhone has designed its products to interoperate with different types of wiring and equipment already deployed in service providers’ networks.

Zhone’s Management System, or ZMS, provides the software tools necessary to manage all of the products, services and subscribers in a SLMS network. ZMS is a single management tool that enables network service providers to allow instant delivery and upgrade of network services. In addition, ZMS is capable of interfacing with and managing other vendors equipment already deployed in network service providers’ networks.

Zhone currently has products in three categories: the SLMS product family; the digital loop carrier, or DLC, product family and the multiplexer, or MUX, product family.

Zhone has assembled the employee base, technological breadth and market presence to provide a simple yet comprehensive solution to the problem of delivering communications services to subscribers.

The global telecommunications market has deteriorated significantly over the last two years. Most service providers have reduced their capital spending significantly during this period and many others have ceased operations. Additional capital spending reductions may continue during 2003 due to the general economic slowdown, network overcapacity, customer bankruptcies, network build-out delays and limited capital availability. In response to the challenging environment, Zhone has taken the actions that it believes are necessary for its future success. In particular, Zhone has significantly reduced its operating costs through workforce reductions and careful cost controls. Zhone has also taken significant write-downs of intangible assets and property and equipment. Notwithstanding the industry slowdown and the reduction of its operations, Zhone was still able to increase its revenues from 2001 to 2002. As Zhone looks forward, it intends to continue to focus on cost controls while also continuing to invest in research and development activities and strategic acquisitions. Zhone does not expect any significant reductions in its overall workforce for at least through the period ending December 2003.

Acquisitions

Through June 30, 2003, Zhone had completed eight acquisitions of complementary companies, products or technologies to supplement its internal growth. To date, Zhone has generated a significant amount of its revenue from sales of products obtained from the acquisitions.

In December 1999, Zhone acquired Premisys Communications, Inc. in exchange for total consideration of approximately $295.8 million, consisting of $248.3 million in cash, $35.1 million in assumed liabilities and $12.4 million in acquisition costs. Premisys manufactured voice, data and video customer premises equipment.

In February 2001, Zhone acquired Xybridge Technologies, Inc. in exchange for total consideration of $72.7 million, consisting of $65.3 million in stock and assumed options and $7.4 million in assumed liabilities. Xybridge developed multi-service software-based switching solutions for wireline and wireless network infrastructures. In August 2001, Zhone acquired certain assets relating to the Access Node product line from Nortel Networks in exchange for total consideration of approximately $37.7 million, consisting of $31.1 million payable to Nortel and $6.6 million in assumed liabilities. As of December 31, 2002, Zhone had repaid the $31.1 million amount due to Nortel.

In July 2002, Zhone acquired Vpacket Communications, Inc. in exchange for total consideration of $19.2 million, consisting of $15.5 million in stock and $3.7 million in assumed liabilities. Zhone issued approximately 9.7 million shares of Series B redeemable convertible preferred stock. Vpacket developed IP-based converged voice/data customer premises equipment.

On February 14, 2003, Zhone acquired NEC eLuminant Technologies, Inc., a subsidiary of NEC USA, Inc., in exchange for total consideration of approximately $13.6 million consisting of $10.1 million in stock, $3.2 million in assumed liabilities and $0.3 million in acquisition costs. eLuminant developed a family of multiplexers and digital loop carrier products.

As a result of these acquisitions, Zhone’s revenues have increased related to the MUX and DLC product lines. Zhone expects that its product mix will shift towards next generation products with MUX and DLC revenues declining in the future as a percentage of total revenues.

Zhone is likely to acquire additional businesses, products and technologies in the future. If Zhone does complete future acquisitions, it could incur substantial debt, assume additional liabilities, incur amortization expenses related to intangible assets or incur large write-offs related to impairment of goodwill and long-lived assets. In addition, acquisitions can have a significant impact on Zhone’s short term results of operations, materially impacting revenues or expenses and making period to period comparisons of Zhone’s results of operations less meaningful.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of its financial condition and results of operations are based upon Zhone’s condensed consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. The policies discussed below are considered by Zhone’s management to be critical because they are both important to the portrayal of Zhone’s financial condition and results of operations and their application places the most significant demands on management’s judgment, with financial reporting results relying on estimates about the effect of matters that are inherently uncertain. For all of these policies, Zhone’s management cautions that actual results may differ materially from these estimates under different assumptions or conditions.

Revenue Recognition

In compliance with SEC Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, and SFAS no. 48, Revenue Recognition When Right of Return Exists, Zhone recognizes revenue when the earnings process is complete. Zhone recognizes product revenue upon shipment of product under contractual terms which transfer title upon shipment, under normal credit terms, or under sales-type leases, net of estimated sales returns and allowances at the time of shipment. Revenue is deferred if there are significant post-delivery obligations, if collection is not considered probable at the time of sale, or if the fee is not fixed or determinable. When significant post-delivery obligations exist, revenue is deferred until such obligations are fulfilled. Zhone’s arrangements generally do not have any significant post delivery obligations. Zhone offers products and services such as support, education and training, hardware upgrades and extended warranty coverage. Zhone has established the fair value of these products and services based on sales prices when they are sold separately. Any discounts provided on these additional products and services are identical to the discount provided on the original sale of product. When collectibility is not probable, revenue is recognized when cash is collected. Revenue from education services and support services is recognized over the contract term or as the service is performed. Zhone makes certain sales to product distributors. These customers are given certain privileges to return a portion of inventory. Zhone recognizes revenue on sales to distributors that have contractual return rights when the products have been sold by the distributors. Revenue from sale of software products is recognized provided that a purchase order has been received, the software has been shipped, collection of the resulting receivable is deemed probable, and the fee is fixed or determinable. To date, revenue from software transactions and sales-type leases has not been significant. Zhone accrues for warranty costs, sales returns, and other allowances at the time of shipment based on historical experience and expected future costs. Zhone considers differing market conditions when recognizing revenues, such as the recent decline in capital spending in its industry and the relative financial condition of its customers. These conditions do not impact the method by which Zhone recognizes revenues or the methodology for computing the provision for warranty and allowance for returns.

Allowances for Sales Returns and Doubtful Accounts

Zhone has an allowance for sales returns for estimated future product returns related to current period product revenue. Zhone bases its allowance on periodic assessment of historical trends in product return rates and current approved returned products. If the actual future returns were to deviate from the historical data on which the reserve had been established, Zhone’s revenue could be adversely affected.

Zhone has an allowance for doubtful accounts for estimated losses resulting from the inability of customers to make payments to its accounts receivable. Zhone bases its allowance on periodic assessment of its customers’ liquidity and financial condition through credit rating agencies, financial statement review, and historical collection trends. Additional allowances may be required if the liquidity or financial condition of Zhone’s customers were to deteriorate, resulting in an impairment in their ability to make payments.

Inventories and Reserve for Excess and Obsolete Inventories

Inventory is stated at the lower of cost or market and cost being determined using the first-in, first-out, or FIFO method. In assessing the ultimate realization of inventories, Zhone is required to make judgments as to future demand requirements and compare these with the current or committed inventory levels. Zhone’s reserve requirements generally increase as its projected demand requirements decrease due to market conditions, technological and product life cycle changes, and longer than previously expected usage periods. Zhone has experienced significant changes in required reserves in recent periods due to decline in market conditions. As a result, Zhone incurred net inventory charges of $31.3 million and $1.7 million during fiscal 2001 and 2002, respectively. It is possible that significant changes in required inventory reserves may continue to occur in the future if there is a further decline in market conditions and if additional restructuring actions are taken.

Valuation of Long-Lived Assets, including Goodwill and Other Acquisition-Related Intangible Assets

Zhone’s long-lived assets consist primarily of goodwill, other acquisition-related intangible assets (intangible assets) and property and equipment. Zhone reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such an asset may not be recoverable. Such events or circumstances include, but are not limited to, a significant decrease in the benefits realized from the acquired business, difficulty and delays in integrating the business or a significant change in the operations of the acquired business or use of an asset. Goodwill and other acquisition-related intangible assets not subject to amortization are tested annually for impairment, and are tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value.

Zhone estimates the fair value of its long-lived assets based on a combination of the market, income and replacement cost approaches. In the application of the impairment testing, Zhone was required to make estimates of future operating trends and resulting cash flows and judgments on discount rates and other variables. Actual future results and other assumed variables could differ from these estimates.

As of June 30, 2003, Zhone had intangible assets, including goodwill and other acquisition-related intangible assets of $91.9 million ($74.9 million of goodwill, including workforce in place, and $17.0 million of other acquisition-related intangible assets) and property and equipment (net) of $22.8 million. Other acquisition-related intangible assets are comprised mainly of technology in place and customer relationships. The majority of entities acquired by Zhone do not have significant tangible assets; as a result, a significant portion of the purchase price is typically allocated to intangible assets and goodwill. Zhone’s future operating performance will be impacted by the future amortization of intangible assets, potential charges related to purchased in-process research and development, or IPR&D, for future acquisitions, and potential impairment charges related to goodwill. Accordingly, the allocation of the purchase price of the acquired companies to intangible assets and goodwill has a significant impact on Zhone’s future operating results. The allocation process requires management to make significant estimates and assumptions, including estimates of future cash flows expected to be generated by the acquired assets and the appropriate discount rate for these cash flows. Should different conditions prevail, Zhone would have to perform an impairment review that might result in material write-downs of intangible assets and/or goodwill. Other factors Zhone considers important which could trigger an impairment review, include, but are not limited to, significant changes in the manner of Zhone’s use of its acquired assets, significant changes in the strategy for Zhone’s overall business or significant negative economic trends. If this evaluation indicates that the value of an intangible asset or long-lived asset may be impaired, an assessment of the recoverability of the net carrying value of the asset over its remaining useful life is made. If this assessment indicates that the cost of an intangible asset or long-lived asset is not recoverable, based on the estimated undiscounted future cash flows or other comparable market valuations of the entity or technology acquired over the remaining amortization or depreciation period, the net carrying value of the related intangible asset or long-lived asset will be reduced to fair value and the remaining amortization or depreciation period may be adjusted. For example, Zhone recorded significant impairment charges, including $41.7 million related to goodwill and other acquired intangibles during 2001. In addition, in the fourth quarter of 2002, Zhone recorded approximately $50.8 million of impairment in property, plant and equipment and other assets. Due to uncertain market conditions and potential changes in Zhone’s strategy and product portfolio, it is possible that forecasts used to support Zhone’s intangible assets may change in the future, which could result in additional non-cash charges that would adversely affect its results of operations and financial condition. For more information, see Note 5 to Zhone’s consolidated financial statements included elsewhere in this joint proxy statement/prospectus.

Restructuring Charges

During 2001 and 2002, Zhone recorded charges in connection with its restructuring programs. Zhone’s restructuring charges are comprised primarily of: (1) severance and related charges; (2) facilities and lease cancellations and (3) write-offs of abandoned equipment. Zhone accounts for each of these costs in accordance with SEC Staff Accounting Bulletin No. 100, Restructuring and Impairment Charges. Zhone recorded restructuring charges of $5.1 million and $4.5 million during 2001 and 2002, respectively. There were no charges for the six months ended June 30, 2003. In addition, Zhone accounts for the individual components of the restructuring as further discussed below.

Zhone accounts for the costs associated with the reduction of its workforce in accordance with Emerging Issues Task Force (EITF) Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring) (EITF 94-3). Accordingly, Zhone records the liability related to these termination costs when the following conditions have been met: (1) management with the appropriate level of authority approves a termination plan that commits Zhone to such plan and establishes the benefits the employees will receive upon termination; (2) the benefit arrangement is communicated to the employees in sufficient detail to enable the employees to determine the termination benefits; (3) the plan specifically identifies the number of employees to be terminated, their locations and their job classifications; and (4) the period of time to implement the plan does not indicate changes to the plan are likely. The termination costs recorded by Zhone are not associated with nor do they benefit continuing activities.

Zhone accounts for the costs associated with lease termination and/or abandonment in accordance with EITF No. 88-10, Costs Associated with Lease Modification or Termination (EITF 88-10). Accordingly, Zhone records the costs associated with lease termination and/or abandonment when the leased property has no substantive future use or benefit to Zhone. Under EITF 88-10, Zhone records the liability associated with lease termination and/or abandonment as the sum of the total remaining lease costs and related exit costs, less probable sublease income.

Any such costs incurred in the future will be recorded in accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, SFAS No. 112, Employers Accounting for Post Employment Benefits, and any write-off of abandoned equipment is accounted for in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long Lived Assets.

Actual costs relative to these estimates, along with other estimates made by management in connection with the restructuring programs, may vary significantly depending, in part, on factors that may be beyond Zhone’s control. Zhone reviews the status of its restructuring activities on a quarterly basis and, if appropriate, record changes to its restructuring obligations in current operations based on its most current estimates. (See Note 16 to Zhone’s consolidated financial statements included elsewhere in this joint proxy statement/prospectus)

Results of Operations

Zhone lists in the tables below the historical consolidated statement of operations in dollars and as a percentage of revenue for the periods indicated.

	Year Ended December 31,			Six Months Ended June 30,
	2000	2001	2002	2003	2002
			(As Restated)	(As Restated)
	(in millions)			(in millions)
Revenue	$80.8	$110.7	$112.7	$37.6	$60.7
Cost of revenue	59.4	106.0	69.7	20.6	37.4

Gross profit	21.4	4.7	43.0	17.0	23.3

Operating expenses:
Research and product development	86.0	63.9	29.8	10.2	17.5
Sales and marketing	35.2	35.5	19.7	8.6	10.8
General and administrative	15.9	13.1	10.8	1.9	6.1
Purchased in-process research and development	0.4	12.0	0.1	—	—
Restructuring charges	—	5.1	4.5	—	4.5
Stock-based compensation	42.3	17.1	10.4	(1.4)	—
Amortization and impairment of intangible assets	38.1	88.8	16.0	3.8	8.1
Impairment of long-lived assets	—	—	50.8	—	—

Total operating expenses	217.9	235.5	142.1	23.1	47.0
Operating loss	(196.5)	(230.8)	(99.1)	(6.1)	(23.7)
Interest expense and other income (expense), net	(1.8)	(12.6)	(9.4)	(1.1)	(4.1)

Loss before income taxes	(198.3)	(243.4)	(108.5)	(7.2)	(27.8)
Income tax (benefit) provision	(1.9)	0.1	0.1	—	0.1

Net loss	(196.4)	(243.5)	(108.6)	(7.2)	(27.9)
Accretion on preferred stock	(2.8)	(3.3)	(22.2)	(12.7)	(1.8)

Net loss applicable to holders of common stock	(199.2)	(246.8)	(130.8)	(19.9)	(29.7)

	Year Ended December 31,			Six Months Ended June 30,
	2000	2001	2002	2003	2002
			(As Restated)	(As Restated)
Revenue	100%	100%	100%	100%	100%
Cost of revenue	74%	96%	62%	55%	62%

Gross profit	26%	4%	38%	45%	38%
Operating expenses:
Research and product development	106%	58%	26%	27%	29%
Sales and marketing	44%	32%	18%	23%	18%
General and administrative	20%	12%	10%	5%	10%
Purchased in-process research and development	0%	11%	0%	0%	0%
Restructuring charges	0%	5%	4%	0%	7%
Stock-based compensation	52%	15%	9%	(4)%	0%
Amortization and impairment of intangible assets	47%	80%	14%	10%	13%
Impairment of long-lived assets	0%	0%	45%	0%	0%

Total operating expenses	269%	213%	126%	61%	77%
Operating loss	(243)%	(209)%	(88)%	(16)%	(39)%
Interest expense and other income (expense), net	(2)%	(11)%	(8)%	(3)%	(7)%

Loss before income taxes	(245)%	(220)%	(96)%	(19)%	(46)%
Income tax (benefit) provision	(2)%	0%	0%	0%	0%

Net loss	(243)%	(220)%	(96)%	(19)%	(46)%
Accretion on preferred stock	(3)%	(3)%	(20)%	(34)%	(3)%

Net loss applicable to holders of common stock	(246)%	(223)%	(116)%	(53)%	(49)%

Six Months Ended June 30, 2003 and June 30, 2002

Revenue

Information about Zhone’s revenue for products and services for the six months ended June 30, 2003 and 2002 is summarized below (in millions):

	Six Months Ended June 30,
	2003	2002	Increase (Decrease)	% change
Products	$33.9	$56.9	$(23.0)	(41)%
Services	3.7	3.8	(.1)	(3)%

Total	$37.6	$60.7	$(23.1)	(38)%

Information about Zhone’s revenue for North America and international markets for the six months ended June 30, 2003 and 2002 is summarized below (in millions):

	Six Months Ended June 30,
	2003	2002	Increase (Decrease)	% change
North America	$34.4	$48.9	$(14.5)	(30)%
International	3.2	11.8	(8.6)	(73)%

Total	$37.6	$60.7	$(23.1)	(38)%

Information about Zhone’s revenue by product line for the six months ended June 30, 2003 and 2002 is presented below (in millions):

	Six Months Ended June 30,
	2003	2002	Increase (Decrease)	% change
SLMS	$14.4	$15.6	$(1.2)	(8)%
MUX	14.9	15.1	(0.2)	(1)%
DLC	8.3	30.0	(21.7)	(72)%

	$37.6	$60.7	$(23.1)	(38)%

For the six months ended June 30, 2003, revenue decreased 38% or $23.1 million to $37.6 million from $60.7 million for the same period last year. Product revenue declined by 41% or $23.0 million for the six months ended June 30, 2003 compared to the same period last year. The decrease in product revenue was due to the decline in the overall economic environment and deteriorating conditions in the telecommunications industry. Service revenue for the six months ended June 30, 2003 decreased 3% or $0.1 million from the same period last year. The decrease in service revenue was due to lower revenue from maintenance and other services associated with product shipments that occurred in previous periods.

For the six months ended June 30, 2003, international revenues decreased 73% or $8.6 million to $3.2 million, compared to $11.8 million for the same period last year. International revenues represented 9% and 19% of Zhone’s total revenues for the six months ended June 30, 2003 and 2002, respectively. The decline in international revenues was due to the global economic environment and declining sales to non-U.S. based competitive local exchange carriers, or CLECs. Zhone expects international revenue to be lower for the remainder of 2003 as compared to 2002.

Revenue for the SLMS product family was slightly lower in the first half of 2003. Zhone expects revenue from the SLMS product family to increase in the second half of 2003 as Zhone plans to focus its marketing and sales efforts on the next generation product lines. Revenue for the DLC product family decreased significantly in 2003 due to the overall decline in the economic environment. Revenue for the MUX product line was relatively flat for the six months ended June 30, 2003 as compared to the same period last year. Zhone expects revenue from the MUX and DLC product lines to be flat or lower in 2003 as it continues to phase out marketing and sales efforts with respect to the IMACS products.

Zhone expects that the product mix will continue to shift towards next generation products in SLMS with MUX and DLC revenues continuing to decline in the future as a percentage of total revenues.

Motorola accounted for approximately 19% and 11% of total revenues for the six months ended June 30, 2003 and 2002, respectively. Qwest accounted for approximately 11% and 13% of total revenues for the six months ended June 30, 2003 and 2002, respectively. No other customer accounted for 10% or more of total revenues in the current period. Although Zhone’s largest customers have varied over time, it anticipates that its results of operations in any given period will continue to depend to a great extent on sales to a small number of large accounts. As a result, Zhone’s revenues for any quarter may be subject to significant volatility based upon changes in orders from one or a small number of key customers.

Cost of Revenue

Zhone’s cost of revenue consists primarily of amounts paid to third-party contract manufacturers, manufacturing start-up expenses, personnel and related costs, and non-cash stock-based compensation expenses. Zhone outsources substantially all of its product and printed circuit board assembly to contract manufacturers. Manufacturing and engineering documentation controls are performed at Zhone’s Oakland, California facility. Zhone currently uses Solectron Corporation to manufacture and assemble most of its products. Zhone also relies on single or limited source suppliers to manufacture key components of its products. A significant portion of Zhone’s cost of revenues is related to these outsourcing arrangements.

For the six months ended June 30, 2003, cost of revenue decreased $16.8 million to $20.6 million compared to $37.4 million for the same period last year. Total cost of revenue was 55% of revenue for the six months ended June 30, 2003 compared to 62% for the same period last year. Cost of revenue was lower for the six months ended June 30, 2003 primarily as a result of lower DLC revenues which have higher costs as a percent of revenue, along with lower material costs compared to the same periods last year.

Zhone expects that its cost of revenue will vary as a percentage of net revenue depending on the mix and average selling prices of products sold. Zhone anticipates that competitive and economic pressures could cause it to reduce its prices, adjust the carrying values of its inventory, or record additional losses relating to discontinued products and excess or obsolete inventory.

Research and Product Development Expenses

Research and product development expenses consist primarily of salaries and related personnel costs, prototype costs, consulting costs, licensed technology costs, recruiting costs and other costs related to the design, development, testing and enhancement of Zhone’s products. Zhone also incurs significant expenses in connection with the purchase of equipment used to test its products as well as the use of its products for internal design and learning purposes. Zhone expenses its research and product development costs as they are incurred.

For the six months ended June 30, 2003, research and development expenses decreased 42%, or $7.3 million, to $10.2 million compared to $17.5 million for the six months ended June 30, 2002. The decrease was primarily due to a decrease in material and personnel-related expenses resulting from Zhone’s restructuring activities in 2002, which resulted in a consolidation of product offerings and more focused development programs. Personnel related expenses decreased by approximately $2.6 million, or 33%, for the six months ended June 30, 2003 compared to the same period last year. Average staffing levels of Zhone’s research and development personnel were lower by approximately 37% for the six months ended June 30, 2003 compared to the same period last year, primarily due to Zhone’s restructuring efforts. Material related expenses decreased by approximately $2.1 million for the six months ended June 30, 2003 compared to the same period last year due to lower prototype costs. Depreciation expense decreased $1.8 million for the six months ended June 30, 2003 compared to the same period last year due to Zhone’s restructuring efforts. Zhone will continue to invest in research and product development to attain its strategic product development objectives, while seeking to manage the associated costs through expense controls.

Sales and Marketing Expenses

Sales and marketing expenses consist primarily of salaries, commissions and the related personnel costs of sales and marketing personnel, promotions, travel and other marketing expenses and recruiting expenses.

For the six months ended June 30, 2003, sales and marketing expenses decreased 20% or $2.2 million to $8.6 million compared to $10.8 million for the same period last year. The decrease was due primarily to lower salaries and commissions, travel and other sales related expenses resulting from lower revenue. Average staffing levels of Zhone’s sales and marketing personnel were lower by approximately 17% for the six months ended June 30, 2003 compared to the same period last year primarily due to Zhone’s restructuring efforts. Salaries and commissions were $0.6 million lower for the six months ended June 30, 2003 compared to the same period last year. Travel expenses were lower by $0.5 million for the six months ended June 30, 2003 compared to the same period last year.

Zhone does not anticipate that its sales and marketing expenses will increase substantially in the foreseeable future; however, such costs will fluctuate as a percentage of revenue.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and related expenses for executive, finance, human resources, information technology and administrative personnel, as well as recruiting, professional fees, insurance and other general corporate expenses.

For the six months ended June 30, 2003, general and administrative expenses decreased 69% or $4.2 million to $1.9 million compared to $6.1 million for the same period last year. The decrease was primarily due to lower provisions for doubtful accounts of $4.3 million for the six months ended June 30, 2003 compared to the same period last year. The increased provision for doubtful accounts in 2002 was due to the financial difficulty of one of Zhone’s customers. Zhone anticipates that its general and administrative expenses will remain flat or be lower in future periods.

Stock Based Compensation Expenses

For the six months ended June 30, 2003, stock based compensation expense had a benefit of $1.7 million compared to $39,000 of expense for the same period last year. For the six months ended June 30, 2003 and 2002, (0.3) million and $0 of stock based compensation was classified as cost of revenue, respectively, and (1.4) million and $39,000 was classified as operating expenses, respectively. Stock compensation expense primarily resulted from the difference between the fair value of Zhone’s common stock and the grant price for stock options granted to employees on the date of grant. Stock compensation benefits resulted from the reversal of previously recorded stock compensation expense on forfeited shares. The benefit realized in 2002 was a result of the reduction in workforce that occurred in the first half of 2002, and the benefit realized in 2003 was a result of forfeited shares that occurred as part of Zhone’s voluntary offer to eligible employees in February 2003 to exchange certain outstanding stock options to purchase shares of Zhone common stock.

Zhone amortizes the deferred stock compensation over the vesting periods of the applicable options, or repurchase periods for the exercised options, generally over four years. For the six month periods ended June 30, 2003 and 2002, stock-based compensation expense consisted of (in thousands):

	Six Months Ended June 30,
	2003	2002
	(As Restated)
Amortization of deferred stock compensation expense	$3,563	$8,497
Benefit due to reversal of previously recorded stock compensation expense on forfeited shares	(5,285)	(8,106)
Compensation expense (benefit) relating to non-employees	2	(382)
Compensation expense relating to cancellation of prior notes receivable and issuance of notes receivable	—	30
Compensation expense relating to exchange of stock options	4	—

	$(1,716)	$39

Restructuring Charges

Zhone responded to continuing market declines in 2002 by implementing restructuring actions. Zhone began its workforce reduction in the first half of 2002 by reducing its workforce by approximately 35%. As a result of these actions, Zhone recorded restructuring charges of $4.5 million for the six months ended June 30, 2002, relating to severance and related charges, facilities and lease cancellations and equipment write-offs. There were no restructuring charges recorded in 2003.

Amortization and Impairment of Intangibles

As of January 1, 2001, Zhone adopted SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 requires that goodwill no longer be amortized, but should be tested for impairment at least annually. For the six months ended June 30, 2003 amortization of intangibles decreased $4.3 million compared to the same period last year. In 2002, Zhone discontinued the development of certain technology obtained from the acquisition of Optaphone Networks, Inc. and recorded a related impairment charge of approximately $0.7 million. Zhone generally amortizes intangibles over a period of three to five years. For more information, see Note 4 to Zhone’s unaudited condensed consolidated financial statements included elsewhere in this joint proxy statement/prospectus.

Interest expense and other income (expense), net

For the six months ended June 30, 2003, interest expense and other income (expense), net decreased $3.0 million from $4.1 million for the same period last year. The detail is as follows (in thousands):

	Six Months Ended June 30
	2003	2002
Interest expense	$(2,005)	$(4,145)
Interest income	96	153
Other income (expense)	824	(107)

	$(1,085)	$(4,099)

Interest expense decreased for the six months ended June 30, 2003 as compared to the same period last year due mainly to a decrease in the amount of borrowings. The average debt balance decreased 51% for the six months ended June 30, 2003 compared to the same period last year.

Interest income decreased for the six months ended June 30, 2003 as compared to same period last year due to lower average cash balances throughout the year.

2002 Compared With 2001

Revenue

Information about Zhone’s revenue for products and services for 2001 and 2002 is summarized below (in millions):

	2001	2002	Increase (Decrease)	% change
Products	$108.5	$105.3	$(3.2)	(3)%
Services	2.2	7.4	5.2	236%

Total	$110.7	$112.7	$2.0	2%

Information about Zhone’s revenue for North America and international markets for 2001 and 2002 is summarized below (in millions):

	2001	2002	Increase (Decrease)	% change
North America	$73.1	$93.2	$20.1	28%
International	37.6	19.5	(18.1)	(48)%

Total	$110.7	$112.7	$2.0	2%

Information about Zhone’s revenue by product line for 2001 and 2002 is presented below (in millions):

	2001	2002	Increase (Decrease)	% change
SLMS	$39.7	$40.2	$0.5	1%
DLC	6.9	39.9	33.0	N/M
MUX	64.1	32.6	(31.5)	(49)%

	$110.7	$112.7	$2.0	2%

Revenue increased 2% or $2.0 million to $112.7 million for the year ended 2002 compared to $110.7 million for 2001. Product revenue declined by 3% or $3.2 million while service revenue increased by 236% or $5.2 million compared to 2001. The decrease in product revenue was due to the decline in the overall economic environment and deteriorating conditions in the telecommunications industry. The increase in service revenue was due to revenue from maintenance and other services associated with product shipments that occurred in previous periods. International revenues declined 48% or $18.1 million to $19.5 million in 2002 and represented 17% of total revenues compared with 34% in 2001. The decline in international revenues was attributable to the elimination of a contract in 2002 with Motorola to purchase and deploy products in Germany, the decrease of product revenues from a contract with Time Telecommunications to purchase and deploy products in Malaysia, and the overall decrease of revenues from non-U.S. based competitive local exchange carriers, or CLECs, due to the deteriorating global economic environment. International revenues were higher in 2001 as a percentage of total revenues as sales to non-U.S. based CLECs continued strong even after sales to U.S. based CLECs had substantially declined. In 2002, sales to non-U.S. based CLECs experienced similar declines as had been experienced in the U.S. during 2001. Zhone intends to continue to pursue targeted opportunities in all non-U.S. markets, although it expects international revenue to be lower in 2003.

Revenue for Zhone’s SLMS product family was flat in 2002. Zhone expects revenue from the SLMS product family to increase in 2003 as Zhone plans to focus its marketing and sales efforts on its next generation product lines.

Revenue for Zhone’s DLC product family increased significantly in 2002 due to higher Access Node products sales. Zhone acquired the Access Node product line from Nortel Networks in August 2001 and had a full year of sales activities in 2002. Zhone does not expect to maintain this growth rate in 2003. Revenue for Zhone’s MUX product line decreased significantly in 2002 due to lower Multi-Access System, or IMACS, products sales. IMACS product sales accounted for all of the revenue for Zhone’s MUX product line in 2001 and 2002. Zhone acquired the IMACS product line as a result of its purchase of Premisys Communications, Inc. in 1999. Zhone expects revenue from the MUX product line to be flat or lower in 2003 as Zhone continues to phase out its marketing and sales efforts with respect to the IMACS products.

Zhone’s strategy has been to focus on next generation products while utilizing the MUX product line to provide operating cash flow. The MUX product line was 88%, 58% and 29% of total revenues in 2000, 2001 and 2002, respectively. Zhone expects that the product mix will continue to shift towards next generation products with MUX revenues continuing to decline in the future as a percentage of total revenues.

Although revenues from the MUX product line have decreased 54% from the years ended December 31, 2000 to December 31, 2002, Zhone continues to generate sustained revenue from this product line. While Zhone does not plan on focusing marketing and sales efforts on this product line, Zhone continues to earn revenues from sales into existing supporting legacy applications and occasionally find new opportunities for sales of this product to customers.

For the year ended 2002, Motorola accounted for approximately 12% of total revenues. In 2001, Motorola and Qwest accounted for approximately 30% and 11% of total revenues, respectively. No other customer accounted for 10% or more of total revenues in either period. Although Zhone’s largest customers have varied over time, Zhone anticipates that results of operations in any given period will continue to depend to a great extent on sales to a small number of large accounts. As a result, Zhone’s revenues for any quarter may be subject to significant volatility based upon changes in orders from one or a small number of key customers.

Cost of Revenue

Total cost of revenue decreased $36.3 million to $69.7 million for 2002 compared to $106.0 million for 2001. Total cost of revenue was 62% of revenue for 2002, compared to 96% of revenue for 2001. Cost of revenue was higher in 2001 primarily as a result of excess inventory charges recorded in 2001. In the second quarter of 2001, Zhone recorded charges of $11.6 million for excess and obsolete inventory and $16.4 million for inventory purchase agreements. Zhone also experienced delays in some of its larger customers’ build-out plans. This, along with a rapid decline of Zhone’s customers’ capital spending, accounted for all of the excess and obsolete inventory write-down. Zhone reduced its forecasted shipments and were unable to cancel purchase commitments or return excess inventories to its vendors. Cost of revenue for 2001 also included an inventory write-down of $9.7 million associated with lower pricing from quantity discounts. Zhone also reduced staffing levels for its manufacturing group by approximately 28% due to Zhone’s restructuring activities. Excluding the effect of excess inventory charges and inventory write-downs, total cost of revenue as a percentage of revenue would be 62% for 2002 and 2001.

Research and Product Development Expenses

Research and development expenses decreased 53% or $34.1 million to $29.8 million for 2002 compared to $63.9 million for 2001. The decrease was primarily due to a decrease in material and personnel related expenses resulting from Zhone’s restructuring activities, which resulted in a consolidation of product offerings and more focused development programs. Personnel related expenses decreased by approximately $16.6 million, or 53%. Staffing levels of Zhone’s research and development personnel were lower by approximately 56% in 2002 as compared to 2001 primarily due to its restructuring efforts. Material related expenses decreased by approximately $7.0 million, or 70%. Consulting and outside services expenses decreased by approximately $1.8 million, or 75%. Zhone will continue to invest in research and product development to attain its strategic product development objectives, while seeking to manage the associated costs through expense controls.

Sales and Marketing Expenses

Sales and marketing expenses decreased 45% or $15.8 million to $19.7 million for 2002 compared to $35.5 million for 2001. This decrease was due primarily to a decrease in salaries and commissions related to headcount reductions, and decreased activities and costs related to advertising, trade shows and public relations. Personnel related expenses decreased by approximately $6.8 million, or 40%. Staffing levels for sales and marketing personnel were lower by approximately 32% in 2002 as compared to 2001 primarily due to its restructuring efforts. Advertising, trade shows and public relations expenses decreased by approximately $2.4 million, or 96%. In 2001, Zhone recorded a $2.5 million charge to reflect its estimate of the cost of creating a customer financing program with a financial institution. Zhone does not anticipate that its sales and marketing expenses will increase substantially in the foreseeable future; however, such costs will fluctuate as a percentage of revenue.

General and Administrative Expenses

General and administrative expenses decreased 18% or $2.3 million to $10.8 million for 2002 compared to $13.1 million for 2001. The decrease was primarily due to reduced costs for personnel and related expenses following Zhone’s restructuring activities. Personnel related expenses decreased by approximately $3.6 million, or 53%. Staffing levels for Zhone’s general and administrative personnel were lower by approximately 32% in 2002 as compared to 2001 primarily due to its restructuring efforts. These savings were offset by increases in provisions for doubtful accounts of $1.2 million due to the financial difficulty of one of Zhone’s customers. Zhone anticipates that its general and administrative expenses will remain flat or be lower in future periods.

Stock Based Compensation Expenses

Stock based compensation expenses decreased $8.0 million to $10.8 million for 2002 compared to $18.8 million for 2001. For the years ended December 31, 2002 and 2001, $0.4 million and $1.7 million of stock based compensation expense was classified as cost of revenue, respectively, and $10.4 million and $17.1 million was classified as operating expenses, respectively. Stock compensation expense primarily resulted from the difference between the fair value of the Zhone common stock and the grant price for stock options granted to employees on the date of grant. For the year ended December 31, 2002, Zhone amortized $21.5 million of deferred stock compensation expense, offset by a benefit of $14.4 million due to reversal of previously recorded stock compensation expense on forfeited shares. This was a result of the reduction in workforce that occurred in 2002. For the year ended December 31, 2001, Zhone amortized $37.3 million of deferred stock compensation expense, offset by a benefit of $16.5 million due to reversal of previously recorded stock compensation expense on forfeited shares. For the year ended December 31, 2002, Zhone also recorded compensation expense of $2.5 million due to cancellation of notes receivable due from officers relating to the repurchase by Zhone of common stock subject to repurchase rights and issuance of promissory notes to the founders relating to the purchase of Zhone common stock. For the year ended December 31, 2002, Zhone also recorded compensation expense of $1.8 million due to the exchange of certain shares of its common stock subject to repurchase rights for its Series B preferred stock. Zhone amortizes the deferred stock compensation over the vesting periods of the applicable options, or repurchase periods for the exercised options, generally over four years.

	2001	2002
		(As Restated)
Amortization of deferred stock compensation expense	$37.3	21.5
Benefit due to reversal of previously recorded stock compensation expense on forfeited shares	(16.5)	(14.4)
Compensation expense (benefit) relating to non-employees	(2.0)	(0.6)
Compensation expense relating to cancellation of prior notes receivable and issuance of notes receivable	—	2.5
Compensation expense relating to exchange of stock options	—	1.8

	$18.8	10.8

Restructuring Charges

Zhone responded to continuing market declines in 2002, by implementing additional restructuring actions. Zhone reduced its workforce by 153 employees throughout all functional areas, or approximately 35% of its worldwide headcount at the beginning of the year. As a result of these actions, Zhone recorded restructuring charges of $4.5 million during 2002 relating to severance and related charges, facilities and lease cancellations and equipment write-offs.

The following table displays the activity of the restructuring reserve for 2002, the reserve at December 31, 2002, and the components of the net charges for 2002:

	Accrued Restructuring Costs at December 31, 2001	Restructuring and Other Charges	Non-cash Restructuring and Other Charges	Cash Payments	Accrued Restructuring Costs at December 31, 2002
Severance and related charges	$0.2	$1.3	$—	$(1.5)	$—
Facilities and lease cancellations	0.3	—	—	(0.3)	—
Equipment write-offs	—	3.2	(3.2)	—	—

	$0.5	$4.5	$(3.2)	$(1.8)	$—

Amortization and Impairment of Intangibles

As of January 1, 2001, Zhone adopted SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 requires that goodwill no longer be amortized, but should be tested for impairment at least annually. Amortization and impairment of intangibles decreased $72.8 million to $16.0 million for 2002 compared to $88.8 million for 2001. In 2001, Zhone discontinued the development and use of certain assets, products, and technologies obtained from the acquisition of CAG Technologies, Inc., Roundview Inc., and Xybridge Technologies, Inc. and Zhone recorded a related impairment charge of approximately $41.7 million. In 2002, Zhone discontinued the development of certain technology obtained from the acquisition of Optaphone Networks, Inc. and Zhone recorded a related impairment charge of approximately $0.7 million. Amortization of goodwill and workforce was $31.3 million in 2001. Amortization of other acquisition-related intangible assets was $15.8 million in 2001 as compared to $15.3 million in 2002. Zhone generally amortizes intangibles over a period of three to five years. For more information, see Note 5 to Zhone’s consolidated financial statements.

Impairment of Long-Lived Assets

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, Zhone reviews long-lived assets, such as property, plant and equipment, and purchased intangibles subject to amortization, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable based on expected undiscounted cash flows attributable to that asset. The amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset. Zhone estimates the fair value of its long-lived assets based on a combination of the market, income and replacement cost approaches. In the application of the impairment testing, Zhone was required to make estimates of future operating trends and resulting cash flows and judgments on discount rates and other variables. Actual future results and other assumed variables could differ from these estimates.

During the fourth quarter ended December 31, 2002, Zhone identified impairment indicators, which included a significant reduction in forecasted revenues and excess equipment and building capacity caused by its restructuring during the year. The commercial real estate market in the San Francisco Bay Area also has been negatively impacted by the downturn in the economy. Accordingly, Zhone performed, with the assistance of independent valuation experts, an impairment review of its other intangible assets and long-lived assets. Zhone recorded an impairment charge of $50.8 million.

The impairment charge to other intangible assets and long-lived assets from the impairment review resulted in a write-off of the net book value as follows:

	As of November 30, 2002
	Net Carrying Value	Write- down	Adjusted Carrying Value
	(In millions)
Land, Buildings and Construction in process	$60.6	$(40.4)	$20.2
Property and Equipment	13.2	(9.9)	3.3
Other assets	0.6	(0.5)	0.1

Total	$74.4	$(50.8)	$23.6

The write-down resulted in the elimination of historical accumulated depreciation and amortization for long-lived assets that were impaired. The remaining balances in property and equipment and acquisition-related technology and intangibles will be depreciated and amortized, respectively, over their remaining estimated lives. For more information, see Note 5 to Zhone’s consolidated financial statements.

Interest expense and other income (expense), net

Interest expense and other income (expense), net increased $3.2 million from $(12.6) million for 2001. The detail is as follows:

	2001	2002
Interest expense	$(10.5)	$(9.5)
Interest income	2.9	0.4
Loss on disposal of equipment	(1.6)	—
Impairment of cost basis investments	(1.5)	—
Loss on sale of marketable securities	(1.6)	—
Other income (expense)	(0.3)	(0.3)

	$(12.6)	$(9.4)

Interest expense for 2002 was $1.0 million lower due mainly to a reduction in borrowings in 2002.

Interest income for 2002 was $2.5 million lower than 2001 due to lower average cash balances throughout the year.

2001 Compared With 2000

Revenue

Information about Zhone’s revenue for products and services for 2000 and 2001 is summarized below (in millions):

	2000	2001	Increase (Decrease)	% change
Products	$80.4	$108.5	$28.1	35%
Services	.4	2.2	1.8	N/M

Total	$80.8	$110.7	$29.9	37%

Information about Zhone’s revenue for North America and international markets for 2000 and 2001 is summarized below (in millions):

	2000	2001	Increase (Decrease)	% change
North America	$74.6	$73.1	$(1.5)	(2)%
International	6.2	37.6	31.4	N/M

Total	$80.8	$110.7	$29.9	37%

Information about Zhone’s revenue by product line for 2000 and 2001 is presented below (in millions):

	2000	2001	Increase (Decrease)	% change
MUX	$71.5	$64.1	$(7.4)	(10)%
SLMS	9.3	39.7	30.4	N/M
DLC	—	6.9	6.9	N/M

Total	$80.8	$110.7	$29.9	37%

Revenue increased 37% or $29.9 million to $110.7 million for the year ended 2001 compared to $80.8 million for 2000. The overall increase in revenue was primarily due to increased sales for Zhone’s SLMS product family. Revenue for Zhone’s MUX product family decreased in 2001 due to lower IMACS products sales. Zhone started to phase out the marketing and sales of this product line in 2001. Revenue for Zhone’s DLC product family increased in 2001 due to sale of Access Node products. Zhone acquired the Access Node product line from Nortel Networks in August 2001 and began generating revenue from its acquisition in the fourth quarter of 2001. International revenue was 34% of total revenue in 2001, compared to 8% in 2000.

In 2001, Motorola and Qwest accounted for approximately 30% and 11% of total revenues, respectively. In 2000, Motorola, Paradyne and Alcatel accounted for approximately 25%, 21% and 12% of total revenues, respectively. No other customer accounted for 10% or more of total revenues in either period.

Cost of Revenue

Total cost of revenue increased $46.6 million to $106.0 million for 2001 compared to $59.4 million for 2000. The increase in cost of revenue was primarily related to the increase in revenue, and the impact of a $28.0 million excess inventory charge. In the second quarter of 2001, Zhone recorded $11.6 million in charges to cost of revenue for excess and obsolete inventory and recognized $16.4 million in costs for estimated excess inventory on outstanding inventory purchase agreements. Zhone experienced delays in some of its larger customers’ build-out plans. This, along with a rapid decline of Zhone’s customers’ capital spending, accounted for a large portion of the excess and obsolete inventory write-downs. Zhone reduced its forecasted shipments and were unable to cancel purchase commitments or return excess inventories to its vendors. The increase was partially offset by a reduction in staffing levels for Zhone’s manufacturing group by approximately 10% as a result of its restructuring activities.

Research and Product Development Expenses

Research and product development expenses decreased 26% or $22.1 million to $63.9 million for 2001 compared to $86.0 million for 2000. The decrease was primarily due to lower licensed technology costs of approximately $14.4 million, or 88%. This was offset by an increase of approximately $3.0 million, or 11%, in personnel related expenses. Zhone increased its staff size in the second half of 2000. Due to the downturn of the telecommunications market, Zhone eliminated approximately 12% of engineering and development positions during 2001 primarily due to its restructuring efforts.

Sales and Marketing Expenses

Sales and marketing expenses increased $0.3 million to $35.5 million for 2001 compared to $35.2 million for 2000. This increase was primarily attributable to a $2.5 million charge to reflect Zhone’s estimate of the cost of creating a customer financing program with a financial institution. This increase was offset by a reduction in Zhone’s participation of trade shows and decreased advertising spending of approximately $1.3 million, or 37%.

General and Administrative Expenses

General and administrative expenses decreased 18% or $2.8 million to $13.1 million for 2001 compared to $15.9 million for 2000. The decrease was primarily due to reduced costs for personnel and related expenses of approximately $3.3 million, or 33%, due to Zhone’s restructuring activities. Staffing levels for Zhone’s general and administrative personnel were lower by approximately 47% in 2001 as compared to 2000 of which 19% was related to Zhone’s restructuring efforts, with the majority of these reductions occurring in the fourth quarter of 2001. In addition, Zhone had lower infrastructure costs of $1.2 million. These savings were offset by increases in provisions for doubtful accounts of $3.3 million due to financial difficulty of certain of Zhone’s customers.

Purchased In-Process Research and Development

The amounts allocated to purchased in-process research and development were determined through established valuation techniques used in the high-technology telecommunications industry and were expensed upon acquisition, because technological feasibility had not been established and no future alternative uses existed for the technology. The values assigned to purchased in-process research and development were determined by identifying the ongoing research projects for which technological feasibility had not been achieved and assessing the state of completion of the research and development effort. The most significant and uncertain assumptions that affected the valuation were market events and risks beyond Zhone’s control such as trends in technology, government regulations, market size and growth, and future product introduction by competitors.

The state of completion was determined by estimating the costs and time incurred to date relative to those costs and time to be incurred to develop the purchased in-process research and development into commercially viable products, estimating the resulting net cash flows only from the percentage of research and development efforts complete at the date of acquisition, and discounting the net cash flows back to their present value. The risk adjusted discount rate included a factor that took into account the uncertainty surrounding the successful development of the purchased in-process technology projects. Historical margins and expense levels were estimated to improve over time, assuming that the technology was successfully developed and Zhone’s ability to generate economies of scale and operating leverage as revenue continued to grow. Zhone’s management is responsible for estimating fair value of the purchased in-process research and development.

Purchased in-process research and development expenses totaled $12.0 million in 2001 primarily related to the acquisitions of Xybridge and Nortel’s Access Node products.

Restructuring and Impairment Charges

During 2001, Zhone implemented a restructuring plan to strengthen future operating performance and competitive position to preserve cash and to reduce costs. Zhone reduced its workforce by 115 employees throughout all functional areas, or approximately 22% of its worldwide headcount at the beginning of the year. As a result of these actions, Zhone recorded restructuring charges of $5.1 million during 2001 relating to severance and related charges, facilities and lease cancellations and equipment write-offs.

The following displays the activity in the restructuring reserve for 2001, the reserve at December 31, 2001, and the components of the net charges for 2001:

	Accrued Restructuring Costs at December 31, 2000	Restructuring and Other Charges	Non-cash Restructuring and Other Charges	Cash Payments	Accrued Restructuring Costs at December 31, 2001
Severance and related charges	$—	$2.4	$—	$(2.2)	$0.2
Facilities and lease cancellations	—	0.6	—	(0.3)	0.3
Equipment write-offs	—	2.1	(2.1)	—	—

	$—	$5.1	$(2.1)	$(2.5)	$0.5

Stock Based Compensation Expenses

Stock based compensation expenses decreased $28.1 million to $18.8 million for 2001 compared to $46.9 million for 2000. For the years ended December 31, 2001 and 2000, $1.7 million and $4.6 million of stock based compensation expense was classified as cost of revenue, respectively, and $17.1 million and $42.3 million was classified as operating expenses, respectively. Stock compensation expense primarily resulted from the difference between the fair value of the Zhone common stock and the grant price for stock options given to employees on the date of grant. For the year ended December 31, 2001, Zhone amortized $37.3 million of deferred stock compensation expense, offset by a benefit of $16.5 million due to the reversal of previously recorded stock compensation expense on forfeited shares. This was a result of the reduction in workforce of approximately 22% in 2001. For the year ended December 31, 2000, Zhone amortized $43.5 million of deferred stock compensation expense.

	2000	2001
Amortization of deferred stock compensation expense	$43.5	37.3
Benefit due to reversal of previously recorded stock compensation expense on forfeited shares	—	(16.5)
Compensation expense (benefit) relating to non-employees	3.4	(2.0)

	$46.9	18.8

Amortization and Impairment of Intangibles

Amortization and impairment of intangibles increased $50.7 million to $88.8 million for 2001 compared to $38.1 million for 2000. This increase was primarily due to the discontinuance of the development and use of certain assets, products, and technologies obtained from the acquisition of CAG Technologies, Roundview, and Xybridge. Zhone recorded an impairment charge of approximately $41.7 million for the write-off of all acquired goodwill and intangibles related to these acquisitions. There was no impairment of intangibles in 2000.

Interest expense and other income (expense), net

Interest expense and other income (expense), net decreased $10.8 million to $(12.6) million for 2001 compared to $(1.8) million for 2000. The detail is as follows:

	2000	2001
Interest expense	$(4.8)	$(10.5)
Interest income	$5.2	$2.9
Loss on disposal of equipment	(1.2)	(1.6)
Impairment of cost basis investments	(1.1)	(1.5)
Loss on sale of marketable securities	—	(1.6)
Other income (expense)	0.1	(0.3)

	$(1.8)	$(12.6)

Interest expense for 2001 was $5.7 million higher than 2000 due mainly to an increase in borrowings in 2001.

Interest income for 2001 was $2.3 million lower than 2000 due to lower average cash balances throughout the year.

Liquidity and Capital Resources

To date, Zhone has primarily financed its operations through private sales of its capital stock and borrowings under various debt arrangements.

In November 1999, Zhone issued 125,000,000 shares of Series A redeemable convertible preferred stock to investors in exchange for a maximum capital commitment of $500.0 million. As of June 30, 2003, Zhone had received the full $500.0 million.

In connection with its purchase of Premisys Communications, Inc. in December 1999, Zhone borrowed $125.0 million of which $75.0 million was repaid in 1999. The remaining $50.0 million was repaid in 2002.

In December 2000, Zhone established a customer financing program by entering into a master purchase agreement, or MPA with CIT Vendor Leasing Fund, or CIT. This program allows Zhone to sell products to customers who may require financing, contingent on the customers’ receipt of financing from CIT. Once a customer receives financing approval from CIT, under the MPA, CIT purchases Zhone’s products and leases them to end-users. The MPA provides for the establishment of reserves to offset potential credit losses suffered by CIT. Since the inception of the program, revenues under the MPA have been less than $650,000. The loss reserve established to cover future losses was funded by Zhone’s discounts on product sales to CIT and cash or equity contributions. Zhone has contributed immediately exercisable warrants to the loss reserve. In January 2001, Zhone borrowed $12.5 million under a secured loan facility from CIT. Zhone received $10.0 million in proceeds from the borrowing and the remaining $2.5 million has been contributed to the loss reserve and was included in sales and marketing expense in 2001. At June 30, 2003, the loss reserve of $2.5 million for expected future losses is fully funded and Zhone has no additional exposure beyond the amount funded to date. Borrowings under the loan accrue interest at 13.03% per annum, and are payable in 36 monthly installments with a final balloon payment in February 2004.

In August 2000, Zhone entered into a $70.0 million five-year operating lease for office headquarters, research and product development, and manufacturing facilities in Oakland, California. In March 2001, Zhone exercised its option to purchase the land and buildings for $52.7 million. In April 2001, Zhone borrowed $35.0 million under a secured real estate loan facility with a financial institution. Borrowings under the loan accrue interest at 8.3% for the first six months and are adjusted biannually based on the six-month LIBOR rate, with the floor being 8% and the ceiling 14.3%. This agreement requires Zhone to keep $6.0 million of restricted cash as security for all obligations under the loan agreement. This debt was fully collateralized by land and buildings with a net book value of $59.5 million as of December 31, 2001. In 2002, Zhone recorded an impairment charge of $40.4 million relating to the building. The carrying value was reduced to $20.2 million. For more information, see Note 5 to Zhone’s consolidated financial statements included elsewhere in this joint proxy statement/prospectus. The seller of the land retained the rights to repurchase the undeveloped portion for approximately $1.5 million subject to certain conditions.

In December 2002, Zhone entered into a credit facility with Silicon Valley Bank that allows it to borrow up to $25.0 million on a secured, revolving basis. Amounts advanced under the credit facility are subject to underlying eligible accounts receivable. Under the terms of the agreement, borrowings accrue interest at prime or LIBOR with a spread that varies based on certain financial criteria. As of June 30, 2003, Zhone had borrowed $9.0 million under this credit facility at an interest rate of 6.25%. A fee of 0.5% is assessed on any undrawn amounts. The agreement contains financial covenants which Zhone was in compliance with at June 30, 2003.

In February 2003, Zhone entered into a secured note and warrant purchase agreement with certain purchasers that provides that Zhone may borrow up to $30.0 million from such purchasers, of which $25.0 million has been committed to, pursuant to the issuance of promissory notes. Such purchasers include executive officers, directors and 5% stockholders. Each promissory note will bear interest at five percent per year and will mature on the date which is the earlier of one year from the date of issuance, the closing of an equity financing with an aggregate gross offering price of at least $10 million, or upon an event of liquidation or default. Zhone has not issued any promissory notes to date.

On July 27, 2003, Zhone entered into a definitive merger agreement with Tellium. Under the terms of the agreement, as a result of the proposed merger, Zhone’s current stockholders will own approximately 60% of the combined company’s outstanding shares on a fully converted basis and 40% will be held by Tellium’s stockholders. This transaction is subject to the approval of both companies’ security holders, regulatory review as well as other customary closing conditions. This transaction is expected to close in the fall of 2003 and may require substantial cash payments.

On July 29, 2003, Zhone borrowed $2.0 million for working capital purposes from Mory Ejabat, Chairman and Chief Executive Officer of Zhone, and Jeanette Symons, Chief Technology Officer and Vice President, Engineering. This loan was made pursuant to a promissory note which will accrue interest at 12% compounded annually and will mature on the date which is the earlier of December 31, 2003, the closing of Zhone’s proposed merger with Tellium, or upon an event of Zhone’s liquidation or default.

On August 7, 2003, Zhone borrowed $2.0 million for working capital purposes from Jeanette Symons, Chief Technology Officer and Vice President, Engineering of Zhone. This loan was made pursuant to a promissory note which will accrue interest at 12% compounded annually and will mature on the date which is the earlier of December 31, 2003, the closing of Zhone’s proposed merger with Tellium, or upon an event of Zhone’s liquidation or default.

At June 30, 2003, cash, cash equivalents and short-term investments were $2.0 million. This compares with $10.6 million at December 31, 2002. The decrease in cash, cash equivalents and short-term investments of $8.6 million was attributable to cash used in operating activities of $10.7 million offset by cash provide by financing activities of $2.1 million. At December 31, 2001, cash, cash equivalents and short-term investments were $24.1 million. The decrease in cash, cash equivalents and short-term investments of $13.5 million from December 31, 2001 to December 31, 2002 was attributable to cash used in operating activities of $19.5 million and cash used in financing activities of $13.5 million, offset by cash provided by investing activities of $21.5 million.

Net cash used in operating activities of $10.7 million for the six months ended June 30, 2003 consisted of the net loss of $5.7 million, adjusted for non-cash charges totaling $1.3 million, as well as decreases in accrued liabilities and other of $8.9 million and accounts receivable of $4.3 million, offset by an increase in inventory of $2.6 million. Net cash provided by financing activities of $2.1 million for the six months ended June 30, 2003 consisted primarily of borrowings under Zhone’s credit facilities. Cash used in operating activities of $19.5 million in 2002 consisted of the net loss for the period of $99.7 million, adjusted for non-cash charges totaling $80.2 million. Non-cash charges included depreciation and amortization, provisions for restructuring costs and impairment of long-lived assets charges. Cash provided by investing activities of $21.5 million in 2002 consisted primarily of cash acquired from the acquisition of Vpacket Communications. Cash used in financing activities of $13.5 million in 2002 consisted of repayment of debt and credit facilities, offset with cash received pursuant to capital commitments in connection with Zhone’s private equity financing.

Increasingly, as a result of the financial demands of major network deployments and difficulty in accessing capital markets, network service providers are looking to their suppliers for financing assistance. From time to time Zhone may provide or commit to extend credit or credit support to its customers. This financing may include extending credit to customers or guaranteeing the indebtedness of customers to third parties. Depending upon market conditions, Zhone may seek to factor these arrangements to financial institutions and investors to free up Zhone’s capital and reduce the amount of Zhone’s financial commitments for such arrangements. Zhone’s ability to provide customer financing is limited and depends upon a number of factors, including Zhone’s capital structure, the level of its available credit and its ability to factor commitments to third parties. Any extension of financing to Zhone’s customers will limit the capital that Zhone has available for other uses.

Zhone believes that its existing cash and cash equivalents, and available credit facilities will be sufficient to satisfy its anticipated cash requirements for at least the next twelve months. However, Zhone may require additional funds if its revenues or expenses fail to meet its current projections or to support other purposes and may need to raise additional funds through debt or equity financing or from other sources. There can be no assurances that additional funding will be available at all, or that if available, such financing will be obtainable on terms favorable to Zhone.

Contractual Cash Requirements and Commitments

Zhone’s contractual cash obligations and commitments have been summarized in the table below (in millions):

	Year Ended December 31
	2003	2004	2005	2006	2007	Total
Contractual Obligations:
Long term debt	$2.6	$1.9	$1.0	$30.9	$—	$36.4
Operating leases	4.6	4.0	2.5	1.3	0.1	12.5
Inventory repurchase	6.1	—	—	—	—	6.1

Subtotal	$13.3	$5.9	$3.5	$32.2	$0.1	$55.0

Commitments:
Letters of credit	$0.5	—	—	—	—	$0.5

Total	$13.8	$5.9	$3.5	$32.2	$0.1	$55.5

In August 2001, Zhone acquired certain assets relating to the Access Node product line from Nortel Networks in exchange for total consideration of approximately $37.7 million consisting of $31.1 million payable to Nortel and $6.6 million in assumed liabilities. In conjunction with this acquisition, Zhone recorded a liability for Nortel purchase commitments assumed by Zhone. The terms of the commitment require Zhone to purchase from the manufacturer, all components existing at the date of the acquisition which are unique to Zhone, whether or not they are consumed. On October 1, 2003, Zhone will be required to purchase all remaining unused unique custom components associated with this inventory. As of June 30, 2003, Zhone estimated that this repurchase liability is approximately $5.7 million. The remaining $0.4 million relate to excess and obsolete inventory liability for other products from the same manufacturer.

Transactions with Related Parties

See “—Certain Relationships and Related Transactions” for a discussion of transactions with related parties.

Recent Accounting Pronouncements

In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146 (SFAS No. 146), “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities. This statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Previous guidance, provided under EITF No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including certain costs incurred in a restructuring),” required an exit cost be recognized at the date of an entity’s commitment to an exit plan. Zhone does not expect the adoption of SFAS No. 146 to have a material impact on its consolidated financial statements.

In November 2002, the Emerging Issues Task Force (EITF) reached a consensus regarding EITF Issue No. 00-21. The consensus addresses not only when and how an arrangement involving multiple deliverables should be divided into separate elements of accounting but also how the arrangement’s consideration should be allocated among separate units. The pronouncement is effective beginning July 1, 2003 and is not expected to materially affect the consolidated financial statements.

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46). This interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements, addresses consolidation by business enterprises of variable interest entities. Under current practice, two enterprises generally have been included in consolidated financial statements because one enterprise controls the other through voting interests. FIN 46 defines the concept of “variable interests” and requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among the parties involved. This interpretation applies immediately to variable interest entities created after January 31, 2003. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. If it is reasonably possible that an enterprise will consolidate or disclose information about a variable interest entity when FIN 46 becomes effective, the enterprise shall disclose information about those entities in all financial statements issued after January 31, 2003. The interpretation may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated. Zhone does not expect the adoption of FIN 46 to have a material impact on its consolidated financial statements.

In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150 (SFAS No. 150), “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” This statement establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. In accordance with the standard, financial instruments that embody obligations for the issuer are required to be classified as liabilities. This Statement is effective for financial instruments entered into or modified after May 31, 2003. Zhone does not expect the adoption of SFAS No. 150 to have a material impact on its consolidated financial statements.

Qualitative and Quantitative Disclosures About Market Risk

Cash, Cash Equivalents and Short Term Investments

Zhone considers all cash and highly liquid investments purchased with an original maturity of less than three months to be cash equivalents.

Cash, cash equivalents, and short-term investments consisted of the following as of June 30, 2003 and December 31, 2002 (in thousands):

	June 30, 2003	December 31, 2002
Cash and cash equivalents:
Cash	$1,935	$10,411
Money market funds	43	126
Repurchase agreements	—	77

	$1,978	$10,614

Concentration of Credit Risk

Financial instruments which potentially subject us to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. Cash and cash equivalents consist principally of demand deposit and money market accounts, commercial paper, and debt securities of domestic municipalities with credit ratings of AA or better. Cash and cash equivalents are principally held with various domestic financial institutions with high-credit standing.

Interest Rate Risk

Zhone’s exposure to market risk for changes in interest rates relates primarily to its investment portfolio and long-term debt. Zhone does not use derivative financial instruments in its investment portfolio. Zhone does not hold financial instruments for trading or speculative purposes. Zhone manages its interest rate risk by maintaining an investment portfolio primarily consisting of debt instruments of high credit quality and relatively short average maturities. Zhone does not consider its cash and cash equivalents to be subject to interest rate risk due to their short maturities. The table below presents principal (or notional) amounts and related weighted average interest rates by year of maturity for Zhone’s investment portfolio and debt obligations as of December 31, 2002. All short-term investments mature in three months or less.

	2003	2004	2005	2006	2007	Total	Fair Value at December 31, 2002
	(In millions)
Assets
Cash equivalents	$10.6					$10.6	$10.6
Average interest rate	2.01%					2.01%	2.01%
Long-Term Debt
Fixed rate	$4.0	$1.0				$5.0	$5.0
Average interest rate	13.03%	13.03%				13.03%	13.03%
Floating rate:
Secured real estate loan	$0.9	$0.9	$1.0	$30.9		$33.7	$32.1
(6 month LIBOR) (Floor 8%; ceiling 14.3%)	8.00%	8.00%	8.00%	8.00%		8.00%	13.88%

Foreign Currency Risk

Zhone transacts business in various foreign countries. Substantially all of Zhone’s assets are located in the United States. Zhone has product development activities in Canada and sales operations throughout Europe, Asia, the Middle East and Latin America. Accordingly, Zhone’s operating results are also exposed to changes in exchange rates between the U.S. dollar and those currencies. During 2003 and 2002, Zhone did not hedge any of its local currency cash flows. While Zhone’s financial results to date have not been materially affected by any changes in currency exchange rates, devaluation of the U.S. dollar against these currencies may affect Zhone’s future operating results.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of August 31, 2003, certain information with respect to the beneficial ownership of Zhone’s outstanding common stock and preferred stock by:

•	each stockholder known by Zhone to be the beneficial owner of more than 5% of its common stock;

•	each stockholder known by Zhone to be the beneficial owner of more than 5% of its preferred stock;

•	each of Zhone’s directors;

•	each of Zhone’s executive officers named in the Summary Compensation Table included in this joint proxy statement/prospectus; and

•	all of Zhone’s directors and executive officers as a group.

Unless indicated below, the address of each individual listed below is c/o Zhone Technologies, Inc., 7001 Oakport Street, Oakland, California 94621.

Name of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned(2)		Percentage of Total Common Stock(3)	Number of Shares of Preferred Stock Beneficially Owned(2)		Percentage of Total Preferred Stock(3)	Percentage of Total Voting Power(3)
Named Executive Officers and Members of the Board of Directors:
James Coulter 301 Commerce St., Ste 3300 Fort Worth, Texas 76102	5,000	(4)	*	19,062,500	(5)	23.0%	19.3%
John Marren 301 Commerce St., Ste 3300 Fort Worth, Texas 76102	—		—	—		—	—
Adam Clammer 9 West 57th St., Ste. 4200 New York, New York 10019	2,500	(6)	*	—	(7)	—	*
James H. Greene, Jr. 9 West 57th St., Ste. 4200 New York, New York 10019	2,500	(8)	*	19,062,500	(9)	23.0%	19.3%
C. Richard Kramlich 1119 St. Paul St. Baltimore, Maryland 21202	7,500	(10)	*	12,831,393	(11)	15.5%	13.0%
Morteza Ejabat	6,500,125	(12)	41.4%	1,267,042	(13)	1.5%	7.9%
Jeanette Symons	5,250,125	(14)	33.5%	1,267,024	(15)	1.5%	6.6%
James Timmins 5 Palo Alto Square, 9th Floor Palo Alto, CA 94306	—		—	2,810,328	(16)	3.4%	2.9%
Robert Dahl	249,750	(17)	1.6%	132,068	(17)	*	*
Kirk Misaka	117,416	(18)	*	187,370		*	*
Directors and executive officers as a group (10 persons)(19)	12,134,916		76.8%	56,605,124		68.2%	69.6%
5% Holders:
Entities affiliated with Texas Pacific Group 301 Commerce St., Ste. 3300 Fort Worth, Texas 76102	5,000	(20)	*	19,062,500	(21)	23.0%	19.3%
Entities affiliated with KKR 1996 GP LLC 9 West 57th St., Ste 4200 New York, New York 10019	—		—	19,062,500	(22)	23.0%	19.3%
Entities affiliated with New Enterprise Associates 1119 St. Paul St. Baltimore, Maryland 21202	7,500	(23)	*	12,831,393	(24)	15.5%	13.0%
Entities affiliated with NEC USA, Inc.	—		—	9,000,000	(25)	10.8%	9.1%
California Public Employees’ Retirement System c/o Pacific Corporate Group 1200 Prospect St. La Jolla, CA 92037	—		—	6,250,000		7.5%	6.3%

*	Less than 1%.
(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of Zhone’s capital stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.
(2)	Under the rules of the SEC, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options. Generally, options granted under the Zhone 1999 Stock Option Plan are immediately exercisable, subject to Zhone’s right to repurchase unvested shares upon termination of employment or other service at a price equal to the option exercise price.
(3)	Calculated on the basis of 15,692,732 shares of Zhone common stock and 82,969,338 shares of Zhone preferred stock outstanding as of August 31, 2003, provided that any additional shares of Zhone common stock or preferred stock that a stockholder has the right to acquire within 60 days after August 31, 2003 are deemed to be outstanding for the purpose of calculating that stockholder’s percentage beneficial ownership. Each share of Zhone common stock and each share of Zhone preferred stock is entitled to one vote.
(4)	Includes 5,000 shares subject to immediately exercisable options held by TPG Genpar II, L.P., an entity affiliated with Texas Pacific Group, of which 4,583 will be vested within 60 days after August 31, 2003. TPG Advisors II Inc. is the general partner of TPG Genpar II, L.P. Mr. Coulter is a partner of Texas Pacific Group and a shareholder, officer and director of TPG Advisors II, Inc. Mr. Coulter disclaims beneficial ownership in all of such shares, except to the extent of his proportionate interest therein.
(5)	Includes 19,062,500 shares held by TPG Zhone, L.L.C., an entity affiliated with Texas Pacific Group. TPG Advisors II Inc. is the general partner of TPG Genpar II, L.P., which is the general partner of TPG Partners II, L.P., which is the managing member of TPG Zhone, L.L.C. Mr. Coulter is a partner of Texas Pacific Group and a shareholder, officer and director of TPG Advisors II, Inc. Mr. Coulter disclaims beneficial ownership in all of such shares, except to the extent of his proportionate interest therein.
(6)	Includes 2,500 shares subject to immediately exercisable options, of which 2,291 will be vested within 60 days after August 31, 2003.
(7)	KKR-ZT, L.L.C., an entity affiliated with Kohlberg Kravis Roberts & Co. L.P., holds 19,062,500 shares. Mr. Clammer is an executive of Kohlberg Kravis Roberts & Co. L.P. and a limited partner of KKR Associates 1996, L.P., which is the sole general partner of KKR 1996 Fund, L.P., which is the senior member of KKR-ZT, L.L.C. Mr. Clammer disclaims beneficial ownership of any shares beneficially owned by KKR Associates 1996 L.P.
(8)	Includes 2,500 shares subject to immediately exercisable options, of which 2,291 will be vested within 60 days after August 31, 2003.
(9)	Includes 19,062,500 shares held by KKR-ZT, L.L.C., an entity affiliated with Kohlberg Kravis Roberts & Co. L.P. Mr. Greene is a member of KKR 1996 GP LLC, which is the sole general partner of KKR Associates 1996 L.P., which is the sole general partner of KKR 1996 Fund L.P., which is the senior member of KKR-ZT, L.L.C. Mr. Greene may be deemed to share beneficial ownership in the shares beneficially owned by KKR 1996 GP LLC. Mr. Greene disclaims beneficial ownership in such shares.
(10)	Includes 7,500 shares subject to immediately exercisable options held by NEA Development Corporation, an entity affiliated with New Enterprise Associates, of which 6,875 will be vested within 60 days after August 31, 2003. Mr. Kramlich is a general partner of New Enterprise Associates and disclaims beneficial ownership in such shares, except to the extent of his proportionate interest therein.
(11)	Includes (A) 3,866,232 shares held by New Enterprise Associates VIII, L.P.; (B) 7,148,741 shares held by New Enterprise Associates 9, L.P.; (C) 1,816,232 shares held by New Enterprise Associates 8A, L.P.; and (D) 188 shares held by NEA Ventures 2000, each of which is an entity affiliated with New Enterprise Associates. Mr. Kramlich is a general partner of New Enterprise Associates and disclaims beneficial ownership in such shares, except to the extent of his proportionate interest therein.
(12)	Includes (A) 6,200,125 shares held by Mr. Ejabat, (B) 150,000 shares held by Mr. Ejabat as Trustee of the Salmeh Jeabat Trust and (C) 150,000 shares held by Mr. Ejabat as Trustee of the Ashlee Ann Ejabat Trust.
(13)

Includes (A) 1,250,000 shares of Series AA preferred stock and 1,941 shares of Series B preferred stock held by Mr. Ejabat as Trustee of the Morteza Ejabat Trust Under Declaration of Trust Dated May 18,

1998); and (B) 15,101 shares of Series B preferred stock held by Sybat Partners, of which he disclaims beneficial ownership, except to the extent of his proportionate interest therein.
(14)	Represents shares held by Ms. Symons as Trustee of the Symons Living Trust dated March 15, 1995.
(15)	Includes (A) 1,250,000 shares of Series AA preferred stock and 1,923 shares of Series B preferred stock beneficially owned by Ms. Symons, as Trustee of the Symons Living Trust dated March 15, 1995; and (B) 15,101 shares of Series B preferred stock held by Sybat Partners, of which she disclaims beneficial ownership, except to the extent of her proportionate interest therein.
(16)	Includes (A) 773,761 shares held by NIF Ventures Co., LTD (B) 553,792 shares held by Investment Enterprise Partnership “NIF New Technology Fund 2000/1”; (C) 475,294 shares held by Investment Enterprise Partnership “NIF New Technology Fund 2000/2”; (D) 305,139 shares held by Investment Enterprise Partnership “NIF New Technology Fund 99-A”; (E) 305,139 shares held by Investment Enterprise Partnership “NIF New Technology Fund 99-B”; (F) 158,581 shares held by Investment Enterprise Partnership “NIF 21-One (1)”; (G) 84,641 shares held by Investment Enterprise Partnership “NIF 21-One (2-A)”; (H) 84,641 shares held by Investment Enterprise Partnership “NIF 21-One (2-B)”; (I) 46,227 shares held by Investment Enterprise Partnership “NIF-TT Fund”; and (J) 23,113 shares held by Investment Enterprise Partnership “NIF-ST Fund”.
(17)	All shares held by Mr. Dahl as Trustee of the Dahl Family Trust Dated October 1, 1989, as amended.
(18)	Includes (A) 20,000 shares issued upon the exercise of immediately exercisable options, 17,687 of which will be vested within 60 days after August 31, 2003; and (B) 97,416 shares subject to immediately exercisable options, of which 29,977 will be vested within 60 days after August 31, 2003.
(19)	See notes (1) through (18) above. Includes (A) 114,916 shares subject to immediately exercisable options, 68,899 of which would not be vested within 60 days after August 31, 2003 and thus would be subject to repurchase by Zhone, and (B) 20,000 shares issued upon the exercise of immediately exercisable options, 2,313 of which would not be vested within 60 days after August 31, 2003, and thus would be subject to repurchase by Zhone.
(20)	Includes 5,000 shares subject to immediately exercisable options held by TPG Genpar II, L.P., an entity affiliated with Texas Pacific Group, of which 4,583 will be vested within 60 days after August 31, 2003. TPG Advisors II Inc. is the general partner of TPG Genpar II, L.P.
(21)	Includes 19,062,500 shares held by TPG Zhone, L.L.C., an entity affiliated with Texas Pacific Group. TPG Advisors II Inc. is the general partner of TPG Genpar II, L.P., which is the general partner of TPG Partners II, L.P., which is the managing member of TPG Zhone, L.L.C.
(22)	Includes 19,062,500 shares held by KKR-ZT, L.L.C., an entity affiliated with Kohlberg Kravis Roberts & Co. L.P. KKR 1996 GP LLC, which is the sole general partner of KKR Associates 1996 L.P., which is the sole general partner of KKR 1996 Fund L.P, which is the senior member of KKR-ZT, L.L.C. KKR 1996 GP LLC is a limited liability company, the managing members of which are Messrs. Henry R. Kravis and George R. Roberts, and the other members of which are Messrs. Paul E. Raether, Michael W. Michelson, Edward A. Gilhuly, Perry Golkin, Scott M. Stuart, Johannes Huth, Todd A. Fisher, Alexander Navab, Neil A. Richardson and Mr. Greene. Each of such individuals may be deemed to share beneficial ownership of any shares beneficially owned by KKR 1996 GP LLC. Each of such individuals disclaims beneficial ownership in such shares.
(23)	Includes 7,500 shares subject to immediately exercisable options held by NEA Development Corporation, an entity affiliated with New Enterprise Associates, of which 6,875 will be vested within 60 days after August 31, 2003.
(24)	Includes (A) 3,866,232 shares held by New Enterprise Associates VIII, L.P.; (B) 7,148,741 shares held by New Enterprise Associates 9, L.P.; (C) 1,816,232 shares held by New Enterprise Associates 8A, L.P.; and (D) 188 shares held by NEA Ventures 2000.
(25)	Includes (A) 2,242,917 shares held by NEC USA, Inc.; (B) 224,586 shares held by NEC Corporation, (C) 4,205,470 shares held by ITOCHU Corporation; (D) 841,094 shares held by Technology Ventures I Ventures Capital Investment Limited Partnership; (E) 84,109 shares held by ITV Side Fund, L.L.C.; (F) 700,912 shares held by The Yasuda Enterprise Development I, Limited Partnership; and (G) 700,912 shares held by The Investment Enterprise Partnership YNED.

Executive Officers, Directors and Key Employees

Zhone’s executive officers, directors, and certain significant employees as of August 31, 2003, are as follows:

Name	Age	Position
Executive Officers and Directors
Morteza Ejabat	53	Chief Executive Officer and Chairman of the Board of Directors
Jeanette Symons	40	Chief Technology Officer and Vice President, Engineering
Kirk Misaka	45	Chief Financial Officer, Vice President, Finance and Corporate Treasurer
Adam Clammer(1)	33	Director
James G. Coulter(2)	43	Director
Robert K. Dahl(1)	62	Director
James H. Greene Jr.(2)	52	Director
C. Richard Kramlich(2)	68	Director
John Marren	40	Director
James Timmins(1)	47	Director

Key Employees
Marty D. Hahnfeld	36	Vice President, North American Sales
David M. Markowitz	44	Vice President, Marketing
David P. Misunas	52	Vice President and General Manager, Access Products
Michael W. Scheck	46	Vice President, Major Carrier and International Sales
Mark A. VanderHeyden	43	Vice President, Global Service and Support

(1)	Member of Zhone’s audit committee.
(2)	Member of Zhone’s compensation committee.

Morteza Ejabat is a co-founder of Zhone and has served as its Chairman of the Board of Directors and Chief Executive Officer since its inception. Prior to co-founding Zhone, from June 1995 to June 1999, Mr. Ejabat was President and Chief Executive Officer of Ascend Communications, Inc., a provider of telecommunications equipment which was acquired by Lucent Technologies, Inc. in June 1999. Previously, Mr. Ejabat held various senior management positions with Ascend from September 1990 to June 1995, most recently as Executive Vice President and Vice President, Operations. Mr. Ejabat holds a B.S. in Industrial Engineering and an M.S. in Systems Engineering from California State University at Northridge and an M.B.A. from Pepperdine University.

Jeanette Symons is a co-founder of Zhone and has served as its Chief Technology Officer and Vice President, Engineering since its inception. Prior to co-founding Zhone, Ms. Symons was Chief Technical Officer and Executive Vice President of Ascend Communications, Inc., which Ms. Symons co-founded, from January 1989 to June 1999. Before co-founding Ascend, Ms. Symons was a software engineer at Hayes Microcomputer, a modem manufacturer, where she developed and managed its ISDN program. Ms. Symons holds a B.S. in Systems Engineering from the University of California at Los Angeles.

Kirk Misaka has served as Zhone’s Chief Financial Officer since July 2003 and as its Vice President, Finance and Corporate Treasurer since November 2000. Prior to joining Zhone, Mr. Misaka was with KPMG from 1980 to 2000, becoming a partner in 1989. He is a Certified Public Accountant and member of the American Institute of Certified Public Accountants. Mr. Misaka received his B.S. and an M.S. in Accounting from the University of Utah and an M.S. in Tax from Golden Gate University.

Adam Clammer has served as a director of Zhone since August 2002. Since 1995, Mr. Clammer has been an executive of Kohlberg Kravis Roberts & Co. L.P., or KKR, an investment firm. Prior to joining KKR, he was in the Mergers and Acquisitions Departments at Morgan Stanley & Co. from 1992 to 1995. Mr. Clammer also serves as a director of AEP Industries, MedCath Corporation, and NewSouth Holdings. Mr. Clammer received his B.S. in Business Administration from the University of California and his M.B.A. from Harvard Business School.

James G. Coulter has served as a director of Zhone since November 1999. Since January 1993, Mr. Coulter has been a founding partner of Texas Pacific Group, an investment firm. Mr. Coulter serves on the Board of Directors of MEMC Electronic Materials, Seagate Technology, Globespan, J. Crew Group, and Evolution Global Partners. Mr. Coulter holds a B.A. in Engineering Sciences from Dartmouth College and an M.B.A. from Stanford University.

Robert K. Dahl has served as a director of Zhone since its inception. Since January 1998, Mr. Dahl has served as a partner of Riviera Ventures LLP, a private investment firm. Previously, Mr. Dahl held various senior management positions with Ascend Communications, Inc., most recently as Executive Vice President from October 1997 to January 1998 and Chief Financial Officer from January 1994 to October 1997. Mr. Dahl also serves as a director of NorCal Community Bancorp and Kabira Technologies, Inc. Mr. Dahl holds a B.S. in Finance from the University of California at Berkeley.

James H. Greene, Jr. has served as a director of Zhone since November 1999. Since January 1996, Mr. Greene has been a member of the limited liability company which serves as the general partner of KKR. Mr. Greene also serves as a director of Accuride Corporation, Owens-Illinois, Inc., Shoppers Drug Mart Corp. and Safeway Inc. Mr. Greene holds a B.S. in Economics from the University of Pennsylvania.

C. Richard Kramlich has served as a director of Zhone since November 1999. Since June 1978, Mr. Kramlich has been a general partner of New Enterprise Associates, a venture capital firm. Mr. Kramlich also serves as a director of Juniper Networks, Celetron International, Chalone, Inc., Decru, Fabric7, Financial Engines, Force 10 Networks, Foveon, Informative, StorAd, and Visual Edge Technology, Inc. Mr. Kramlich holds a B.S. in History from Northwestern University and an M.B.A. from Harvard University.

John Marren has served as a director of Zhone since May 2000. Since April 2000, Mr. Marren has been a partner of Texas Pacific Group. From 1996 to April 2000, Mr. Marren served as a Managing Director at Morgan Stanley & Co. Mr. Marren also serves as chairman of the board of MEMC Electronic Materials and as a director of Globespan, Inc. and ON Semiconductor Corp. Mr. Marren holds a B.S. in Electrical Engineering from the University of California, Santa Barbara.

James Timmins has served as a director of Zhone since July 2002. Since June 1998, Mr. Timmins has been a general partner and Managing Director for NIF Ventures, the U.S. venture capital operation of the The Daiwa Securities Group of Japan, an investment banking firm. From 1991 to 1998, James was a partner at Redwood Partners, an investment firm. From 1987 to 1990, James was a principal at Hambrecht & Quist, an investment banking firm. Previously, Mr. Timmins was co-founder and Chief Executive Officer of McKewon & Timmins, an investment firm, and an associate in the Corporate Finance Department at Salomon Brothers, an investment firm, from 1982 to 1984. James Timmins also serves as a director of CinemaScore Online, Inc., Escend Technologies, Inc., Kanisa, Inc., NetContinuum, Inc., SatisFusion, Inc., SpectraSwitch, Inc., and WaveSplitter Technologies, Inc. He holds a B.A. in History and Philosophy from the University of Toronto and an M.B.A. from Stanford University.

Marty D. Hahnfeld has served as Zhone’s Vice President, North American Sales since October 1999. Prior to joining Zhone, Mr. Hahnfeld was Area Vice President at Ascend Communications, Inc. from October 1995 to September 1999. From January 1994 to October 1995, Mr. Hahnfeld was Director of Strategic Accounts at ADC Telecommunications, a provider of telecommunications equipment.

David M. Markowitz has served as Zhone’s Vice President, Marketing since December 2002. Mr. Markowitz also served as Zhone’s Assistant Vice President of Marketing from September 2001 to November 2002 and as Zhone’s Director of Marketing from January 2000 to August 2001. Prior to joining Zhone,

Mr. Markowitz was Vice President, Marketing at Lucent Technologies, Inc. from August 1999 to January 2000. From October 1995 to July 1999, Mr. Markowitz held various product management and marketing positions at Ascend Communications, Inc., most recently as Director of Marketing from October 1995 to August 1999. Mr. Markowitz received a B.S. in Physics from Columbia University.

David P. Misunas has served as Zhone’s Vice President and General Manager of Access Products since December 1999. From October 1999 to December 1999, Mr. Misunas served as Zhone’s Vice President, Business Development. From July 1999 to October 1999, Mr. Misunas was Vice President, Market Development in the Core Switching Division of Lucent Technologies, Inc. From August 1997 to July 1999, Mr. Misunas served at various times as Vice President, Business Development, Vice President and General Manager of Voice and Carrier Signaling, Vice President of Strategic Business Development, and most recently as Vice President, Product Management in the Core Switching Division at Ascend Communications, Inc. from January 1999 to July 1999. From August 1995 to August 1997, Mr. Misunas was Vice President, Product Development at MICOM Communications Corp., a provider of telecommunications equipment which was acquired by Nortel Networks, Inc. in 1996. Mr. Misunas holds a B.S. in Electrical Engineering and an M.S. in Electrical Engineering and Computer Science from the Massachusetts Institute of Technology.

Michael W. Scheck has served as Zhone’s Vice President, Major Carrier Sales since April 2000. Mr. Scheck was promoted to Vice President, Major Carrier and International Sales in May 2002. From January 1996 to April 2000, Mr. Scheck was Vice President of Sales at Ascend Communications, Inc. Mr. Scheck received a B.S. in Marketing from California State University at Chico.

Mark A. VanderHeyden has served as Zhone’s Vice President, Global Service and Support since July 1, 2003. Mr. VanderHeyden also served as Zhone’s General Manager of AccessNode Products from August 2001 to June 2003. From June 1983 to July 2001, Mr. VanderHeyden held various marketing, business development, product management and manufacturing positions at Nortel Networks Corp., most recently as Marketing Director from September 1997 to July 2001. Mr. VanderHeyden received a B.S. in Electrical Engineering from the University of Waterloo in Ontario, Canada.

Compensation of Executive Officers

This table shows compensation information for Zhone’s executive officers for the last three fiscal years.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation Awards
Position/Name	Year	Salary	Bonus	Other Annual Compen- sation	Securities Underlying Options	All Other Compensation ($)(1)
Morteza Ejabat(2) Chairman and Chief Executive Officer	2002 2001 2000	$350,000 350,000 350,000	— — —	— — —	— — —	$828 828 1,168

Jeanette Symons(3) Chief Technology Officer and Vice President, Engineering	2002 2001 2000	250,000 250,000 250,000	— — —	— — —	— — —	5,641 5,617 5,617

Kirk Misaka(4) Chief Financial Officer, Vice President, Finance and Corporate Treasurer	2002 2001 2000	175,000 175,000 30,407	— — —	— — —	60,000 5,000 15,000	151 151 25

(1)	Represents (A) insurance premiums paid by Zhone with respect to life insurance for the benefit of Zhone’s executive officers in the following amounts for the 2002, 2001 and 2000 fiscal years, respectively: Mr. Ejabat ($828, $828 and $518), Ms. Symons ($241, $217 and $217) and Mr. Misaka ($151, $151, and $25), and (B) car allowances paid by Zhone for the benefit of Zhone’s executive officers in the following amounts for the 2002, 2001 and 2000 fiscal years, respectively: Mr. Ejabat ($0, $0 and $650) and Ms. Symons ($5,400, $5,400 and $5,400)
(2)	See also “—Employment and Termination of Employment and Change in Control Agreements” for additional information concerning Mr. Ejabat’s compensation.
(3)	See also—Employment and Termination of Employment and Change in Control Agreements” for additional information concerning Ms. Symons’ compensation.
(4)	Mr. Misaka joined Zhone in October 2000.

Stock Options Granted in Fiscal 2002

The following table provides the specified information concerning grants of options to purchase Zhone common stock to the persons named in the above Summary Compensation Table during the last fiscal year. All the grants listed below were made pursuant to Zhone’s 1999 Stock Option Plan.

OPTION GRANTS IN LAST FISCAL YEAR

Individual Grants

Name	Number of Securities Underlying Options Granted(1)	Percent of Total Options Granted to Employees in 2002(2)	Exercise Price Per Share(3)	Expiration Date	Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(4)
					5%	10%
Morteza Ejabat	—	—	—	—	—	—
Jeanette Symons	—	—	—	—	—	—
Kirk Misaka	60,000	1.58%	$0.10	2012	$3,773	$9,562

(1)	Options granted under Zhone’s 1999 Stock Option Plan are immediately exercisable and expire ten years after the date of grant. Shares issued upon option exercise are subject to Zhone’s right of repurchase at the original exercise price paid per share upon termination of the optionee’s employment or other service. This repurchase right lapses as the shares vest over the vesting period from the date of grant, subject to the optionee’s continuous employment or other service with Zhone. The shares subject to the options granted to Zhone’s executive officers in fiscal 2002 vest at the rate of 1/36 monthly.
(2)	Zhone granted options to purchase 3,789,373 shares of its common stock to employees in fiscal 2002.
(3)	There is no established public trading market for the Zhone common stock. In the absence of a public market, the fair market value of the Zhone common stock is determined by its board of directors. The value of Zhone common stock is dependent on numerous factors, such as operating conditions, management expertise and factors both internal and external to Zhone as of the date of valuation.
(4)	Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on SEC rules. Actual gains, if any, on stock option exercises are dependent on the future performance of Zhone common stock, overall market conditions and the option holders’ continued employment with Zhone through the vesting period. The amounts reflected in this table may not necessarily be achieved.

Stock Options Exercised in Fiscal 2002

The following table provides the specified information concerning exercises of options to purchase Zhone common stock in the last fiscal year, and the value of unexercised stock options held by the persons named in the Summary Compensation Table at the end of last fiscal year. All the grants listed below were made pursuant to Zhone’s 1999 Stock Option Plan.

2002 AGGREGATED OPTION EXERCISES IN FISCAL 2002 AND

DECEMBER 31, 2002 OPTION VALUES

Name	Number of Shares Acquired on Exercise	Value Realized (1)		Number of Securities Underlying Unexercised Options at December 31, 2002(2)			Value of Unexercised In-the-Money Options at December 31, 2002(3)
				Exercisable		Unexercisable	Exercisable	Unexercisable
Morteza Ejabat	—	—		—		—	—	—
Jeanette Symons	—	—		—		—	—	—
Kirk Misaka	7,584	—	(4)	72,416	(5)	—	—	—

(1)	The value realized is based on the difference between the fair market value of the Zhone common stock as of the date of exercise, and the option exercise price.
(2)	Options granted under Zhone’s 1999 Stock Option Plan are immediately exercisable and expire ten years after the date of grant. Shares issued upon option exercise are subject to Zhone’s right of repurchase at the original exercise price paid per share upon termination of the optionee’s employment or other service. Zhone’s repurchase right lapses as the shares vest over the vesting period from the date of grant, subject to the optionee’s continuous employment or other service. Mr. Misaka’s shares vest at a rate of 1/36 monthly.
(3)	The value of unexercised options is based on the fair market value of the Zhone common stock of $0.10 as determined by Zhone’s board of directors on the date most recent to and preceding December 31, 2002.
(4)	Based on the fair market value of the Zhone common stock of $0.10 as determined by Zhone’s board of directors on the date most recent to the exercise of Mr. Misaka’s option, the fair market value and the option exercise price were the same on the date of exercise.
(5)	Of such figure, options to purchase 7,000 shares of Zhone common stock were cancelled in February 2003 in connection with Zhone’s exchange offer described under “—Certain Relationships and Related Transactions—Exchange Offer.”

Director Compensation

Neither Zhone’s employee nor Zhone’s non-employee directors receive compensation for their services as members of Zhone’s board of directors. As further discussed under “—Certain Relationships and Related Transactions,” Zhone’s non-employee directors are eligible to receive reimbursement for their reasonable expenses incurred in attending meetings of the board of directors. To date, Zhone has not provided any reimbursement. Zhone’s directors are eligible to participate in Zhone’s 1999 Stock Option Plan. Zhone did not grant any options to any of its directors in 2002.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

The members of Zhone’s compensation committee, James H. Greene, Jr., C. Richard Kramlich and James Coulter, are affiliated with Kohlberg Kravis Roberts & Co., New Enterprise Associates and Texas Pacific Group, respectively. Kohlberg Kravis Roberts & Co., New Enterprise Associates and Texas Pacific Group are each holders of Zhone Series AA preferred stock and have recently entered into secured note and warrant purchase agreements with Zhone. In February 2000, Zhone made the following option grants:

•	option to purchase 7,500 shares of Zhone common stock at an exercise price of $1.00 per share to NEA Development Corporation, an entity affiliated with New Enterprise Associates;

•	option to purchase 5,000 shares of Zhone common stock at an exercise price of $1.00 per share to TPG Genpar II, L.P., an entity affiliated with Texas Pacific Group; and

•	option to purchase 2,500 shares of Zhone common stock at an exercise price of $1.00 per share to James H. Greene, Jr.

See “—Certain Relationships and Related Transactions” for additional information concerning these transactions.

Employment and Termination of Employment and Change in Control Agreements

Zhone entered into employment agreements with Morteza Ejabat and Jeanette Symons on October 20, 1999. Each of these agreements relates to the employment of the executive officers on Zhone’s behalf and has a four-year term, subject to an automatic, one-year renewal provided neither Zhone nor the executive officer has notified the other that the renewal will not take place.

Under each of the employment agreements, the salary and bonus to be received by each executive officer will be determined by the compensation committee of Zhone’s board of directors on an annual basis. In the event the executive’s employment is terminated by Zhone “without cause” or by the executive for “good reason,” as each term is defined in the employment agreements, the executive will receive a lump sum payment equal to the salary that executive would have been entitled to receive had he or she continued his or her employment for the balance of the original term, or if the term of the executive’s employment has been extended, the balance of the extended term.

Certain Relationships and Related Transactions

Since January 1, 2000, there has not been, nor is there currently planned, any transaction or series of similar transactions to which Zhone was or is a party in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of Zhone’s capital stock, or any member of any such person’s immediate family, had or will have a direct or indirect material interest other than agreements which are described under “—Executive Compensation” and the transactions described below.

Loans from Executive Officers

In January 2000, Zhone paid in full a loan from Jeanette Symons in the principal amount of $3.4 million. Zhone obtained the loan, which accrues interest at the rate of approximately 4.8% per annum, in December 1999 in connection with Zhone’s acquisition of Premisys Communications, Inc.

On July 29, 2003, Zhone borrowed $2.0 million for working capital purposes from Mory Ejabat and Jeanette Symons. This loan was made pursuant to a promissory note which will accrue interest at 12% compounded annually and will mature on the date which is the earlier of December 31, 2003, the closing of Zhone’s proposed merger with Tellium, or upon an event of Zhone’s liquidation or default.

On August 7, 2003, Zhone borrowed $2.0 million for working capital purposes from Jeanette Symons. This loan was made pursuant to a promissory note which will accrue interest at 12% compounded annually and will mature on the date which is the earlier of December 31, 2003, the closing of Zhone’s proposed merger with Tellium, or upon an event of Zhone’s liquidation or default.

Acquisition of Roundview, Inc.

On February 1, 2000, Zhone acquired substantially all of the assets of Roundview, Inc. for $250,000. Jeanette Symons, Zhone’s Chief Technology Officer and Vice President, Engineering, was a principal stockholder of Roundview.

Option Grants to Directors

In February 2000, Zhone granted each of James H. Greene, Jr. and Adam Clammer options to purchase 2,500 shares of Zhone common stock at an exercise price of $1.00 per share that vest over four years.

In February 2000, Zhone granted NEA Development Corporation, an entity affiliated with C. Richard Kramlich, an option to purchase 7,500 shares of Zhone common stock at an exercise price of $1.00 per share that vests over four years. Zhone also granted TPG Genpar II, L.P., an entity affiliated with each of James Coulter and John Marren, an option to purchase 5,000 shares of Zhone common stock at an exercise price of $1.00 per share that vests over four years.

All of the options that have been issued to Zhone’s directors or their affiliates are immediately exercisable. However, if exercised, the underlying shares are subject to a right of repurchase by Zhone at the original exercise price per share which lapses at the rate of 1/48th of the total number of shares on a monthly basis. Upon a change in control of Zhone, Zhone’s right to repurchase any shares issued to Messrs. Greene and Clammer upon the exercise of their options will lapse, and none of these shares will be subject to repurchase by Zhone. In addition, Zhone’s right to repurchase any shares issued to NEA Development Corporation and TPG Genpar II, L.P. upon the exercise of their options will fully lapse upon a change in control.

Exchange Offer

Zhone previously adopted and maintains the 1999 Stock Option Plan, or the Plan, in order to provide an equity incentive to service providers to remain in Zhone’s employment and work diligently in Zhone’s best interests. On January 6, 2003, Zhone commenced a voluntary offer to eligible option holders to exchange all then outstanding unexercised options to purchase shares of Zhone common stock granted under the Plan with an exercise price equal to or greater than $6.00 per share for new options to be granted under the Plan on August 8, 2003. Prior to commencement of this exchange offer, the board of directors determined that the principal purpose of the Plan was not being achieved for optionees holding stock options exercisable at prices above the then current fair market value of the Zhone common stock and further determined that it was critical to Zhone’s and its stockholders’ best interests that Zhone retain the services of these individuals. Pursuant to the terms of this exchange offer, “eligible option holders” included all employees, including Zhone’s officers who were employed by Zhone on the date the offer commenced and as of February 4, 2003, the date on which the tendered options were cancelled. In order to receive a new option, participants in the exchange offer must have remained an employee with Zhone as of the date the new options were granted. If an eligible option holder elected to cancel one or more options, then the eligible option holder was required to elect to cancel all options granted within the six-month period prior to January 6, 2003. On August 8, 2003, Zhone granted new options subject to the standard terms and conditions under the Plan and the appropriate standard form of stock option agreement approved for use under the Plan. The new options have a new four year vesting schedule, with the shares vesting monthly at the rate of 1/48th for each full month of continuous service commencing on the new option grant date, and a new ten year term commencing on the new option grant date. The new options have an exercise price equal to 100% of the fair market value of such shares of Zhone common stock on the date of grant. Kirk Misaka, Zhone’s Chief Financial Officer, is participating in the exchange offer and has had options to purchase 7,000 shares of Zhone common stock cancelled in connection therewith.

Equity Restructuring

In July 2002, Zhone completed a restructuring of its equity capitalization. The restructuring was implemented principally because of the perceived need to reduce Zhone’s outstanding preferred stock preferences. Prior to the restructuring, Zhone had outstanding preferred stock liquidation preferences of $500 million. As such preferences would be paid first in the event of any sale of the company and given the state of the telecommunications equipment market, the practical impact of such preferences was to significantly reduce the incentive provided by Zhone’s employee stock options. In addition, the size of the preferences negatively impacted potential acquisitions. As a result of the restructuring, Zhone preferred stock preferences were reduced by $250 million. At the same time, as a result of a concurrent reverse stock split and additional employee equity incentive grants, the percentage ownership of the company on a fully-diluted basis represented by such preferred stock increased from approximately 48% to approximately 74%.

Prior to the restructuring, there were outstanding twelve separate but substantially similar series of redeemable convertible Series A preferred stock constituting 125,000,000 shares of preferred stock in the aggregate. The twelve series of Series A preferred stock were purchased by twelve limited liability companies which were created for the sole purpose of completing the financing. Investors that made capital contributions to one of these limited liability companies received units of its Series A preferred stock. Morteza Ejabat, as the sole trustee of the Morteza Ejabat Trust Under Declaration of Trust Dated May 18, 1998, Jeanette Symons, as the sole trustee of the Symons Living Trust Dated March 15, 1995, and Robert K. Dahl, as the sole trustee of the Dahl Family Trust Dated October 31, 1989 and amended May 3, 1990, exchanged all of the shares of Zhone common stock then held by them for Series B common units in each limited liability company.

In connection with the restructuring, all of the Zhone common stock was subject to a 10 for 1 reverse stock split, the Series A preferred units held by investors that had made capital contributions to the limited liability companies were exchanged for an aggregate of 62,500,000 shares of Zhone Series AA preferred stock and all of the Series B common units held by the Morteza Ejabat Trust, the Symons Living Trust and the Dahl Family Trust were exchanged for an aggregate of 7,500,000 shares (after giving effect to the reverse split) of Zhone common stock. Zhone Series AA preferred stock has substantially identical rights, preferences and privileges as the Series A preferred stock formerly had, although the Series AA preferred stockholders are entitled to an aggregate liquidation preference of $250.0 million, instead of the $500.0 million aggregate liquidation preference payable to Zhone’s Series A preferred stockholders prior to the recapitalization.

In connection with the restructuring, Zhone also sold shares of its common stock to Morteza Ejabat, Zhone’s Chief Executive Officer, and Jeanette Symons, Zhone’s Chief Technology officer, as follows:

•	3,500,000 shares of common stock to Morteza Ejabat, as the sole trustee of the Morteza Ejabat Trust Under Declaration of Trust Dated May 18, 1998, for $0.10 per share, or an aggregate of $350,000.

•	2,000,000 shares of common stock to Jeanette Symons, as the sole trustee of the Symons Living Trust Dated March 15, 1995, for $0.10 per share, or an aggregate of $200,000.

In connection with the sale of shares of Zhone common stock to Mr. Ejabat and Ms. Symons, Zhone also made the loans described below under “—Loans to Executive Officers and Directors.”

As a result of the restructuring, Zhone’s officers, directors, 5% stockholders and their affiliates received shares of Zhone Series AA preferred stock and common stock as follows:

Executive Officers, Directors and 5% Stockholders	Number of Shares of Series AA Preferred Stock	Number of Shares of Common Stock
Morteza Ejabat, as the sole trustee of the Morteza Ejabat Trust Under Declaration of Trust Dated May 18, 1998	1,250,000	7,500,125
Jeanette Symons, as the sole trustee of the Symons Living Trust Dated March 15, 1995	1,250,000	5,250,125
Robert K. Dahl, as the sole trustee of the Dahl Family Trust Dated October 31, 1989 and Amended May 3, 1990	118,750	249,750
Entities affiliated with Texas Pacific Group, Inc.	19,062,500	—
Entities affiliated with Kohlberg Kravis Roberts & Co.	19,062,500	—
Entities affiliated with New Enterprise Associates	6,875,000	—
California Public Employees Retirement System	6,250,000	—

James H. Greene, Jr. and Adam Clammer, two of Zhone’s directors, are affiliated with Kohlberg Kravis Roberts & Co. and/or its affiliates. C. Richard Kramlich, one of Zhone’s directors, is affiliated with New Enterprise Associates and/or its affiliates. James Coulter and John Marren, each one of Zhone’s directors, are each affiliated with Texas Pacific Group, Inc. and/or its affiliates.

Acquisition of Vpacket Communications, Inc.

On July 1, 2002, in connection with the merger of one of Zhone’s wholly owned subsidiaries with and into Vpacket Communications, Inc., Zhone acquired all of the outstanding shares of preferred stock of Vpacket in exchange for 9,736,482 shares of Zhone Series B preferred stock and all of the outstanding shares of common stock of Vpacket for an aggregate of $40,000. Robert K. Dahl, one of Zhone’s directors, was also a member of the board of directors of Vpacket. C. Richard Kramlich, one of Zhone’s directors, is affiliated with New Enterprise Associates VIII, Limited Partnership and/or its affiliates, which was a significant stockholder of Vpacket. James Timmins, a member of the board of directors of Vpacket and an affiliate of NIF Ventures, which was a stockholder in Vpacket, joined Zhone’s board of directors following the completion of the transaction. Negotiations on behalf of Vpacket were led by directors and officers who were unaffiliated with Zhone. Likewise, the transaction was subject to the approval of the directors of Zhone who had no affiliation with Vpacket.

Loans to Executive Officers and Directors

In October 2002, Zhone repurchased certain shares of Zhone’s outstanding common stock held by employees pursuant to the cancellation of notes receivable in the aggregate amount of $1.9 million which had previously been issued by such employees in connection with the exercise of stock options. One of the cancelled notes was held by Kirk Misaka, Zhone’s Chief Financial Officer, in the amount of $30,000.

In connection with Zhone’s restructuring in July 2002, Zhone loaned $350,000 to Morteza Ejabat in connection with his purchase of 3,500,000 shares of Zhone common stock and $200,000 to Jeanette Symons in connection with her purchase of 2,000,000 shares of Zhone common stock. These loans were made pursuant to promissory notes which accrue interest at a rate of 5.5% compounded annually and expire on July 11, 2006, on which date all unpaid interest and principal under such notes will be due on demand.

Secured Note and Warrant Purchase Agreement

In February 2003, Zhone entered into a secured note and warrant purchase agreement with certain purchasers that provides that Zhone may borrow up to $30 million from such purchasers, of which $25 million has been committed to, on a pro rata basis pursuant to the issuance of promissory notes. Each promissory note will bear interest at five percent per year and will mature on the date which is the earlier of one year from the date of issuance, the closing of an equity financing of Zhone with an aggregate gross offering price of at least $10 million, or upon an event of liquidation of Zhone or default.

Upon a maturity date which is one year from the date of issuance, the notes will be either due and payable in full or, at the unanimous election of representatives of New Enterprise Associates, Kohlberg Kravis Roberts & Co. and Texas Pacific Group, will convert into a number of shares of Zhone Series B preferred stock equal to the principal and accrued interest thereon divided by $2.0238. Upon a maturity date resulting from the closing of an equity financing of Zhone with an aggregate gross offering price of at least $10 million, the notes will be either due and payable in full or, at the purchaser’s election, will convert into either a number of shares of Zhone Series B preferred stock equal to the principal and accrued interest thereon divided by $2.0238 or a number of shares of the class of securities issued in such qualified financing equal to the principal and accrued interest thereon divided by price per share paid for such securities in such qualified financing. Upon a maturity date resulting from an event of liquidation of Zhone or default, the notes will be either due and payable in an amount equal to 200% of the principal and accrued interest thereon, or, if the maturity date is an event of liquidation of

Zhone and upon the unanimous approval of representatives of New Enterprise Associates, Kohlberg Kravis Roberts & Co. and Texas Pacific Group, will convert into a number of shares of Zhone Series B preferred stock equal to the principal and accrued interest thereon divided by a price per share equal to fifty percent of the consideration to be exchanged for each share of Series B preferred stock upon such event of liquidation, provided that if such amount is less than $2.0238, the note shall convert into such class of capital stock as determined by Zhone’s board of directors and representatives of New Enterprise Associates, Kohlberg Kravis Roberts & Co. and Texas Pacific Group.

Upon the issuance of a promissory note, each purchaser is entitled to receive a warrant to purchase shares of Zhone Series B preferred stock, or, in the event of a change of control of Zhone in which the amount payable per share for the Zhone Series B preferred stock is less than $2.0238, such class of Zhone’s capital stock as determined by Zhone’s board of directors and representatives of purchasers affiliated with New Enterprise Associates, Kohlberg Kravis Roberts & Co. and Texas Pacific Group. If the warrant issued is exercisable for shares of Zhone Series B preferred stock, the number of such shares will be equal to the principal amount of the corresponding promissory note divided by the lower of $2.0238 or the price at which Zhone Series B preferred stock is sold in an equity financing with an aggregate gross offering price of at least $10 million. If the warrant issued is exercisable for shares of Zhone’s capital stock other than Series B preferred stock in connection with a change of control transaction, the number of such shares will be equal to the principal amount of the corresponding promissory note divided by the price per share otherwise payable for shares of Zhone Series B preferred stock in connection with such transaction. Shares issued pursuant to this warrant are exercisable at a price of $0.01 per share.

Zhone has not yet borrowed any funds or issued any promissory notes or warrants under the secured note and warrant purchase agreement. After Zhone’s initial issuance of notes, which pursuant to the terms of the agreement will be in the principal amount of $10,000,000 and may be requested at any time, Zhone may borrow additional funds until the earlier of twelve months from the date of such initial issuance, Zhone’s initial public offering or next round of equity financing with aggregate gross proceeds to Zhone of at least $10,000,000 (not including conversion of the notes), a change of control of Zhone, a sale of all or substantially all of Zhone’s assets or Zhone’s liquidation. The following officers, directors, 5% stockholders of Zhone and their affiliates are purchasers under the secured note and warrant purchase agreement and have committed to fund the amounts set forth below:

Executive Officers, Directors and 5% Stockholders	Principal Amount
Morteza Ejabat, as the sole trustee of the Morteza Ejabat Trust Under Declaration of Trust Dated May 18, 1998	$800,000
Jeanette Symons, as the sole trustee of the Symons Living Trust Dated March 15, 1995	$800,000
Robert K. Dahl, as the sole trustee of the Dahl Family Trust Dated October 31, 1989 and Amended May 3, 1990	$500,000
Entities affiliated with Texas Pacific Group, Inc.	$8,000,000
Entities affiliated with Kohlberg Kravis Roberts & Co.	$8,000,000
Entities affiliated with New Enterprise Associates	$5,000,000

Rights Agreement

Zhone has entered into a restated rights agreement with Morteza Ejabat, Jeanette Symons, Robert K. Dahl and its preferred stockholders, which provides those stockholders rights to require Zhone to register their shares of Zhone’s capital stock. Following the initial registered underwritten public offering of Zhone’s securities, the stockholders have the right to demand that Zhone register the sale of all or a portion of their shares. Zhone is obligated to effect a maximum of two registrations in response to these demand registration rights. If Zhone is eligible to file a registration statement on Form S-3, the stockholders have the right to demand, no more than two times in any 12-month period, that Zhone register the sale of all or a portion of their shares on Form S-3. In addition, the stockholders have piggyback registration rights if Zhone registers any securities for public sale, provided that, in an underwritten offering, the underwriters will have the right, subject to specified conditions, to limit the number of shares to be included in the registration statement. In general, Zhone will pay all expenses relating to any demand or piggyback registration. The registration rights will expire seven years after the completion of the initial registered underwritten public offering of Zhone’s securities, or earlier for a particular stockholder, if that holder can resell all of its securities in a three-month period under Rule 144 of the Securities Act.

Indemnification Agreements

Zhone has entered into indemnification agreements with each of its directors and officers. These agreements will require Zhone to indemnify these individuals to the fullest extent permitted by the Delaware General Corporation Law.

Reimbursement of Travel Expenses

In the ordinary course of business, Zhone’s executive officers and non-employee directors are reimbursed for travel related expenses when incurred for business purposes. Zhone reimburses its Chief Executive Officer, Morteza Ejabat for the direct operating expenses incurred in the use of his private aircraft when used for business purposes. The amount reimbursed for these expenses was $223,000 and $472,000 in 2001 and 2002, respectively.

Description of Zhone Capital Stock

Zhone’s authorized capital stock consists of 135,000,000 shares of common stock, $0.001 par value per share, and 113,500,000 shares of preferred stock, $0.001 par value per share, of which 62,500,000 are designated as Series AA preferred stock and 51,000,000 are designated as Series B preferred stock.

Zhone Common Stock

Dividend Rights.    Subject to preferences that may apply to shares of Zhone preferred stock outstanding at the time, the holders of outstanding shares of Zhone common stock are entitled to receive dividends out of assets legally available at the times and in the amounts as Zhone’s board of directors may from time to time determine.

Voting Rights.    Each holder of Zhone common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in Zhone’s certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. Notwithstanding anything to the contrary in Zhone’s certificate of incorporation, because Zhone may be a “quasi-California” corporation under the California General Corporation Law, the holders of shares of Zhone common stock and preferred stock may be entitled to cumulate their votes when voting to elect directors. Two of Zhone’s directors are subject to election and removal by holders of the outstanding shares of Zhone common stock, voting as a separate class, and one of Zhone’s directors is subject to election and removal by the holders of a majority of the outstanding shares of Zhone common stock and the holders of a majority of the outstanding shares of Zhone preferred stock.

No Preemptive or Similar Rights.    Zhone common stock is not entitled to preemptive rights and is not subject to conversion or redemption.

Right to Receive Liquidation Distributions.    Upon Zhone’s liquidation, dissolution or winding-up, the assets legally available for distribution to its stockholders are distributable ratably among the holders of its common stock outstanding at that time after payment of liquidation preferences, if any, on any of its outstanding preferred stock and payment of other claims of creditors. Each outstanding share of common stock is fully paid and nonassessable.

Transfer Restrictions.    14,738,063 shares of Zhone’s outstanding common stock are “restricted securities” for purposes of the Securities Act and are not freely transferable to the public absent registration under the

Securities Act or compliance with Rule 144 or 701 thereunder, if available. In addition, 1,738,063 shares of Zhone’s outstanding common stock issued upon exercise of options under its 1999 stock option plan are subject to Zhone’s right of first refusal with respect to any proposed transfers of such shares. This right of first refusal expires upon the earlier of a change of control of the company or the existence of a public market for the shares.

The remaining 859,837 shares of Zhone’s outstanding common stock were issued in connection with Zhone’s acquisition of Xybridge Technologies, Inc. in reliance upon the exemption from registration under Section 3(a)(10) of the Securities Act. These shares are freely tradable, subject to certain resale restrictions under Rule 145 for former affiliates of Xybridge and Zhone’s current affiliates.

Zhone Preferred Stock

Conversion Rights.    Subject to certain antidilutive provisions, each share of Zhone Series AA preferred stock and Series B preferred stock is convertible at the option of the holder into the same number of shares of Zhone common stock. Zhone Series AA preferred stock and Series B preferred stock is automatically convertible into Zhone common stock in the event of an affirmative election of the holders of at least a majority of the outstanding shares of Series AA preferred stock and Series B preferred stock, or a public offering, with gross proceeds of at least $50 million and a per share offering price of at least $4.00.

Voting Rights.    Zhone Series AA preferred stock and Series B preferred stock votes with Zhone common stock on an as-converted basis on all matters submitted for approval to Zhone’s stockholders. Six of Zhone’s directors are subject to election by holders of its outstanding preferred stock, voting as a separate class. Zhone may not, without first obtaining the approval of at least a majority of the total number of shares of its preferred stock then outstanding, voting together as a single class on an as-converted basis, do any of the following:

•	amend its certificate of incorporation or bylaws in a manner that would alter or change any of the powers, preferences, privileges or rights of its preferred stock, provided, however, that any such amendment which treats a particular series of its preferred stock in a manner that is different than any other series of its preferred stock shall be approved by all of the record holders of shares of such series of preferred stock;

•	increase or decrease, other than by redemption or conversion, the authorized number of shares of its preferred stock;

•	authorize or issue any other equity security, including any other security convertible into or exercisable for any equity security, having a preference over, or being on a parity with, its preferred stock with respect to voting, dividends or liquidation preferences;

•	undertake or effect a transaction which results in a change of control of the company or in which substantially all of its assets are acquired, except a transaction in which the sales price per share of its common stock in any such transaction is greater than an amount equal to two multiplied by the greatest of the then in effect Series AA preferred stock purchase price and the Series B preferred stock purchase price;

•	increase its authorized number of directors above nine;

•	redeem, purchase or otherwise acquire shares of its capital stock except for specific exceptions;

•	sell more than ten percent of the equity of any of its subsidiaries except for specific exceptions; or

•	issue debt in excess of $50 million.

Dividend Rights.    Dividends will be paid in an amount per share of Zhone Series AA preferred stock and Series B preferred stock (on an as-converted basis) equal to dividends paid on Zhone common stock, if and when declared by Zhone’s board of directors.

Right to Receive Liquidation Distributions.    Upon Zhone’s liquidation, dissolution or winding up, prior and in preference to the holders of Zhone common stock, the holders of Zhone Series AA preferred stock are entitled to receive an amount per share of Zhone Series AA preferred stock in cash equal to the greater of (1) the sum of (A) $4.00 and (B) all declared or accrued and unpaid dividends thereon, and (2) the amount such holder would have received in such liquidation on an as-converted basis.

Upon Zhone’s liquidation, dissolution or winding up, prior and in preference to the holders of Zhone common stock, the holders of Series B preferred stock are entitled to receive an amount per share of Series B preferred stock in cash equal to the sum of (x) $2.0238 and (y) all declared or accrued and unpaid dividends thereon.

Antitakeover Effects of Delaware Law

Delaware Takeover Statute.    Section 203 of the Delaware General Corporation Law regulating corporate takeovers, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for three years following the date that the stockholder became an “interested stockholder,” unless:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers, and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines “business combination” to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning at any time in the previous three years 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for Tellium by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), Washington, D.C. Certain U. S. federal income tax consequences of the merger of Zebra Acquisition Corp. with and into Zhone will be passed upon for Zhone by tax counsel.

EXPERTS

The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from Tellium Inc.’s Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a changes in method of accounting for goodwill in 2002), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Zhone as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002 and the related schedule, have been included in this joint proxy statement/prospectus in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein (which report expresses an unqualified opinion and includes explanatory paragraphs describing Zhone’s change in accounting for goodwill and other intangible assets and Zhone’s restatement of the financial statements for the year ended December 31, 2002), and upon the authority of said firm as experts in accounting and auditing.

OTHER MATTERS

As of the date of this joint proxy statement/prospectus, neither the Tellium board of directors nor the Zhone board of directors knows of any matters that will be presented for consideration at either special meeting other than as described in this joint proxy statement/prospectus. If any other matters come before either of the special meetings or any adjournments or postponements of the special meetings and are voted upon, the enclosed proxies will confer discretionary authority on the individuals named as proxies to vote the shares represented by the proxies as to any other matters. The individuals named as proxies intend to vote in accordance with their best judgment as to any other matters.

SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS

Tellium

Tellium’s annual meeting for the year 2003 was held on May 21, 2003. In accordance with regulations issued by the SEC, stockholder proposals intended for presentation at Tellium’s 2004 annual meeting of stockholders must be received by Tellium’s Secretary no later than December 12, 2003 if they are to be considered for inclusion in Tellium’s proxy statement for that meeting.

Stockholders who intend to present a proposal at such meeting without inclusion of such proposal in Tellium’s proxy materials are required to provide advanced notice of such proposal to Tellium not later than February 21, 2004.

If Tellium does not receive notice of a stockholder proposal within this timeframe, Tellium’s management will use its discretionary authority to vote the shares it represents, as its board of directors may recommend. Tellium reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.

Zhone

Zhone will hold an annual meeting of its stockholders in the year 2004 only if the merger has not already been completed. If an annual meeting is held, stockholder proposals intended for presentation at such annual meeting must be received by Zhone’s Secretary no later than 90 days before the anticipated date of the next annual meeting, under the assumption that the next annual meeting will occur on the same calendar day as the day of the most recent annual meeting.

Pursuant to Zhone’s bylaws, stockholders may also submit proposals for business to be conducted at a special meeting of stockholders, provided that the notice of a special meeting provides for business to be brought before the meeting by stockholders. If a special meeting of stockholders is held, stockholder proposals intended for presentation at such special meeting must be received by Zhone’s Secretary no later than ten days prior to the date of the special meeting.

If the chairman of an annual meeting or special meeting of Zhone stockholders determines that Zhone did not receive notice of a stockholder proposal for such meeting within the appropriate timeframe described above, the proposal will not be brought before the meeting.

WHERE YOU CAN FIND MORE INFORMATION

Tellium files annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet web site that contains reports, proxy statements and other information regarding issuers, including Tellium, who file electronically with the SEC. The address of that site is http://www.sec.gov.

Tellium has filed with the SEC a registration statement of which this joint proxy statement/prospectus forms a part. The registration statement registers the shares of Tellium’s common stock to be issued to Zhone stockholders in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Tellium’s common stock. The rules and regulations of the SEC allow Tellium to omit certain information included in the registration statement from this joint proxy statement/prospectus.

In addition, the SEC allows Tellium to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this document.

This joint proxy statement/prospectus incorporates by reference the documents listed below that Tellium has previously filed or will file with the SEC. They contain important information about Tellium and its financial condition.

Tellium SEC Filings (File No. 0-32743):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

•	Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2003 and June 30, 2003.

•	Current Reports on Form 8-K filed on April 3, 2003, May 1, 2003, July 28, 2003 and August 1, 2003.

•	All documents filed with the SEC by Tellium under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the Tellium special meeting are considered to be a part of this joint proxy statement/prospectus, effective the date such documents are filed.

•	The description of Tellium common stock set forth in the Tellium Registration Statement on Form S-1 (No. 333-46362) filed with the SEC on September 22, 2000, as amended, and any amendment or report filed with the SEC for the purpose of updating such description.

In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the other documents listed above from the SEC, through the SEC’s web site at the address described above, or from Tellium by requesting them in writing or by telephone at the following address:

Tellium, Inc.

2 Crescent Place

Oceanport, New Jersey 07757-0901

Attention: Investor Relations

(732) 923-4100

These documents are available from Tellium without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part.

If you are a stockholder of Tellium or Zhone and would like to request documents, please do so by November 5, 2003 to receive them before the Tellium special meeting. If you request any documents from Tellium, Tellium will mail them to you by first class mail, or another equally prompt means, within one business day after Tellium receives your request.

This document is a prospectus of Tellium and is a joint proxy statement of Tellium and Zhone for the Tellium and Zhone special meetings. Tellium has supplied all information contained in, or considered a part of, this joint proxy statement/prospectus relating to Tellium, and Zhone has supplied all information relating to Zhone.

Neither Tellium nor Zhone has authorized anyone to give any information or make any representation about the merger or Tellium or Zhone that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that Tellium has incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

INDEPENDENT AUDITORS’ REPORT

The Board of Directors

Zhone Technologies, Inc.:

We have audited the accompanying consolidated balance sheets of Zhone Technologies, Inc. and subsidiaries (the Company) as of December 31, 2001 and 2002, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Zhone Technologies, Inc. and subsidiaries as of December 31, 2001 and 2002, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, the company adopted the provisions of statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets”.

As discussed in Note 2 to the consolidated financial statements, the consolidated balance sheet as of December 31, 2002 and the related statements of operations, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for the year ended December 31, 2002 have been restated.

/s/    KPMG LLP

Mountain View, California

March 28, 2003, except as to Note 2, which is as of October 7, 2003

ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2001 and 2002

	2001	2002
		(As Restated)
	(In thousands, except per share data)
ASSETS
Current assets:
Cash and cash equivalents	$22,154	$10,614
Short-term investments	1,983	—
Accounts receivable, net of allowances for sales return and doubtful accounts of $10,460 and $7,969, respectively	19,089	14,997
Inventories	35,971	18,873
Prepaid expenses and other current assets	3,072	1,546

Total current assets	82,269	46,030
Property and equipment, net	82,999	23,512
Goodwill	70,952	70,828
Other acquisition-related intangible assets, net	29,827	15,978
Restricted cash	6,000	6,313
Other assets	2,004	1,302

Total assets	$274,051	$163,963

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$11,486	$12,279
Line of credit	17,473	4,614
Current portion of long-term debt	47,778	4,781
Accrued and other liabilities	52,893	32,313

Total current liabilities	129,630	53,987
Long-term debt, less current portion	53,041	33,922
Other long-term liabilities	5,769	8,806

Total liabilities	188,440	96,715

Series A redeemable convertible preferred stock, $0.001 par value:
Authorized, issued, and outstanding 125,000 shares; redemption and liquidation value of $435,000 as of December 31, 2001	421,601	—
Series AA redeemable convertible preferred stock, $0.001 par value:
Authorized, issued, and outstanding 62,500 shares; redemption and liquidation value of $250,000 as of December 31, 2002	—	146,246
Series B redeemable convertible preferred stock, $2.0238 par value:
Authorized 17,000 shares; issued, and outstanding 11,469 shares; redemption and liquidation value of $23,211 as of December 31, 2002	—	19,644

	421,601	165,890
Stockholders’ deficit:
Common stock, $0.001 par value. Authorized 110,000 shares; issued and outstanding 9,808 and 15,484 shares as of December 31, 2001 and 2002, respectively	10	15
Additional paid-in capital	163,845	491,882
Notes receivable from stockholders	(1,903)	(550)
Deferred stock compensation	(27,862)	(11,340)
Other comprehensive loss	(64)	(67)
Accumulated deficit	(470,016)	(578,582)

Total stockholders’ deficit	(335,990)	(98,642)

Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$274,051	$163,963

See accompanying notes to consolidated financial statements.

ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Years ended December 31, 2000, 2001, and 2002

	2000	2001	2002
			(As Restated)
	(In thousands, except per share data)
Net revenue	$80,756	$110,724	$112,737
Cost of revenue	54,844	104,285	69,231
Stock-based compensation	4,540	1,721	458

Gross profit	21,372	4,718	43,048

Operating expenses:
Research and product development (excluding $23,384, $10,657, and $4,236 of stock-based compensation for the years ended December 31, 2000, 2001, and 2002, respectively)	85,959	63,869	29,802
Sales and marketing (excluding $9,007, $3,874, and $996 of stock-based compensation for the years ended December 31, 2000, 2001, and 2002, respectively)	35,153	35,472	19,676
General and administrative (excluding $9,925, $2,567, and $5,144 of stock-based compensation for the years ended December 31, 2000, 2001, and 2002, respectively)	15,911	13,095	10,843
Purchased in-process research and development	439	11,983	59
Restructuring charges	—	5,115	4,531
Stock-based compensation	42,316	17,098	10,376
Amortization and impairment of intangible assets	38,082	88,834	15,995
Impairment of long-lived assets	—	—	50,759

Total operating expenses	217,860	235,466	142,041

Operating loss	(196,488)	(230,748)	(98,993)
Interest expense and other income (expense), net
Interest expense	(4,806)	(10,511)	(9,478)
Other income (expense), net	2,957	(2,116)	44

Interest expense and other income (expense), net	(1,849)	(12,627)	(9,434)

Loss before income taxes	(198,337)	(243,375)	(108,427)
Income tax (benefit) provision	(1,866)	145	140

Net loss	(196,471)	(243,520)	(108,567)
Accretion on preferred stock	(2,775)	(3,325)	(22,238)

Net loss applicable to holders of common stock	$(199,246)	$(246,845)	$(130,805)

Basic and diluted net loss per share applicable to holders of common stock	$(26.45)	$(28.14)	$(12.16)
Weighted average shares outstanding used to compute basic and diluted net loss per share applicable to holders of common stock	7,533	8,773	10,759

All per share amounts have been restated to retroactively reflect the one-for-ten reverse split of common stock (See Note 1(w)).

See accompanying notes to consolidated financial statements.

ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

Years ended December 31, 2000, 2001 and 2002

	Series A redeemable convertible preferred stock		Series AA redeemable convertible preferred stock		Series B redeemable convertible preferred stock		Common stock		Additional paid-in capital	Notes receivable from stockholders	Deferred stock compensation	Other comprehensive loss	Accumulated deficit	Total stockholders’ deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
				(As Restated)		(As Restated)			(As Restated)		(As Restated)		(As Restated)	(As Restated)
	(In thousands)
Balances as of December 31, 1999	125,000	$186,371	—	$—	—	$—	7,932	$8	19,511	—	(16,381)	—	(30,025)	(26,887)
Exercise of stock options for cash and notes	—	—	—	—	—	—	1,496	1	13,826	(2,130)	—	—	—	11,697
Repurchase of unvested common stock	—	—	—	—	—	—	(153)	(0)	(349)	—	—	—	—	(349)
Capital draw from convertible preferred stock, net of issuance costs of $5,170	—	194,830	—	—	—	—	—	—	—	—	—	—	—	—
Accretion on preferred stock	—	2,775	—	—	—	—	—	—	(2,775)	—	—	—	—	(2,775)
Deferred compensation related to stock option grants	—	—	—	—	—	—	—	—	95,902	—	(93,162)	—	—	2,740
Amortization of deferred compensation related to stock option grants	—	—	—	—	—	—	—	—	—	—	43,545	—	—	43,545
Issuance of warrants for services and cash	—	—	—	—	—	—	—	—	871	—	—	—	—	871
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(196,471)	(196,471)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	(28)	—	(28)
Unrealized gain on available for sale securities	—	—	—	—	—	—	—	—	—	—	—	24	—	24

Total comprehensive loss														(196,475)

Balances as of December 31, 2000	125,000	383,976	—	—	—	—	9,275	9	126,986	(2,130)	(65,998)	(4)	(226,496)	(167,633)
Issuance of common stock and common stock options for acquisitions	—	—	—	—	—	—	859	1	63,477	—	(1,813)	—	—	61,665
Exercise of stock options for cash and notes	—	—	—	—	—	—	70	0	719	(173)	—	—	—	546
Repurchase of unvested common stock	—	—	—	—	—	—	(396)	(0)	(2,900)	400	—	—	—	(2,500)
Capital draw from convertible preferred stock, net of issuance costs of $700	—	34,300	—	—	—	—	—	—	—	—	—	—	—	—
Accretion on preferred stock	—	3,325	—	—	—	—	—	—	(3,325)	—	—	—	—	(3,325)
Deferred compensation related to stock options grants	—	—	—	—	—	—	—	—	13,818	—	(13,818)	—	—	—
Amortization of deferred compensation related to stock option grants	—	—	—	—	—	—	—	—	—	—	37,268	—	—	37,268
Reversal of unamortized deferred compensation	—	—	—	—	—	—	—	—	(16,499)	—	16,499	—	—	—
Reversal of stock-based compensation	—	—	—	—	—	—	—	—	(16,533)	—	—	—	—	(16,533)
Non-cash stock based compensation expense	—	—	—	—			—	—	(1,916)	—	—	—	—	(1,916)
Issuance of warrants for services	—	—	—	—	—	—	—	—	18	—	—	—	—	18
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(243,520)	(243,520)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	(38)	—	(38)
Unrealized loss on available for sale securities	—	—	—	—	—	—	—	—	—	—	—	(22)	—	(22)

Total comprehensive loss														(243,580)

Balances as of December 31, 2001	125,000	421,601	—	—	—	—	9,808	10	163,845	(1,903)	(27,862)	(64)	(470,016)	(335,990)
Issuance of preferred stock for acquisition	—	—	—	—	9,736	15,457	—	—	—	—	—	—	—	—
Exercise of stock options and issuance of shares for cash and notes	—	—	—	—	—	—	5,987	5	775	(550)	—	—	—	230
Repurchase of unvested common stock	—	—	—	—	—	—	(311)	—	(5,485)	1,903	—	—	—	(3,582)
Issuance of convertible preferred stock	—	—	—	—	1,733	3,508			—	—	—	—	—
Capital draw from convertible preferred stock, net of issuance costs of $1,300		63,700	—	—	—	—	—	—	—	—	—	—	—	—
Accretion on preferred stock		1,812	—	19,746	—	679	—	—	(22,238)	—	—	—	—	(22,238)
Conversion of Series A to Series AA	(125,000)	(487,113)	62,500	126,500	—	—	—	—	360,613	—	—	—	—	360,613
Deferred compensation related to stock options grants	—	—	—	—	—	—	—	—	13,070	—	(13,070)	—	—	—
Amortization of deferred compensation related to stock option grants	—	—	—	—	—	—	—	—	—	—	21,585	—	—	21,585
Reversal of unamortized deferred compensation	—	—	—	—	—	—	—	—	(8,007)	—	8,007	—	—	—
Reversal of stock-based compensation	—	—	—	—	—	—	—	—	(14,417)	—	—	—	—	(14,417)
Non-cash stock based compensation expense	—	—	—	—	—	—	—	—	3,510	—	—	—	—	3,510
Issuance of warrants for services	—	—	—	—	—	—	—	—	216	—	—	—	—	216
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(108,566)	(108,566)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	(1)	—	(1)
Unrealized loss on available for sale securities	—	—	—	—	—	—	—	—	—	—	—	(2)	—	(2)
Total comprehensive loss														(108,569)

Balances as of December 31, 2002	—	$—	62,500	$146,246	11,469	$19,644	15,484	$15	491,882	(550)	(11,340)	(67)	(578,582)	(98,642)

See accompanying notes to consolidated financial statements.

ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2000, 2001, and 2002

	2000	2001	2002
			(As Restated)
	(In thousands)
Cash flows from operating activities:
Net loss	$(196,471)	$(243,520)	$(108,567)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Non-cash portion of restructuring charges	—	2,069	3,262
Depreciation and amortization	47,408	57,837	23,469
Impairment of intangible assets	—	41,827	691
Stock-based compensation	46,856	18,819	10,834
Purchased in-process research and development	439	11,983	59
Impairment of cost basis investments	1,100	1,481	—
Impairment of long-lived assets	—	—	50,759
Loss on disposal of equipment	1,248	1,611	—
Loss on sale of marketable securities	—	1,634	—
Deferred income taxes	(1,925)	—	—
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	(3,255)	(9,507)	4,111
Inventories	(35,318)	34,498	17,661
Prepaid expenses and other current assets	(225)	1,798	1,354
Other assets	(766)	8	948
Accounts payable	4,273	(10,293)	324
Accrued liabilities and other	13,610	(4,245)	(24,433)

Net cash (used in) provided by operating activities	(123,026)	(94,000)	(19,528)

Cash flows from investing activities:
Acquisition of subsidiaries, net of cash acquired	(2,318)	3,423	21,926
Proceeds from sale of property and equipment	1,183	—	94
Purchases of property and equipment	(38,948)	(63,738)	(2,493)
Purchases of short-term and other investments	(33,908)	(41,948)	(11)
Proceeds from sales and maturities of short-term investments	20,890	52,776	1,991
(Purchases of) proceeds from restricted cash	(41,511)	39,543	—

Net cash (used in) provided by investing activities	(94,612)	(9,944)	21,507

Cash flows from financing activities:
Net borrowings under line of credit facilities	—	17,473	(12,859)
Proceeds from issuance of debt, net of issuance costs	—	37,418	—
Proceeds from issuance of Series A redeemable convertible preferred stock, net of issuance costs	194,830	34,300	63,700
Proceeds from issuance of Series B redeemable convertible preferred stock, net of issuance costs	—	—	3,508
Proceeds from issuance of common stock and warrants, net of repurchases	11,648	(1,953)	(3,975)
Repayment of debt	(2,838)	(17,627)	(64,576)
Payment (Repayment) of loan from/to employees	(3,365)	—	683

Net cash (used in) provided by financing activities	200,275	69,611	(13,519)

Effect of exchange rate changes on cash	(28)	(38)	—

Net (decrease) in cash and cash equivalents	(17,391)	(34,371)	(11,540)
Cash and cash equivalents at beginning of year	73,916	56,525	22,154

Cash and cash equivalents at end of year	$56,525	$22,154	$10,614

Supplemental disclosures of cash flow information:
Cash paid during period for:
Taxes	$152	$126	$41
Interest	3,584	7,091	7,842
Noncash investing and financing activities:
Deferred compensation (reversal) related to stock option grants	$93,162	$(19,823)	$(9,354)
Common stock and options issued for acquisition	—	65,367	—
Series B redeemable convertible preferred stock issued for acquisition	—	—	15,457
Conversion of Series A to Series AA redeemable convertible preferred stock	—	—	360,613

See accompanying notes to consolidated financial statements.

ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2001 and 2002

(1)	Organization and Summary of Significant Accounting Policies

(a)	Description of Business

Zhone Technologies, Inc. (the Company) is a network equipment vendor. The Company has developed an integrated hardware and software architecture designed to simplify the way network service providers deliver communication services to their subscribers. The Company’s products are protocol and media agnostic, supporting voice, video, data, and entertainment services that will enable its customers to use their existing networks. The Company was incorporated under the laws of the state of Delaware in June 1999. The Company began operations in September 1999 and is headquartered in Oakland, California.

(b)	Liquidity and Capital Resources

The Company has incurred recurring losses from operations and has an accumulated deficit of $578.6 million as of December 31, 2002. The Company has financed operations through private sales of capital stock and borrowings under various debt arrangements. In November 1999, the Company issued 125.0 million shares of Series A redeemable convertible preferred stock to investors in exchange for a maximum capital commitment of $500.0 million. Although the Company has incurred substantial losses and negative cash flows from operations since inception, management anticipates that these losses will decrease as the Company’s products gain market acceptance. In July 2002, the Company completed a restructuring of its equity capitalization (See Note 8), resulting in a reduction of the redemption and liquidation value on Series AA redeemable convertible preferred stock of $250 million. In December 2002, the Company established a line of credit agreement with a financial institution for a maximum commitment of $25.0 million (See Note 7). In February 2003, the Company entered into a secured note and warrant purchase agreement with a majority of the original investors for a maximum commitment of up to $25.0 million pursuant to the issuance of promissory notes (See Note 18). The remaining current debt will be funded through cash flow from operations. To the extent that sufficient cash from operations is not generated, the Company would seek additional equity or debt financing. If the Company is unsuccessful in obtaining additional equity or debt financing, management plans to reduce expenditures. Management believes that it has sufficient available cash equity and debt resources to provide for its working capital needs through at least December 31, 2003.

(c)	Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

(d)	Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ materially from those estimates.

(e)	Revenue Recognition

In compliance with the Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, and SFAS no. 48, Revenue Recognition When

ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2002

Right of Return Exists, the Company recognizes revenue when the earnings process is complete. The Company recognizes product revenue upon shipment of product under contractual terms which transfer title upon shipment, under normal credit terms, or under sales-type leases, net of estimated sales returns and allowances at the time of shipment. Revenue is deferred if there are significant post-delivery obligations, if collection is not considered probable at the time of sale, or if the fee is not fixed or determinable. When significant post-delivery obligations exist, revenue is deferred until such obligations are fulfilled. The Company’s arrangements generally do not have any significant post delivery obligations. The Company offers products and services such as support, education and training, hardware upgrades and extended warranty coverage. The Company has established the fair value of these products and services based on sales prices when they are sold separately. Any discounts provided on these additional products and services are identical to the discount provided on the original sale of product. When collectibility is not probable, revenue is recognized when cash is collected. Revenue from education services and support services is recognized over the contract term or as the service is performed. The Company makes certain sales to product distributors. These customers are given certain privileges to return a portion of inventory. The Company recognizes revenue on sales to distributors that have contractual return rights when the products have been sold by the distributors. Revenue from sale of software products is recognized provided that a purchase order has been received, the software has been shipped, collection of the resulting receivable is deemed probable, and the fee is fixed or determinable. To date, revenue from software transactions and sales-type leases has not been significant. The Company accrues for warranty costs, sales returns, and other allowances at the time of shipment based on historical experience and expected future costs.

(f)	Allowances for Sales Return and Doubtful Accounts

The Company has an allowance for sales return for estimated future product returns related to current period product revenue. The Company bases its allowance on periodic assessment of historical trends in product return rates and current approved returned products. If the actual future returns were to deviate from the historical data on which the reserve had been established, the Company’s revenue could be adversely affected.

The Company has an allowance for doubtful accounts for estimated losses resulting from the inability of customers to make payments. The Company bases its allowance on periodic assessment of its customers’ liquidity and financial condition through credit rating agencies, financial statement review, and historical collection trends. Additional allowances may be required if the liquidity or financial condition of its customers were to deteriorate.

(g)	Inventories and Reserve for Excess and Obsolete Inventories

Inventories are stated at the lower of cost or market and cost being determined using the first-in, first-out (FIFO) method. In assessing the ultimate realization of inventories, the Company is required to make judgments as to future demand requirements and compare these with the current or committed inventory levels. The Company’s reserve requirements generally increase as projected demand requirements decrease due to market conditions, technological and product life cycle changes, and longer than previously expected usage periods. The Company has experienced significant changes in required reserves in recent periods due to decline in market conditions. As a result, the Company has incurred net inventory charges of $31.3 million and $1.7 million during fiscal 2001 and 2002, respectively.

ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2002

(h)	Goodwill and Other Acquisition—Related Intangible Assets

Costs in excess of the fair value of tangible and identifiable intangible assets acquired and liabilities assumed in a purchase business combination are recorded as goodwill. SFAS No. 142, “Goodwill and Other Intangible Assets,” requires that companies no longer amortize goodwill, but instead test for impairment at least annually using a two-step approach. The Company adopted SFAS No. 142 in the first quarter of fiscal 2002 and no longer amortizes goodwill. The Company evaluates goodwill, at a minimum, on an annual basis and whenever events and changes in circumstances suggest that the carrying amount may not be recoverable. Impairment of goodwill is tested at the reporting unit level by comparing the reporting unit’s carrying amount, including goodwill, to the implied fair value of the reporting unit. The implied fair values of the reporting units are estimated using a combination of the income, or discounted cash flows approach and the market approach, which utilizes comparable companies’ data. If the carrying amount of the reporting unit exceeds its implied fair value, goodwill is considered impaired and a second step is performed to measure the amount of impairment loss, if any.

Prior to the adoption of SFAS No. 142, goodwill was amortized on a straight-line basis over the expected periods to be benefited, generally 5 years, and assessed for recoverability by determining whether the amortization of the goodwill balance over its remaining life could be recovered through undiscounted future operating cash flows of the acquired operation. Other acquisition-related intangible assets were amortized on a straight-line basis ranging from three to five years. The amount of goodwill and other intangible asset impairment, if any, was measured based on projected discounted future operating cash flows using a discount rate reflecting the Company’s average cost of funds (See Note 5).

(i)	Restructuring Charges

During 2001 and 2002, the Company recorded significant charges in connection with our restructuring programs (See Note 16). The related reserves reflect many estimates, including those pertaining to severance and related charges, facilities and lease cancellations and equipment write-offs. The Company assesses the reserve requirements to complete each individual plan under its restructuring programs at the end of each reporting period. Actual experience has been and may continue to be different from these estimates. As a result of these restructuring programs, in conformity with SEC Staff Accounting Bulletin (“SAB”) No. 100, EITF No. 94-3 and EITF No. 88-10, the Company recorded restructuring charges of $5.1 million and $4.5 million during 2001 and 2002, respectively. As of December 31, 2001 and 2002, liabilities associated with our restructuring programs were $0.5 million and $0, respectively. We review the status of our restructuring activities on a quarterly basis and, if appropriate, record changes to our restructuring obligations in current operations based on our most current estimates.

(j)	Cash and Cash Equivalents

The Company considers all cash and highly liquid investments purchased with an original maturity of less than three months to be cash equivalents.

(k)	Short-Term Investments

Short-term investments include securities with original maturities greater than three months and less than one year. Short-term investments consisting principally of debt securities of domestic municipalities and corporations have been classified as available-for-sale. Under this classification, the investments are reported at fair value, with unrealized gains and losses excluded from results of operations and reported, net of tax, as a component of other comprehensive loss in stockholders’ deficit. Realized gains and losses and declines in value judged to be other than temporary are included

ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2002

in results of operations. Gains and losses from the sale of securities are based on the specific-identification method. Interest on securities classified as available-for-sale is included in interest expense and other income (expense), net.

(l)	Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments which include cash, cash equivalents, short-term investments, accounts receivable, accounts payable, and accrued liabilities approximate their fair values as of December 31, 2001 and 2002 due to the short maturity of these instruments. The carrying value and estimated fair values, based on quoted market rates of similar instruments, of long-term debt, including the current portion, were as follows (in thousands):

Years ended December 31,
2001		2002
Carrying Value	Fair Value	Carrying Value	Fair Value
$100,819	$100,819	$38,703	$37,075

(m)	Concentration of Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. Cash and cash equivalents consist principally of demand deposit and money market accounts, commercial paper, and debt securities of domestic municipalities with credit ratings of AA or better. Cash and cash equivalents are principally held with various domestic financial institutions with high-credit standing. The Company’s customers include competitive and incumbent local exchange carriers, competitive access providers, Internet service providers, wireless carriers, and resellers serving these markets. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. Allowances are maintained for potential doubtful accounts. For the year ended December 31, 2000, the Company had sales to Motorola, Paradyne and Alcatel which individually represented 25%, 21% and 12% of net revenues, respectively. For the year ended December 31, 2001, the Company had sales to Motorola and Qwest which individually represented 30% and 11% of net revenues, respectively. For the year ended December 31, 2002, the Company had sales to Motorola which individually represented 12% of net revenues. As of December 31, 2001, the Company had accounts receivable balances from three customers individually representing 26%, 25%, and 20% of accounts receivable, respectively. As of December 31, 2002, the Company had accounts receivable balances from two customer representing 18% and 16% of accounts receivable, respectively.

The Company’s products are concentrated in the telecommunication equipment market, which is highly competitive and subject to rapid change. Significant technological changes in the industry could adversely affect operating results. The Company’s inventories include components that may be specialized in nature, and subject to rapid technological obsolescence. The Company actively manages inventory levels, and the Company considers technological obsolescence and potential changes in product demand based on macroeconomic conditions when estimating required allowances to reduce recorded inventory amounts to market value. Such estimates could change in the future.

The Company’s growth and ability to meet customer demands are also dependent on its ability to obtain timely deliveries of components from our suppliers and contract manufacturers. The Company depends on sole source and limited source suppliers for several key components and contract manufacturing. If the Company were unable to obtain these components on a timely basis, the

ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2002

Company would be unable to meet its customers’ product delivery requirements which could adversely impact operating results.

(n)	Property and Equipment

Property and equipment are stated at cost and depreciated using the straight-line method over their estimated useful lives. Useful life for buildings is 30 years. Useful lives for lab and manufacturing equipment range from 10 to 30 years. Useful lives of all other property and equipment range from 3 to 5 years. Leasehold improvements are amortized over the shorter of 2 years or the remaining lease term. The Company revised its useful lives for certain equipment during the year. (See Note 6)

(o)	Long-Lived Assets

SFAS No. 144 provides a single accounting model for long-lived assets to be disposed of. SFAS No. 144 also changed the criteria for classifying an asset as held for sale; and broadens the scope of businesses to be disposed of that qualify for reporting as discontinued operations and changes the timing of recognizing losses on such operations. The Company adopted SFAS No. 144 on January 1, 2002.

In accordance with SFAS No. 144, long-lived assets, such as property, plant and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. During the year ended December 31, 2002, the Company recorded an impairment loss on long-lived assets of $50.8 million (see Note 5). Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

Goodwill and other acquisition-related intangible assets not subject to amortization are tested annually for impairment, and are tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value (see Note 5).

Prior to the adoption of SFAS No. 144, the Company accounted for long-lived assets in accordance with SFAS No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.

(p)	Research and Development Expenditures

Costs related to research, design, and development of products are charged to research and product development as incurred. Software development costs incurred subsequent to the establishment of technological feasibility are capitalized and amortized over the estimated lives of the related products. Technological feasibility is established upon completion of a working model. To date, costs incurred subsequent to the establishment of technological feasibility and before general product release have not been significant, and all software development costs have been charged as incurred to research and product development expense in the accompanying consolidated statements of operations.

ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2002

(q)	Advertising Expense

The Company expenses advertising costs at such time as advertisements are published or broadcast. Advertising costs included in sales and marketing expense are approximately $0.3 million, $0.1 million, and $0.01 million for the years ended December 31, 2000, 2001, and 2002, respectively.

(r)	Accounting for Stock-Based Compensation

The Company has elected to account for employee stock options using the intrinsic-value method in accordance with Accounting Principles Board Opinion No. 25 (APB 25) and related interpretations including FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25, to account for its fixed plan stock options. Under this method, compensation expense is recorded on the date of grant only if the current fair value exceeded the exercise price. SFAS No. 123, Accounting for Stock-Based Compensation, established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic-value-based method of accounting described above, and has adopted only the disclosure requirements of SFAS No. 123. As discussed below under Recent Accounting Pronouncements, the Company adopted the disclosure provisions of SFAS No. 148, Accounting for Stock-Based Compensation—Transitional and Disclosure—an Amendment of FASB Statement No 123, in 2002.

For the years ended December 31, 2000, 2001, and 2002, the fair value of the Company’s stock-based awards to employees was estimated using the following weighted average assumptions: expected life of option of 4 years; risk-free interest rate of 5.60%, 5.09%, and 4.04%, respectively; and expected dividend yield and volatility of 0%.

The Company used the minimum value option pricing model which does not consider stock price volatility. Because the Company does not have actively traded equity securities, volatility is not considered in determining the fair value of stock-based awards to employees.

The following table illustrates the effect on net loss and net loss per share if the fair-value-based method had been applied to all outstanding and unvested awards in each period (in thousands):

	Year ended December 31,
	2000	2001	2002
			(As Restated)
Net loss, as reported	$(199,246)	$(246,845)	$(130,805)

Add: Stock based compensation expense included in reported net loss, net of related tax effects	46,856	18,819	10,834
Deduct: Total stock based benefit (expense) determined under fair value for all awards, net of related tax	(49,363)	(20,538)	(9,789)

Pro forma net loss	$(201,753)	$(248,564)	$(129,760)

Loss per share applicable to holders of common stock:
As reported—basic and diluted	$(26.45)	$(28.14)	$(12.16)

Pro forma—basic and diluted	$(26.78)	$(28.33)	$(12.06)

ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2002

(s)	Income Taxes

The Company uses the asset and liability method to account for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and the income tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

(t)	Net Loss per Common Share

Basic net loss per share is computed by dividing the net loss applicable to holders of common stock for the period by the weighted average number of shares of common stock outstanding during the period. The calculation of diluted net loss per share gives effect to common stock equivalents; however, potential common equivalent shares are excluded if their effect is antidilutive. Potential common equivalent shares are composed of common stock subject to repurchase rights and incremental shares of common equivalent shares issuable upon the exercise of stock options and warrants and upon conversion of redeemable convertible preferred stock. In connection with the Equity Restructuring in 2002, the Company issued Series AA redeemable convertible preferred stock in exchange for all of Series A redeemable convertible preferred stock. The Company also issued Series B redeemable convertible preferred stock in connection with the Vpacket acquisition and in exchange for certain common stock options. See additional discussion in note 4.

(u)	Other Comprehensive Loss

Other comprehensive loss is recorded directly to stockholders’ deficit and includes unrealized gains and losses which have been excluded from the consolidated statements of operations. These unrealized gains and losses consist of foreign currency translation adjustments and unrealized gains and losses on available-for-sale securities.

(v)	Recent Accounting Pronouncements

In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 establishes accounting standards for recognition and measurement of a liability for the costs of asset retirement obligations. Under SFAS No. 143, the cost of retiring an asset will be recorded as a liability when the retirement obligation arises and will be amortized to expense over the life of the asset. The adoption of SFAS 143 did not have a material impact on the Company’s operating results or financial position.

In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities (SFAS 146). SFAS No. 146 requires that a liability for costs associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The Company does not expect that the adoption of SFAS No. 146 to have a material impact on the Company’s operating results or financial position.

In November 2002, the FASB reached consensus on Emerging Issues Task Force EITF Issue No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables. In general, this issue addresses certain aspects of the accounting by a vendor for arrangements under which it will perform multiple revenue-generating activities. Specifically, this issue addresses how to determine whether an arrangement involving multiple deliverables contains more than one earnings process and, if so, how to

ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2002

divide the arrangement into separate units of accounting consistent with the identified earnings processes for revenue recognition purposes. This issue also addresses how arrangement consideration should be measured and allocated to the separate units of accounting in the arrangement. EITF Issue No. 00-21 is applicable to arrangements entered into after June 15, 2003. The Company is currently determining what effect, if any, the provisions of EITF Issue No. 00-21 will have on our operating results or financial condition.

In November 2002, the FASB issued Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (FIN 45). FIN 45 requires a guarantor to (i) include disclosure of certain obligations and (ii) if applicable, at the inception of the guarantee, recognize a liability for the fair value of other certain obligations undertaken in issuing a guarantee. The disclosure provisions of FIN 45 are effective for financial statements of interim or annual reports that end after December 15, 2002. Zhone has incurred obligations under product warranty provisions and maintains accruals for potential product warranty related obligations (See Note 6). The recognition and measurement provisions of FIN 45 are effective for guarantees issued or modified after December 31, 2002.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure—an Amendment of FASB Statement No. 123. SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for an entity that voluntarily changes to the fair-value-based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of SFAS No. 123 to require prominent disclosure about the effects on reported net income and earnings per share and the entity’s accounting policy decisions with respect to stock-based employee compensation. Certain of the disclosure requirements are required for all companies, regardless of whether the fair value method or intrinsic value method is used to account for stock-based employee compensation arrangements. The Company continues to account for its employee incentive stock option plans using the intrinsic value method in accordance with the recognition and measurement principles of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. The amendments to SFAS No. 123 will be effective for financial statements for fiscal years ended after December 15, 2002 and for interim periods beginning after December 15, 2002. The Company has adopted the disclosure provisions of this statement in fiscal 2002.

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46). This interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements, addresses consolidation by business enterprises of variable interest entities. Under current practice, two enterprises generally have been included in consolidated financial statements because one enterprise controls the other through voting interests. FIN 46 defines the concept of “variable interests” and requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among the parties involved. This interpretation applies immediately to variable interest entities created after January 31, 2003. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. If it is reasonably possible that an enterprise will consolidate or disclose information about a variable interest entity when FIN 46 becomes effective, the enterprise shall disclose information about those entities in all financial statements issued after January 31, 2003. The interpretation may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of

ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2002

the first year restated. The Company does not expect the adoption of FIN 46 to have a material impact on its consolidated financial statements.

(w)	Stock Split

On July 1, 2002 the Company’s Board of Directors approved a reverse stock split of the Company’s common stock at a ratio of one-for-ten (the Reverse Split), causing each outstanding shares of common stock to convert automatically into one-tenth of a share of common stock. Stockholders’ deficit has been retroactively adjusted to reflect the Reverse Split for all periods presented by reclassifying the excess par value resulting from the reduced number of shares from common stock to paid-in capital. All references to common share and per common share amounts for all periods presented have been retroactively restated to reflect this reverse split. See additional discussion in note 8.

(x)	Reclassifications

Goodwill and acquired workforce that were previously classified in goodwill and other intangible assets, net have been reclassified to goodwill.

(2)	Restatement

In September 2003, in connection with its response to an inquiry from the Securities and Exchange Commission, or SEC, Zhone restated its consolidated financial statements and related disclosures for the year ended December 31, 2002. The restated financial statements reflect the following adjustments for fiscal year 2002:

•	For the year ended December 31, 2002, adjustments to stock-based compensation reflect an increased fair value of Zhone’s common stock from $0.10 per share to $1.50 per share. Initially, the Company determined the estimated fair value of the common stock of $0.10 per share based on a substantial discount from the preferred share value due to mandatory redemption rights, liquidation preferences and control features of the preferred shares. The Company has now determined that the fair value of the common stock in July 2002 should have been $1.50 based on a reassessment of the valuation method and assumptions used to determine both the common stock and preferred stock fair value.

•	Adjustments to Series AA redeemable preferred stock reflect a decrease in the estimated fair value from $170.7 million to $126.5 million, or from $2.73 to $2.02 per share on July 1, 2002. These adjustments were made in order to reflect the corresponding decrease in the estimated fair value of the preferred stock as a result of the higher estimated fair value of common stock described above.

ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2002

As a result of the foregoing factors, the Company’s financial statements for the year ended December 31, 2002 have been restated from amounts previously reported. See Note 17 for a summary of the adjustments for this period on a quarterly basis. The principal effects of these adjustments on the accompanying financial statements are set forth below (in thousands, except per share data):

	Consolidated Statements of Operations for the Year ended December 31, 2002
	As Restated	As Previously Reported
Net revenue	$112,737	$112,737
Cost of revenue	69,231	69,231
Stock-based compensation	458	262

Gross profit	43,048	43,244

Operating expenses:
Research and product development (excluding $4,236 and $881 of stock-based compensation for the restated and previously reported, respectively)	29,802	29,802
Sales and marketing (excluding $996 and $562 of stock-based compensation for the restated and previously reported, respectively)	19,676	19,676
General and administrative (excluding $5,144 and $256 of stock-based compensation for the restated and previously reported, respectively)	10,843	10,843
Purchased in-process research and development	59	59
Restructuring charges	4,531	4,531
Stock-based compensation	10,376	1,699
Amortization and impairment of intangible assets	15,995	15,995
Impairment of long-lived assets	50,759	50,759

Total operating expenses	142,041	133,364

Operating loss	(98,993)	(90,120)
Interest expense and other income (expense), net
Interest expense	(9,478)	(9,478)
Other income (expense), net	44	44

Interest expense and other income (expense), net	(9,434)	(9,434)

Loss before income taxes	(108,427)	(99,554)
Income tax provision	140	140

Net loss	(108,567)	(99,694)
Accretion on preferred stock	(22,238)	(11,718)

Net loss applicable to holders of common stock	$(130,805)	$(111,412)

Basic and diluted net loss per share applicable to holders of common stock	$(12.16)	$(10.36)
Weighted average shares outstanding used to compute basic and diluted net loss per share applicable to holders of common stock	10,759	10,759

ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2002

	Consolidated Balance Sheet as of December 31, 2002
	As Restated	As Previously Reported
ASSETS
Current assets:
Cash and cash equivalents	$10,614	$10,614
Short-term investments	—	—
Accounts receivable, net of allowances for sales return and doubtful accounts of $7,969	14,997	14,997
Inventories	18,873	18,873
Prepaid expenses and other current assets	1,546	1,546

Total current assets	46,030	46,030
Property and equipment, net	23,512	23,512
Goodwill	70,828	70,828
Other acquisition-related intangible assets, net	15,978	15,978
Restricted cash	6,313	6,313
Other assets	1,302	1,302

Total assets	$163,963	$163,963

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$12,279	$12,279
Line of credit	4,614	4,614
Current portion of long-term debt	4,781	4,781
Accrued and other liabilities	32,313	32,313

Total current liabilities	53,987	53,987
Long-term debt, less current portion	33,922	33,922
Other long-term liabilities	8,806	8,806

Total liabilities	96,715	96,715

Series AA redeemable convertible preferred stock, $0.001 par value:
Authorized, issued, and outstanding 62,500 shares; redemption and liquidation value of $250,000 as of December 31, 2002	146,246	180,592
Series B redeemable convertible preferred stock, $2.0238 par value:
Authorized 17,000 shares; issued, and outstanding 11,469 shares; redemption and liquidation value of $23,211 as of December 31, 2002	19,644	18,965

	165,890	199,557
Stockholders’ deficit:
Common stock, $0.001 par value. Authorized 110,000 shares; issued and outstanding 15,484 shares as of December 31, 2002	15	15
Additional paid-in capital	491,882	445,753
Notes receivable from stockholders	(550)	(550)
Deferred stock compensation	(11,340)	(7,750)
Other comprehensive loss	(67)	(67)
Accumulated deficit	(578,582)	(569,710)

Total stockholders’ deficit	(98,642)	(132,309)

Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$163,963	$163,963

ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2002

(3) Cash,	Cash Equivalents, and Short-Term Investments

Cash, cash equivalents, and short-term investments consisted of the following as of December 31, 2001 and 2002 (in thousands):

	2001	2002
Cash and cash equivalents:
Cash	$7,514	$10,411
Money market funds	8,640	126
Repurchase agreements	6,000	77

	22,154	10,614

Short-term investments, available-for-sale:
Commercial paper	$1,983	$—

(4)	Business Combinations

During the years ended December 31, 2000, 2001, and 2002, the Company made a number of purchase acquisitions. The consolidated financial statements include the operating results of each business from the date of acquisition.

Purchased In-Process Research and Development

The amounts allocated to purchased in-process research and development were determined through established valuation techniques used in the high-technology telecommunications industry and were expensed upon acquisition, because technological feasibility had not been established and no future alternative uses existed. The values assigned to purchased in-process research and development were determined by identifying the ongoing research projects for which technological feasibility had not been achieved and assessing the state of completion of the research and development effort. The most significant and uncertain assumptions that affected the valuation were market events and risks beyond our control such as trends in technology, government regulations, market size and growth, and future product introduction by competitors.

The state of completion was determined by estimating the costs and time incurred to date relative to those costs and time to be incurred to develop the purchased in-process research and development into commercially viable products, estimating the resulting net cash flows only from the percentage of research and development efforts complete at the date of acquisition, and discounting the net cash flows back to their present value. The risk adjusted discount rate included a factor that took into account the uncertainty surrounding the successful development of the purchased in-process technology projects. Historical margins and expense levels were estimated to improve over time, assuming that the technology was successfully developed and the Company’s ability to generate economies of scale and operating leverage as revenue continued to grow. The Company’s management is responsible for estimating fair value of the purchased in-process research and development.

Purchased Technology

To determine the values of purchased technology, the expected future cash flows of the existing developed technologies were discounted taking into account the characteristics and applications of the product, the size of existing markets, growth rates of existing and future markets, as well as an evaluation of past and anticipated product lifecycles.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2002

Acquired Workforce

To determine the values of the acquired workforce, employees were identified who would require significant cost to replace and train. Then each employee’s partially burdened cost (salary, benefits, or facilities), the cost to train the employee, and the recruiting costs (locating, interviewing, and hiring) were estimated.

Amounts allocated to purchased technology, acquired workforce, goodwill, and other intangible assets for the business acquisitions that follow were being amortized on a straight-line basis over periods of 3 to 5 years which represents their estimated useful economic life. In 2002 the Company adopted SFAS 142 and discontinued amortization of acquired workforce and goodwill.

(a) Xybridge	Technologies, Inc.

In February 2001, the Company acquired Xybridge Technologies, Inc. (Xybridge), in exchange for total consideration of $72.7 million consisting of $65.3 million in stock and assumed options and $7.4 million in assumed liabilities. The Company issued approximately 0.9 million shares of common stock and assumed the equivalent of approximately 0.09 million options to purchase common shares of the Company. The fair value of the assumed stock options using the Black-Scholes valuation model was $5.2 million. The purchase consideration was allocated based on fair values as follows (in thousands):

Purchased in-process research and development charged directly to operations	$11,557
Cash acquired	11,121
Other net liabilities assumed	(2,621)
Purchased technology	11,533
Acquired workforce	2,334
Goodwill and other	38,795

Total purchase consideration	$72,719

Xybridge was an early stage entity that was developing multi-service software-based switching solutions for wireline and wireless network infrastructures. As of the acquisition date, Xybridge had several products in development. These products were estimated to be 58.9%, 66.7%, and 33.3% complete as of the date of acquisition. The risk adjusted discount rate used to value in-process research and development and core technology was 25% and 20%, respectively. Material net cash inflows from these projects were expected to commence in 2002 with revenue peaking in 2003 before declining in 2004 as future products replaced existing products.

Accrued liabilities related to this acquisition totaled $7.4 million. These included compensation-related liabilities of $3.1 million, facility costs of $3.4 million and direct transaction costs of $0.9 million. As of December 31, 2001 and 2002, accrued liabilities related to this acquisition were $1.6 million and $0.4 million, respectively, related to facility costs.

(b) Access	Node Acquisition

In August 2001, the Company acquired certain assets relating to the Access Node product line from Nortel Networks in exchange for total consideration of approximately $37.7 million consisting of

ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2002

$31.1 million payable to Nortel and $6.6 million in assumed liabilities. As of December 31, 2002, the Company had repaid the $31.1 million amount due to Nortel. The purchase consideration was allocated based on fair values as follows (in thousands):

Purchased in-process research and development charged directly to operations	$511
Net tangible assets acquired	19,642
Purchased technology	10,412
Customer list	5,928
Trade name	1,259

Total purchase consideration	$37,752

The Company entered into this purchase agreement with Nortel Networks primarily to gain access to Nortel’s carrier accounts and exploit opportunities associated with Nortel’s Access Node technologies and trade names. As part of this agreement, the Company acquired the exclusive right to use the existing products and related trade names associated with the Access Node product line in the carrier markets. The net tangible assets acquired in this transaction consisted principally of inventory.

To determine the values of purchased in-process research and development and purchased technology and other intangibles, the expected future cash flows of the developed technologies were discounted using a discount rate of 25% and 20%, respectively.

Accrued liabilities related to this acquisition totaled $3.4 million. These included compensation-related liabilities of $1.1 million, facility costs of $1.9 million, and direct transaction costs of $0.4 million. As of December 31, 2001, accrued liabilities related to this acquisition were $1.1 million in compensation-related costs, $0.8 million related to facility costs, and $0.1 million in direct transaction costs. As of December 31, 2002 there were no accrued liabilities related to this acquisition.

(c) Vpacket	Communications, Inc.

In July 2002, the Company acquired Vpacket Communications, Inc. (Vpacket), in exchange for total consideration of $19.2 million consisting of $15.5 million in stock and $3.7 million in assumed liabilities. The Company issued approximately 9.7 million shares of Series B redeemable convertible preferred stock. The purchase consideration was allocated based on fair values as follows (in thousands):

Cash acquired	$21,926
Other net liabilities assumed	(2,752)

Total purchase consideration	$19,174

Vpacket developed and marketed a voice/data router and a network management system that allowed service providers to deliver converged voice and data services while leveraging their existing data network infrastructure. The Vpacket acquisition was complementary to the Zhone portfolio of products because it extended the Company’s products, customers, and engineering expertise in the area of Internet Protocol (IP) voice. Vpacket’s IP-based router technology is a strategic fit with the Company’s product line because it adds a new solution to the Company’s portfolio of customer premises products. The Vpacket product provides Zhone with new market penetration into IP-based

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2002

carriers, facilitating the sale of the Company’s other products. The technology and engineering expertise obtained through the Vpacket acquisition has also been incorporated into other Zhone products. These additions enhance the Company’s products by providing a broader choice of supported protocols to Zhone’s customers.

Vpacket had encountered significant difficulty in marketing the voice/data router and had sold limited quantities. In accordance with EITF 98-3, Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets of a Business, the transaction was accounted for as an asset purchase rather than a business combination as the Company will not support the acquired or developed technology in the future. Since the technology is expected to be discontinued and generate minimal cash flows, no value was ascribed. Two of the Company’s directors were members of the board of directors of Vpacket. Two of the Company’s directors were also affiliated with groups which were stockholders of Vpacket. See Note 13.

Accrued liabilities related to this acquisition totaled $3.7 million. These included compensation-related liabilities of $0.6 million, facility costs of $2.6 million and direct transaction costs of $0.5 million. As of December 31, 2002, accrued liabilities related to this acquisition were $2.1 million primarily related to facility costs.

(d) Other	Acquisitions

In February 2000, the Company made two other acquisitions of all of the assets of technology-based companies (Optaphone Networks and Roundview Inc.) for total purchase consideration of $2.5 million in cash. The total purchase price was allocated to the assets acquired based on estimated fair values.

(e) Pro	forma Combined Results of Operations

The following table reflects the unaudited pro forma combined results of operations of the Company on the basis that the acquisitions of Xybridge and Access Node had taken place on January 1, 2000. The impact of the other acquisitions was not material to the combined results of operations of the Company for the year ended December 31, 2000 and December 31, 2001.

	2000	2001
Net revenue	$434,882	244,818
Net loss	(237,723)	(307,798)
Net loss per share—basic and diluted	(28.32)	(34.56)
Number of shares used in computation—basic and diluted	8,393	8,906

The pro forma information includes in-process research and development expense of $12.4 million for the year ended December 31, 2000.

The pro forma financial information is not necessarily indicative of the operating results that would have occurred had the acquisitions been consummated as of January 1, 2000, nor are they necessarily indicative of future operating results.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2002

(5)	Long-lived Assets, Goodwill and Other Acquisition-Related Intangible Assets

As of January 1, 2001, the Company adopted SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 requires that goodwill no longer be amortized, but should be tested for impairment at least annually. The Company completed its transitional and annual goodwill impairment test as of January 2002 and November 2002, respectively. As the Company has determined that it operates in a single segment with one operating unit, the fair value of its reporting unit was performed at the Company level using a combination of the income, or discounted cash flows, approach and the market approach, which utilizes comparable companies’ data. At December 31, 2002, the Company had goodwill with a carrying value of approximately $70.8 million.

A reconciliation of previously reported net loss and loss per share, to the amounts adjusted for the exclusion of goodwill and workforce amortization, net of the related income tax effect, follows (in thousands, except per share amounts):

	Year ended December 31,
	2000	2001	2002
			(As Restated)
Reported net loss:
Net loss	$(199,246)	$(246,845)	$(130,805)

Add Back:
Goodwill amortization	23,781	29,434	—
Workforce amortization	1,538	2,059	—

Adjusted net loss	$(173,927)	$(215,352)	$(130,805)

Loss per share applicable to holders of common stock:
Reported net loss per share	(26.45)	(28.14)	(12.16)
Add Back:
Goodwill amortization	3.16	3.36	—
Workforce amortization	0.20	0.23	—

Adjusted net loss per share	$(23.09)	$(24.55)	$(12.16)

In accordance with SFAS No. 144, the Company reviews long-lived assets, including intangible assets other than goodwill, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable based on expected undiscounted cash flows attributable to that asset. The amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset.

The Company estimated the fair value of its long-lived assets based on a combination of the market, income and replacement cost approaches. In the application of the impairment testing, the Company was required to make estimates of future operating trends and resulting cash flows and judgments on discount rates and other variables. Actual future results and other assumed variables could differ from these estimates.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2002

During the fourth quarter ended December 31, 2002, the Company identified impairment indicators, which included a significant reduction in forecasted revenues and excess equipment and building capacity caused by the restructuring during the year. The commercial real estate market in the San Francisco Bay Area also has been negatively impacted by the downturn in the economy. Accordingly, the Company performed, with the assistance of independent valuation experts, an impairment review of our other intangible assets and long-lived assets.

The impairment charge to other intangible assets and long-lived assets from the impairment review resulted in a write-off of the net book value as follows:

	As of November 30, 2002
	Net Carrying Value	Write- down	Adjusted Carrying Value
Land, Buildings, and Construction in process	$60,647	$(40,445)	$20,202
Property and Equipment	13,217	(9,841)	3,376
Other assets	636	(473)	163

Total	$74,500	$(50,759)	$23,741

The write-down resulted in the elimination of historical accumulated depreciation and amortization for long-lived assets that were written down. The remaining balances in property and equipment and acquisition-related technology and intangibles will be depreciated and amortized, respectively, over their remaining estimated lives as assessed by the Company subsequent to the write-down.

In 2001 and 2002, in light of negative industry and economic conditions, the Company decided to discontinue the development and use of certain assets, products, and technologies obtained from the acquisition of Xybridge, CAG (acquired in fiscal 1999) and Optaphone Networks (acquired in fiscal 2000). The impaired amounts have been charged to amortization and impairment of intangible assets in the accompanying consolidated statement of operations. The Company performed an assessment of the carrying value of the goodwill and purchased intangibles recorded in connection with these acquisitions.

(a)	Xybridge Technologies

Since the acquisition of Xybridge in February 2001, there has been an adverse change in the business climate. The Company believes that customer implementation of certain next generation systems such as those acquired from Xybridge is not foreseeable at this time. No derivative element from this technology is in the Company’s current product stream and there are no future cash flows projected to be generated from this technology. The Company recorded a $38.0 million noncash impairment charge in the fourth quarter of 2001 for the write-off of all goodwill and purchased intangibles related to Xybridge.

(b)	CAG Technologies

The hardware design previously acquired from CAG Technologies, Inc. (CAG) was replaced by more efficient outside services and acquired CAG engineering tool technology was replaced by a standardized model used across the Company. As a result, the Company recorded a noncash impairment charge in the third quarter of 2001 of $3.7 million because the estimated undiscounted future cash flows of these assets was less than the carrying value of the goodwill and purchased intangibles related to CAG.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2002

(c)	Optaphone Networks

In the second quarter of 2002, the Company discontinued its wireless product line which included the analog wireless design previously acquired from Optaphone Networks. As a result, the Company recorded a noncash impairment charge of $0.7 million because the estimated undiscounted future cash flows of these assets was less than the carrying value of the purchased intangibles related to Optaphone Networks.

Details of the Company’s acquisition-related intangible assets are as follows (in thousands):

	December 31, 2001
	Gross Amount	Accumulated Amortization	Net	Weighted Average Useful Life
Developed technology	$33,670	$(17,339)	$16,331	3.5
Core technology	12,477	(4,985)	7,492	5.0
Others	7,518	(1,514)	6,004	3.9

Total	$53,665	$(23,838)	$29,827

	December 31, 2002
	Gross Amount	Accumulated Amortization	Net	Weighted Average Useful Life
Developed technology	$33,420	$(26,832)	$6,588	4.0
Core technology	12,104	(7,263)	4,841	5.0
Others	8,345	(3,796)	4,549	4.0

Total	$53,869	$(37,891)	$15,978

Amortization expense of other acquisition-related intangible assets was $12.8 million, $15.8 million and $15.3 million for the years ended December 31, 2000, 2001 and 2002, respectively.

Estimated amortization expense for the fiscal years ending December 31, is as follows (in thousands):

2003	$6,600
2004	$6,600
2005	$2,800

Total	$16,000

ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2002

(6)	Balance Sheet Detail

Balance sheet detail as of December 31, 2001 and 2002 is as follows (in thousands):

	2001	2002
Inventory:
Raw materials	$22,373	$13,727
Work in process	4,273	4,446
Finished goods	9,325	700

	$35,971	$18,873

Property and equipment:
Land	$6,321	6,321
Buildings	31,093	7,635
Construction in process	22,843	6,285
Machinery and equipment	21,574	2,938
Computers and acquired software	9,785	966
Furniture and fixtures	2,954	391
Leasehold improvements	2,007	238
Equipment under operating lease	1,199	—

	97,776	24,774
Less accumulated depreciation and amortization	14,777	1,262

	$82,999	$23,512

As of December 31, 2001, accumulated depreciation of equipment under capital lease was $0.5 million. The Company had no capital leases in fiscal 2002.

Depreciation and amortization expense associated with property and equipment amounted to $9.3 million, $10.8 million, and $8.2 million for the years ended December 31, 2000, 2001, and 2002, respectively.

During the year ended December 31, 2002, the Company revised the estimated useful lives of lab and manufacturing equipment from lives that ranged from 3 to 10 years to lives that range from 10 to 30 years. These fixed assets will continue to be depreciated on a straight-line basis. The effect of this change resulted in a decrease to current year net loss of approximately $0.6 million, or a decrease of $0.05 net loss per share applicable to holders of common stock. The effect of this change will decrease depreciation expense by approximately $0.2 million annually in future periods.

	2001	2002
Accrued and other liabilities:
Accrued contract manufacturing costs	$14,473	$11,583
Warranty	9,333	6,040
Personnel costs	8,443	3,427
Accrued acquisition costs	3,571	2,419
Taxes payable	313	347
Deferred revenue	1,065	997
Other	15,695	7,500

	$52,893	$32,313

ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2002

The Company accrues for warranty costs based on historical trends for the expected material and labor costs to provide warranty services. The Company offers free lifetime web support and standard one-year warranties for our products. The following table summarizes the activity related to the product warranty liability during the calendar year ended December 31, 2002 (in thousands):

Balance at December 31, 2001	$9,333
Charged to operations	287
Reductions	(3,580)

Balance at December 31, 2002	$6,040

(7)	Debt

Debt consisted of the following as of December 31, 2001 and 2002 (in thousands):

	2001	2002
Senior secured term loan due November 2004	$34,375	$—
Secured loan due (MPA) February 2004	8,586	4,972
Secured real estate loan due March 2006	34,493	33,731
Promissory note due May 2002	23,365	—

	100,819	38,703
Less current portion of long-term debt	47,778	4,781

	$53,041	$33,922

In connection with the acquisition of Premisys (acquired in December 1999), a wholly owned subsidiary of the Company borrowed $125.0 million from a related party financial institution, $75.0 million of which was repaid on December 31, 1999, and $50.0 million of which was under a senior secured term loan facility (see note 8). Borrowings accrued interest at the current Eurodollar rate plus 1% per annum. As of December 31, 2001, the interest rate was 4.75%. The loan must be repaid from the proceeds of (i) a public offering of shares of the Company’s common stock; (ii) an offering of debt by the Company; or (iii) a sale or disposition of the Company’s assets. The loan agreement restricts the ability of that subsidiary to make distributions. The loan agreement also contains certain financial covenants which the Company was in compliance with at December 31, 2001. The balance of the loan was paid in full in 2002.

In December 2000, the Company entered into a master purchase agreement, or MPA, with CIT Venture Leasing Fund, or CIT. This program allows the Company to sell products to customers who may require financing, contingent on the customers’ receipt of financing from CIT. Once a customer receives financing approval from CIT, under the MPA, CIT purchases the Company’s products and leases them to end-users. The MPA provides for the establishment of reserves to offset potential credit losses suffered by CIT. Since the inception of the program, revenues under the MPA have been less than $650,000. The loss reserve established to cover future losses was funded by the Company’s discounts on product sales to CIT and cash or equity contributions. In December 2000, the Company contributed immediately exercisable warrants to the loss reserve (see note 9). In January 2001, the Company borrowed $12.5 million under a secured loan facility from CIT. The Company received $10.0 million in proceeds from the borrowing and the remaining $2.5 million has been contributed to the loss reserve and included in sales and marketing expense in 2001. The fair value of the warrant was approximately $0.6 million and is included in sales and marketing expense in 2001 as there was no required performance commitment from CIT. At December 31, 2002, the loss reserve of $2.5 million for expected future losses is fully funded and we have no additional exposure beyond

ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2002

the amount funded to date. Under certain circumstances, including the termination of the MPA, the Company can participate in recoveries from the unused portion of the loss reserve. Borrowings under the loan accrue interest at 13.03% per annum, and are payable in 36 monthly installments with a final balloon payment in February 2004. The lender has a perfected first security interest in certain equipment of the Company with a carrying value of $15.0 million.

In April 2001, the Company borrowed $35.0 million under a secured real estate loan facility with a financial institution. The maturity date of the loan is April 1, 2006. Borrowings under the loan accrue interest at 8.3% for the first six months and are adjusted biannually based on the six-month LIBOR rate, with the floor being 8% and the ceiling 14.3%. The interest rate was 8% as of December 31, 2002. The agreement requires the Company to keep $6.0 million of restricted cash as security for all obligations of the Company under the loan agreement. As of December 31, 2001 and 2002, the debt is fully collateralized by land and buildings with a net book value of $59.5 million and $20.2 million (adjusted carrying value after write-down, see Note 5), respectively.

In connection with the acquisition of Access Node (see note 4), the Company had a non-interest bearing secured promissory note of $23.4 million as of December 31, 2001 which was paid in full in 2002. The note was recorded at its present value based on a discount rate of 7.5%.

In December 2001, the Company entered into a line of credit agreement with CIT Venture Leasing Fund (CIT) under the terms of which the lender committed a maximum of $30.0 million on a secured, revolving basis. Amounts advanced under the credit facility are subject to underlying eligible accounts receivable. The commitments made under this agreement expire in December 2003, with automatic annual renewals thereafter. Under the terms of the agreement, borrowings bear interest at prime or LIBOR with a spread that varies based on certain financial criteria. This line was cancelled in December 2002.

In December 2002, the Company entered into a new line of credit agreement under the terms of which the lender committed a maximum of $25.0 million on a secured, revolving basis. Amounts advanced under the credit facility are subject to underlying eligible accounts receivable. The commitments made under this agreement expire in December 2004. Under the terms of the agreement, borrowings bear interest at prime plus 2%. As of December 31, 2002, the interest rate was 6.25%. A fee of 0.5% is assessed on any undrawn amounts. The agreement contains certain financial covenants which the Company is in compliance with at December 31, 2002. All borrowings under this agreement are current. Borrowings as of December 31, 2002 were $4.6 million.

Aggregate debt maturities as of December 31, 2002 were $4.9 million in fiscal 2003; $1.9 million in fiscal 2004; $1.0 million in fiscal 2005; and $30.9 million in fiscal 2006.

(8)	Equity Restructuring

(a)	Common Stock

At inception, the Company issued to its founders 10.0 million shares of its common stock at $0.001 per share. In October 1999, the Company’s board of directors approved amendments to the Company’s Articles of Incorporation to increase the number of authorized shares of common stock to 300.0 million and approved a 7.5-for-1 stock split of all issued and outstanding common stock. Certain of the Series A redeemable convertible preferred stockholders had purchase rights for the 75.0 million shares at the original purchase price paid per share upon the voluntary termination of employment with the Company by any of the founders, which rights would have lapsed over a 4-year period through June 30, 2003. These rights were terminated as part of the Company’s equity restructuring.

ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2002

In connection with this restructuring, all of our common stock was subject to a 10 for 1 reverse split. All of the common stock held by the founders were exchanged for an aggregate 7.5 million shares (after giving effect to the reverse split) of the common stock. 7.3 million of these shares are still subject to a Company right of repurchase, at $0.001 per share, which lapses monthly from July 1, 1999 to July 1, 2003.

In conjunction with the Reverse Split, the Company sold 5.5 million shares of common stock to certain founders under Restricted Stock Purchase Agreement (the Agreement). Such shares are subject to a Company right of repurchase at $0.10 per share, which lapses monthly from July 1, 1999 to July 1, 2003. Stock-based compensation expense of $8.9 million was recorded in 2002 because the estimated fair value of the common stock of $1.50 per share exceeded the exercise price (see Note 9(c)). The Company issued full recourse promissory notes (founders’ promissory notes), with the principal balance and accrued and unpaid interest income due and payable in July 2006. Interest accrues under the notes at the rate of 5.50% per annum, compounded annually. Due to the Company’s experience with previous full recourse promissory notes, the founders’ promissory notes were treated as nonrecourse promissory notes and recorded as compensation expense during fiscal 2002.

As of December 31, 2002, a total of 1.6 million shares issued to certain founders were subject to repurchase by the Company.

(b)	Redeemable Convertible Preferred Stock

Redeemable Convertible Preferred Stock consists of the following (in thousands):

At December 31, 2001

	Shares		Liquidation Amount
Series	Designated	Outstanding
A	125,000	125,000	$435,000

At December 31, 2002

	Shares		Liquidation Amount
Series	Designated	Outstanding
AA	62,500	62,500	$250,000
B	17,000	11,469	23,211

	79,500	73,969	$273,211

On November 1, 1999, the Company issued 125.0 million shares of Series A redeemable convertible preferred stock to an investor group in exchange for a maximum available capital commitment of $500.0 million (the Capital Commitment). The purchase price per share is variable and is based on total actual capital contributions received by the Company at any point in time, divided by the 125.0 million shares of Series A redeemable convertible preferred stock. If the full Capital Commitment of $500.0 million is received, the maximum purchase price per share will be $4.00.

As of December 31, 2001 and 2002, the Company has received cash capital contributions of $435.0 million and $500.0 million, respectively, and the collateralized note commitment, which equates to a purchase price per share of $3.81 and $4.00, respectively. Draws on the available Capital

ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2002

Commitment require approval by the Company’s board of directors. The difference between the consolidated balance sheet carrying value and the redemption value of preferred stock is being accreted to increase the preferred stock recorded amount over the period to redemption using the effective-interest method.

In conjunction with the Reverse Split in July 1, 2002, the Company issued 62.5 million shares of Series AA redeemable convertible preferred stock (Series AA) with a redemption amount of $250.0 million and cancelled 125.0 million shares of Series A redeemable convertible preferred stock (Series A) with a redemption amount of $500.0 million. The Company recorded the Series AA at its estimated fair value of $126.5 million as of that date. Accordingly, the Company reclassified the difference of $360.6 million between the carrying value of the Series A of $487.1 million and the fair value of the Series AA as additional paid-in capital. The carrying value of the Series AA is being accreted ratably to the redemption amount of $250.0 million over the period to redemption. At, or any time after, November 1, 2004, 2005 and 2006, the redemption is scheduled to occur in three annual installments equal to not less than 33.3%, 66.7%, and 100%, respectively. For purposes of the calculation, the Company assumed an equal amount of redemption at the end of each annual installment period.

On July 1, 2002, the Board of Directors authorized the issuance of up to 17.0 million shares of Series B redeemable convertible preferred stock at a purchase price of $2.0238.

On July 1, 2002, the Company issued 9.7 million shares of Series B redeemable convertible preferred stock in connection with the Vpacket acquisition (See Note 4).

In the third and fourth quarter of 2002, the Company issued 1.1 million shares of Series B redeemable convertible preferred stock in exchange for 66,320 shares of exercised and unvested common stock options with an exercise price of $12.00 or higher.

In addition, in connection with the $50.0 million Premisys acquisition senior secured term loan, the Company was required to collateralize the loan with the $500.0 million Capital Commitment equal to 120% of the outstanding principal amount of the loan. This reduces the amount that can otherwise be called by the Company under the Capital Commitment. As of December 31, 2001 the note was collateralized with capital commitments of $41.3 million. The loan was paid in full in 2002.

Subject to certain antidilutive provisions, the Series AA and Series B redeemable convertible preferred stock are convertible at the option of the holder into the same number of shares of common stock. The Series AA and Series B redeemable convertible preferred stock will be automatically converted into common stock in the event of an affirmative election of the holders of at least a majority of the outstanding shares of redeemable convertible preferred stock, voting as separate classes, or a public offering, with gross proceeds of at least $50.0 million and a per share offering price of at least $4.00 per share. The Series AA and Series B redeemable convertible preferred stock vote with the common stock on an as-if-converted basis on all matters submitted for approval by the Company’s stockholders. Dividends will be paid in amount per share of Series AA and Series B preferred stock (on an as-if-converted basis) equal to dividends paid on the common stock, if and when declared by the board of directors.

ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2002

Upon any liquidation, dissolution, or winding-up of the Company, prior and in preference to the holders of our common stock:

•	The holders of Series AA preferred are entitled to receive an amount per share of Series AA preferred in cash equal to the greater of (i) the sum of (A) $4.00 and (B) all declared or accrued and unpaid dividends thereon, and (ii) the amount such holder would have received in such liquidation on an as-converted basis.

•	The holders of Series B preferred are entitled to receive an amount per share of Series B preferred in cash equal to the sum of (x) $2.0238 and (y) all declared or accrued and unpaid dividends thereon.

At, or any time after, November 1, 2004, 2005, and 2006, the Company will be required to redeem in three annual installments, that number of shares of redeemable convertible preferred stock equal to not less than 33.3%, 66.7%, and 100%, respectively. Subject to certain antidilutive provisions, holders of Series AA and B redeemable convertible preferred stock are entitled to receive an amount of $4.00 and $2.0238, respectively.

(9)	Stockholders’ Deficit

(a) Warrants

In January 2000, in connection with the operating lease for the Company’s headquarters (see note 14), the Company issued an immediately exercisable warrant to purchase up to 10,000 shares of the Company’s common stock at an exercise price of $40.00 per share. The warrant expires in January 2010. The fair value of the warrant was $0.3 million and is included in additional paid-in capital.

In December 2000, in connection with the MPA, the Company issued an immediately exercisable warrant to purchase up to 12,500 shares of the Company’s common stock at an exercise price of $95.00 per share (see note 7). The warrant expires in December 2010. The value of the warrant of approximately $0.6 million was determined using the Black-Scholes option-pricing model.

In April 2001, in conjunction with a service agreement, the Company issued an immediately exercisable warrant to purchase up to 500 shares of the Company’s common stock at an exercise price of $100.00 per share. The warrant expires in April 2006. The value of the warrant was determined using the Black-Scholes option-pricing model. The fair value of the warrant was $18,000 and is recorded to general and administrative expense for service received.

In December 2002, in connection with the $25.0 million line of credit agreement (see note 7), the Company issued an immediately exercisable warrant to purchase up to 138,614 shares of the Company’s Series B preferred stock, at an exercise price of $2.02 per share. The warrant expires in December 2009. The value of the warrant of approximately $0.2 million was determined using the Black-Scholes option-pricing model. The fair value of the warrant was included in other expense as interest expense in 2002.

(b) Stock	Option Plans

Under the Company’s 1999 Stock Option Plan (the Plan), 5.0 million shares of common stock are reserved for the issuance of incentive stock options (ISOs) and nonqualified stock options (NSOs) to certain directors, employees, and consultants of the Company. In October 2000, the Company’s board of directors amended the Plan, subject to stockholder approval prior to the completion of an initial public offering, to increase the number of shares of common stock reserved for issuance under the Plan

ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2002

from 5.0 million shares to 6.0 million shares. Once approved, the share reserve will automatically be increased each January 1 by an amount equal to the lesser of 1.3 million shares per year, 5% of the Company’s outstanding common stock on the last day of the preceding fiscal year, or such lesser number of shares as determined by the Company’s board of directors. The ISOs may be granted at a price per share not less 85% of the fair market value of the share of common stock on the effective date of grant of the option; additionally, no options granted to a 10% owner shall have an exercise price per share less than 110% of the fair market value of a share of common stock on the date of grant of the option. Options granted under the Plan are immediately exercisable or vest over a 4-year period and expire 10 years after the date of grant. Shares issued upon option exercise are subject to a repurchase option at the original exercise price paid per share and generally lapse over a 4-year period from the date of grant. As of December 31, 2001, 662,614 shares were subject to repurchase at a weighted average price of $9.66 per share. As of December 31, 2002, 532,931 shares were subject to repurchase at a weighted average price of $0.50 per share.

In July 2002, as part of the Equity Restructuring Plan, the number of shares of common stock reserved for issuance under the Plan was increased by 3.5 million shares.

The Company issued notes to certain officers of the Company for the exercise of options to purchase shares of the Company’s common stock at prices ranging from $1.00 to $40.00 per share. The notes bear interest at rates ranging from 6.56% to 8.5%. The notes are due four years from the date of issuance with the due dates ranging from February 2004 to October 2005. Certain of the notes were cancelled in 2002 due to the repurchase of the related options. The Company recorded $2.5 million in compensation expense due to the cancellation of the notes (See Note 9(c)).

The Company granted 21,660 options outside of the Plan as of December 31, 2000. These agreements generally provide that the options are immediately exercisable. The options granted under these agreements generally vest 25% upon completion of 12 months from the initial vesting date and the balance vests in equal monthly installments over the following three years, although the Board or its committee may specify a different vesting schedule for a particular grant. Upon a change in control of the Company, outstanding options granted under some of these agreements will fully vest. All options granted outside of the Plan were granted at the fair market value of the common stock, as determined by the board of directors on the date of grant.

The Company’s 2000 Employee Stock Purchase Plan was adopted by the Board in October 2000 and remains subject to stockholder approval prior to the completion of an initial public offering. The plan will become effective immediately upon the completion of an offering. The Company has reserved a total of 50,000 shares of common stock for issuance under the plan, none of which have been issued to date. Once approved, the share reserve will automatically be increased on each January 1 until and including January 1, 2011, by an amount equal to the lesser of 275,000 shares per year, 1% of our outstanding common stock on the last day of the immediately preceding fiscal year, or such lesser number of shares as determined by the board of directors.

ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2002

A summary of the stock option activity for the period from January 1, 2001 through December 31, 2002 is as follows:

	Options	Weighted average exercise price
Outstanding as of December 31, 2000	882,801	$31.60
Granted	1,169,328	13.40
Canceled	(538,611)	31.10
Exercised	(69,997)	9.60

Outstanding as of December 31, 2001	1,443,521	18.10
Granted	3,789,373	0.15
Canceled	(950,595)	13.99
Exercised	(445,721)	(1.86)

Outstanding as of December 31, 2002	3,836,578	$3.71

Additional information regarding options outstanding as of December 31, 2002 is as follows:

Exercise price	Shares outstanding and exercisable	Weighted average remaining contractual life (years)
$0.10	3,016,728	9.4
0.34 – 1.02	57,711	7.5
4.00 – 6.00	461,632	8.6
12.00 – 27.11	45,124	7.4
40.00 – 80.00	255,383	7.6

$0.10 – 80.00	3,836,578	9.1

The weighted average fair value at grant date of options granted for the years ended December 31, 2000, 2001, and 2002 was $56.90, $12.50, and $1.44 per share, respectively, and the weighted average remaining contractual life of options outstanding at December 31, 2000, 2001, and 2002 was 9.6, 8.9, and 9.1 years, respectively.

(c) Stock-Based	Compensation

In connection with stock options granted to employees to purchase common stock and common shares purchased by certain of our founders in July 2002, the Company recorded stock based compensation expense of $46.9 million, $18.8 million and $10.8 million for the years ended, December 31, 2000, 2001 and 2002, respectively (See note 8(a)). Such amounts represent, for employee stock options, the difference at the grant date between the exercise price of each stock option granted and the fair value of the underlying common stock. For the year ended December 31, 2002, we amortized $21.5 million of deferred stock compensation expense, offset by a benefit of $14.4 million due to reversal of previously recorded stock compensation expense on forfeited shares. This was a result of the reduction in workforce that occurred in 2002. For the year ended December 31, 2001, we amortized $37.3 million of deferred stock compensation expense, offset by a benefit of $16.5 million

ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2002

due to reversal of previously recorded stock compensation expense on forfeited shares. For the year ended December 31, 2002, we also recorded compensation expense of $2.5 million due to cancellation of notes receivable due from officers relating to repurchase by us of common stock subject to repurchase rights and issuance of promissory notes to the founders relating to the purchase of our common stock. For the year ended December 31, 2002, we also recorded compensation expense of $1.8 million due to the exchange of certain shares of our common stock subject to repurchase rights for our Series B preferred stock. We amortize the deferred stock compensation over the vesting periods of the applicable options, or repurchase periods for the exercised options, generally over four years.

Stock-based compensation expense for the years ended December 31, 2000, 2001 and 2002 consisted of (in thousands):

	Year ended December 31
	2000	2001	2002
			(As Restated)
Amortization of deferred stock compensation expense	$43,545	$37,268	$21,585
Benefit due to reversal of previously recorded stock compensation expense on forfeited shares	—	(16,533)	(14,417)
Compensation expense (benefit) relating to non-employees	3,311	(1,916)	(643)
Compensation expense relating to cancellation of prior notes receivable and issuance of notes receivable	—	—	2,536
Compensation expense relating to exchange of stock options	—	—	1,773

	$46,856	$18,819	$10,834

During the years ended December 31, 2000, 2001, and 2002, the Company issued options to consultants totaling 63,308, 9,330, and 99,500, respectively. The options are immediately exercisable and expire 10 years from the date of grant. Certain options are subject to a vesting period of generally 4 years. The Company values these options using the Black-Scholes option-pricing model. The options subject to vesting are revalued at each balance sheet date to reflect their current fair value. The Company may record a benefit due to a fluctuation in fair value of the Company’s common stock. The following assumptions were used in determining the fair value of the consultant options for the years ended December 31, 2000, 2001, and 2002: contractual life of 10 years; risk-free interest rate of 5.60%, 5.09%, and 4.04%, respectively; volatility of 85%; and expected dividend yield of 0%.

ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2002

(d) Shares	Reserved for Future Issuance

As of December 31, 2002, the Company had the following shares reserved for future issuance:

Stock options outstanding	3,836,578
Stock options available for future issuance under the 1999 stock option plan	2,151,531
Other shares	14,557,925
Outstanding redeemable convertible preferred stock	73,969,833

94,515,867

(e) 401(k)	Plan

In January 2000, the Company adopted a 401(k) plan for its employees whereby currently eligible employees may contribute up to a specified percentage of their earnings, on a pretax basis, subject to the maximum amount permitted by the Internal Revenue Code. Under the 401(k) plan, the Company may make discretionary contributions. The Company made no contributions to the plan for the years ended December 31, 2001 and 2002.

(10) Other	Income (Expense), Net

Other income (expense), net for the years ended December 31, 2000, 2001, and 2002 consisted of (in thousands):

	Year ended December 31
	2000	2001	2002
Interest income	$5,195	$2,941	$350
Loss on disposal of equipment	(1,248)	(1,611)	—
Impairment of cost basis investments	(1,100)	(1,481)	—
Loss on sale of marketable securities	—	(1,634)	—
Other income (expense)	110	(331)	(306)

	$2,957	$(2,116)	$44

ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2002

(11) Net	Loss Per Share

The following table sets forth the computation of basic and diluted net loss per share (in thousands, except per share data):

	Year ended December 31
	2000	2001	2002
			(As Restated)
Numerator:
Net loss	$(196,471)	$(243,520)	$(108,567)
Accretion on preferred stock	(2,775)	(3,325)	(22,238)

Net loss applicable to holders of common stock	$(199,246)	$(246,845)	$(130,805)

Denominator:
Weighted average common stock outstanding	8,829	9,818	12,347
Adjustment for common stock issued subject to repurchase	(1,296)	(1,045)	(1,588)

Denominator for basic and diluted calculation	7,533	8,773	10,759

Basic and diluted net loss per share applicable to holders of common stock	$(26.45)	$(28.14)	$(12.16)

ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2002

The following table sets forth potential common stock that is not included in the diluted net loss per share calculation above because their effect would be antidilutive for the periods indicated (in thousands):

	2000	Weighted Average Exercise price
Preferred stock	125,000	$4.00
Weighted average common stock issued subject to repurchase	1,296	8.58
Warrants	27	69.57
Outstanding stock options granted	883	31.56

	127,206

	2001	Weighted Average Exercise price
Preferred stock	125,000	$4.00
Weighted average common stock issued subject to repurchase	1,045	9.66
Warrants	28	70.13
Outstanding stock options granted	1,444	18.07

	127,517

	2002	Weighted Average Exercise price
Preferred stock	73,970	$3.64
Weighted average common stock issued subject to repurchase	1,588	0.16
Warrants	166	13.30
Outstanding stock options granted	3,837	3.71

	79,561

As of December 31, 2000, 2001 and 2002, common stock issued subject to repurchase at the end of the periods were 1,565, 663 and 2,127, respectively.

ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2002

(12) Income	Taxes

The following is a summary of the components of income tax expense (benefit) applicable to net loss before income taxes (in thousands):

	Year ended December 31,
	2000	2001	2002
Current:
Federal	$—	$—	$—
State	—	48	41
Foreign	59	97	99

Total current expense	59	145	140

Deferred:
Federal	(1,528)	—	—
State	(397)	—	—
Foreign	—	—	—

Total deferred expense	(1,925)	—	—

	$(1,866)	$145	$140

A reconciliation of the expected tax expense (benefit) to the actual tax expense (benefit) is as follows (in thousands):

	Year ended December 31,
	2000		2001		2002
	Amount	Percent of pretax loss	Amount	Percent of pretax loss	Amount	Percent of Pretax loss
					(As Restated)
Expected tax benefit at statutory (35%) rate	$(69,418)	(35.0)%	$(85,181)	(35.0)%	$(37,950)	(35.0)%
State taxes, net of federal effect	(258)	(0.1)	31	—	27	—
Increase (decrease) in tax resulting from:
Acquired in-process research and development	155	0.1	4,045	1.7	—	—
Stock-based compensation	16,400	8.3	6,587	2.7	3,792	3.5
Goodwill amortization and impairment	8,323	4.2	19,392	8.0	—	—
Acquisition costs	—	—	—	—	—	—
Valuation allowance	41,871	21.1	52,586	21.6	31,813	31.9
Foreign losses	—	—	2,281.9		2,281	2.3
Other	1,061	0.5	404	0.2	177	0.2

	$(1,866)	(0.9)	$145	0.1	$140	0.1

ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2002

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes. Significant components of the Company’s deferred tax assets and liabilities as of December 31, 2001 and 2002 are as follows (in thousands):

	2001	2002
Deferred assets:
Product, revenue-related, and other reserves	$29,197	$26,514
Net operating loss, capital loss, and tax credit carryforwards	77,026	95,986
Fixed assets and intangible assets	6,626	25,709
Other	1,488	340

Gross deferred tax assets	114,337	148,549
Less valuation allowance	(107,124)	(146,257)

Total deferred tax assets	7,213	2,292
Deferred tax liabilities:
Purchased intangibles	(7,213)	(2,292)

Net deferred tax liabilities	$—	$—

For the year ended December 31, 2002, the net change in the valuation allowance was an increase of $39,133 million. The Company recorded a full valuation allowance against the net deferred tax assets at December 31, 2001 and 2002 since it is more likely than not that the net deferred tax assets will not be realized due to the lack of previously paid taxes and anticipated taxable income.

As of December 31, 2002, the Company had net operating loss carryforwards for federal and California income tax purposes of approximately $216.8 million and $107.2 million, respectively, which are available to offset future taxable income, if any, in years through 2022 and 2013, respectively. Utilization of the Company’s net operating loss carryforwards may be subject to substantial annual limitations due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. Such an annual limitation could result in the expiration of the net operating loss carryforwards before utilization.

As of December 31, 2002, the Company had capital loss carryforwards for federal and state income tax purposes of approximately $5.2 million which are available to offset future capital gain income, if any. These capital loss carryforwards expire in various years from 2004 through 2007.

As of December 31, 2002, the Company also had research credit carryforwards for federal and state income tax purposes of approximately $7.7 million and $5.9 million, respectively, which are available to reduce future income taxes, if any, in years through 2022 and over an indefinite period, respectively. The Company also had enterprise zone credit carry-forwards for state income tax purposes of approximately $0.3 million which are available to reduce future state income taxes, if any, in years through 2010. In addition, the Company had federal alternative minimum tax credit carryforwards of approximately $0.1 million which are available to reduce future federal regular income taxes, if any, over an indefinite period.

ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2002

Amounts for the current year are based upon estimates and assumptions as of the date of this report and could vary from amounts shown on the tax returns as filed. Accordingly, the variances from the amounts previously reported for 2001 are primarily as a result of adjustments to conform to tax returns as filed.

(13) Related-Party	Transactions

In December 1999, the Company borrowed $13.4 million from the founders. The Company repaid $10.0 million with accrued interest in December 1999 and $3.4 million with accrued interest in January 2000. In connection with the Premisys acquisition (acquired in December 1999), the Company borrowed $125.0 million from a related party financial institution of which $75.0 million was repaid with accrued interest in December 1999. The remaining $50.0 million was repaid in full with accrued interest in 2002.

In February 2000, the Company acquired substantially all of the assets of Roundview, Inc. for approximately $0.3 million. One of the Company’s founders was a principal stockholder of Roundview.

In 2002, the Company cancelled $1.9 million in notes receivable from certain employees of the Company due to repurchase of the related options to purchase shares of the Company’s common stock.

In 2002, the Company loaned $0.6 million to its founders under promissory notes for the purchase of its common stock (See Note 8(a)). The note accrues interest at a rate of 5.50% compounded annually and expires on July 11, 2006, on which date all unpaid interest and principal is due on demand.

In July 2002, the Company issued 62.5 million shares of Series AA redeemable convertible preferred stock in exchange for 125.0 million shares of Series A redeemable convertible preferred stock. See Note 8 for further discussion.

On July 1, 2002, the Company acquired Vpacket Communications, Inc. in exchange for total consideration of $19.2 million (See Note 4). Robert K. Dahl, one of the Company’s directors, was also a member of the board of directors of Vpacket. C. Richard Kramlich, one of the Company’s directors, is affiliated with New Enterprise Associates VIII, Limited Partnership and/or its affiliates, which was a significant stockholder of Vpacket. James Timmons, who joined the Company’s board following the acquisition was a member of the board of directors of Vpacket and is also affiliated with NIF Ventures, which was a stockholder in Vpacket.

ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2002

(14) Commitments	and Contingencies

The Company has entered into operating leases for certain office space and equipment, some of which contain renewal options. The Company has options to purchase the leased assets at the end of the lease terms.

Future minimum lease payments under all noncancelable operating leases with terms in excess of one year are as follows:

Operating leases
Year ending December 31:
2003	$4,760
2004	4,048
2005	2,519
2006	1,270
2007	65
Thereafter	—

Total minimum lease payments	$12,662

Rent expense under operating leases totaled $4.9 million, $6.6 million, and $4.9 million for the years ended December 31, 2000, 2001, and 2002, respectively. Sublease rental income totaled $1.4 million and $1.1 million for the years ended December 31, 2001 and 2002, respectively.

In August 2000, the Company entered into a $70.0 million five-year operating lease for office headquarters, research and product development, and manufacturing facilities in Oakland, California. The monthly payments were based on the London Interbank Offering Rate and on the lease amount of up to $70.0 million on the date of occupancy of the individual buildings. The monthly lease payments were scheduled to begin upon completion and full occupancy of the individual buildings. At the end of the lease, the Company had the option to purchase the land and buildings at approximately $70.0 million, or renew the lease for an additional five years. The guaranteed residual payment at the end of the lease was approximately $59.5 million.

In March 2001, the Company exercised its option to purchase the land and buildings for $52.7 million.

The Company depends on sole source and limited source suppliers for several key components and contract manufacturing. If the Company were unable to obtain these components on a timely basis, the Company would be unable to meet its customers’ product delivery requirements which could adversely impact operating results.

The Company has agreements with various contract manufacturers which include inventory repurchase commitments on excess material based on the Company’s reduced forecasts. The Company has recorded a liability of $9.2 million and $6.1 million related to these arrangements as of December 31, 2001 and 2002, respectively.

The Company has letters of credit to ensure our performance or payment to third parties in accordance with specified terms and conditions, which amounted to $0.3 million as of December 31, 2002.

ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2002

The Company is subject to various legal proceedings, claims, and litigation arising in the ordinary course of business. The Company’s management does not expect that the ultimate cost to resolve these matters will have a material adverse effect on the Company’s consolidated financial position, results of operations, or cash flows.

(15) Segment	Information

Zhone designs, develops and markets telecommunications hardware and software products for the network service providers. The Company derives substantially all of its revenues from the sales of the Zhone product family. The Company’s chief operating decision maker is considered to be the Company’s chief executive officer (CEO). The CEO reviews financial information presented on a consolidated basis accompanied by disaggregated information about revenues by geographic region for purposes of making operating decisions and assessing financial performance. The Company determined that it has operated within one discrete reportable business segment since inception. The Company is required to disclose certain information about geographic concentrations and major customers.

	Year ended December 31,
	2000	2001	2002
Revenue:
North America	$74,606	$73,085	$93,183
International	6,150	37,639	19,554

Total revenue	$80,756	$110,724	$112,737

Long-lived assets:
North America	$164,046	$185,251	$111,314
International	327	531	306

Total long-lived assets	$164,373	185,782	111,620

Total assets	$331,984	$274,051	$163,963

	Year ended December 31,
	2000	2001	2002
Revenue by Product Family:
SLMS	$9,275	$39,722	$40,203
DLC	—	6,900	39,882
MUX	71,481	64,102	32,652

Total revenue	$80,756	$110,724	$112,737

	Year ended December 31,
	2000	2001	2002
Major customers, percentage of revenue:
Motorola	25%	30%	12%
Qwest	—	11%	—
Paradyne	21%	—	—
Alcatel	12%	—	—

ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2002

(16) Restructuring	Charges

During fiscal 2001 and 2002, the Company implemented restructuring plans to strengthen future operating performance and competitive position by preserving cash and reducing costs. As part of the restructuring, the Company reduced its workforce by 115 employees and 153 employees, respectively. As a result of this restructuring, the Company recorded restructuring charges of $5.1 million and $4.5 million during 2001 and 2002, respectively.

Components of the restructuring accrual as of December 31, 2002 were as follows (in thousands):

	Accrued Restructuring Costs at December 31, 2000	Restructuring and Other Charges	Non-cash Restructuring and Other Charges	Cash Payments	Accrued Restructuring Costs at December 31, 2001
	(In thousands)
Severance and related charges	$—	$2,437	$—	$(2,200)	$237
Facilities and lease cancellations	—	609	—	(334)	275
Equipment write-offs	—	2,069	(2,069)	—	—

	$—	$5,115	$(2,069)	$(2,534)	$512

	Accrued Restructuring Costs at December 31, 2001	Restructuring and Other Charges	Non-cash Restructuring and Other Charges	Cash Payments	Accrued Restructuring Costs at December 31, 2002
	(In thousands)
Severance and related charges	$237	$1,269	$—	$(1,506)	$—
Facilities and lease cancellations	275	—	—	(275)	—
Equipment write-offs	—	3,262	(3,262)	—	—

	$512	$4,531	$(3,262)	$(1,781)	$—

ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2002

(17) Quarterly	Information

	Year ended December 31, 2001
	Q1’01	Q2’01	Q3’01	Q4’01	FY
	(in thousands, except per share data)
	(Unaudited)
Revenue	$24,358	$25,027	$25,708	$35,631	$110,724
Gross profit	6,433	(21,939)	8,545	11,679	4,718
Restructuring charges	1,623		1,549	1,943	5,115
Amortization and impairment of intangible assets	10,457	12,313	16,357	49,707	88,834
Operating loss	(61,112)	(69,932)	(34,000)	(65,704)	(230,748)
Interest income (expense), net	(2,114)	(4,868)	(1,729)	(3,916)	(12,627)
Net loss	(63,258)	(74,861)	(35,782)	(69,619)	(243,520)
Accretion on preferred stock	(814)	(814)	(842)	(855)	(3,325)

Net loss applicable to holders of common stock	$(64,072)	$(75,675)	$(36,624)	$(70,474)	$(246,845)

Basic and diluted net loss per share applicable to holders of common stock	$(7.77)	$(8.54)	$(4.07)	$(7.74)	$(28.14)
Weighted-average shares outstanding used to compute basic and diluted net loss per share applicable to holders of common stock	8,245	8,861	8,998	9,103	8,773

	Year ended December 31, 2002
	Q1’02	Q2’02	Q3’02	Q4’02	FY
			(As Previously Reported)	(As Previously Reported)	(As Previously Reported)
	(in thousands, except per share data)
	(Unaudited)
Revenue	$30,181	$30,506	$27,031	$25,019	$112,737
Gross profit	11,748	11,532	10,341	9,623	43,244
Restructuring charges	1,269	3,262			4,531
Amortization and impairment of intangible assets	3,750	4,349	4,159	3,737	15,995
Impairment of long-lived assets	0	0	0	50,759	50,759
Operating loss	(11,473)	(12,220)	(8,070)	(58,357)	(90,120)
Interest income (expense), net	(2,436)	(1,664)	(2,233)	(3,101)	(9,434)
Net loss	(13,952)	(13,920)	(10,330)	(61,492)	(99,694)
Accretion on preferred stock	(868)	(944)	(4,953)	(4,953)	(11,718)

Net loss applicable to holders of common stock	$(14,820)	$(14,864)	$(15,283)	$(66,445)	$(111,412)

Basic and diluted net loss per share applicable to holders of common stock	$(1.61)	$(1.61)	$(1.31)	$(5.14)	$(10.36)
Weighted-average shares outstanding used to compute basic and diluted net loss per share applicable to holders of common stock	9,183	9,253	11,684	12,915	10,759

ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2002

	Year ended December 31, 2002
	Q1’02	Q2’02	Q3’02	Q4’02	FY
			(As Restated— See Note 2)	(As Restated— See Note 2)	(As Restated— See Note 2)
	(in thousands, except per share data)
	(Unaudited)
Revenue	$30,181	$30,506	$27,031	$25,019	$112,737
Gross profit	11,748	11,532	10,245	9,523	43,048
Restructuring charges	1,269	3,262			4,531
Amortization and impairment of intangible assets	3,750	4,349	4,159	3,737	15,995
Impairment of long-lived assets	0	0	0	50,759	50,759
Operating loss	(11,473)	(12,220)	(15,714)	(59,586)	(98,993)
Interest income (expense), net	(2,436)	(1,664)	(2,233)	(3,101)	(9,434)
Net loss	(13,952)	(13,920)	(17,974)	(62,721)	(108,567)
Accretion on preferred stock	(868)	(944)	(10,213)	(10,213)	(22,238)

Net loss applicable to holders of common stock	$(14,820)	$(14,864)	$(28,187)	$(72,934)	$(130,805)

Basic and diluted net loss per share applicable to holders of common stock	$(1.61)	$(1.61)	$(2.41)	$(5.65)	$(12.16)
Weighted-average shares outstanding used to compute basic and diluted net loss per share applicable to holders of common stock	9,183	9,253	11,684	12,915	10,759

(18)    Subsequent Events

Stock Option Plans

On February 4, 2003, the Company commenced a voluntary offer to eligible employees to exchange certain outstanding stock options to purchase shares of common stock, including all stock options issued during the six-month period ended February 4, 2003, for the Company’s promise to grant new stock options on August 8, 2003.

Debt

In February 2003, the Company entered into a secured note and warrant purchase agreement with certain purchasers that provides that the Company may borrow up to $30.0 million from such purchasers, of which $25.0 million has been committed to, pursuant to the issuance of promissory notes. Such purchasers include executive officers, directors and 5% stockholders. Each promissory note will bear interest at five percent per year and will mature on the date which is the earlier of one year from the date of issuance, the closing of an equity financing with an aggregate gross offering price of at least $10 million, or upon an event of liquidation or default.

Acquisition of NEC Eluminant Technologies, Inc. (unaudited)

On February 14, 2003, the Company acquired NEC Eluminant Technologies, Inc. (eLLU), in exchange for total consideration of approximately $13.6 million consisting of $10.1 million in stock, $3.2 million in assumed liabilities and $0.3 in acquisition costs. The Company issued approximately 9.0 million shares of Series B redeemable convertible preferred stock to purchase all of the common and preferred shares of eLLU.

ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2002

Litigation

On March 27, 2003, HeliOss Communications, Inc. filed suit against Zhone in the Superior Court of the State of California, County of Alameda, in an action entitled HeliOss Communications, Inc. v. Zhone Technologies, Inc., case no. RG 03088921. The case arises out of an August 2001 agreement pursuant to which HeliOss agreed to build certain custom wireless telecommunications radios for resale to one of the Company’s customers. Although the Company’s customer rejected the products because they did not meet the customer’s specifications, HeliOss asserts that the products met specifications. HeliOss alleges claims for breach of contract, fraud, negligence and negligent interference with economic advantage and seeks approximately $4 million exclusive of interest, incidental and punitive damages. On May 6, 2003, the Company filed an answer and generally denied HeliOss’ claims, and filed a cross-complaint asserting that the products were not conforming, and that HeliOss deliberately and repeatedly misled us into believing that it could timely provide product that met specifications. The cross-complaint alleges claims for breach of contract, breach of the covenant of good faith and fair dealing, breach of warranty, unjust enrichment, account stated, rescission, intentional misrepresentation, concealment, and negligent misrepresentation, and seeks damages in excess of $4 million, exclusive of interest and punitive damages. The Company believes that it has meritorious defenses to HeliOss’ claims, as well as valid cross-claims against HeliOss. Nonetheless, these claims, even if without merit, could be expensive, time-consuming to defend, and divert management’s attention from the operation of the Company’s business. If the Company does not prevail, it may be required to pay a substantial damage award.

ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2003	December 31, 2002(1)
	(As Restated) (unaudited)	(As Restated)
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$1,978	$10,614
Accounts receivable, net of allowances for sales return and doubtful accounts of $7,576 and $7,969, respectively	12,953	14,997
Inventories	23,839	18,873
Prepaid expenses and other current assets	1,468	1,546

Total current assets	40,238	46,030
Property and equipment, net	22,773	23,512
Goodwill	74,911	70,828
Other acquisition-related intangible assets, net	16,981	15,978
Restricted cash	6,513	6,313
Other assets	1,022	1,302

Total assets	$162,438	$163,963

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,998	$12,279
Line of credit	9,032	4,614
Current portion of long-term debt	3,923	4,781
Accrued and other liabilities	25,771	32,313

Total current liabilities	52,724	53,987
Long-term debt, less current portion	32,442	33,922
Other long-term liabilities	8,829	8,806

Total liabilities	93,995	96,715

Commitments and contingencies (see Note 10)
Series AA redeemable convertible preferred stock, $0.001 par value:
Authorized, issued, and outstanding 62,500 shares; redemption and liquidation value of $250,000 as of December 31, 2002	—	146,246
Series B redeemable convertible preferred stock, $2.0238 par value:
Authorized 17,000 shares; issued and outstanding 11,469 shares; redemption and liquidation value of $23,211 as of December 31, 2002	—	19,644

	—	165,890
Stockholders’ equity (deficit):
Series AA convertible preferred stock, $0.001 par value:
Authorized, issued, and outstanding 62,500 shares; liquidation value of $250,000 as of June 30, 2003	157,985	—
Series B convertible preferred stock, $2.0238 par value:
Authorized 51,000 shares; issued and outstanding 20,470 shares; liquidation value of $41,427 as of June 30, 2003	30,730	—
Common stock, $0.001 par value. Authorized 135,000 and 110,000 shares; issued and outstanding 15,598 and 15,484 shares as of June 30, 2003 and December 31, 2002, respectively	16	15
Additional paid-in capital	471,847	491,882
Notes receivable from stockholders	(550)	(550)
Deferred stock compensation	(5,702)	(11,340)
Other comprehensive loss	(42)	(67)
Accumulated deficit	(585,841)	(578,582)

Total stockholders’ equity (deficit)	68,443	(98,642)

Total liabilities, redeemable convertible preferred stock, and stockholders’ equity	$162,438	$163,963

See accompanying notes to condensed consolidated financial statements.

(1)	Derived from the audited financial statements of Zhone Technologies, Inc. and subsidiaries.

ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Six Months Ended June 30,
	2003	2002
	(As Restated)
Net revenue	$37,609	$60,687
Cost of revenue	20,896	37,407
Stock-based compensation	(286)	—

Gross profit	16,999	23,280

Operating expenses:
Research and product development (excluding $(710) and $24 of stock-based compensation for the six months ended June 30, 2003 and 2002, respectively)	10,198	17,418
Sales and marketing (excluding $(658) and $5 of stock-based compensation for the six months ended June 30, 2003 and 2002, respectively)	8,548	10,818
General and administrative (excluding $(62), and $10 of stock-based compensation for the six months ended June 30, 2003 and 2002, respectively)	1,924	6,068
Restructuring charges	—	4,532
Stock-based compensation	(1,430)	39
Amortization and impairment of intangible assets	3,836	8,099

Total operating expenses	23,076	46,974

Operating loss	(6,077)	(23,694)
Interest expense and other income (expense), net
Interest expense	(1,909)	(3,992)
Other income (expense), net	824	(107)

Interest expense and other income (expense), net	(1,085)	(4,099)

Loss before income taxes	(7,162)	(27,793)
Income tax provision	97	79

Net loss	(7,259)	(27,872)
Accretion on preferred stock	(12,700)	(1,812)

Net loss applicable to holders of common stock	$(19,959)	$(29,684)

Basic and diluted net loss per share applicable to holders of common stock	$(1.40)	$(3.22)
Weighted average shares outstanding used to compute basic and diluted net loss per share applicable to holders of common stock	14,259	9,218

All per share amounts have been retroactively adjusted to reflect the one-for-ten reverse split of common stock (See Note 1(k)).

See accompanying notes to condensed consolidated financial statements.

ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six months ended June 30,
	2003	2002
	(As Restated)
	(In thousands)
Cash flows from operating activities:
Net loss	$(7,259)	$(27,872)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	4,633	13,199
Stock-based compensation	(1,716)	39
Loss on disposal of equipment	—	3,262
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	4,342	8,567
Inventories	(2,611)	10,151
Prepaid expenses and other current assets	78	(400)
Other assets	78	189
Accounts payable	630	2,453
Accrued liabilities and other	(8,879)	(14,664)

Net cash (used in) provided by operating activities	(10,704)	(5,076)

Cash flows from investing activities:
Purchases of property and equipment	(57)	(2,490)
Proceeds from sale of property and equipment	—	94
Purchases of short term investment	—	(11)
Proceeds from sale of short term investment	—	1,991

Net cash (used in) provided by investing activities	(57)	(416)

Cash flows from financing activities:
Net borrowings under line of credit facilities	4,418	(17,726)
Proceeds from issuance of Series A redeemable convertible preferred stock, net of issuance costs	—	63,700
Proceeds from issuance of common stock and warrants, net of repurchases	20	(1,680)
Repayment of debt	(2,338)	(51,038)
Payment of loan from employees	—	683

Net cash (used in) provided by financing activities	2,100	(6,061)

Effect of exchange rate changes on cash	25	32

Net (decrease) in cash and cash equivalents	(8,636)	(11,521)
Cash and cash equivalents at beginning of period	10,614	22,154

Cash and cash equivalents at end of period	$1,978	$10,633

Supplemental disclosures of cash flow information:
Cash paid during period for:
Taxes	$(128)	$(41)
Interest	(1,867)	(2,157)
Non-cash investing and financing activities:
Series B redeemable convertible preferred stock issued for acquisition	10,125	—

See accompanying notes to condensed consolidated financial statements.

ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1)	Organization and Summary of Significant Accounting Policies

(a)	Description of Business

Zhone Technologies, Inc. (the Company) is a network equipment vendor. The Company has developed an integrated hardware and software architecture designed to simplify the way network service providers deliver communication services to their subscribers. The Company’s products enable service providers to use their existing networks to deliver voice, video, data, and entertainment services to their customers. The Company was incorporated under the laws of the state of Delaware in June 1999. The Company began operations in September 1999 and is headquartered in Oakland, California.

(b)	Liquidity and Capital Resources

The Company has incurred recurring losses from operations and has an accumulated deficit of $585.8 million as of June 30, 2003. The Company has financed operations through private sales of capital stock and borrowings under various debt arrangements. In November 1999, the Company issued 125.0 million shares of Series A redeemable convertible preferred stock to investors in exchange for a maximum capital commitment of $500.0 million. Although the Company has incurred substantial losses and negative cash flows from operations since inception, management anticipates that these losses will decrease as the Company’s products gain market acceptance. In July 2002, the Company completed a restructuring of its equity capitalization, resulting in a reduction of the redemption and liquidation value on Series AA redeemable convertible preferred stock of $250 million. In April 2003, the terms of the redeemable convertible preferred stock were changed to eliminate the redemption feature. In December 2002, the Company established a line of credit agreement with a financial institution for a maximum commitment of $25.0 million. Amounts advanced under the credit facility are subject to underlying eligible accounts receivable. In February 2003, the Company entered into a secured note and warrant purchase agreement with a majority of the original investors for a maximum commitment of up to $25.0 million pursuant to the issuance of promissory notes. In total, the Company has a maximum commitment of $50.0 million on these credit facilities. As of June 30, 2003, total borrowings were $9.0 million. In July 2003, the Company entered into a definitive merger agreement with Tellium, Inc. Under the terms of the agreement, as a result of the proposed merger, the Company’s current stockholders will own approximately 60% of the combined company’s outstanding shares on a fully converted basis and 40% will be held by Tellium’s stockholders. This merger could require substantial cash payments. On July 29, 2003, the Company borrowed $2.0 million for working capital purposes from Mory Ejabat, Chairman and Chief Executive Officer of Zhone, and Jeanette Symons, Chief Technology Officer and Vice President, Engineering. On August 7, 2003, the Company borrowed $2.0 million for working capital purposes from Jeanette Symons, Chief Technology Officer and Vice President, Engineering of Zhone. The remaining current debt will be funded through cash flow from operations. To the extent that sufficient cash from operations is not generated, the Company would seek additional equity or debt financing. If the Company is unsuccessful in obtaining additional equity or debt financing, management plans to reduce expenditures. Management believes that it has sufficient available cash equity and debt resources to provide for its working capital needs through at least June 30, 2004.

(c)	Basis of Presentation

The condensed consolidated financial statements are unaudited and reflect all adjustments (consisting only of normal recurring accruals) that, in the opinion of management, are necessary for a fair presentation of the results for the interim periods presented. The results of operations for the current interim period are not necessarily indicative of results to be expected for the current year or any other period. Certain amounts in 2002 have been reclassified to conform to the 2003 presentation.

ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

These unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Zhone Technologies, Inc. Form 10, as amended, for the year ended December 31, 2002.

(d)	Use of Estimates

The preparation of the condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ materially from those estimates.

(e)	Revenue Recognition

In compliance with the Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, and SFAS No. 48, Revenue Recognition When Right of Return Exists, the Company recognizes revenue when the earnings process is complete. The Company recognizes product revenue upon shipment of product under contractual terms which transfer title upon shipment, under normal credit terms, or under sales-type leases, net of estimated sales returns and allowances at the time of shipment. Revenue is deferred if there are significant post-delivery obligations, if collection is not considered probable at the time of sale, or if the fee is not fixed or determinable. When significant post-delivery obligations exist, revenue is deferred until such obligations are fulfilled. The Company’s arrangements generally do not have any significant post delivery obligations. The Company offers products and services such as support, education and training, hardware upgrades and extended warranty coverage. The Company has established the fair value of these products and services based on sales prices when they are sold separately. Any discounts provided on these additional products and services are identical to the discount provided on the original sale of product. When collectibility is not probable, revenue is recognized when cash is collected. Revenue from education services and support services is recognized over the contract term or as the service is performed. The Company makes certain sales to product distributors. These customers are given certain privileges to return a portion of inventory. The Company recognizes revenue on sales to distributors that have contractual return rights when the products have been sold by the distributors. Revenue from sale of software products is recognized provided that a purchase order has been received, the software has been shipped, collection of the resulting receivable is deemed probable, and the fee is fixed or determinable. To date, revenue from software transactions and sales-type leases has not been significant. The Company accrues for warranty costs, sales returns, and other allowances at the time of shipment based on historical experience and expected future costs.

(f)	Allowances for Sales Returns and Doubtful Accounts

The Company has an allowance for sales returns for estimated future product returns related to current period product revenue. The Company bases its allowance on periodic assessment of historical trends in product return rates and current approved returned products. If the actual future returns were to deviate from the historical data on which the reserve had been established, the Company’s revenue could be adversely affected.

The Company has an allowance for doubtful accounts for estimated losses resulting from the inability of customers to make payments. The Company bases its allowance on periodic assessment of its customers’ liquidity and financial condition through credit rating agencies, financial statement review, and historical collection trends. Additional allowances may be required if the liquidity or financial condition of its customers were to deteriorate.

ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(g)	Inventories and Reserve for Excess and Obsolete Inventories

Inventories are stated at the lower of cost or market and cost being determined using the first-in, first-out (FIFO) method. In assessing the ultimate realization of inventories, the Company is required to make judgments as to future demand requirements and compare these with the current or committed inventory levels. The Company’s reserve requirements generally increase as projected demand requirements decrease due to market conditions, technological and product life cycle changes, and longer than previously expected usage periods. The Company has experienced significant changes in required reserves in recent periods due to decline in market conditions.

(h)	Concentration of Risk

The Company’s customers include competitive and incumbent local exchange carriers, competitive access providers, Internet service providers, wireless carriers, and resellers serving these markets. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. Allowances are maintained for potential doubtful accounts. For the six months ended June 30, 2003, the Company had sales to Motorola and Qwest, which individually represented 19% and 11% of net revenues, respectively, as compared to 11% and 13% of net revenues, respectively, for the same period last year. As of June 30, 2003, the Company had accounts receivable balances from two customers individually representing 24% and 19% of accounts receivable, respectively.

(i)	Accounting for Stock-Based Compensation

The Company has elected to account for employee stock options using the intrinsic-value method in accordance with Accounting Principles Board Opinion No. 25 (APB 25) and related interpretations including FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25, to account for its fixed plan stock options. Under this method, compensation expense is recorded on the date of grant only if the current fair value exceeded the exercise price. SFAS No. 123, Accounting for Stock-Based Compensation, established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic-value-based method of accounting described above, and has adopted only the disclosure requirements of SFAS No. 123. As discussed below under Recent Accounting Pronouncements, the Company adopted the disclosure provisions of SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure—an Amendment of FASB Statement No 123, in 2002.

For the six months period ended June 30, 2003 and 2002, the fair value of the Company’s stock-based awards to employees was estimated using the following weighted average assumptions: expected option life of 4 years; dividend yield of 0%; risk-free interest rate of 3.33% and 4.93%, respectively; and volatility of 80% and 0%, respectively. The Company used the minimum value option pricing model which does not consider stock price volatility prior to the proposed merger agreement with Tellium, Inc.

ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table illustrates the effect on net loss and net loss per share if the fair-value-based method had been applied to all outstanding and unvested awards in each period (in thousands):

	Six months ended June 30,
	2003	2002
	(As Restated)

Net loss, as reported	$(19,959)	$(29,684)

Add: Stock based compensation expense included in reported net loss, net of related tax effects	(1,716)	39
Deduct: Total stock based benefit (expense) determined under fair value for all awards, net of related tax	1,529	372

Pro forma net loss	$(20,146)	$(29,273)

Loss per share applicable to holders of common stock:
As reported—basic and diluted	$(1.40)	$(3.22)

Pro forma—basic and diluted	$(1.41)	$(3.18)

(j)	Recent Accounting Pronouncements

In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146 (“SFAS No. 146”), “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities. This statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Previous guidance, provided under EITF No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including certain costs incurred in a restructuring),” required an exit cost be recognized at the date of an entity’s commitment to an exit plan. The Company does not expect the adoption of SFAS No. 146 to have a material impact on its consolidated financial statements.

In November 2002, the Emerging Issues Task Force (“EITF”) reached a consensus regarding EITF Issue 00-21. The consensus addresses not only when and how an arrangement involving multiple deliverables should be divided into separate elements of accounting but also how the arrangement’s consideration should be allocated among separate units. The pronouncement is effective beginning July 1, 2003 and is not expected to materially affect the consolidated financial statements.

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46). This interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements, addresses consolidation by business enterprises of variable interest entities. Under current practice, two enterprises generally have been included in consolidated financial statements because one enterprise controls the other through voting interests. FIN 46 defines the concept of “variable interests” and requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among the parties involved. This interpretation applies immediately to variable interest entities created after January 31, 2003. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. If it is reasonably possible that an enterprise will consolidate or disclose information about a variable interest entity when FIN 46 becomes effective, the enterprise shall disclose information about those entities in all financial statements issued after January 31, 2003. The interpretation may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued

ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated. Adoption of FIN 46 has not had an impact on the Company’s consolidated financial statements.

In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150 (“SFAS No. 150”), “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” This statement establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. In accordance with the standard, financial instruments that embody obligations for the issuer are required to be classified as liabilities. This Statement is effective for financial instruments entered into or modified after May 31, 2003. The Company does not expect the adoption of SFAS No. 150 to have a material impact on its consolidated financial statements.

(k)	Stock Split

On July 1, 2002 the Company’s Board of Directors approved a reverse stock split of the Company’s common stock at a ratio of one-for-ten (the Reverse Split), causing each outstanding share of common stock to convert automatically into one-tenth of a share of common stock. Stockholders’ deficit has been retroactively adjusted to reflect the Reverse Split for all periods presented by reclassifying the excess par value resulting from the reduced number of shares from common stock to paid-in capital. All references to common share and per common share amounts for all periods presented have been retroactively adjusted to reflect this reverse split.

(2)	Restatement

In September 2003, in connection with its response to an inquiry from the Securities and Exchange Commission, or SEC, Zhone restated its consolidated financial statements and related disclosures for the six months ended June 30, 2003 and for the year ended December 31, 2002. The restated financial statements reflect the following adjustments:

•	For the six months ended June 30, 2003 and the year ended December 31, 2002, adjustments to stock-based compensation reflect an increased fair value of Zhone’s common stock from $0.10 per share to $1.50 per share. Initially, the Company determined the estimated fair value of the common stock of $0.10 per share based on a substantial discount from the preferred share value due to mandatory redemption rights, liquidation preferences and control features of the preferred shares. The Company has now determined that the fair value of the common stock in July 2002 should have been $1.50 based on a reassessment of the valuation method and assumptions used to determine both the common stock and preferred stock fair value.

•	Adjustments to Series AA redeemable preferred stock reflect a decrease in the estimated fair value from $170.7 million to $126.5 million, or from $2.73 to $2.02 per share on July 1, 2002. These adjustments were made in order to reflect the corresponding decrease in the estimated fair value of the preferred stock as a result of the higher estimated fair value of common stock described above.

ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A comparison of the restated and previously reported statements of operations and balance sheet for the six months ended June 30, 2003 follows (in thousands, except per share data):

	Consolidated Statements of Operations for the Six Months Ended June 30, 2003
	As Restated	As Previously Reported
	(unaudited)
Net revenue	$37,609	$37,609
Cost of revenue	20,896	20,896
Stock-based compensation	(286)	(459)

Gross profit	16,999	17,172

Operating expenses:
Research and product development (excluding $(710) and $(1,368) of stock-based compensation for the restated and previously reported, respectively)	10,198	10,198
Sales and marketing (excluding $(658) and $(1,076) of stock-based compensation for the restated and previously reported, respectively)	8,548	8,548
General and administrative (excluding $(62), and $(415) of stock-based compensation for the restated and previously reported, respectively)	1,924	1,924
Restructuring charges	—	—
Stock-based compensation	(1,430)	(2,859)
Amortization and impairment of intangible assets	3,836	3,836

Total operating expenses	23,076	21,647

Operating loss	(6,077)	(4,475)
Interest expense and other income (expense), net
Interest expense	(1,909)	(1,909)
Other income (expense), net	824	824

Interest expense and other income (expense), net	(1,085)	(1,085)

Loss before income taxes	(7,162)	(5,560)
Income tax provision	97	97

Net loss	(7,259)	(5,657)
Accretion on preferred stock	(12,700)	(5,889)

Net loss applicable to holders of common stock	$(19,959)	$(11,546)

Basic and diluted net loss per share applicable to holders of common stock	$(1.40)	$(0.81)
Weighted average shares outstanding used to compute basic and diluted net loss per share applicable to holders of common stock	14,259	14,259

ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Consolidated Balance Sheet As of June 30, 2003
	As Restated	As Previously Reported
	(unaudited)
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$1,978	$1,978
Accounts receivable, net of allowances for sales return and doubtful accounts of $7,576	12,953	12,953
Inventories	23,839	23,839
Prepaid expenses and other current assets	1,468	1,468

Total current assets	40,238	40,238
Property and equipment, net	22,773	22,773
Goodwill	74,911	74,911
Other acquisition-related intangible assets, net	16,981	16,981
Restricted cash	6,513	6,513
Other assets	1,022	1,022

Total assets	$162,438	$162,438

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,998	$13,998
Line of credit	9,032	9,032
Current portion of long-term debt	3,923	3,923
Accrued and other liabilities	25,771	25,771

Total current liabilities	52,724	52,724
Long-term debt, less current portion	32,442	32,442
Other long-term liabilities	8,829	8,829

Total liabilities	93,995	93,995

Commitments and contingencies (see Note 10)	—	—
Stockholders’ equity (deficit):
Series AA convertible preferred stock, $0.001 par value:
Authorized, issued, and outstanding 62,500 shares; liquidation value of $250,000 as of June 30, 2003	157,985	186,480
Series B convertible preferred stock, $2.0238 par value:
Authorized 51,000 shares; issued and outstanding 20,470 shares; liquidation value of $41,427 as of June 30, 2003	30,730	29,090
Common stock, $0.001 par value. Authorized 135,000 and 110,000 shares; issued and outstanding 15,598 shares as of June 30, 2003	16	16
Additional paid-in capital	471,847	432,666
Notes receivable from stockholders	(550)	(550)
Deferred stock compensation	(5,702)	(3,850)
Other comprehensive loss	(42)	(42)
Accumulated deficit	(585,841)	(575,367)

Total stockholders’ equity (deficit)	68,443	68,443

Total liabilities, redeemable convertible preferred stock, and stockholders’ equity	$162,438	$162,438

ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(3)	Business Combinations

NEC eLuminant Technologies

On February 14, 2003, the Company acquired NEC eLuminant Technologies, Inc. (eLuminant), a subsidiary of NEC USA, Inc., in exchange for total consideration of approximately $13.6 million consisting of $10.1 million in stock, $3.2 million in assumed liabilities and $0.3 million in acquisition costs. The results of eLuminant’s operations have been included in the consolidated financial statements since that date. The Company issued approximately 9.0 million shares of Series B redeemable convertible preferred stock. The value of the preferred stock issued was determined based on the results of a third party appraisal. The purchase consideration was allocated based on fair values as follows (in thousands):

Receivables and inventory acquired	$4,652
Intangible assets	4,840
Goodwill	4,083

Total purchase consideration	$13,575

Details of the acquisition-related intangible assets are as follows:

	June 30, 2003
	Gross Amount	Accumulated Amortization	Net	Weighted Average Useful Life
	(in thousands)			(in years)
Developed technology	$2,176	$(242)	$1,934	3.0
Customer list	1,678	(186)	1,492	3.0
Patents/tradename	986	(110)	876	3.0

Total	$4,840	$(538)	$4,302

eLuminant developed a family of multiplexers and digital loop carrier products. The primary reasons for the acquisition of eLuminant were to gain access to its product portfolio, strengthen the Company’s customer base and increase the Company’s workforce with experienced personnel. As of June 30 2003, assumed liabilities related to this acquisition were $0.3 million.

The following unaudited pro forma financial information for the six months ended June 30, 2003 and 2002 presents the consolidated operations of the Company as if the acquisition had been made on January 1, 2002. Under the provisions of SFAS No. 142, goodwill acquired in transactions completed after June 30, 2001 is not amortized. As the acquisition of eLuminant occurred subsequent to that date, these pro forma results do not reflect any goodwill amortization expense. The unaudited pro forma financial information is provided for informational purposes only, should not be construed to be indicative of the Company’s consolidated results of operations had the acquisition of eLuminant been consummated on this earlier date, and do not project the Company’s results of operations for any future period:

	Six months ended June 30,
	2003	2002
	(As Restated)
Net revenue	$39,792	$78,071
Net loss	(13,838)	(32,464)
Net loss per share—basic and diluted	$(0.97)	$(3.52)

Number of shares used in computation—basic and diluted	14,259	9,218

ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(4)	Long-lived Assets, Goodwill and Other Acquisition-Related Intangible Assets

As of January 1, 2001, the Company adopted SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 requires that goodwill no longer be amortized, but should be tested for impairment at least annually. The Company completed its transitional and annual goodwill impairment test as of January 2002 and November 2002, respectively. As the Company has determined that it operates in a single segment with one operating unit, the fair value of its reporting unit was performed at the Company level using a combination of the income, or discounted cash flows, approach and the market approach, which utilizes comparable companies’ data. As of June 30, 2003 and December 31, 2002, the Company had goodwill with a carrying value of approximately $74.9 million and $70.8 million, respectively.

In accordance with SFAS No. 144, the Company reviews long-lived assets, including intangible assets other than goodwill, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable based on expected undiscounted cash flows attributable to that asset. The amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset.

The Company estimated the fair value of its long-lived assets based on a combination of the market, income and replacement cost approaches. In the application of the impairment testing, the Company was required to make estimates of future operating trends and resulting cash flows and judgments on discount rates and other variables. Actual future results and other assumed variables could differ from these estimates.

In the second quarter of 2002, the Company discontinued its wireless product line which included the analog wireless design previously acquired from Optaphone Networks. As a result, the Company recorded a non-cash impairment charge of $0.7 million because the estimated undiscounted future cash flows of these assets was less than the carrying value of the purchased intangibles related to Optaphone Networks.

Details of the Company’s acquisition-related intangible assets are as follows:

	June 30, 2003
	Gross Amount	Accumulated Amortization	Net	Weighted Average Useful Life
	(in thousands)			(in years)
Developed technology	$35,596	$(28,309)	$7,287	3.7
Core technology	12,104	(8,473)	3,631	5.0
Others	11,008	(4,945)	6,063	3.9

Total	$58,708	$(41,727)	$16,981

	December 31, 2002
	Gross Amount	Accumulated Amortization	Net	Weighted Average Useful Life
	(in thousands)			(in years)
Developed technology	$33,420	$(26,832)	$6,588	4.0
Core technology	12,104	(7,263)	4,841	5.0
Others	8,345	(3,796)	4,549	4.0

Total	$53,869	$(37,891)	$15,978

Amortization expense of other acquisition-related intangible assets $3.8 million and $8.1 million for the six months ended June 30, 2003 and 2002, respectively.

ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Estimated amortization expense for the fiscal years ending December 31, is as follows (in thousands):

2003	$7,950
2004	$8,200
2005	$4,400
2006	$270

Total	$20,820

The changes in the carrying amount of goodwill are as follows (in thousands):

	Six months ended June 30,
	2003	2002
Beginning balance	$70,828	$70,952
Goodwill acquired	4,232	—
Impairment losses	—	(124)
Adjustments	(149)	—

Ending balance	$74,911	$70,828

(5)	Inventories

Inventories as of June 30, 2003 and December 31, 2002 are as follows (in thousands):

	June 30, 2003	December 31, 2002
Inventories:
Raw materials	$16,826	$13,727
Work in process	5,697	4,446
Finished goods	1,316	700

	$23,839	$18,873

(6)	Redeemable Convertible Preferred Stock

Prior to April 17, 2003, the Series AA and Series B redeemable convertible preferred stock contained a redemption feature, such that holders of the redeemable convertible preferred stock could require the Company to redeem the preferred stock at, or any time after, November 1, 2004, 2005, and 2006, in three annual installments, that number of shares of redeemable convertible preferred stock equal to not less than 33.3%, 66.7%, and 100%, respectively. On April 17, 2003, the terms of the redeemable convertible preferred stock were changed to eliminate the redemption feature. Upon the elimination of the redemption feature, the convertible preferred stock has been reclassified to stockholders’ equity.

Prior to April 17, 2003, the Company was accreting the redeemable convertible preferred stock to its stated redemption price. The Company accreted, by charging paid in capital, $12.7 million on all outstanding Series AA and Series B redeemable convertible preferred stock in 2003, which has been reflected as an increase in the carrying value of the preferred stock. Upon the elimination of the redemption feature for the Series AA and Series B preferred shares, the Company will no longer accrete the convertible preferred stock. The accretion of the redemption value of the redeemable convertible preferred stock for the six months ended June 30, 2003 was $12.7 million, as compared to $1.8 million for the same period in 2002.

ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(7)	Net Loss Per Share

The following table sets forth the computation of basic and diluted net loss per share (in thousands, except per share data):

	Six months ended June 30,
	2003	2002
	(As Restated)
Numerator:
Net loss	$(7,259)	$(27,872)
Accretion on preferred stock	(12,700)	(1,812)

Net loss applicable to holders of common stock	$(19,959)	$(29,684)

Denominator:
Weighted average common stock outstanding	15,535	9,739
Adjustment for common stock issued subject to repurchase	(1,276)	(521)

Denominator for basic and diluted calculation	14,259	9,218

Basic and diluted net loss per share applicable to holders of common stock	$(1.40)	$(3.22)

The following table sets forth potential common stock that is not included in the diluted net loss per share calculation above because their effect would be antidilutive for the periods indicated (in thousands except exercise price data):

	Six Months Ended June 30, 2003	Weighted Average Exercise price
Convertible preferred stock	82,970	$6.38
Weighted average common stock issued subject to repurchase	1,276	1.01
Warrants	171	12.97
Outstanding stock options granted	3,081.68

	87,498

	Six Months Ended June 30, 2002	Weighted Average Exercise price
Convertible preferred stock	62,500	$8.00
Weighted average common stock issued subject to repurchase	522	9.83
Warrants	28	70.13
Outstanding stock options granted	951	1.79

	64,001

As of June 30, 2003 and 2002, common stock issued subject to repurchase at the end of each period was 441 and 387, respectively.

ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(8)	Comprehensive Loss

The components of comprehensive loss, net of tax, for the six months ended June 30, 2003 and 2002 were as follows (in thousands):

	Six Months Ended June 30,
	2003	2002
	(As Restated)
Net Income (Loss)	$(7,259)	$(27,872)
Other comprehensive income (loss):
Change in unrealized appreciation (loss) on investments	—	(3)
Foreign currency translation adjustments	25	32

Total other comprehensive income (loss)	25	29

Total comprehensive income (loss)	$(7,234)	$(27,843)

The foreign currency translation adjustments are not adjusted for income taxes as they relate to indefinite investments in non-U.S. subsidiaries.

(9)	Related-Party Transactions

In 2002, the Company cancelled $1.9 million in notes receivable from certain employees of the Company due to repurchase of the related options to purchase shares of the Company’s common stock.

In 2002, the Company loaned $0.6 million to its founders under promissory notes for the purchase of its common stock. The note accrues interest at a rate of 5.50% compounded annually and expires on July 11, 2006, on which date all unpaid interest and principal is due on demand.

In July 2002, the Company issued 62.5 million shares of Series AA redeemable convertible preferred stock in exchange for 125.0 million shares of Series A redeemable convertible preferred stock.

On July 1, 2002, the Company acquired Vpacket Communications, Inc. in exchange for total consideration of $19.2 million. Robert K. Dahl, one of our directors, was also a member of the board of directors of Vpacket. C. Richard Kramlich, one of our directors, is affiliated with New Enterprise Associates VIII, Limited Partnership and/or its affiliates, which was a significant stockholder of Vpacket. Jim Timmins, who joined our board following the acquisition, was a member of the board of directors of Vpacket and is also affiliated with NIF Ventures, which was a stockholder in Vpacket.

On July 29, 2003, the Company borrowed $2.0 million from Mory Ejabat, Chairman and Chief Executive Officer of Zhone, and Jeanette Symons, Chief Technology Officer and Vice President, Engineering. This loan will bear interest at 12% per year and will mature on the date which is the earlier of December 31, 2003, the closing of the Company’s proposed merger with Tellium, Inc. or upon an event of liquidation or default.

On August 7, 2003, the Company borrowed $2.0 million from Jeanette Symons, Chief Technology Officer and Vice President, Engineering of Zhone. This loan will bear interest at 12% per year and will mature on the date which is the earlier of December 31, 2003, the closing of the Company’s proposed merger with Tellium, Inc. or upon an event of liquidation or default.

ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(10)	Commitments and Contingencies

In November 2002, the FASB issued FASB Interpretation No. 45 (“FIN 45”), Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others—an interpretation of FASB Statements No. 5, 57 and 107 and rescission of FIN 34. FIN 45 requires that disclosures be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued and clarifies that guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. FIN 45 does not apply to certain guarantee contracts, such as residual value guarantees provided by lessees in capital leases, guarantees that are accounted for as derivatives, guarantees that represent contingent consideration in a business combination, guarantees issued between either parents and their subsidiaries or corporations under common control, a parent’s guarantee of a subsidiary’s debt to a third party, and a subsidiary’s guarantee of the debt owed to a third party by either its parent or another subsidiary of that parent. This interpretation is effective on a prospective basis for guarantees issued or modified after December 31, 2002 and for financial statements of interim or annual periods ending after December 15, 2002. This interpretation did not have a material impact on the Company’s financial position or results of operations.

Leases

The Company has entered into operating leases for certain office space and equipment, some of which contain renewal options. The Company has options to purchase the leased assets at the end of the lease terms. However, the payments for the equipment operating leases are immaterial in relation to the Company’s condensed consolidated financial statements.

Future minimum lease payments under all noncancelable operating leases with terms in excess of one year are as follows (in thousands):

Operating leases
Year ending December 31:
2003	$4,601
2004	4,048
2005	2,519
2006	1,270
2007	65
Thereafter	—

Total minimum lease payments	$12,503

ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Warranties & Other Commitments

The Company accrues for warranty costs based on historical trends for the expected material and labor costs to provide warranty services. The Company offers free lifetime web support and standard one-year warranties for our products.

The following table reconciles changes in the Company’s accrued warranties and related costs for the six months periods ended June 30, 2003 and 2002, respectively (in thousands):

	Six Months Ended June 30,
	2003	2002
Beginning accrued warranty and related costs	$6,040	$9,333
Cost of warranty claims	(1,361)	(2,098)
Accruals for product warranties	1,709	332

Ending accrued warranty and related costs	$6,388	$7,567

The Company depends on sole source and limited source suppliers for several key components and contract manufacturing. If the Company were unable to obtain these components on a timely basis, the Company would be unable to meet its customers’ product delivery requirements which could adversely impact operating results.

The Company has agreements with various contract manufacturers which include inventory repurchase commitments on excess material based on the Company’s reduced forecasts. The Company has recorded a liability of $6.1 million related to these arrangements as of June 30, 2003 and December 31, 2002.

Letters of Credit

The Company has letters of credit to ensure our performance of product warranties or payment to third parties in accordance with specified terms and conditions, which amounted to $0.5 million as of June 30, 2003 and $0.3 million as of December 31, 2002.

Legal Proceedings

On March 27, 2003, HeliOss Communications, Inc. filed suit against the Company in the Superior Court of the State of California, County of Alameda, in an action entitled HeliOss Communications, Inc. v. Zhone Technologies, Inc., case no. RG 03088921. The case arises out of an August 2001 agreement pursuant to which HeliOss agreed to build certain custom wireless telecommunications radios for resale to one of the Company’s customers. Although the customer rejected the products because they did not meet the customer’s specifications, HeliOss asserts that the products met specifications. HeliOss alleges claims for breach of contract, fraud, negligence and negligent interference with economic advantage and seeks approximately $4 million exclusive of interest, incidental and punitive damages. On May 6, 2003, the Company filed an answer and generally denied HeliOss’ claims, and filed a cross-complaint asserting that the products were not conforming, and that HeliOss deliberately and repeatedly misled the Company into believing that it could timely provide product that met specifications. The cross-complaint alleges claims for breach of contract, breach of the covenant of good faith and fair dealing, breach of warranty, unjust enrichment, account stated, rescission, intentional misrepresentation, concealment, and negligent misrepresentation, and seeks damages in excess of $4 million, exclusive of interest and punitive damages. The Company believes that it has meritorious defenses to HeliOss’ claims, as well as valid cross-claims

ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

against HeliOss. Nonetheless, these claims, even if without merit, could be expensive, time-consuming to defend, and divert management’s attention from the operation of the Company’s business. If the Company does not prevail, it may be required to pay a substantial damage award.

(11)	Segment Information

Zhone designs, develops and markets telecommunications hardware and software products for the network service providers. The Company derives substantially all of its revenues from the sales of the Zhone product family. The Company’s chief operating decision maker is considered to be the Company’s chief executive officer (CEO). The CEO reviews financial information presented on a consolidated basis accompanied by disaggregated information about revenues by geographic region for purposes of making operating decisions and assessing financial performance. The Company determined that it has operated within one discrete reportable business segment since inception. The Company is required to disclose certain information about geographic concentrations and major customers.

	Six months ended June 30,
	2003	2002
	(in thousands)
Revenue:
North America	$34,388	$48,866
International	3,221	11,821

Total revenue	$37,609	$60,687

Long-lived assets:
North America	$115,490	$170,865
International	197	422

Total long-lived assets	$115,687	$171,287

	Six months ended June 30,
	2003	2002
	(in thousands)
Revenue by Product Family:
SLMS	$14,388	$15,569
MUX	14,869	15,133
DLC	8,352	29,985

Total revenue	$37,609	$60,687

	Six months ended June 30,
	2003	2002
Major customers, percentage of revenue:
Motorola	19%	11%
Qwest	11%	13%
Bell Canada	—	11%

ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(12) Restructuring	Charges

During 2002, the Company recorded charges in connection with its restructuring programs. The related reserves reflect many estimates, including those pertaining to severance and related charges, facilities and lease cancellations and equipment write-offs. The Company assesses the reserve requirements to complete each individual plan under its restructuring programs at the end of each reporting period. Actual experience has been and may continue to be different from these estimates. As a result of these restructuring programs, in conformity with SEC Staff Accounting Bulletin (“SAB”) No. 100, EITF No. 94-3 and EITF No. 88-10, the Company recorded restructuring charges of $4.5 million during the six months ended June 30, 2002. As of June 30, 2003, there were no liabilities associated with our restructuring programs.

(13) Subsequent	Event

On July 27, 2003, the Company entered into a definitive merger agreement with Tellium, Inc. Under the terms of the agreement, as a result of the proposed merger, the Company’s current stockholders will own approximately 60% of the combined company’s outstanding shares on a fully converted basis and 40% will be held by Tellium’s stockholders. This transaction is subject to the approval of both companies’ security holders, regulatory review as well as other customary closing conditions. This transaction is expected to close in the fall of 2003.

On February 4, 2003, the Company commenced a voluntary offer to eligible employees to exchange certain outstanding stock options to purchase shares of common stock, including all stock options issued during the six-month period ended February 4, 2003, for the Company’s promise to grant new stock options. On August 8, 2003, the Company granted 447,761 options to purchase common stock at an exercise price of $1.40 per share. The options granted are immediately exercisable and vest over a 4-year period.

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

TELLIUM, INC.,

ZEBRA ACQUISITION CORP.

AND

ZHONE TECHNOLOGIES, INC.

DATED AS OF JULY 27, 2003

AGREEMENT AND PLAN OF MERGER, dated as of July 27, 2003 (this “Agreement”), by and among Tellium, Inc., a Delaware corporation (the “Company”), Zebra Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), and Zhone Technologies, Inc., a Delaware corporation (“Zhone”).

WHEREAS, the respective Boards of Directors of the Company, Merger Sub and Zhone have approved and declared advisable the merger of Merger Sub with and into Zhone (the “Merger”) upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the respective Boards of Directors of the Company and Zhone have determined that the Merger is in furtherance of and consistent with their respective business strategies and is in the best interest of their respective stockholders, and the Company has approved this Agreement and the Merger as the sole stockholder of Merger Sub;

WHEREAS, for federal income tax purposes, the Company, Merger Sub and Zhone intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, the stockholders of Zhone set forth on Annex A hereto have executed and delivered to the Company irrevocable proxy and voting agreements (the “Zhone Voting Agreement”), in the form of Exhibit A hereto as an inducement to the Company to enter into this Agreement;

WHEREAS, the stockholders of the Company set forth on Annex B hereto have executed and delivered to Zhone irrevocable proxy and voting agreements (the “Company Voting Agreement”), in the form of Exhibit B hereto as an inducement to Zhone to enter into this Agreement; and

WHEREAS, immediately after the Effective Time, the Company shall be renamed Zhone Technologies, Inc.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

The Merger

SECTION 1.1  The Merger.    Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub, at the Effective Time, shall be merged with and into Zhone. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and Zhone shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and shall be a wholly owned subsidiary of the Company.

SECTION 1.2  Closing.    The closing of the Merger (the “Closing”) shall take place on the first business day after the satisfaction or waiver of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) set forth in Article VI, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the actual date of the Closing being referred to herein as the “Closing Date”). The Closing shall be held at the offices of Latham & Watkins LLP, 135 Commonwealth Drive, Menlo Park, California 94025, unless another place is agreed to in writing by the parties hereto. As soon as practicable on or after the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger relating to the Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the date and time of such filing, or if another date and time is specified in such filing, such specified date and time, being the “Effective Time”).

SECTION 1.3  Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of Zhone and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Zhone and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.4  Certificate of Incorporation; By-laws.    At the Effective Time, (i) the Certificate of Incorporation of the Surviving Corporation shall be amended to read in form and substance substantially the same as Exhibit C hereto and (ii) the By-laws of the Surviving Corporation shall be amended to read in form and substance substantially the same as Exhibit D hereto, in each case until thereafter changed or amended as provided therein or applicable Law.

SECTION 1.5  Directors and Officers of Surviving Corporation.    At the Effective Time, the initial directors of the Surviving Corporation shall be the persons designated on Annex C hereto, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation. The initial officers of the Surviving Corporation shall be the persons designated on Annex C hereto, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

SECTION 1.6  Directors; Officers; Change of Company Name.    The parties will take all action necessary such that as of the Effective Time (x) the Board of Directors of the Company shall consist of the nine (9) members set forth on Annex D hereto, which annex shall also designate the class of director and the committees to which each such member will initially belong, of whom seven (7) directors have been designated by Zhone (it being understood that Zhone shall have the right to change the persons as set forth on Annex D hereto only with the written consent of the Company) and two (2) directors have been designated by the Company (it being understood that the Company shall have the right to change the persons as set forth on Annex D hereto only with the written consent of Zhone) and (y) the Chief Executive Officer and Chief Financial Officer of Zhone shall become the Chief Executive Officer and Chief Financial Officer of the Company. The parties shall take such action as is necessary to structure the Board of Directors of the Company to satisfy applicable stock exchange and corporate governance requirements. Notwithstanding any other provision hereof to the contrary, the two (2) directors to be designated by the Company shall, in all cases, be “independent directors” in accordance with applicable stock exchange requirements. Immediately after the Effective Time, the Company shall take, or cause to be taken, all action necessary to amend the Company Certificate (as defined) such that the Company shall be renamed Zhone Technologies, Inc. (the “Name Change”), such Name Change to be effected pursuant to § 253(b) of the DGCL.

ARTICLE II

Conversion of Securities; Exchange of Certificates

SECTION 2.1  Conversion of Securities.    At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub, Zhone or the holders of any of the following securities:

(a)  Conversion Generally.

(i)  Each share of common stock, par value $.001 per share, of Zhone (“Zhone Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Zhone Common Stock to be canceled pursuant to Section 2.1(b)), shall be converted, subject to Section 2.2(e), into the right to receive a number of shares of common stock, par value $.001 per share, of the Company (“Company Common Stock”) equal to the Exchange Ratio. All such shares of Zhone Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive a certificate representing the shares of Company Common Stock into which such Zhone

Common Stock was converted in the Merger. Certificates previously representing shares of Zhone Common Stock shall be exchanged for certificates representing whole shares of Company Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 2.2, without interest. No fractional share of Company Common Stock shall be issued, and in lieu thereof, a cash payment shall be made pursuant to Section 2.2(e) hereof.

(ii) Each share of preferred stock, par value $.001 per share, of Zhone (“Zhone Preferred Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Zhone Preferred Stock to be canceled pursuant to Section 2.1(b)), shall be converted, subject to Section 2.2(e), into the right to receive a number of shares of Company Common Stock equal to the Exchange Ratio. All such shares of Zhone Preferred Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive a certificate representing the shares of Company Common Stock into which such Zhone Preferred Stock was converted in the Merger. Certificates previously representing shares of Zhone Preferred Stock shall be exchanged for certificates representing whole shares of Company Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 2.2, without interest. No fractional share of Company Common Stock shall be issued, and in lieu thereof, a cash payment shall be made pursuant to Section 2.2(e) hereof.

(b)  Cancellation of Certain Shares.    Each share of Zhone Common Stock or Zhone Preferred Stock held by the Company, Merger Sub, any wholly-owned subsidiary of the Company or Merger Sub, in the treasury of Zhone or by any wholly-owned subsidiary of Zhone immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

(c)  Merger Sub.    Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(d)  Change in Shares.    The parties acknowledge and agree that the Exchange Ratio assumes that no Reverse Stock Split has occurred prior to the Effective Time. If between the date of this Agreement and the Effective Time the outstanding shares of Zhone Common Stock, Zhone Preferred Stock or Company Common Stock shall have been changed (including as a result of the Reverse Stock Split) into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

SECTION 2.2  Exchange of Certificates.

(a)  Exchange Agent.    As of the Effective Time, the Company shall irrevocably deposit, or shall cause to be deposited, with Computershare Trust Company or another bank or trust company mutually agreed by the Company and Zhone (the “Exchange Agent”), for the benefit of the holders of shares of Zhone Common Stock (including Zhone Common Stock issued upon conversion of Zhone Preferred Stock as contemplated by Section 6.2(e) hereof), for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of Company Common Stock issuable pursuant to Section 2.1 and cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 2.2(e) (such certificates for shares of Company Common Stock, together with cash in lieu of fractional shares and any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”) in exchange for outstanding shares of Zhone Common Stock (including Zhone Common Stock issued upon conversion of Zhone Preferred Stock as contemplated by Section 6.2(e) hereof). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Company Common Stock contemplated to be issued pursuant to Section 2.1 and the cash contemplated to be issued pursuant to Section 2.2(e) out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

(b)  Exchange Procedures.    Promptly after the Effective Time, the Company shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Zhone Common Stock or Zhone Preferred Stock (the “Certificates”) (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in reasonable and customary form) and (B) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Company Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Company Common Stock which such holder has the right to receive in respect of the shares of Zhone Common Stock or Zhone Preferred Stock formerly represented by such Certificate (after taking into account all shares of Zhone Common Stock and Zhone Preferred Stock then held by such holder), cash in lieu of fractional shares of Company Common Stock to which such holder is entitled pursuant to Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c), and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates. In the event of a transfer of ownership of shares of Zhone Common Stock or Zhone Preferred Stock which is not registered in the transfer records of Zhone, a certificate representing the proper number of shares of Company Common Stock may be issued to a transferee if the Certificate representing such shares of Zhone Common Stock or Zhone Preferred Stock is presented to the Exchange Agent, accompanied by all documents reasonably required to evidence and effect such transfer and by evidence reasonably satisfactory that any applicable stock transfer taxes, if any, have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Company Common Stock, cash in lieu of any fractional shares of Company Common Stock to which such holder is entitled pursuant to Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c).

(c)  Distributions with Respect to Unexchanged Shares of Company Common Stock.    No dividends or other distributions declared or made after the Effective Time with respect to Company Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Company Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e), unless and until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Company Common Stock issued in exchange therefor, without interest, (A) promptly, the amount of any cash payable with respect to a fractional share of Company Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Company Common Stock and (B) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Company Common Stock.

(d)  Further Rights in Zhone Common Stock or Zhone Preferred Stock.    All shares of Company Common Stock issued upon conversion of the shares of Zhone Common Stock and Zhone Preferred Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.2(c) or Section 2.2(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Zhone Common Stock and Zhone Preferred Stock.

(e)  Fractional Shares.    No certificates or scrip representing fractional shares of Company Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Company Common Stock shall be payable on or with respect to any fractional share and such fractional share interests will not entitle the owner thereof to any rights of a stockholder of the Company. In lieu of any fractional shares of Company Common Stock that would otherwise be issued, each stockholder that would have been entitled to receive a fractional share of Company Common Stock shall, upon proper surrender of the Certificates, receive a cash payment equal to such fraction multiplied by the average closing price of one share of Company Common Stock as reported on the NASDAQ SmallCap Market (or the NASDAQ National Market if the shares are so listed) for the five trading days ending on and including the second trading day preceding the Effective Time.

(f)  Termination of Exchange Fund.    Any portion of the Exchange Fund which remains undistributed to the holders of Zhone Common Stock or Zhone Preferred Stock for six months after the Effective Time shall be delivered to the Company upon demand, and any holders of Zhone Common Stock or Zhone Preferred Stock who have not theretofore complied with this Article II shall thereafter look only to the Company for the shares of Company Common Stock, any cash in lieu of fractional shares of Company Common Stock to which they are entitled pursuant to Section 2.2(e) and any dividends or other distributions with respect to Company Common Stock to which they are entitled pursuant to Section 2.2(c), in each case, without any interest thereon.

(g)  No Liability.    None of Zhone, the Surviving Corporation or the Company shall be liable to any holder of shares of Zhone Common Stock or Zhone Preferred Stock for any such shares of Company Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(h)  Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Company, the posting by such person of a bond, in such reasonable amount as the Company may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Company Common Stock, any cash in lieu of fractional shares of Company Common Stock to which the holders thereof are entitled pursuant to Section 2.2(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.2(c), in each case, without any interest thereon.

(i)  Withholding.    The Company or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Zhone Common Stock or Zhone Preferred Stock such amounts as the Company or the Exchange Agent are required to deduct and withhold under applicable Law with respect to the making of such payment. To the extent that amounts are so withheld by the Company or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Zhone Common Stock or Zhone Preferred Stock in respect of whom such deduction and withholding was made by the Company or the Exchange Agent.

SECTION 2.3  Appraisal Rights.    Notwithstanding anything in this Agreement to the contrary, shares of Zhone Common Stock and Zhone Preferred Stock outstanding immediately prior to the Effective Time and held by a stockholder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such shares in accordance with the DGCL or, if applicable, Chapter 13 of the California Corporations Code, shall not be converted into a right to receive shares of Company Common Stock, any cash in lieu of fractional shares of Company Common Stock to which the holders thereof are entitled pursuant to Section 2.2(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.2(c), unless such stockholder fails to perfect or withdraws or otherwise loses such stockholder’s right to appraisal. If, after the Effective Time such stockholder fails to perfect or withdraws or loses such stockholder’s right to appraisal, such shares of Zhone Common Stock or Zhone Preferred Stock shall be treated as if they had been converted as of the Effective Time into the right to receive such consideration. Zhone shall give the Company prompt notice of any demands received by Zhone for appraisal of shares of Zhone Common Stock and Zhone Preferred Stock. Zhone shall not settle, make any payments with respect to, or offer to settle, any claim with respect to dissenting shares without the consent of the Company.

SECTION 2.4  Stock Options.    At the Effective Time, all unexercised and unexpired options to purchase Zhone Common Stock (“Zhone Options”) then outstanding, under any stock option plan of Zhone or any other plan, agreement or arrangement (the “Zhone Stock Option Plans”), whether or not then exercisable, will be assumed by the Company. Each Zhone Option so assumed by the Company under this Agreement will continue to have, and be subject to, the same terms and conditions as set forth in the Zhone Stock Option Plan and any agreements thereunder immediately prior to the Effective Time, except that (i) each Zhone Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Company Common Stock equal to the product of the number of shares of Zhone Common Stock that were issuable upon exercise of such Zhone Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Company Common Stock and (ii) the per share exercise price for the shares of Company Common Stock issuable upon exercise of such Zhone Option assumed, will be equal to the quotient determined by dividing the exercise price per share of Zhone Common Stock at which such Zhone Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded to the nearest whole cent. The conversion of any Zhone Options which are incentive stock options within the meaning of Section 422 of the Code, into options to purchase Company Common Stock shall be made so as not to constitute a “modification” of such Zhone Options within the meaning of Section 424 of the Code. A Zhone Employee’s continuous employment with Zhone or its Subsidiaries shall be credited to the optionee for purposes of determining the vesting of all assumed Zhone Options after the Effective Time.

SECTION 2.5  Warrants

(a)  At the Effective Time, each warrant to purchase shares of Zhone Common Stock (a “Zhone Warrant”) which is outstanding immediately prior thereto shall, in accordance with the terms thereof, cease to represent a right to acquire shares of Zhone Common Stock and automatically shall be converted, at the Effective Time, without any action on the part of the holder thereof, into a warrant to purchase Company Common Stock (as so converted, a “Zhone Converted Warrant”). Each Zhone Converted Warrant shall continue to have, and be subject to, the same terms and conditions as set forth in any agreements thereunder immediately prior to the Effective Time, except that, as of the Effective Time, (i) each Zhone Converted Warrant shall be exercisable (or shall become exercisable in accordance with its terms) for that number of whole shares of Company Common Stock equal to the product of the number of shares that were issuable upon exercise of such Zhone Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Company Common Stock, and (ii) the per share exercise price for the shares of Company Common Stock issuable upon exercise of such Zhone Converted Warrant shall be equal to the quotient determined by dividing the exercise price per share of Zhone Common Stock at which such Zhone Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded to the nearest whole cent.

(b)  At the Effective Time, if still outstanding, the warrants to purchase shares of Zhone Preferred Stock held by Silicon Valley Bank and Woodruff-Sawyer & Co. and any other warrant to purchase shares of Zhone Preferred Stock (each, a “Zhone Preferred Warrant”) shall, in accordance with the terms thereof, cease to represent a right to acquire shares of Zhone Preferred Stock and automatically shall be converted, at the Effective Time, without any action on the part of the holder thereof, into a warrant to purchase Company Common Stock (as so converted, a “Zhone Preferred Converted Warrant”). Each Zhone Preferred Converted Warrant shall continue to have, and be subject to, the same terms and conditions as set forth in the agreement thereunder immediately prior to the Effective Time, except that, as of the Effective Time, (i) each Zhone Preferred Converted Warrant shall be exercisable (or shall become exercisable in accordance with its terms) for that number of whole shares of Company Common Stock equal to the product of the number of shares that were issuable upon exercise of such Zhone Preferred Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Company Common Stock, and (ii) the per share exercise price for the shares of Company Common Stock issuable upon exercise of such Zhone Preferred Converted Warrant shall be equal to the quotient determined by dividing the exercise price per share of Zhone Preferred Stock at which such Zhone Preferred Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded to the nearest whole cent.

SECTION 2.6 Restricted Stock.    If any shares of Zhone Common Stock, Zhone Preferred Stock or Company Common Stock that are outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition providing that such shares may be forfeited or repurchased upon any termination of the stockholders’ employment, directorship or other relationship with Zhone or the Company, as the case may be (and/or any Subsidiary of Zhone or the Company), under the terms of any agreement with Zhone or the Company (and/or any Subsidiary of Zhone or the Company), as applicable, that does not by its terms provide that such repurchase option, risk of forfeiture or other condition lapses upon consummation of the Merger, then (i) with respect to such shares of Zhone Common Stock or Zhone Preferred Stock, the shares of Company Common Stock issued upon the conversion of such shares in the Merger will continue to be unvested and subject to the same repurchase options, risks of forfeiture or other conditions following the Effective Time, and the certificates representing such shares of Company Common Stock may accordingly be marked with appropriate legends noting such repurchase options, risks of forfeiture or other conditions and (ii) with respect to such shares of Company Common Stock, such shares will continue to be unvested and subject to the same repurchase options, risks of forfeiture or other conditions following the Effective Time.

ARTICLE III

Representations and Warranties of the Company and Merger Sub

Except as set forth in the Disclosure Schedule which identifies exceptions by specific section references (provided, that any matter disclosed in any section of the Disclosure Schedule shall be considered disclosed for other sections of the Disclosure Schedule, but only to the extent such matter on its face would be reasonably expected to be pertinent to a particular section of the Disclosure Schedule in light of the disclosure made in such section) delivered by the Company to Zhone prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company and Merger Sub hereby jointly and severally represent and warrant to Zhone as follows:

SECTION 3.1  Organization and Qualification; Subsidiaries.    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Subsidiary of the Company has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be. The Company and each of its Subsidiaries has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each of its Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, have a Material Adverse Effect. Section 3.1 of the Company Disclosure Schedule sets forth a true and complete list of all of the Subsidiaries of the Company. Except as set forth in Section 3.1 of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries holds an Equity Interest in any other person.

SECTION 3.2  Certificate of Incorporation and By-laws; Corporate Books and Records.    The copies of the Company’s Amended and Restated Certificate of Incorporation (the “Company Certificate”) and Amended and Restated By-laws (the “Company By-laws”) that are listed as exhibits to the Company’s Form 10-K for the year ended December 31, 2002 (the “Company Form 10-K”) are complete and correct copies thereof as in effect on the date hereof. The Company is not in violation of any of the provisions of the Company Certificate or the Company By-laws. True and complete copies of all minute books of the Company have been made available by the Company to Zhone.

SECTION 3.3  Capitalization

(a)  The authorized capital stock of the Company consists of 900,000,000 shares of Company Common Stock and 25,000,000 shares of preferred stock, par value $.001 per share (the “Company Preferred Stock”). As of July 23, 2003, (A) 111,871,592 shares of Company Common Stock (other than treasury shares) were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (B) 7,408,295 shares of Company Common Stock were held in the treasury of the Company or by its Subsidiaries, and (C) 20,364,139 shares of Company Common Stock were issuable (and such number was reserved for issuance) upon exercise of options to purchase Company Common Stock (“Company Options”) outstanding on such date. As of the date hereof, no shares of Company Preferred Stock are issued or outstanding. All capital stock or other equity securities of the Company have been issued in compliance with applicable federal and state securities laws.

(b)  Except for Company Options to purchase not more than 20,364,139 shares of Company Common Stock and arrangements and agreements set forth in Section 3.3 of the Company Disclosure Schedule, as of July 23, 2003, there were no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound relating to the issued or unissued capital stock or other Equity Interests of the Company or any of its Subsidiaries, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating the Company or any of its Subsidiaries to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries. Since January 1, 2003, the Company has not issued any shares of its capital stock, or securities convertible into or exchangeable for such capital stock or other Equity Interests, other than those shares of capital stock reserved for issuance as set forth in this Section 3.3 or Section 3.3 of the Company Disclosure Schedule. The Company has provided Zhone with a true and complete list, as of the date hereof, of the prices at which outstanding Company Options may be exercised under the applicable stock option plan of the Company or any other plan, agreement or arrangement (the “Company Stock Plans”), the number of Company Options outstanding at each such price and the vesting schedule of the Company Options. All shares of Company Common Stock subject to issuance under the Company Stock Option Plans, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

(c)  Except for the Company Voting Agreement and as set forth in Section 3.3 of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any of its Subsidiaries (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of, or (E) granting any preemptive or antidilutive right with respect to, any shares of Company Common Stock or any capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries. Except as set forth in Section 3.3 of the Company Disclosure Schedule, each outstanding share of capital stock of each Subsidiary of the Company is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by the Company or another of its Subsidiaries, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company’s or such other of its Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any of its Subsidiaries or any other person, other than guarantees by the Company of any indebtedness or other obligations of any wholly-owned Subsidiary.

(d)  The Company does not have outstanding any bonds, debentures, notes, or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. The Company has not adopted a stockholder rights plan.

(e)  None of the Merger or other transactions contemplated hereby will result in an acceleration of vesting, or modification of vesting terms, with respect to any Company Options, except for those Company Options set forth in Section 3.3(e) of the Company Disclosure Schedule and as provided in the Severance Plan.

SECTION 3.4  Authority.

(a)  Each of the Company and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and Merger Sub and the consummation by the Company and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company or Merger Sub and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than as provided in Section 3.20. This Agreement has been duly authorized and validly executed and delivered by each of the Company and Merger Sub and constitutes a legal, valid and binding obligation of each of the Company and Merger Sub, enforceable against each of the Company and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)  The Board of Directors of the Company (the “Company Board”), by resolutions duly adopted by unanimous vote at a meeting duly called and held and not subsequently rescinded or modified in any way (the “Company Board Approval”), has duly (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are advisable and fair to and in the best interests of the Company and its stockholders, (ii) approved and adopted this Agreement, and the transactions contemplated hereby (including the Merger), and (iii) resolved to recommend (subject to Section 5.4(a)) that the stockholders of the Company vote for approval of the issuance of Company Common Stock to be issued pursuant to the Merger as required by NASD Rule 4350(i)(B). The Company Board Approval constitutes approval of this Agreement and the Merger as required under any applicable state takeover Law and no such state takeover Law is applicable to the Merger or the other transactions contemplated hereby, including, without limitation, the restrictions on business combinations contained in Section 203 of the DGCL.

(c)  Merger Sub’s Board of Directors, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are advisable and fair to and in the best interests of the Company, as Merger Sub’s sole stockholder, (ii) approved and adopted this Agreement and the transactions contemplated hereby (including the Merger) and (iii) recommended that the Company approve and adopt this Agreement and the transactions contemplated hereby (including the Merger).

SECTION 3.5  No Conflict; Required Filings and Consents.

(a)  The execution and delivery of this Agreement by each of the Company and Merger Sub does not, and the performance of this Agreement by each of the Company and Merger Sub will not, (A) (assuming the Company Stockholder Approval is obtained) conflict with or violate any provision of the Company Certificate or Company By-laws or any equivalent organizational documents of any of its Subsidiaries (including Merger Sub), (B) (assuming that all consents, approvals, authorizations and permits described in Section 3.5(b) have been obtained and all filings and notifications described in Section 3.5(b) have been made and any waiting periods thereunder have terminated or expired) conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (C) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any of its Subsidiaries pursuant to, any Contract, Company

Permit or other instrument or obligation, except, with respect to clauses (B) and (C), for any such conflicts, violations, consents, approvals, breaches, losses, defaults or other occurrences which would not, individually or in the aggregate, have a Material Adverse Effect.

(b)  The execution and delivery of this Agreement by each of the Company and Merger Sub does not, and the performance of this Agreement by each of the Company and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other person, except (A) under the Exchange Act, the Securities Act, applicable Blue Sky Law, the HSR Act, the rules and regulations of the NASDAQ SmallCap Market and the filing and recordation of the Certificate of Merger as required by the DGCL and (B) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Material Adverse Effect.

SECTION 3.6  Permits; Compliance With Law.    The Company and each of its Subsidiaries is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for the Company and each of its Subsidiaries to own, lease and operate its properties or to carry on its respective businesses substantially in the manner described in the Company SEC Filings filed prior to the date hereof and substantially as it is being conducted as of the date hereof (the “Company Permits”), and all such Company Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect. None of the Company or any of its Subsidiaries is in conflict with, or in default or violation of, (x) any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (y) any Company Permits, except in each case for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect.

SECTION 3.7  SEC Filings; Financial Statements.

(a)  The Company has timely filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since January 1, 2000 (collectively, the “Company SEC Filings”). Each Company SEC Filing (A) as of the time it was filed, complied or, if filed subsequent to the date hereof, will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not, at the time it was filed, or, if filed subsequent to the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were or will be made, not misleading.

(b)  Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Filings was, or will be, prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented, or will present, fairly the consolidated financial position, results of operations and cash flows of the Company and the consolidated Subsidiaries of the Company as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments which did not and would not, individually or in the aggregate, have a Material Adverse Effect). The books and records of the Company and each of its Subsidiaries have been, and are being, maintained in accordance with applicable material legal and accounting requirements.

(c)  Except as and to the extent set forth on the consolidated balance sheet of the Company and its consolidated Subsidiaries as of March 31, 2003 included in the Company Form 10-Q for the quarter ended March 31, 2003, including the notes thereto, none of the Company or any of its consolidated Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for normal year-end adjustments and liabilities or obligations incurred in the ordinary course of business since March 31, 2003 that would not, individually or in the aggregate, have a Material Adverse Effect.

(d)  Each required form, report and document containing financial statements that the Company has filed with or furnished to the SEC since July 31, 2002, was accompanied by the certifications required to be filed or furnished by the Company’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated under such act or the Exchange Act (collectively, the “Sarbanes-Oxley Act”), and at the time of filing or submission of each such certification, such certification (i) was true and accurate and complied with the Sarbanes-Oxley Act, (ii) did not contain any qualifications or exceptions to the matters certified therein, except as otherwise permitted under the Sarbanes-Oxley Act, and (iii) has not been modified or withdrawn. Neither the Company nor any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness, content, form or manner of filing or furnishing of such certifications. The Company’s disclosure controls and procedures (as defined in Sections 13a-14(c) and 15d-14(c) of the Exchange Act) effectively enable the Company to comply with, and the appropriate officers of the Company to make all certifications required under, the Sarbanes-Oxley Act.

(e)  Section 3.7(e) of the Company Disclosure Schedule lists all accounts receivable of the Company and its Subsidiaries in an amount in excess of $500,000 as of the date hereof. Such receivables represent bona fide claims of the Company and/or its Subsidiaries for services performed or other charges or valid consideration arising prior to the date hereof and require no additional performance by the Company or its Subsidiaries. Such receivables are not subject to any defense, set-off or counterclaim and are fully collectible in the ordinary course of business.

SECTION 3.8  Brokers.    No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has heretofore made available to Zhone a true and complete copy of a letter agreement between the Company and the Company Financial Advisor regarding any payments pursuant to which such firm would be entitled as a result of the Merger or any other transaction contemplated by this Agreement or any future transactions undertaken by the Company.

SECTION 3.9  Absence of Certain Changes or Events.    Since March 31, 2003, except as specifically contemplated by, or as disclosed in, this Agreement or Section 3.9 of the Company Disclosure Schedule, the Company and each of its Subsidiaries has conducted its businesses in the ordinary course consistent with past practice and, since such date, there has not been (A) any Material Adverse Effect or an event or development that would, individually or in the aggregate, have a Material Adverse Effect or (B) any action taken by the Company or any of its Subsidiaries during the period from March 31, 2003 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1.

SECTION 3.10  Employee Benefit Plans.

(a)  Section 3.10(a) of the Company Disclosure Schedule sets forth a true and complete list of each “employee benefit plan” as defined in Section 3(3) of ERISA and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof of the Company or any ERISA Affiliate), which are now, or were within the past 6 years, maintained, sponsored or contributed to by the Company or any ERISA Affiliate, or under which the Company or any ERISA Affiliate has any obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-

based compensation plans, policies, programs, practices or arrangements (each a “Company Benefit Plan”). Neither the Company, nor to the knowledge of the Company, or any other person or entity, has any express or implied commitment, whether legally enforceable or not, to establish, modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code. With respect to each Company Benefit Plan, the Company has delivered to Zhone true, correct and complete copies of (A) each Company Benefit Plan (or, if not written a written summary of its material terms), including without limitation all plan documents, adoption agreements, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (B) all summaries and summary plan descriptions, including any summary of material modifications, (C) the annual reports (Form 5500 series) for the three most recent years filed or required to be filed with the IRS with respect to such Company Benefit Plan (and, if any such annual report is a Form 5500R, the Form 5500C filed with respect to such Company Benefit Plan), (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter, (F) the most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) for each Company Benefit Plan, and (G) all filings made with any Governmental Entity, including but not limited any filings under the Voluntary Compliance Resolution or Closing Agreement Program or the Department of Labor Delinquent Filer Program.

(b)  Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and contributions required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company SEC Filings prior to the date of this Agreement. With respect to the Company Benefit Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company could be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Company Benefit Plans, ERISA, the Code or any other applicable Law.

(c)  Except as disclosed in Section 3.10(c) of the Company Disclosure Schedule: (A) each Company Benefit Plan which is intended to qualify under Section 401(a), Section 401(k), Section 401(m) or Section 4975(e)(6) of the Code has either received a favorable determination letter from the IRS as to its qualified status or the remedial amendment period for such Company Benefit Plan has not yet expired, and each trust established in connection with any Company Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and to the Company’s knowledge no fact or event has occurred that has adversely affected or could adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust, (B) to the Company’s knowledge there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan that could result in liability to the Company or an ERISA Affiliate, (C) each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability (other than (i) liability for ordinary administrative expenses typically incurred in a termination event or (ii) if the Company Benefit Plan is a pension benefit plan subject to Part 2 of Title I of ERISA, liability for the accrued benefits as of the date of such termination (if and to the extent required by ERISA) to the extent that either there are sufficient assets set aside in a trust or insurance contract to satisfy such liability or such liability is reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company SEC Filings prior to the date of this Agreement), (D) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims), (E) no Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”) or other pension plan subject to Title IV of ERISA and none of the Company or any ERISA Affiliate has sponsored or contributed to or been required to contribute to a

Multiemployer Plan or other pension plan subject to Title IV of ERISA, (F) no material liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder, (G) none of the assets of the Company or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under ERISA or Section 412(n) of the Code, (H) neither the Company nor any ERISA Affiliate has any liability under ERISA Section 502, (I) all tax, annual reporting and other governmental filings required by ERISA and the Code have been timely filed with the appropriate Governmental Entity and all notices and disclosures have been timely provided to participants, (J) all contributions and payments to such Company Benefit Plan are deductible under Code sections 162 or 404, (K) no amount is subject to Tax as unrelated business taxable income under Section 511 of the Code, and (L) no excise tax could be imposed upon the Company under Chapter 43 of the Code.

(d)  Except as set forth on Section 3.10(d) of the Company Disclosure Schedule, no amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated by this Agreement, by any employee, officer or director of the Company or any of its Subsidiaries who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(e)  Except as required by Law, no Company Benefit Plan provides any of the following retiree or post-employment benefits to any person medical, disability or life insurance benefits. No Company Benefit Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code. The Company and each ERISA Affiliate are in material compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder and any similar state law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.

(f)  None of the Company or any of its Subsidiaries maintains, sponsors, contributes or has any liability with respect to any employee benefit plan, program or arrangement that provides benefits to non-resident aliens with no U.S. source income outside of the United States.

SECTION 3.11  Labor and Other Employment Matters.

(a)  The Company and each of its Subsidiaries is in material compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours. Except as set forth in Section 3.11(a) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by the Company or any of its Subsidiaries, and no collective bargaining agreement or other labor union contract is being negotiated by the Company or any of its Subsidiaries. There is no labor dispute, strike, slowdown or work stoppage against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened which may interfere in any respect that would have a Material Adverse Effect with the respective business activities of the Company or any of its Subsidiaries. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act or the Railway Labor Act. To the Company’s knowledge, no employee of the Company or any of its Subsidiaries is in any material respect in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or such Subsidiary because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others.

(b)  The Company has identified in Section 3.11(b) of the Company Disclosure Schedule and has made available to Zhone true and complete copies of (A) all severance and employment agreements with directors, officers or employees of or consultants to the Company or any of its Subsidiaries, (B) all severance programs and policies of the Company and each of its Subsidiaries with or relating to its employees, and (C) all plans, programs, agreements and other arrangements of the Company and each of its Subsidiaries with or relating to its directors, officers, employees or consultants which contain change in control provisions. Except as set forth in Section 3.11(b) of the Company Disclosure Schedule, none of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as termination of employment) (A) result in any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any director or any employee of the Company or any of its Subsidiaries or affiliates from the Company or any of its Subsidiaries or affiliates under any Company Benefit Plan or otherwise, (B) significantly increase any benefits otherwise payable under any Company Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any material benefits. No individual who is a party to an employment agreement listed in Section 3.11(b) of the Company Disclosure Schedule or any agreement incorporating change in control provisions with the Company has terminated employment or been terminated, nor has any event occurred that could give rise to a termination event, in either case under circumstances that has given, or could give, rise to a severance obligation on the part of the Company under such agreement.

SECTION 3.12  Tax Treatment.    None of the Company, any of its Subsidiaries or any of the Company’s affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. The Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

SECTION 3.13  Contracts.    Except as filed as exhibits to the Company SEC Filings filed prior to the date of this Agreement, or as disclosed in Section 3.13 of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries is a party to or bound by any Contract that (1) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (2) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the Company or any of its Subsidiaries, or which restricts the conduct of any line of business by the Company or any of its Subsidiaries or any geographic area in which the Company or any of its Subsidiaries may conduct business, in each case in any material respect or (3) which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement. Each Contract of the type described in this Section 3.13, whether or not set forth in Section 3.13 of the Company Disclosure Schedule, is referred to herein as a “Company Material Contract.” Each Company Material Contract is valid and binding on the Company and each of its Subsidiaries party thereto and, to the Company’s knowledge, each other party thereto, and in full force and effect, and the Company and each of its Subsidiaries has in all respects performed all obligations required to be performed by it to the date hereof under each Company Material Contract and, to the Company’s knowledge, each other party to each Company Material Contract has in all respects performed all obligations required to be performed by it under such Company Material Contract, except as would not, individually or in the aggregate, have a Material Adverse Effect. None of the Company or any of its Subsidiaries has received any written notice of any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract.

SECTION 3.14  Litigation.    Except as and to the extent disclosed in the Company SEC Filings, including the notes thereto, filed prior to the date of this Agreement or as would not, individually or in the aggregate, have a Material Adverse Effect, (a) there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries is obligated to indemnify a third party and (b) neither the Company nor any of its Subsidiaries is subject to any outstanding and unsatisfied order, writ, injunction, decree or arbitration ruling, award or other finding. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries that, as of the date hereof, challenges the validity or propriety, or seeks to prevent consummation of, the Merger or any other transaction contemplated by this Agreement.

SECTION 3.15  Environmental Matters.    Except as would not, individually or in the aggregate, have a Material Adverse Effect:

(a)  The Company and each of its Subsidiaries (A) is in compliance with all, and is not subject to any liability with respect to any, applicable Environmental Laws, (B) holds or has applied for all Environmental Permits necessary to conduct their current operations, and (C) is in compliance with their respective Environmental Permits.

(b)  None of the Company or any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law.

(c)  None of the Company or any of its Subsidiaries (A) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to (i) compliance with Environmental Laws or Environmental Permits or (ii) the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and no investigation, litigation or other proceeding is pending or, to the knowledge of the Company, threatened in writing with respect thereto, or (B) is an indemnitor in connection with any claim threatened or asserted in writing by any third-party indemnitee for any liability under any Environmental Law.

(d)  None of the real property owned or leased by the Company or any of its Subsidiaries is listed or, to the knowledge of the Company, proposed for listing on the “National Priorities List” under CERCLA, as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.

(e)  To the knowledge of the Company, there are no past or present conditions, circumstances, or facts that may (A) interfere with or prevent continued compliance by the Company or any of its Subsidiaries with Environmental Laws and the requirements of Environmental Permits, (B) give rise to any liability or other obligation under any Environmental Laws, or (C) form the basis of any claim, action, suit, proceeding, or investigation against or involving the Company or any of its Subsidiaries based on or related to any Environmental Law.

SECTION 3.16  Intellectual Property.    Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company owns or has the right to use, whether through ownership, licensing or otherwise, all Intellectual Property significant to the businesses of the Company and each of its Subsidiaries in substantially the same manner as such businesses are conducted on the date hereof (“Company Material Intellectual Property”). Except as set forth in Section 3.16 of the Company Disclosure Schedule and except as would not, individually or in the aggregate, have a Material Adverse Effect: (A) no written claim challenging the ownership, legality, use, validity or enforceability of any Company Material Intellectual Property has been made by a third party and no such Company Material Intellectual Property is the subject of any pending or, to the Company’s knowledge, threatened action, suit, claim, investigation, arbitration or other proceeding; (B) no person or entity has given notice to the Company or any of its Subsidiaries that the use of any Company Material Intellectual Property by the Company, any of its Subsidiaries or any licensee is infringing or has infringed any domestic or foreign patent, trademark, service mark, trade name, or copyright or design right, or that the Company, any of its Subsidiaries or any licensee has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how; (C) the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not breach, violate or conflict with any instrument or agreement concerning any Company Material Intellectual Property and will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Company Material Intellectual

Property; (D) the Company has the right to require the inventor or author of any Company Material Intellectual Property which constitutes an application for registration, including, but not limited to, all patent applications, trademark applications, service mark applications, copyright applications and mask work applications, to transfer ownership, including all right, title and interest in and to (including any moral rights), to the Company of the application and of the registration once it issues; (E) the Company has no knowledge of any third party interfering with, infringing upon, misappropriating, or using without authorization any Company Material Intellectual Property, and has no knowledge that any employee or former employee of the Company has interfered with, infringed upon, misappropriated, used without authorization, or otherwise come into conflict with any Company Material Intellectual Property; (F) the Company has taken all reasonable action to maintain and protect each item of Company Material Intellectual Property; and (G) to its knowledge, the Company has the right to use all of the Company Material Intellectual Property in all jurisdictions in which the Company currently conducts business.

SECTION 3.17  Taxes.

(a)  The Company and each its Subsidiaries have duly and timely filed with the appropriate Tax authorities or other Governmental Entities all Tax Returns required to be filed, except where failure to so file would not, individually or in the aggregate, have a Material Adverse Effect. All such Tax Returns are complete and accurate in all respects, except as would not, individually or in the aggregate, have a Material Adverse Effect. All Taxes shown as due on such Tax Returns have been timely paid.

(b)  Subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect, the unpaid Taxes of the Company and its Subsidiaries (i) did not, as of the dates of the most recent financial statements contained in the Company SEC Filings, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets contained in such financial statements, and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns.

(c)  Subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect, (i) no deficiencies for Taxes with respect to any of the Company and the its Subsidiaries have been claimed, proposed or assessed by a Tax authority or other Governmental Entity in writing, (ii) no audit or other proceeding for or relating to any liability in respect of Taxes of any of the Company or any of its Subsidiaries is being conducted by any Tax authority or Governmental Entity, and the Company and its Subsidiaries have not received notification in writing that any such audit or other proceeding is pending, and (iii) neither the Company nor any of its Subsidiaries nor any predecessor has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d)  There are no Tax liens upon any property or assets of the Company or any of its Subsidiaries except (i) liens for current Taxes not yet due and payable, (ii) liens for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP, and (iii) liens that would not, individually or in the aggregate, have a Material Adverse Effect.

(e)  The Company and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect.

(f)  None of the Company or any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any material Tax Return.

(g)  No claim has ever been made in writing by an authority in a jurisdiction where any of the Company and any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(h)  None of the Company or any of its Subsidiaries has any liability for the Taxes of any person (other than members of the consolidated group of which the Company is the common parent) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise, except in each case where such liability for Taxes would not, individually or in the aggregate, have a Material Adverse Effect.

(i)  None of the Company or any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code.

(j)  None of the Company or any of its Subsidiaries has been a party to any distribution occurring during the two years preceding the date of this Agreement in which the parties to such distribution treated the distribution as one to which Sections 355 or 361 of the Code is applicable, in whole or in part.

(k)  The Company and its Subsidiaries have made available to Zhone correct and complete copies of all federal Tax Returns since January 1, 1999.

SECTION 3.18  Insurance.    Section 3.18 of the Company Disclosure Schedule lists material policies of liability, property, casualty and other forms of insurance owned or held by the Company and each of its Subsidiaries, copies of which have previously been made available to Zhone. All such policies are in full force and effect, all premiums due and payable have been paid, and no written notice of cancellation or termination has been received with respect to any such policy. No insurer has advised the Company or any of its Subsidiaries that it intends to reduce coverage or materially increase any premium under any such policy, or that coverage is not available (or that it will contest coverage) for any material claim made against the Company or any of its Subsidiaries.

SECTION 3.19  Opinion of Financial Advisor.    Morgan Stanley & Co. Incorporated (the “Company Financial Advisor”) has delivered to the Company Board its written opinion substantially to the effect that the Exchange Ratio pursuant to this Agreement is fair from a financial point of view to the holders of Company Common Stock. The Company has been authorized by the Company Financial Advisor to permit, subject to prior review and consent by the Company Financial Advisor, the inclusion of such opinion in its entirety, and references thereto, in the Joint Proxy/Prospectus.

SECTION 3.20  Vote Required.    The affirmative vote of a majority of the total votes cast by the holders of Company Common Stock in favor of the approval of the issuance of the shares of Company Common Stock pursuant to the Merger is the only vote of the holders of any class or series of capital stock or other Equity Interests of the Company necessary to approve this Agreement and the transactions contemplated hereby, including the Merger (collectively, the “Company Stockholder Approval”).

SECTION 3.21  Ownership of Merger Sub; No Prior Activities.    Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a direct wholly-owned subsidiary of the Company. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.

ARTICLE IV

Representations and Warranties of Zhone

Except as set forth in the Disclosure Schedule which identifies exceptions by specific section references (provided, that any matter disclosed in any section of the Disclosure Schedule shall be considered disclosed for other sections of the Disclosure Schedule, but only to the extent such matter on its face would be reasonably expected to be pertinent to a particular section of the Disclosure Schedule in light of the disclosure made in such section) delivered by Zhone to the Company prior to the execution of this Agreement (the “Zhone Disclosure Schedule”), Zhone hereby represents and warrants to the Company as follows:

SECTION 4.1  Organization and Qualification; Subsidiaries.    Zhone is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Subsidiary of Zhone has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be. Zhone and each of its Subsidiaries has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Zhone and each of its Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, have a Material Adverse Effect. Section 4.1 of the Zhone Disclosure Schedule sets forth a true and complete list of all of the Subsidiaries of Zhone. Except as set forth in Section 4.1 of the Zhone Disclosure Schedule, none of Zhone or any of its Subsidiaries holds an Equity Interest in any other person.

SECTION 4.2  Certificate of Incorporation and By-laws; Corporate Books and Records.    The copies of Zhone’s Fifth Amended and Restated Certificate of Incorporation (the “Zhone Certificate”) and Amended and Restated By-laws (the “Zhone By-laws”) that are listed as exhibits to Zhone’s Registration Statement on Form 10 filed with the SEC on April 30, 2003, as amended on July 25, 2003 (as amended, the “Zhone Form 10”) are complete and correct copies thereof as in effect on the date hereof. Zhone is not in violation of any of the provisions of the Zhone Certificate or the Zhone By-laws. True and complete copies of all minute books of Zhone have been made available by Zhone to the Company.

SECTION 4.3  Capitalization

(a)  The authorized capital stock of Zhone consists of 135,000,000 shares of Zhone Common Stock and 113,500,000 shares of Preferred Stock (of which 62,500,000 shares are designated as Series AA Preferred Stock and 51,000,000 shares are designated as Series B Preferred Stock). As of July 23, 2003, (A) 15,614,922 shares of Zhone Common Stock (other than treasury shares) were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (B) no shares of Zhone Common Stock were held in the treasury of Zhone or by its Subsidiaries, (C) 5,857,578 shares of Zhone Common Stock were issuable (and such number was reserved for issuance) upon exercise of outstanding Zhone Options, (D) 62,500,000 shares of Series AA Preferred Stock were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, and are, as of the date hereof, convertible into 62,500,000 shares of Zhone Common Stock and (E) 20,469,338 shares of Series B Preferred Stock were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, and are, as of the date hereof, convertible into 20,469,338 shares of Zhone Common Stock. All capital stock or other equity securities of Zhone have been issued in compliance with applicable federal and state securities laws.

(b)  Except for Zhone Options to purchase not more than 5,857,578 shares of Zhone Common Stock, the Zhone Warrants to purchase 27,500 shares of Zhone Common Stock and the Zhone Preferred Warrants to purchase 143,614 shares of Zhone Preferred Stock and arrangements and agreements set forth in this Section 4.3 or Section 4.3 of the Zhone Disclosure Schedule, as of July 23, 2003, there were no options, warrants or other rights, agreements, arrangements or commitments of any character to which Zhone or any of its Subsidiaries is a party or by which Zhone or any of its Subsidiaries is bound relating to the issued or unissued capital stock or other Equity Interests of Zhone or any of its Subsidiaries, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating Zhone or any of its Subsidiaries to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, Zhone or any of its Subsidiaries. Since January 1, 2003, Zhone has not issued any shares of its capital stock, or securities convertible into or exchangeable for such capital stock or other Equity Interests, other than those shares of capital stock reserved for issuance as set forth in this Section 4.3 or Section 4.3 of the Zhone Disclosure Schedule. Zhone has previously provided the Company with a true and complete list, as of the date hereof, of the prices at which outstanding Zhone Options may be exercised under the Zhone Stock Option Plans, the number of Zhone Options outstanding at each such price and the vesting schedule of the Zhone Options. All shares of Zhone Common Stock subject to issuance under the Zhone Stock Option Plans, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

(c)  Except for the Zhone Voting Agreement and as set forth in Section 4.3 of the Zhone Disclosure Schedule, there are no outstanding contractual obligations of Zhone or any of its Subsidiaries (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of, or (E) granting any preemptive or antidilutive right with respect to, any shares of Zhone Common Stock or any capital stock of, or other Equity Interests in, Zhone or any of its Subsidiaries. Except as set forth in Section 4.3 of the Zhone Disclosure Schedule, each outstanding share of capital stock of each Subsidiary of Zhone is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by Zhone or another of its Subsidiaries, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Zhone’s or such other of its Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever. There are no outstanding contractual obligations of Zhone or any of its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any of its Subsidiaries or any other person, other than guarantees by Zhone of any indebtedness or other obligations of any wholly-owned Subsidiary.

(d)  Zhone does not have outstanding any bonds, debentures, notes, or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Zhone on any matter. Zhone has not adopted a stockholders rights plan.

(e)  None of the Merger or other transactions contemplated hereby will result in an acceleration of vesting, or modification of vesting terms, with respect to any Zhone Options, except for those Zhone Options set forth in Section 4.3(e) of the Zhone Disclosure Schedule.

SECTION 4.4  Authority.

(a)  Zhone has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Zhone and the consummation by Zhone of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Zhone and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than as provided in Section 4.20. This Agreement has been duly authorized and validly executed and delivered by Zhone and constitutes a legal, valid and binding obligation of Zhone, enforceable against Zhone in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)  The Board of Directors of Zhone (the “Zhone Board”), by resolutions duly adopted by unanimous vote of the directors present at a meeting duly called and held and not subsequently rescinded or modified in any way (the “Zhone Board Approval”), has duly (i) declared that this Agreement and the transactions contemplated hereby (including the Merger) are advisable and fair to and in the best interests of Zhone and its stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby (including the Merger) and (iii) resolved to recommend (subject to Section 5.4(b)) that the stockholders of Zhone adopt this Agreement and vote for the approval of the Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by Zhone’s stockholders in accordance with this Agreement. The Zhone Board Approval constitutes approval of this Agreement and the Merger as required under any applicable state takeover Law and no such state takeover Law is applicable to the Merger or the other transactions contemplated hereby, including, without limitation, the restrictions on business combinations contained in Section 203 DGCL.

SECTION 4.5  No Conflict; Required Filings and Consents.

(a)  The execution and delivery of this Agreement by Zhone does not, and the performance of this Agreement by Zhone will not, (A) (assuming the Zhone Stockholder Approval is obtained) conflict with or violate any provision of the Zhone Certificate or Zhone By-laws or any equivalent organizational documents of any of its Subsidiaries, (B) (assuming that all consents, approvals, authorizations and permits described in Section 4.5(b) have been obtained and all filings and notifications described in Section 4.5(b) have been made and any waiting periods thereunder have terminated or expired) conflict with or violate any Law applicable to Zhone or any of its Subsidiaries or by which any property or asset of Zhone or any of its Subsidiaries is bound or affected or (C) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Zhone or any of its Subsidiaries pursuant to, any Contract, Zhone Permit or other instrument or obligation, except, with respect to clauses (B) and (C), for any such conflicts, violations, consents, approvals, breaches, losses, defaults or other occurrences which would not, individually or in the aggregate, have a Material Adverse Effect.

(b)  The execution and delivery of this Agreement by Zhone does not, and the performance of this Agreement by Zhone will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other person, except (A) under the Exchange Act, the Securities Act, applicable Blue Sky Law, the HSR Act, the rules and regulations of the NASDAQ SmallCap Market and the filing and recordation of the Certificate of Merger as required by the DGCL and (B) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Material Adverse Effect.

SECTION 4.6  Permits; Compliance With Law.    Zhone and each of its Subsidiaries is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for Zhone and each of its Subsidiaries to own, lease and operate its properties or to carry on its respective businesses substantially in the manner described in the Zhone Form 10 and substantially as it is being conducted as of the date hereof (the “Zhone Permits”), and all such Zhone Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Zhone Permits would not, individually or in the aggregate, have a Material Adverse Effect. None of Zhone or any of its Subsidiaries is in conflict with, or in default or violation of, (x) any Law applicable to Zhone or any of its Subsidiaries or by which any property or asset of Zhone or any of its Subsidiaries is bound or affected or (y) any Zhone Permits, except in each case for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect.

SECTION 4.7  SEC Filings; Financial Statements.

(a)  Zhone has timely filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since January 1, 2000 (collectively, the “Zhone SEC Filings”). Each Zhone SEC Filing (A) as of the time it was filed, complied or, if filed subsequent to the date hereof, will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not, at the time it was filed, or, if filed subsequent to the date hereof, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were or will be made, not misleading.

(b)  The audited consolidated financial statements (including the notes thereto) contained in the Zhone Form 10 were prepared in accordance with GAAP applied (except as may be indicated in the notes thereto) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and present fairly the consolidated financial position, results of operations and cash flows of Zhone and the consolidated Subsidiaries of Zhone as of the respective dates thereof and for the respective periods indicated therein. The books and records of Zhone and each of its Subsidiaries have been, and are being, maintained in accordance with applicable material legal and accounting requirements.

(c)  The unaudited consolidated financial statements of Zhone for the three and six month periods ended June 30, 2003 attached as Section 4.7(c) of the Zhone Disclosure Schedule (the “Zhone Unaudited Financial Statements”) were prepared in accordance with GAAP applied on a consistent basis throughout the period indicated (except that the Zhone Unaudited Financial Statements may not contain all of the notes required by GAAP), and present fairly the consolidated financial position, results of operations and cash flows of Zhone and the consolidated Subsidiaries of Zhone as of June 30, 2003 (subject to normal year-end adjustments which would not, individually or in the aggregate, have a Material Adverse Effect).

(d)  Except as and to the extent set forth on the consolidated balance sheet of Zhone and its consolidated Subsidiaries included in the Zhone Unaudited Financial Statements, none of Zhone or any of its consolidated Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for normal year-end adjustments and liabilities or obligations incurred in the ordinary course of business since June 30, 2003 that would not, individually or in the aggregate, have a Material Adverse Effect.

(e)  Zhone’s disclosure controls and procedures (as defined in Sections 13a-14(c) and 15d-14(c) of the Exchange Act) effectively enable Zhone to comply with, and the appropriate officers of Zhone to make all certifications required under, the Sarbanes-Oxley Act.

SECTION 4.8  Brokers.    No broker, finder or investment banker (other than the Zhone Financial Advisor or as set forth in Section 4.8 of the Zhone Disclosure Schedule) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Zhone or any of its Subsidiaries. Zhone has heretofore made available to the Company a true and complete copy of all agreements between Zhone and the Zhone Financial Advisor pursuant to which such firm would be entitled to any payment relating to the Merger or any other transaction contemplated by this Agreement.

SECTION 4.9  Absence of Certain Changes or Events.    Since June 30, 2003, except as specifically contemplated by, or as disclosed in, this Agreement or Section 4.9 of the Zhone Disclosure Schedule, Zhone and each of its Subsidiaries has conducted its businesses in the ordinary course consistent with past practice and, since such date, there has not been (A) any Material Adverse Effect or an event or development that would, individually or in the aggregate, have a Material Adverse Effect or (B) any action taken by Zhone or any of its Subsidiaries during the period from June 30, 2003 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.2.

SECTION 4.10  Employee Benefit Plans.

(a)  Section 4.10(a) of the Zhone Disclosure Schedule sets forth a true and complete list of each “employee benefit plan” as defined in Section 3(3) of ERISA and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof of Zhone or any ERISA Affiliate), which are now, or were within the past 6 years, maintained, sponsored or contributed to by Zhone or any ERISA Affiliate, or under which Zhone or any ERISA Affiliate has any obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements (each a “Zhone Benefit Plan”). Neither Zhone, nor to the knowledge of Zhone, or any other person or entity, has any express or implied commitment, whether legally enforceable or not, to establish, modify, change or terminate any Zhone Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code. With respect to each Zhone Benefit Plan, Zhone has delivered to the Company true, correct and complete copies of (A) each Zhone Benefit Plan (or, if not written a written summary of its material terms), including without limitation all plan documents, adoption agreements, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (B) all summaries and summary plan descriptions, including any summary of material modifications, (C) the annual reports (Form 5500 series) for the three most recent years filed or required to be filed with the IRS with respect to such Zhone Benefit Plan (and, if any such annual report is a Form 5500R, the Form 5500C filed with respect to such Zhone Benefit Plan), (D) the most recent actuarial report or other financial statement relating to such Zhone Benefit Plan, (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Zhone Benefit Plan and any pending request for such a determination letter, (F) the most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) for each Zhone Benefit Plan, and (G) all filings made with any Governmental Entity, including but not limited any filings under the Voluntary Compliance Resolution or Closing Agreement Program or the Department of Labor Delinquent Filer Program.

(b)  Each Zhone Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and contributions required to be made under the terms of any of the Zhone Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed in the Zhone Form 10. With respect to the Zhone Benefit Plans, no event has occurred and, to the knowledge of Zhone, there exists no condition or set of circumstances in connection with which Zhone could be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Zhone Benefit Plans, ERISA, the Code or any other applicable Law.

(c)  Except as disclosed in Section 4.10(c) of the Zhone Disclosure Schedule: (A) each Zhone Benefit Plan which is intended to qualify under Section 401(a), Section 401(k), Section 401(m) or Section 4975(e)(6) of the Code has either received a favorable determination letter from the IRS as to its qualified status or the remedial amendment period for such Zhone Benefit Plan has not yet expired, and each trust established in connection with any Zhone Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and to Zhone’s knowledge no fact or event has occurred that has adversely affected or could adversely affect the qualified status of any such Zhone Benefit Plan or the exempt status of any such trust, (B) to Zhone’s knowledge there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Zhone Benefit Plan that could result in liability to Zhone or an ERISA Affiliate, (C) each Zhone Benefit Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability (other than (i) liability for ordinary administrative expenses typically incurred in a termination event or (ii) if the Zhone Benefit Plan is a pension benefit plan subject to Part 2 of Title I of ERISA, liability for the accrued benefits as of the date of such termination (if and to the extent required by ERISA) to the extent that either there are sufficient assets set aside in a trust or insurance contract to satisfy such liability or such liability is reflected on the most recent consolidated balance sheet filed in the Zhone Form 10), (D) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Zhone is threatened, against or with respect to any such Zhone Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims), (E) no Zhone Benefit Plan is a Multiemployer Plan or other pension plan subject to Title IV of ERISA and none of Zhone or any ERISA Affiliate has sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA, (F) no material liability under Title IV of ERISA has been incurred by Zhone or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Zhone or any ERISA Affiliate of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder, (G) none of the assets of Zhone or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under ERISA or Section 412(n) of the Code, (H) neither Zhone nor any ERISA Affiliate has any liability under ERISA Section 502, (I) all tax, annual reporting and other governmental filings required by ERISA and the Code have been timely filed with the appropriate Governmental Entity and all notices and disclosures have been timely provided to participants, (J) all contributions and payments to such Zhone Benefit Plan are deductible under Code sections 162 or 404, (K) no amount is subject to Tax as unrelated business taxable income under Section 511 of the Code, and (L) no excise tax could be imposed upon Zhone under Chapter 43 of the Code.

(d)  No amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated by this Agreement, by any employee, officer or director of Zhone or any of its Subsidiaries who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(e)  Except as required by Law, no Zhone Benefit Plan provides any of the following retiree or post-employment benefits to any person medical, disability or life insurance benefits. No Zhone Benefit Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code. Zhone and each ERISA Affiliate are in material compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder and any similar state law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.

(f)  None of Zhone or any of its Subsidiaries maintains, sponsors, contributes or has any liability with respect to any employee benefit plan, program or arrangement that provides benefits to non-resident aliens with no U.S. source income outside of the United States.

SECTION 4.11  Labor and Other Employment Matters.

(a)  Zhone and each of its Subsidiaries is in material compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours. Except as set forth in Section 4.11(a) of the Zhone Disclosure Schedule, none of Zhone or any of its Subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by Zhone or any of its Subsidiaries, and no collective bargaining agreement or other labor union contract is being negotiated by Zhone or any of its Subsidiaries. There is no labor dispute, strike, slowdown or work stoppage against Zhone or any of its Subsidiaries pending or, to the knowledge of Zhone, threatened which may interfere in any respect that would have a Material Adverse Effect with the respective business activities of Zhone or any of its Subsidiaries. Zhone has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act or the Railway Labor Act. To Zhone’s knowledge, no employee of Zhone or any of its Subsidiaries is in any material respect in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Zhone or such Subsidiary because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others.

(b)  Zhone has identified in Section 4.11(b) of the Zhone Disclosure Schedule and has made available to the Company true and complete copies of (A) all severance and employment agreements with directors, officers or employees of or consultants to Zhone or any of its Subsidiaries, (B) all severance programs and policies of Zhone and each of its Subsidiaries with or relating to its employees, and (C) all plans, programs, agreements and other arrangements of Zhone and each of its Subsidiaries with or relating to its directors, officers, employees or consultants which contain change in control provisions. Except as set forth in Section 4.11(b) of the Zhone Disclosure Schedule, none of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as termination of employment) (A) result in any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any director or any employee of Zhone or any of its Subsidiaries or affiliates from Zhone or any of its Subsidiaries or affiliates under any Zhone Benefit Plan or otherwise, (B) increase any benefits otherwise payable under any Zhone Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any material benefits. No individual who is a party to an employment agreement listed in Section 4.11(b) of the Zhone Disclosure Schedule or any agreement incorporating change in control provisions with Zhone has terminated employment or been terminated, nor has any event occurred that could give rise to a termination event, in either case under circumstances that has given, or could give, rise to a severance obligation on the part of Zhone under such agreement.

SECTION 4.12  Tax Treatment.    None of Zhone, any of its Subsidiaries or any of Zhone’s affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Zhone is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

SECTION 4.13  Contracts.    Except as filed as exhibits to the Zhone Form 10, or as disclosed in Section 4.13 of the Zhone Disclosure Schedule, none of Zhone or any of its Subsidiaries is a party to or bound by any Contract that (1) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (2) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to Zhone or any of its Subsidiaries, or which restricts the conduct of any line of business by Zhone or any of its Subsidiaries or any geographic area in which Zhone or any of its Subsidiaries may conduct business, in each case in any material respect or (3) which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement. Each Contract of the type described in this Section 4.13, whether or not set forth in Section 4.13 of the Zhone Disclosure Schedule, is referred to herein as a “Zhone Material Contract.” Each Zhone Material Contract is valid and binding on Zhone and each of its Subsidiaries party thereto and, to Zhone’s knowledge, each other party thereto, and in full force and effect, and Zhone and each of its Subsidiaries has in all respects performed all obligations required to be performed by it to the date hereof under each Zhone Material Contract and, to Zhone’s knowledge, each other party to each Zhone Material Contract has in all respects performed all obligations required to be performed by it under such Zhone Material Contract, except as would not, individually or in the aggregate, have a Material Adverse Effect. None of Zhone or any of its Subsidiaries has received any written notice of any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Zhone Material Contract.

Section 4.14  Litigation.    Except as and to the extent disclosed in the Zhone Form 10, including the notes thereto, or as would not, individually or in the aggregate, have a Material Adverse Effect, (a) there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Zhone, threatened in writing against Zhone or any of its Subsidiaries or for which Zhone or any of its Subsidiaries is obligated to indemnify a third party and (b) neither Zhone nor any of its Subsidiaries is subject to any outstanding and unsatisfied order, writ, injunction, decree or arbitration ruling, award or other finding. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Zhone, threatened in writing against Zhone or any of its Subsidiaries that, as of the date hereof, challenges the validity or propriety, or seeks to prevent consummation of, the Merger or any other transaction contemplated by this Agreement.

SECTION 4.15  Environmental Matters.    Except as would not, individually or in the aggregate, have a Material Adverse Effect:

(a)  Zhone and each of its Subsidiaries (A) is in compliance with all, and is not subject to any liability with respect to any, applicable Environmental Laws, (B) holds or has applied for all Environmental Permits necessary to conduct their current operations, and (C) is in compliance with their respective Environmental Permits.

(b)  None of Zhone or any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that Zhone or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law.

(c)  None of Zhone or any of its Subsidiaries (A) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to (i) compliance with Environmental Laws or Environmental Permits or (ii) the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and no investigation, litigation or other proceeding is pending or, to the knowledge of Zhone, threatened in writing with respect thereto, or (B) is an indemnitor in connection with any claim threatened or asserted in writing by any third-party indemnitee for any liability under any Environmental Law.

(d)  None of the real property owned or leased by Zhone or any of its Subsidiaries is listed or, to the knowledge of Zhone, proposed for listing on the “National Priorities List” under CERCLA, as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.

(e)  To the knowledge of Zhone, there are no past or present conditions, circumstances, or facts that may (A) interfere with or prevent continued compliance by Zhone or any of its Subsidiaries with Environmental Laws and the requirements of Environmental Permits, (B) give rise to any liability or other obligation under any Environmental Laws, or (C) form the basis of any claim, action, suit, proceeding, or investigation against or involving Zhone or any of its Subsidiaries based on or related to any Environmental Law.

SECTION 4.16  Intellectual Property.    Except as would not, individually or in the aggregate, have a Material Adverse Effect, Zhone owns or has the right to use, whether through ownership, licensing or otherwise, all Intellectual Property significant to the businesses of Zhone and each of its Subsidiaries in substantially the same manner as such businesses are conducted on the date hereof (“Zhone Material Intellectual Property”). Except as set forth in Section 4.16 of the Zhone Disclosure Schedule and except as would not, individually or in the aggregate, have a Material Adverse Effect: (A) no written claim challenging the ownership, legality, use, validity or enforceability of any Zhone Material Intellectual Property has been made by a third party and no such Zhone Material Intellectual Property is the subject of any pending or, to Zhone’s knowledge, threatened action, suit, claim, investigation, arbitration or other proceeding; (B) no person or entity has given notice to Zhone or any of its Subsidiaries that the use of any Zhone Material Intellectual Property by Zhone, any of its Subsidiaries or any licensee is infringing or has infringed any domestic or foreign patent, trademark, service mark, trade name, or copyright or design right, or that Zhone, any of its Subsidiaries or any licensee has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how; (C) the execution, delivery and performance of this Agreement by Zhone and the consummation of the transactions contemplated hereby will not breach, violate or conflict with any instrument or agreement concerning any Zhone Material Intellectual Property and will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Zhone Material Intellectual Property; (D) Zhone has the right to require the inventor or author of any Zhone Material Intellectual Property which constitutes an application for registration, including, but not limited to, all patent applications, trademark applications, service mark applications, copyright applications and mask work applications, to transfer ownership, including all right, title and interest in and to (including any moral rights), to Zhone of the application and of the registration once it issues; (E) Zhone has no knowledge of any third party interfering with, infringing upon, misappropriating, or using without authorization any Zhone Intellectual Property, and has no knowledge that any employee or former employee of Zhone has interfered with, infringed upon, misappropriated, used without authorization, or otherwise come into conflict with any Zhone Material Intellectual Property; (F) Zhone has taken all reasonable action to maintain and protect each item of Zhone Material Intellectual Property; and (G) to its knowledge, Zhone has the right to use all of the Zhone Material Intellectual Property in all jurisdictions in which Zhone currently conducts business.

SECTION 4.17  Taxes.

(a)  Zhone and each of its Subsidiaries have duly and timely filed with the appropriate Tax authorities or other Governmental Entities all Tax Returns required to be filed, except where failure to so file would not, individually or in the aggregate, have a Material Adverse Effect. All such Tax Returns are complete and accurate in all respects, except as would not, individually or in the aggregate, have a Material Adverse Effect. All Taxes shown as due on such Tax Returns have been timely paid.

(b)  Subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect, the unpaid Taxes of Zhone and its Subsidiaries (i) did not, as of the dates of the most recent financial statements contained in the Zhone Form 10, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets contained in such financial statements, and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Zhone and its Subsidiaries in filing their Tax Returns.

(c)  Subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect, (i) no deficiencies for Taxes with respect to any of Zhone and the its Subsidiaries have been claimed, proposed or assessed by a Tax authority or other Governmental Entity in writing, (ii) no audit or other proceeding for or relating to any liability in respect of Taxes of any of Zhone or any of its Subsidiaries is being conducted by any Tax authority or Governmental Entity, and Zhone and its Subsidiaries have not received notification in writing that any such audit or other proceeding is pending, and (iii) neither Zhone nor any of its Subsidiaries nor any predecessor has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d)  There are no Tax liens upon any property or assets of Zhone or any of its Subsidiaries except (i) liens for current Taxes not yet due and payable, (ii) liens for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP, and (iii) liens that would not, individually or in the aggregate, have a Material Adverse Effect.

(e)  Each of Zhone and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect.

(f)  None of Zhone or any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any material Tax Return.

(g)  No claim has ever been made in writing by an authority in a jurisdiction where any of Zhone and any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(h)  None of Zhone or any of its Subsidiaries has any liability for the Taxes of any person (other than members of the consolidated group of which Zhone is the common parent) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise, except in each case where such liability for Taxes would not, individually or in the aggregate, have a Material Adverse Effect.

(i)  None of Zhone or any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code.

(j)  None of Zhone or any of its Subsidiaries has been a party to any distribution occurring during the two years preceding the date of this Agreement in which the parties to such distribution treated the distribution as one to which Sections 355 or 361 of the Code is applicable, in whole or in part.

(k)  Zhone and its Subsidiaries have made available to the Company correct and complete copies of all federal Tax Returns since the date of Zhone’s formation.

SECTION 4.18  Insurance.    Section 4.18 of the Zhone Disclosure Schedule lists material policies of liability, property, casualty and other forms of insurance owned or held by Zhone and each of its Subsidiaries, copies of which have previously been made available to the Company. All such policies are in full force and effect, all premiums due and payable have been paid, and no written notice of cancellation or termination has been received with respect to any such policy. No insurer has advised Zhone or any of its Subsidiaries that it intends to reduce coverage or materially increase any premium under any such policy, or that coverage is not available (or that it will contest coverage) for any material claim made against Zhone or any of its Subsidiaries.

SECTION 4.19  Opinion of Financial Advisor.    Credit Suisse First Boston LLC (the “Zhone Financial Advisor”) has delivered to the Zhone Board its opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Zhone Common Stock (including holders of Zhone Common Stock who have converted shares of Zhone Preferred Stock into shares of Zhone Common Stock), other than affiliates of Zhone. Zhone has been authorized by the Zhone Financial Advisor to permit, subject to prior review and consent by the Zhone Financial Advisor, the inclusion of such opinion in its entirety, and references thereto, in the Joint Proxy/Prospectus.

SECTION 4.20  Vote Required.    The affirmative vote of the holders of a majority of the outstanding shares of Zhone Common Stock and the affirmative vote of the holders of a majority of the outstanding shares of Zhone Preferred Stock (with all series of Zhone Preferred Stock voting together on an as-converted basis) are the only votes of the holders of any class or series of capital stock or other Equity Securities of Zhone necessary to approve this Agreement and the transactions contemplated hereby, including the Merger (the “Zhone Stockholder Approval”).

SECTION 4.21  Warrants.    Zhone has made available to the Company true, accurate and complete copies of the Zhone Warrants and the Zhone Preferred Warrants.

Article V

Covenants

SECTION 5.1  Conduct of Business by the Company Pending the Closing.    The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Schedule or as specifically permitted by any other provision of this Agreement, unless Zhone shall otherwise agree in writing, the Company will, and will cause each of its Subsidiaries to conduct its operations only in the ordinary and usual course of business consistent with past practice. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.1 of the Company Disclosure Schedule or as specifically permitted by any other provision of this Agreement, the Company shall not (unless required by applicable Law), and shall not permit any of its Subsidiaries to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Zhone (which consent shall not be unreasonably withheld if requested with respect to Section 5.1(o) hereof):

(a)  amend or otherwise change its certificate of incorporation or by-laws or equivalent organizational documents (except, as applicable, as contemplated by the Name Change and the Reverse Stock Split);

(b)  (A) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of any shares of capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by contract right), of the Company or any of its Subsidiaries, other than the issuance of Company Common Stock upon the exercise of Company Options outstanding as of the date hereof in accordance with their terms or (B) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets (including Intellectual Property) of the Company or any of its Subsidiaries, except pursuant to existing Contracts or commitments, or enter into any commitment or transaction outside the ordinary course of business consistent with past practice;

(c)  declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly-owned Subsidiary of the Company to the Company or to any other wholly-owned Subsidiary of the Company) or enter into any agreement with respect to the voting of its capital stock;

(d)  reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or other securities (other than pursuant to the Reverse Stock Split);

(e) (A)  acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any person or any division thereof or any assets, (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than a wholly-owned Subsidiary of the Company) for borrowed money, (C) terminate, cancel or request any material change in, or agree to any material change in, any Company Material Contract, or (D) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.1(e);

(f)  Pexcept as may be required by contractual commitments or corporate policies with respect to severance or termination pay in existence on the date of this Agreement as disclosed in Section 3.11(b) of the Company Disclosure Schedule: (A) increase the compensation or benefits payable or to become payable to its directors, officers or employees; (B) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any of its Subsidiaries, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Law; or (C) take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan;

(g) (A)  pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms, (B) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice, or (C) delay or accelerate payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice;

(h)  make any change in accounting policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by GAAP or by a Governmental Entity;

(i)  waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration;

(j)  make any material tax election, settle or compromise any material liability for Taxes, amend any Tax Return or file any refund for Taxes;

(k)  take, or agree to take, any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(l)  modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which the Company is a party;

(m)  take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied;

(n)  terminate, cancel or request any change in, rescind, revoke or otherwise alter in any way, or agree to do any of the foregoing with respect to, the Severance Plan;

(o)  other than as is set forth on the Company’s operating budget set forth in Section 5.1(o) of the Company Disclosure Schedule, make any expenditures or cash disbursements, or agree to or commit to make any expenditures or cash disbursements, in excess of $1,000,000 in the aggregate; or

(p)  authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

SECTION 5.2  Conduct of Business by Zhone Pending the Closing.    Zhone agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.2 of the Zhone Disclosure Schedule or as specifically permitted by any other provision of this Agreement, unless the Company shall otherwise agree in writing, Zhone will, and will cause each of its Subsidiaries to conduct its operations only in the ordinary and usual course of business consistent with past practice. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.2 of the Zhone Disclosure Schedule or as specifically permitted by any other provision of this Agreement, Zhone shall not (unless required by applicable Law), and shall not permit any of its Subsidiaries to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of the Company:

(a)  amend or otherwise change its certificate of incorporation or by-laws or equivalent organizational documents;

(b) (A)  issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of any shares of capital stock of, or other Equity Interests in, Zhone or any of its Subsidiaries of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by contract right), of Zhone or any of its Subsidiaries including, without limitation, pursuant to that certain Secured Note and Warrant Purchase Agreement, dated as of February 12, 2003, between Zhone and the purchasers listed on the schedules thereto (the “Secured Note Agreement”), other than (x) the issuance of Zhone Common Stock upon the exercise of Zhone Options outstanding as of the date hereof in accordance with their terms or upon the conversion of Zhone Preferred Stock or other convertible securities of Zhone, (y) the grant of up to 2,776,364 Zhone Options in the ordinary course of business consistent with past practice, provided such Zhone Options are subject to customary vesting and have an exercise price equal to the fair market value of the Zhone Common Stock or (z) the issuance of Zhone Preferred Stock upon the exercise of the Zhone Preferred Warrants or (B) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets (including Intellectual Property) of Zhone or any of its Subsidiaries, except pursuant to existing Contracts or commitments or the sale or purchase of goods in the ordinary course of business consistent with past practice, or enter into any commitment or transaction outside the ordinary course of business consistent with past practice;

(c)  declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly-owned Subsidiary of Zhone to Zhone or to any other wholly-owned Subsidiary of Zhone) or enter into any agreement with respect to the voting of its capital stock;

(d)  reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or other securities;

(e) (A)  acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any person or any division thereof or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice and any other acquisitions for consideration that is individually not in excess of $250,000, or in the aggregate, not in excess of $500,000 for Zhone and its Subsidiaries taken as a whole (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than a wholly-owned Subsidiary of Zhone) for borrowed money, including under the Secured Note Agreement, except for indebtedness for borrowed money incurred in the ordinary course of business or other indebtedness for borrowed money with a maturity of not more than one year in a principal amount not, in the aggregate, in excess of $10,000,000 for Zhone and its Subsidiaries taken as a whole, (C) terminate, cancel or request any material change in, or agree to any material change in, any Zhone Material Contract other than in the ordinary course of business consistent with past practice, or (D) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.2(e);

(f)  except as may be required by contractual commitments or corporate policies with respect to severance or termination pay in existence on the date of this Agreement as disclosed in Section 4.11(b) of the Zhone Disclosure Schedule: (A) increase the compensation or benefits payable or to become payable to its directors, officers or employees; (B) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of Zhone or any of its Subsidiaries, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Law; or (C) take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Zhone Benefit Plan;

(g) (A)  pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms, (B) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice, or (C) delay or accelerate payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice;

(h)  make any change in accounting policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by GAAP or by a Governmental Entity;

(i)  waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration;

(j)  make any material tax election, settle or compromise any material liability for Taxes, amend any Tax Return or file any refund for Taxes;

(k)  take, or agree to take, any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(l)  modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which Zhone is a party;

(m)  take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied; or

(n)  authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

SECTION 5.3  Registration Statement; Proxy Statement.

(a)  As promptly as practicable after the execution of this Agreement Zhone and the Company shall prepare and file with the SEC a joint proxy statement relating to the Company Stockholders’ Meeting and the Zhone Stockholders’ Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”) and the Company shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”; the prospectus contained in the Registration Statement together with the Proxy Statement, the “Joint Proxy/Prospectus”), in which the Proxy Statement shall be included, in connection with the registration under the Securities Act of the shares of Company Common Stock to be issued to the stockholders of Zhone in the Merger. Any tax opinion required to be filed with the Proxy Statement, Registration Statement, or Joint Proxy/Prospectus shall be prepared by tax counsel to Zhone. Each of Zhone and the Company shall use commercially reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable, and, prior to the effective date of the Registration Statement, the Company shall use commercially reasonable best efforts to take all or any action reasonably required under any applicable federal or state securities Laws in connection with the issuance of shares of Company Common Stock in the Merger. Each of Zhone and the Company shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions and the preparation of the Registration Statement and Proxy Statement. As promptly as reasonably practicable after the Registration Statement shall have become effective and the Proxy Statement shall have been cleared by the SEC, the Company and Zhone shall mail the Joint Proxy/Prospectus to their respective stockholders; provided, however, that the parties shall consult and cooperate with each other in determining the appropriate time for mailing the Joint Proxy/Prospectus in light of the date set for the Company Stockholders’ Meeting and the Zhone Stockholders’ Meeting. No filing of, or amendment or supplement to, the Proxy Statement shall be made by the Company or Zhone, and no filing of, or amendment or supplement to, the Registration Statement shall be made by the Company, in each case, without the prior written consent of the other party, such consent not to be unreasonably withheld. Zhone and the Company each shall advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, the suspension of the qualification of the Company Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(b)  The information supplied by the Company and Zhone for inclusion or incorporation by reference in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (iii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders of Zhone, (iv) the time of the Company Stockholders’ Meeting, and (v) the time of the Zhone Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company or Zhone, or any of their respective Subsidiaries, or their respective officers or directors, is discovered by such party which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, such party shall promptly inform the other party. All documents that either the Company or Zhone is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

SECTION 5.4  Stockholders’ Meetings.

(a)  The Company shall duly call and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”) as promptly as reasonably practicable in accordance with applicable Law following the date the Registration Statement becomes effective and the Joint Proxy/Prospectus is cleared by the SEC for the purpose of voting upon the matters that are subject to Company Stockholder Approval. In connection with the Company Stockholders’ Meeting and the transactions contemplated hereby, the Company will (i) subject to applicable Law, use its commercially reasonable best efforts to obtain the approvals by its stockholders of the matters that are subject to Company Stockholder Approval, and (ii) otherwise comply with all legal requirements applicable to the Company Stockholders’ Meeting. Subject to Section 5.6, the Company Board shall recommend approval of the issuance by the Company of the shares of Company Common Stock issuable pursuant to this Agreement by the stockholders of the Company (the “Company Recommendation”) and shall not withdraw or adversely modify (or propose to withdraw or adversely modify) such recommendation, and the Joint Proxy/Prospectus shall contain such recommendation.

(b)  Zhone shall duly call and hold a meeting of its stockholders (the “Zhone Stockholders’ Meeting”) as promptly as reasonably practicable in accordance with applicable Law following the date the Registration Statement becomes effective and the Joint Proxy/Prospectus is cleared by the SEC for the purpose of voting upon the matters that are subject to Zhone Stockholder Approval. In connection with the Zhone Stockholders’ Meeting and the transactions contemplated hereby, Zhone will (i) subject to applicable Law, use its commercially reasonable best efforts to obtain the necessary approvals by its stockholders of the matters that are subject to Zhone Stockholder Approval and (ii) otherwise comply with all legal requirements applicable to the Zhone Stockholders’ Meeting. Subject to Section 5.6, the Zhone Board shall recommend approval of this Agreement and the Merger by the stockholders of Zhone (the “Zhone Recommendation”) and shall not withdraw or adversely modify (or propose to withdraw or adversely modify) such recommendation, and the Joint Proxy/Prospectus shall contain such recommendation.

SECTION 5.5  Access to Information; Confidentiality.    Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or Zhone or any of their respective Subsidiaries is a party (which such person shall use commercially reasonable best efforts to cause the counterparty to waive), from the date of this Agreement to the Effective Time, the Company and Zhone shall, and shall cause each of its Subsidiaries and each of their respective directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, and agents and other representatives (collectively, “Representatives”) to (a) provide to the other party and its respective Representatives access at reasonable times upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to the books and records thereof and (b) subject to applicable Laws relating to the exchange of information, furnish promptly such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of itself and its Subsidiaries as the other party and its Representatives may reasonably request. No investigation conducted pursuant to this Section 5.5 shall affect or be deemed to modify or limit any representation or warranty made in this Agreement or the conditions to the obligations to consummate the Merger. With respect to the information disclosed pursuant to this Section 5.5, the parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under that certain Mutual Nondisclosure Agreement dated May 27, 2003, previously executed by the Company and Zhone (as modified with respect to the provisions relating to confidentiality by the Exclusivity Agreement, the “Confidentiality Agreement”). Notwithstanding anything in the foregoing, or anything else contained in this Agreement or anything in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound to the contrary, upon the earlier to occur of (i) the date of the public announcement of discussions relating to the Merger, (ii) the date of the public announcement of the Merger, or (iii) the date of the execution of this Agreement each party (and any employee, representative or other agent thereof) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions and other tax analyses) that are provided to the parties relating to such tax treatment and tax structure. For this purpose, “Tax Structure” means any facts that may be relevant to understanding the purported or claimed federal income tax treatment of the transaction, and all other terms in the preceding sentence shall have the meanings ascribed to them in Treasury Regulations Section 1.6011-4.

SECTION 5.6  No Solicitation of Transactions.

(a)  Each of the Company and Zhone agrees that neither it nor any of its Subsidiaries shall, and that it shall cause its and its Subsidiaries’ Representatives not to, directly or indirectly: (i) encourage, initiate, solicit or take any other action designed to, or which could reasonably be expected to, facilitate an

Acquisition Proposal or the making, submission or announcement of, any Acquisition Proposal, (ii) participate or engage in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, except to notify such person as to the existence of these provisions, (iv) approve, endorse or recommend any Acquisition Proposal with respect to it, or (v) enter into any letter of intent or similar document or any agreement, commitment or understanding contemplating or otherwise relating to any Acquisition Proposal or a transaction contemplated thereby; provided, that so long as there has been no breach of this Section 5.6(a), prior to obtaining the approval of the Company’s stockholders at the Company Stockholders’ Meeting contemplated by Section 5.4(a) the Company may, or in the case of Zhone, prior to obtaining the approval of Zhone’s stockholders at the Zhone Stockholders’ Meeting contemplated by Section 5.4(b), Zhone may, in response to a written Acquisition Proposal that was not solicited after the date hereof and otherwise in compliance with the obligations under Section 5.6(c), participate in discussions or negotiations with, request clarifications from, or furnish information to, any person which makes such Acquisition Proposal if (x) such action is taken subject to a confidentiality agreement containing customary terms and conditions; provided, that if such confidentiality agreement contains provisions that are less restrictive than the comparable provisions of the Confidentiality Agreement, or omits restrictive provisions contained in the Confidentiality Agreement, then the Confidentiality Agreement shall be deemed to be automatically amended to contain in substitution for such comparable provisions such less restrictive provisions, or to omit such restrictive provisions, as the case may be, and in connection with the foregoing, such party agrees not to waive any of the provisions in any such confidentiality agreement without waiving the similar provisions in the Confidentiality Agreement to the same extent, (y) the Company Board or Zhone Board, as applicable, reasonably determines in good faith, after consultation with nationally recognized outside legal counsel (which may be its current outside legal counsel) and financial advisor (which may be its current outside financial advisor), that such Acquisition Proposal is a Superior Proposal and (z) the Company Board or Zhone Board, as applicable, reasonably determines in good faith, after consultation with nationally recognized outside legal counsel (which may be its current outside legal counsel), that failure to take such actions would constitute a breach of fiduciary duties under applicable Law. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 5.6(a) by any Representative of a party or any of its Subsidiaries, whether or not such person is purporting to act on behalf of a party, shall constitute a breach of this Section 5.6(a). Each of the Company and Zhone shall immediately terminate, and shall cause its Subsidiaries and its and its Subsidiaries’ Representatives to immediately terminate, all discussions or negotiations, if any, with any third party with respect to, or any that could reasonably be expected to lead to or contemplate the possibility of, an Acquisition Proposal.

(b)  Neither Company Board or Zhone Board nor any committee thereof shall (i) withdraw, modify or amend, or propose to withdraw, modify or amend, in a manner adverse to the other party hereto, the Company Recommendation or the Zhone Recommendation, as the case may be or (ii) resolve to do any of the foregoing; provided, that the Company Board and Zhone Board may withdraw, modify or amend the Company Recommendation or Zhone Recommendation, as applicable, prior to obtaining the approval of its stockholders as contemplated by Section 5.4 if, following receipt of a Superior Proposal (x) such party has complied with its obligations under this Section 5.6, (y) the Company Board or Zhone Board, as applicable, reasonably determines in good faith, after consultation with nationally recognized outside legal counsel (which may be its current outside legal counsel), that failure to take such actions would constitute a breach of fiduciary duties under applicable Law and (z) prior to taking such actions, the Company Board shall have given Zhone, and the Zhone Board shall have given the Company, at least five business days notice of its intention to take such action and the opportunity during such period to submit a competing proposal (which shall be considered by the Company Board or Zhone Board, as applicable, in good faith, after consultation with nationally recognized outside legal counsel (which may be its current outside legal counsel) and financial advisor (which may be its current outside financial advisor)) so that the Superior Proposal no longer constitutes a Superior Proposal.

(c)  In addition to the obligations set forth in Section 5.6(a), the Company or Zhone, as applicable, shall as promptly as practicable (and in any event within 24 hours) advise the other of any request for information with respect to any Acquisition Proposal or of any Acquisition Proposal, or any inquiry, proposal, discussions or negotiation with respect to any Acquisition Proposal, the terms and conditions of such request, Acquisition Proposal, inquiry, proposal, discussion or negotiation and the Company or Zhone, as applicable, shall, within 24 hours of the receipt thereof, promptly provide to the other copies of any written materials received in connection with any of the foregoing. The Company or Zhone, as applicable, shall keep the other fully informed of the status and material details (including amendments or proposed amendments) of any such request or Acquisition Proposal and keep the other fully informed as to the material details of any information requested of or provided to it and as to the details of all discussions or negotiations with respect to any such request, Acquisition Proposal, inquiry or proposal, and shall provide to the other within 24 hours of receipt thereof all written materials received by it with respect thereto. The Company or Zhone, as applicable, shall promptly provide to the other any non-public information concerning it provided to any other person in connection with any Acquisition Proposal, which was not previously provided to the other party.

(d)  Nothing contained in this Agreement shall be deemed to restrict the parties from complying with Rules 14d-9 or 14e-2 under the Exchange Act.

SECTION 5.7  Appropriate Action; Consents; Filings.

(a) The Company and Zhone shall use their commercially reasonable best efforts to (A) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (B) obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by the Company or Zhone or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Entity (including, without limitation, those in connection with the HSR Act), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including, without limitation, the Merger, and (C) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (x) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws, (y) the HSR Act, and (z) any other applicable Law; provided, that the Company and Zhone shall cooperate with each other in connection with the making of all such filings, including, if requested, by providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith; provided, however, that nothing in this Section 5.7(a) shall require the expenditure of money by Zhone or the Company to a third party in exchange for any such consent (other than nominal filing or processing fees). The Company and Zhone shall use commercially reasonable best efforts to furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement and the Registration Statement) in connection with the transactions contemplated by this Agreement.

(b)  The Company and Zhone shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, all commercially reasonable best efforts to obtain any third party consents, (A) necessary, proper or advisable to consummate the transactions contemplated in this Agreement, (B) required to be disclosed in the Company Disclosure Schedule or the Zhone Disclosure Schedule, as applicable, or (C) required to prevent a Material Adverse Effect with respect to the Company or Zhone from occurring prior to or after the Effective Time. In the event that either party shall fail to obtain any third party consent described in the first sentence of this Section 5.7(b), such party shall use all commercially reasonable best efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon the Company and Zhone, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

SECTION 5.8  Certain Notices.    From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of (A) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, or (B) the failure of the Company or Zhone, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

SECTION 5.9  Public Announcements.    The press release announcing the execution of this Agreement, if any, shall be issued only in such form as shall be mutually agreed upon by the Company and Zhone and each of the Company and Zhone shall consult with, and obtain the consent of, the other party (which shall not be unreasonably withheld or delayed) before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to consulting with and obtaining the prior consent of the other party (which shall not be unreasonably withheld or delayed); provided, that a party may, without consulting with or obtaining the prior consent of the other party, issue such press release or make such public statement as may be required by applicable Law or, in the case of the Company, by any listing agreement with a national securities exchange or automated quotation system to which it is a party, if such party has used commercially reasonable best efforts to consult with the other party and to obtain such other party’s consent, but has been unable to do so in a timely manner.

SECTION 5.10  NASDAQ SmallCap Market Listing.    The Company shall promptly prepare and submit to the NASDAQ SmallCap Market and any other applicable exchange a listing application covering the shares of Company Common Stock to be issued in the Merger and shall use its commercially reasonable best efforts to cause such shares to be approved for listing on the NASDAQ SmallCap Market, including, without limitation, effecting a reverse stock split if necessary with respect to the then-outstanding shares of Company Common Stock, such that each share of Company Common Stock shall be converted into such lesser number of shares of Company Common Stock according to a ratio between (and including) 10 into 1 and 4 into 1 to be agreed by the parties (the “Reverse Stock Split”), subject to official notice of issuance, prior to the Effective Time; provided, however, that in connection with the Merger, the Company shall use commercially reasonable best efforts, including, without limitation, by effecting the Reverse Stock Split if necessary, to transfer the Company Common Stock for listing on the NASDAQ National Market (including, without limitation, through seeking eligibility through the continued listing requirements or by seeking a “phase-up” review by NASDAQ). Zhone shall furnish such information concerning it and the holders of its capital stock as the Company may reasonably request in connection with such actions and the preparation of the listing application.

SECTION 5.11  Employee Benefit and Section 16 Matters

(a)  Prior to the Effective Time, the Company shall adopt a severance plan, in form and substance reasonably acceptable to Zhone (the “Severance Plan”), covering:

(i)  each of the individuals listed on Annex E hereto (collectively, the “Executives”) which will provide that if an Executive’s employment is terminated without cause by the Company or by the Executive due to a substantial reduction in salary or substantial diminishment of job responsibilities during the one year period following the Closing, he/she shall be entitled to only the following benefits as severance in exchange for executing a release of claims against the Company: (i) a lump sum severance payment equal to one year’s base salary; (ii) a prorated portion of any bonus payable for the year in which the termination occurs, provided that such amount shall not be less than the prorated portion of the greater of (A) the bonus earned by the Executive in the immediately prior year and (B) the target bonus payable for the year in which the termination occurs calculated on the basis that the Executive achieved all requisite objectives; (iii) continuation of health care benefits for one year under the Company’s health benefit plans as in effect from time to time at the same cost as an active employee of the Company, with such continuation being coincident with and not in addition to any coverage continuation required by applicable Law; (iv) the ability to continue vesting in any unvested Company stock options outstanding on the date hereof for a period of one year following termination; and (v) the ability to exercise any options once vested for a period of two years following termination;

(ii)  each of the individuals listed on Annex F hereto (collectively, the “Senior Managers”) which will provide that if a Senior Manger’s employment is terminated without cause by the Company or by the Senior Manager due to a substantial reduction in salary or substantial diminishment in job responsibilities during the one year period following the Closing, he/she shall be entitled to only the following benefits as severance in exchange for executing a release of claims against the Company: (i) a lump sum severance payment equal to six month’s base salary; (ii) continuation of health care benefits for six months under the Company’s health benefit plans as in effect from time to time at the same cost as an active employee of the Company, with such continuation being coincident with and not in addition to any coverage continuation required by applicable Law; (iii) the ability to continue vesting in any unvested Company stock options outstanding on the date hereof for a period of six months following termination; and (iv) the ability to exercise any options once vested for a period of two years following such termination; and

(iii)  each of the individuals listed on Annex G hereto (collectively, the “Management Employees”) which will provide that if a Management Employee’s employment is terminated without cause by the Company or by the Management Employee due to a substantial reduction in salary or a substantial diminishment in job responsibilities during the one year period following the Closing, he/she shall be entitled to only the following benefits as severance in exchange for executing a release of claims against the Company: (i) a lump sum severance payment equal to six month’s base salary; (ii) continuation of health care benefits for six months under the Company’s health benefit plans as in effect from time to time at the same cost as an active employee of the Company, with such continuation being coincident with and not in addition to any coverage continuation required by applicable Law; and (iii) the ability to exercise any Company stock options that are vested on the date of termination for a period of two years following such termination.

(b)  All employees of the Company (other than the Executives, the Senior Managers and the Management Employees) shall only be entitled to severance to the extent required by applicable Law, or as pay in lieu of notice in the event that the provisions of the Worker Adjustment and Retraining Notification Act of 1988 or any other similar state or local Law apply; provided, however, if such employee is terminated without cause by the Company during the one year period following the Closing, the Company may offer, in exchange for obtaining a release by such employee of all claims against the Company, to extend the exercise period of such employee’s Company stock options that are vested on the date of termination for a period of two years following such termination.

(c)  With respect to each Company Benefit Plan in which employees of Zhone and its Subsidiaries (“Zhone Employees”) participate after the Effective Time, for purposes of determining vesting and entitlement to benefits, including for severance benefits and vacation entitlement, service with Zhone (or predecessor employers to the extent Zhone provides past service credit) shall be treated as service with the Company; provided, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or to the extent that such service was not recognized under the applicable Zhone Benefit Plan. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations. Each Company Benefit Plan shall waive pre-existing condition limitations to the same extent waived under the applicable Zhone Benefit Plan. Zhone Employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Company Benefit Plan for the plan year in which the Effective Time occurs.

(d)  Prior to the Effective Time, the Company Board and Zhone Board, or appropriate committees of non-employee directors, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition by any officer or director of Zhone who may become a covered person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of shares of Company Common Stock or options or warrants to acquire Company Common Stock pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

(e)  Following the Closing, the Company shall provide similarly situated employees of the Company who were employees of the Company as of the Effective Time and employees of the Company who were employees of Zhone prior to the Effective Time with substantially similar compensation and benefits in the aggregate.

(f)  The parties hereto acknowledge and agree that all provisions contained in this Section 5.11 with respect to employees are included for the sole benefit of the respective parties hereto and shall not create any right (i) in any other person, including, without limitation, any employees, former employees, any participant in any Company Benefit Plan or Zhone Benefit Plan or any beneficiary thereof or (ii) to continued employment with the Company or Zhone. After the Effective Time, nothing contained in this Section 5.11 shall interfere with the Company’s right to amend, modify or terminate any Company Benefit Plan or Zhone Benefit Plan or to terminate the employment of any employee of the Company or Zhone for any reason.

SECTION 5.12  Indemnification of Directors and Officers.

(a)  Zhone and the Company agree that the indemnification obligations set forth in the Company Certificate and the Company By-laws shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of any individual who on or prior to the Effective Time was a director, officer, trustee, fiduciary, employee or agent of the Company or any of its Subsidiaries or who served at the request of the Company or any of its Subsidiaries as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, unless such amendment or modification is required by applicable Law.

(b)  For six years from the Effective Time, the Company shall provide to the Company’s current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the Company’s existing policy (true and complete copies which have been previously provided to Zhone) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Company shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid prior to the date of this Agreement, which premium the Company represents and warrants to be approximately $2,025,000. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time for purposes of this Section 5.12, which policies provide such directors and officers with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement. If such prepaid policies have been obtained prior to the Effective Time, the Company shall maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(c)  In the event the Company (A) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.12.

(d)  The obligations under this Section 5.12 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.12 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.12 applies shall be third party beneficiaries of this Section 5.12).

SECTION 5.13  Tax-Free Reorganization Treatment

(a)  The Company and Zhone shall use their commercially reasonable best efforts, and shall cause their respective Subsidiaries to use their commercially reasonable best efforts, to take or cause to be taken any action necessary for the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. Neither the Company nor Zhone shall, nor shall they permit any of their respective Subsidiaries to, take or cause to be taken any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(b)  This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Each of the Company and Zhone shall report the Merger as a reorganization within the meaning of Section 368 of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(c)  The parties hereto shall cooperate and use their commercially reasonable best efforts in order for Zhone to obtain the opinion of Latham & Watkins LLP described in Section 6.3(e). In connection therewith, the Company (together with Merger Sub) and Zhone shall deliver to Latham & Watkins LLP representation letters, dated and executed as of the dates of such opinion, in substantially the form attached to this Agreement as Exhibit E and Exhibit F respectively.

SECTION 5.14  Letters of the Accountants

(a)  Zhone shall use its commercially reasonable best efforts to cause to be delivered to the Company two letters from Zhone’s independent accountants, one dated a date within two business days before the date on which the Registration Statement shall become effective and one dated a date within two business days before the Closing Date, each addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

(b)  The Company shall use its commercially reasonable best efforts to cause to be delivered to Zhone two letters from the Company’s independent accountants, one dated a date within two business days before the date on which the Registration Statement shall become effective and one dated a date within two business days before the Closing Date, each addressed to Zhone, in form and substance reasonably satisfactory to Zhone and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

SECTION 5.15  Affiliates.     As soon as practicable after the date hereof, Zhone shall deliver to the Company a list identifying all persons who are expected to be, at the time of the Zhone Stockholders’ Meeting, “affiliates” of Zhone for purposes of Rule 145 under the Securities Act. Zhone shall use its commercially reasonable best efforts to cause each person who is identified on such list to execute and deliver to the Company a letter agreement as to such person’s prospective compliance with the restrictions imposed by Rule 145 under the Securities Act on the transfer of shares of Company Common Stock received by such person in the Merger.

SECTION 5.16  Officer’s Certificates

(a)  Not later than five business days prior to (x) the mailing date of the Joint/Proxy Prospectus and (y) the anticipated Closing Date, the Company shall provide to Zhone in writing its estimate (as of the Effective Time) of the number of Company Fully Diluted Shares. Immediately prior to the Effective Time, the Company shall provide to Zhone a certificate of the Chief Executive Officer of the Company setting forth the number of Company Fully Diluted Shares.

(b)  Not later than five business days prior to (x) the mailing date of the Joint/Proxy Prospectus and (y) the anticipated Closing Date, Zhone shall provide to the Company in writing its estimate (as of the Effective Time) of the number of Zhone Fully Diluted Shares. Immediately prior to the Effective Time, Zhone shall provide to the Company a certificate of the Chief Executive Officer of Zhone setting forth the number of Zhone Fully Diluted Shares.

ARTICLE VI

Closing Conditions

SECTION 6.1  Conditions to Obligations of Each Party Under This Agreement.    The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

(a)  Effectiveness of the Registration Statement.    The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of Zhone or the Company, threatened by the SEC.

(b)  Stockholder Approval.    The Company Stockholder Approval and the Zhone Stockholder Approval shall have been obtained.

(c)  No Order.    No Governmental Entity, nor any federal or state court of competent jurisdiction or arbitrator shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or arbitration award or finding or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement.

(d)  Consents and Approvals.    All material consents, approvals and authorizations of any Governmental Entity required of Zhone, the Company or any of their Subsidiaries shall have been obtained. Any applicable waiting periods, together with any extensions thereof, under the HSR Act and the antitrust or competition laws of any other applicable jurisdiction shall have expired or been terminated.

(e)  NASDAQ SmallCap Market Listing.    The shares of Company Common Stock issuable to Zhone’s stockholders in the Merger shall have been approved for listing on the NASDAQ SmallCap Market (or as contemplated by Section 5.10, the NASDAQ National Market, if the Company Common Stock shall have been accepted for listing on such exchange), subject to official notice of issuance.

SECTION 6.2  Additional Conditions to Obligations of the Company and Merger Sub.    The obligations of the Company and Merger Sub to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

(a)  Representations and Warranties.    The representations and warranties of Zhone contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, have a Material Adverse Effect. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Zhone to that effect.

(b)  Agreements and Covenants.    Zhone shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Zhone to that effect.

(c)  Consents and Approvals.    All material consents, approvals and authorizations of any person other than a Governmental Entity required to be set forth in Section 3.5 or Section 4.5 or the related sections of the Company Disclosure Schedule or the Zhone Disclosure Schedule, as applicable, shall have been obtained.

(d)  Material Adverse Effect.    Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to Zhone.

(e)  Conversion of Preferred Stock.    All outstanding shares of Zhone Preferred Stock shall have been converted into Zhone Common Stock at a ratio of one share of Zhone Common Stock per share of Zhone Preferred Stock.

(f)  Appraisal Rights.    Zhone stockholders holding less than 10% of the outstanding shares of Zhone Common Stock (on an as-converted basis) shall have perfected appraisal rights under the DGCL (or, if applicable, Chapter 13 of the California Corporations Code).

SECTION 6.3  Additional Conditions to Obligations of Zhone.    The obligation of Zhone to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

(a)  Representations and Warranties.    The representations and warranties of the Company and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, result in a Material Adverse Effect. Zhone shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

(b)  Agreements and Covenants.    The Company and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by each of them on or prior to the Effective Time. Zhone shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

(c)  Consents and Approvals.    All material consents, approvals and authorizations of any person other than a Governmental Entity required to be set forth in Section 3.5 or Section 4.5 or the related sections of the Company Disclosure Schedule or the Zhone Disclosure Schedule, as applicable, shall have been obtained.

(d)  Material Adverse Effect.     Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Company.

(e)  Opinion.    Zhone shall have received the opinion of Latham & Watkins LLP, dated the date of the Effective Time, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided, however, that if Latham & Watkins LLP fails to deliver such opinion, then another nationally recognized outside legal counsel reasonably satisfactory to Zhone may deliver such opinion in satisfaction of this closing condition. In rendering such opinion, Latham & Watkins LLP shall receive and rely upon representations contained in letters of the Company and Zhone to be delivered as of the Effective Time substantially in the forms attached hereto as Exhibit E and Exhibit F, respectively.

ARTICLE VII

Termination, Amendment and Waiver

SECTION 7.1  Termination.    This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or the stockholders of Zhone:

(a)  By mutual written consent of Zhone and the Company, by action of their respective Boards of Directors;

(b)  By either the Company or Zhone if the Merger shall not have been consummated prior to March 31, 2004 (such date, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including without limitation such party’s obligations set forth in Section 5.7) has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Outside Date;

(c)  By either the Company or Zhone if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable (which order, decree, ruling or other action the parties shall have used their commercially reasonable best efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 5.7);

(d)  By written notice of the Company or Zhone, as the case may be, if the Board of Directors of the other party shall have: (i) failed to make the Company Recommendation or the Zhone Recommendation, as the case may be, in accordance with Section 5.4 or withdrawn, or adversely modified or changed (including, without limitation, any disclosure as a result of its fiduciary duty of disclosure having the effect of an adverse modification or change), resolved to withdraw or adversely modify or change (including, without limitation, any disclosure as a result of its fiduciary duty of disclosure having the effect of an adverse modification or change), the Company Recommendation or the Zhone Recommendation, as the case may be; (ii) approved or recommended, or resolved to approve or recommend, to its stockholders an Acquisition Proposal other than that contemplated by this Agreement or entered into, or resolved to enter into, any agreement with respect to an Acquisition Proposal; (iii) after an Acquisition Proposal has been made, failed to affirm the Company Recommendation or the Zhone Recommendation, as the case may be, within two business days of any request by the Company or Zhone to do so; or (iv) failed to recommend that its stockholders not tender their shares in any tender offer or exchange offer that is commenced (other than by a party hereto) that, if successful, would result in any person or group becoming a beneficial owner of 20% or more of its outstanding shares of capital stock;

(e)  By the Company if it receives a Superior Proposal and its Board of Directors reasonably determines in good faith, after consultation with nationally recognized outside legal counsel (which may be its current outside legal counsel), that it is necessary to terminate this Agreement and enter into an agreement to effect the Superior Proposal in order to comply with its fiduciary duties under applicable Law; provided, that the Company may not terminate this Agreement pursuant to this Section 7.1(e) unless it has first complied with its obligations under Section 5.6 (including, but not limited to, the obligation to inform Zhone of the terms and conditions of such Superior Proposal) and until (x) five business days have elapsed following delivery to Zhone of a written notice of such determination by its Board of Directors and during such five business day period the Company has given Zhone the opportunity to submit a competing proposal (which shall be considered by the Company Board in good faith, after consultation with nationally recognized outside legal counsel (which may be its current outside legal counsel) and financial advisor (which may be its current outside financial advisor)) so that the Superior Proposal no longer constitutes a Superior Proposal, (y) at the end of such five business day period, the Superior Proposal continues to constitute a Superior Proposal, and the Company Board continues to reasonably determine in good faith, after consultation with nationally recognized outside legal counsel (which may be its current outside legal counsel), that it is necessary to terminate this Agreement and enter into an agreement to effect the Superior Proposal in order to comply with its fiduciary duties under applicable Law and (z) (A) prior to such termination, the Company shall have made the payment of the fee to Zhone required by Section 7.2(e)(i) by wire transfer in same day funds and (B) simultaneously or substantially simultaneously with such termination the Company enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal;

(f)  By written notice of Zhone (if Zhone is not in material breach of its obligations or its representations and warranties under this Agreement), if there has been a breach by the Company or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement which (i) would result in a failure of a condition set forth in Section 6.3(a) or 6.3(b) and (ii) cannot be cured prior to the Outside Date; provided that Zhone shall have given the Company written notice, delivered at least twenty (20) days prior to such termination, stating Zhone’s intention to terminate this Agreement pursuant to this Section 7.1(f) and the basis for such termination;

(g)  By written notice of the Company (if the Company is not in material breach of its obligations or its representations and warranties under this Agreement), if there has been a breach by Zhone of any representation, warranty, covenant or agreement contained in this Agreement which (i) would result in a failure of a condition set forth in Section 6.2(a) or 6.2(b) and (ii) cannot be cured prior to the Outside Date; provided that the Company shall have given Zhone written notice, delivered at least twenty (20) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(g) and the basis for such termination; or

(h)  By written notice of either Zhone or the Company if (i) the Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting duly convened therefor (or at any adjournment or postponement thereof), or (ii) the Zhone Stockholder Approval shall not have been obtained at the Zhone Stockholders’ Meeting duly convened therefor (or at any adjournment or postponement thereof).

SECTION 7.2  Effect of Termination.

(a)  Limitation on Liability.    In the event of termination of this Agreement by either Zhone or the Company as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Zhone or the Company or their respective Subsidiaries, officers or directors except (x) with respect to Section 5.5, Section 5.9, this Section 7.2 and Article VIII and (y) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by the other party of any representations, warranties, covenants or other agreements set forth in this Agreement.

(b)  Zhone Expenses.    Zhone and the Company agree that if either party shall terminate this Agreement pursuant to Section 7.1(h)(i), then the Company shall pay Zhone an amount equal to the sum of Zhone’s Expenses up to an amount equal to $1,000,000 (the “Zhone Expense Reimbursement”).

(c)  Company Expenses.    Zhone and the Company agree that if either party shall terminate this Agreement pursuant to Section 7.1(h)(ii), then Zhone shall pay the Company an amount equal to the sum of the Company’s Expenses up to an amount equal to $1,000,000 (the “Company Expense Reimbursement”).

(d)  Payment of Expenses.    Payment of Expenses pursuant to Section 7.2(b) or Section 7.2(c) shall be made not later than two business days after delivery to the other party of notice of demand for payment and a documented itemization setting forth in reasonable detail all Expenses of the party entitled to receive payment (which itemization may be supplemented and updated from time to time by such party until the 90th day after such party delivers such notice of demand for payment).

(e)  Company Termination Fee.    The Company shall pay to Zhone a termination fee (the “Company Termination Fee”) of $3,000,000 as liquidated damages in immediately available funds in the event that this

Agreement is terminated solely as follows: (i) if the Company shall terminate this Agreement pursuant to Section 7.1(e); (ii) if Zhone shall terminate this Agreement pursuant to Section 7.1(d); (iii) if Zhone shall terminate this Agreement pursuant to Section 7.1(f); or (iv) if (A) either party shall terminate this Agreement pursuant to Section 7.1(b) or Section 7.1(h)(i) and, at any time after the date of this Agreement and before the termination of this Agreement, an Acquisition Proposal with respect to the Company shall have been publicly made, proposed or communicated and not bona fide withdrawn and (B) within twelve months following the termination of this Agreement, the Company consummates any Acquisition Proposal or enters into an agreement, understanding (including a letter of intent) with respect to any Acquisition Proposal which is subsequently consummated; provided, however, that in the event the Company Termination Fee is payable under clause (iv) above as a result of a termination under Section 7.1(h)(i), the amount of any Zhone Expense Reimbursement that has been paid shall be subtracted from the amount of the Company Termination Fee due and owing (such that the maximum amount payable by the Company in the event of a termination by either party pursuant to Section 7.1(h)(i) hereof shall be $3,000,000). Any Company Termination Fee payable under this provision shall be payable as liquidated damages to compensate Zhone for the damages Zhone will suffer if this Agreement is terminated in the circumstances set forth in this Section 7.2(e), which damages cannot be determined with reasonable certainty. It is specifically agreed that any Company Termination Fee to be paid pursuant to this Section 7.2(e) represents liquidated damages and not a penalty.

(f)  Zhone Termination Fee.    Zhone shall pay to the Company a termination fee (the “Zhone Termination Fee”) of $3,000,000 as liquidated damages in immediately available funds in the event that this Agreement is terminated solely as follows: (i) if the Company shall terminate this Agreement pursuant to Section 7.1(d); (ii) if the Company shall terminate this Agreement pursuant to Section 7.1(g); or (iii) if (A) either party shall terminate this Agreement pursuant to Section 7.1(b) or Section 7.1(h)(ii) and, at any time after the date of this Agreement and before the termination of this Agreement, an Acquisition Proposal with respect to Zhone shall have been publicly made, proposed or communicated and not bona fide withdrawn and (B) within twelve months following the termination of this Agreement, Zhone consummates any Acquisition Proposal or enters into an agreement, understanding (including a letter of intent) with respect to any Acquisition Proposal which is subsequently consummated; provided, however, that in the event the Zhone Termination Fee is payable under clause (iii) above as a result of a termination under Section 7.1(h)(ii), the amount of any Company Expense Reimbursement that has been paid shall be subtracted from the amount of the Zhone Termination Fee due and owing (such that the maximum amount payable by Zhone in the event of a termination by either party pursuant to Section 7.1(h)(ii) hereof shall be $3,000,000). Any Zhone Termination Fee payable under this provision shall be payable as liquidated damages to compensate the Company for the damages the Company will suffer if this Agreement is terminated in the circumstances set forth in this Section 7.2(f), which damages cannot be determined with reasonable certainty. It is specifically agreed that any Zhone Termination Fee to be paid pursuant to this Section 7.2(f) represents liquidated damages and not a penalty.

(g)  All Payments.    The Company Termination Fee required to be paid pursuant to Section 7.2(e)(i) shall be paid prior to, and shall be a pre-condition to the effectiveness of, termination of this Agreement pursuant to Section 7.1(e). Any payment required to be made pursuant to Section 7.2(e)(ii), 7.2(e)(iii), 7.2(f)(i) or 7.2(f)(ii) shall be made not later than two business days after the date of termination. Any payment required to be made pursuant to Section 7.2(e)(iv) or 7.2(f)(iii) shall be made not later than two business days after the consummation of an Acquisition Proposal. In no event shall more than one Company Termination Fee or Zhone Termination Fee be made. In no event shall the Company be required to pay the Company Termination Fee nor shall Zhone be required to pay the Zhone Termination Fee if, immediately prior to the termination of this Agreement, the entity otherwise entitled to receive such fee was in material breach of its obligations under this Agreement. All payments under Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment. The Company and Zhone acknowledge that the agreements contained in Section 7.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither the Company nor Zhone would enter into this Agreement. Accordingly, if either party fails promptly to pay any amount due pursuant to this Section 7.2 and, in order to obtain such payment, the Company or Zhone, as applicable, commences a suit which results in a judgment against the other party for the fee set forth in this Section 7.2, such defaulting party shall pay to the prevailing party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

SECTION 7.3  Amendment.    To the extent permitted by applicable Law, this Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Zhone and the Company; provided, that after any such approval, no amendment shall be made that by law requires further approval by the Company’s or Zhone’s stockholders, as the case may be, without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

SECTION 7.4  Waiver.    At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other party with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of either party, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which, by Law or, in the case of the Company, in accordance with the rules of the NASDAQ SmallCap Market, requires further approval by such stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

SECTION 7.5  Fees and Expenses.    Subject to Section 7.2(a), Section 7.2(b) and Section 7.2(c) hereof, all expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same (including, but not limited to, fees and expenses of counsel, accountants, investment bankers and other advisors); provided, however, that each of Zhone and the Company shall pay one-half of the expenses related to (i) printing, filing and mailing the Registration Statement and the Joint Proxy/Prospectus and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Joint Proxy/Prospectus and (ii) the preparation and delivery of any tax opinion required to be filed with the Proxy Statement, Registration Statement or Joint Proxy/Prospectus and the tax opinion and the accompanying representation letters contemplated by Section 6.3(e) hereof.

ARTICLE VIII

General Provisions

SECTION 8.1  Non-Survival of Representations and Warranties.    None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 8.2  Notices.    Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next business day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next business day if transmitted by national overnight courier, in each case as follows:

If to Zhone, addressed to it at:

Zhone Technologies, Inc.

7001 Oakport Street

Oakland, California 94621

Attention: Mory Ejabat

Fax: 510-777-7001

with a copy to:

Latham & Watkins LLP

12636 High Bluff Drive, Suite 300

San Diego, California 92130

Attention: Scott N. Wolfe, Esq.

Fax: 858-523-5450

If to the Company or Merger Sub, addressed to it at:

Tellium, Inc.

2 Crescent Place

Oceanport, New Jersey 07757

Attention: Harry J. Carr

Fax: 732-923-9805

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson

1001 Pennsylvania Avenue, N.W., Suite 800

Washington, D.C. 20004

Attention: Richard A Steinwurtzel, Esq.

Fax: 202-639-7003

SECTION 8.3  Certain Definitions.    For purposes of this Agreement, the term:

“Acquisition Proposal” means, with respect to Zhone or the Company, any offer or proposal concerning any (A) merger, consolidation, business combination, or similar transaction involving such party, (B) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets of such party representing 20% or more of the consolidated assets of such party and its Subsidiaries, (C) issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture, or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for such securities) representing 20% or more of the voting power of such party, (D) transaction in which any person shall acquire beneficial ownership, or the right to acquire beneficial ownership or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 20% or more of the outstanding voting capital stock of such party or (E) any combination of the foregoing (other than the Merger).

“affiliate” means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Blue Sky Laws” means state securities or “blue sky” laws.

“business day” means any day other than a day on which the SEC shall be closed.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof.

“Company Total Fully Diluted Shares” means, as of immediately prior to the consummation of the Merger, the sum of (i) the number of shares of Company Common Stock outstanding (whether or not subject to any restrictions or right of repurchase in favor of the Company), (ii) the number of shares of Company Common Stock into which any outstanding convertible or exchangeable securities may be converted or exchanged (whether or not then convertible or exchangeable, and regardless of the conversion, exchange or exercise price) and (iii) the number of shares of Company Common Stock issuable upon exercise of all outstanding Company Options (whether or not then exercisable, and regardless of the exercise price), but excluding for purposes of this calculation any shares of capital stock held in the treasury of the Company.

“Contracts” means any of the agreements, contracts, leases, powers of attorney, notes, loans, evidence of indebtedness, purchase orders, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, instruments, obligations, commitments, understandings, policies, purchase and sales orders, quotations and other executory commitments to which any company is a party or to which any of the assets of the companies are subject, whether oral or written, express or implied.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

“Environmental Laws” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, treaty, writ or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion, or agency requirement, in each case having the force and effect of law, relating to pollution, contamination, protection, investigation or restoration of the environment, health and safety or natural resources, including, without limitation, noise, odor, wetlands, or the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials.

“Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” shall mean any entity or trade or business (whether or not incorporated) other than the Company or Zhone that together with the Company or Zhone, as applicable, is considered under common control and treated as a single employer under Section 4.14(b), (c), (m) or (o) of the Code.

“Exchange Act” shall mean Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Ratio” means the number obtained by dividing (x) the number of Zhone Allocable Shares by (y) the number of Zhone Total Fully Diluted Shares.

“Expenses” includes all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Entity” means domestic or foreign governmental, administrative, judicial or regulatory authority.

“group” is defined as in the Exchange Act, except where the context otherwise requires.

“Hazardous Materials” means (A) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (B) any chemical, material or other substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Intellectual Property” means all intellectual property or other proprietary rights of every kind, foreign or domestic, including all patents, patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrightable and copyrighted works, apparatus, trade secrets, trademarks, trademark registrations and applications, domain names, service marks, service mark registrations and applications, trade names, trade secrets, know-how, trade dress, copyright registrations, customer lists, confidential marketing and customer information, licenses, confidential technical information, software, and all documentation thereof.

“IRS” means the United States Internal Revenue Service.

“knowledge” of any person which is not an individual means, with respect to any specific matter, the actual knowledge of such person’s executive officers and any other officer having primary responsibility for such matter after reasonably inquiry.

“Law” means any foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.

“Material Adverse Effect” means, when used in connection with Zhone or the Company, any change, effect or circumstance that: (i) has or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such party and its Subsidiaries taken as a whole, other than such changes, effects or circumstances reasonably attributable to: (A) economic conditions generally in the United States or foreign economies in any locations where such party has material operations or sales; (B) conditions generally affecting the industries in which such party participates; (C) the announcement or pendency of the Merger; (D) any failure, in and of itself, by such party to meet or exceed internal projections or forecasts or published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement (it being understood that the facts of occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect); (E) legislative or regulatory changes in the industries in which such party participates following the announcement of the transactions contemplated by this Agreement; (F) any attack on or by, outbreak or escalation of hostilities or acts of terrorism involving, the United States, any declaration of war by Congress or any other national or international calamity or emergency; (G) any change, in and of itself, in the price of shares of Company

Common Stock (it being understood that the facts or occurrences giving rise or contributing to such change in price may be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect); or (H) compliance with the terms of, or the taking of any action required by, or the failure to take any action prohibited by, this Agreement; provided, with respect to clauses (A), (B), (E) and (F) the changes, effects or circumstances do not have a materially disproportionate effect (relative to other industry participants) on such party; or (ii) prevents Zhone or the Company, as applicable, from consummating the Merger and the other transactions contemplated by this Agreement.

“person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation, partnership, joint venture or other legal entity.

“Superior Proposal” shall mean, with respect to the Company or Zhone, a bona fide written offer which is not solicited after the date hereof in violation of this Agreement made by any person other than either such party that (A) concerns an Acquisition Proposal (except that references in the definition of Acquisition Proposal to “20%” shall be “50%”), (B) is on terms which such party’s Board of Directors in good faith concludes (following consultation with its financial advisors and nationally recognized outside legal counsel) are more favorable to such party’s stockholders (in their capacities as stockholders) than the transactions contemplated by this Agreement (including any revisions hereto), and (C) is, in the good faith judgment of such party, reasonably likely to be financed and completed, taking into account the various legal, financial and regulatory aspects of the proposal.

“Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative, minimum, add-on minimum, sales, use, transfer, registration, ad valorem, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental (including taxes under Section 59A of the Code), customs duties, real property, personal property, capital stock, employment, profits, withholding, disability, intangibles, withholding, social security, unemployment, disability, payroll, license, employee or other tax or levy, of any kind whatsoever, including any interest, penalties, or additions to tax in respect of the foregoing whether disputed or not.

“Tax Returns” means any report, return (including information return), claim for refund, or declarations or statement relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Zhone Allocable Shares” means the number obtained by multiplying (x) 1.5 by (y) the number of Company Total Fully Diluted Shares.

“Zhone Total Fully Diluted Shares” means, as of immediately prior to the consummation of the Merger, the sum of (i) the number of shares of Zhone Common Stock outstanding, including the shares of Zhone Common Stock issuable upon conversion of the Zhone Preferred Stock as contemplated by Section 6.2(e) hereof (whether or not subject to any restrictions or right of repurchase in favor of Zhone), (ii) the number of shares of Zhone Common Stock and Zhone Preferred Stock into which any outstanding convertible or exchangeable securities may be converted or exchanged (whether or not then convertible or exchangeable, and regardless of the conversion, exchange or exercise price, but excluding shares of Zhone Preferred Stock which have been included in clause (i) above on a converted to common basis), (iii) the number of shares of Zhone Common Stock issuable upon exercise of all outstanding Zhone Options other than the Permitted Options (whether or not then exercisable, and regardless of the exercise price) and (iv) the number of shares of Zhone Common Stock issuable upon exercise of the Zhone Options permitted to be issued pursuant to Section 5.2(b)(A)(y) hereof (regardless of whether or not actually issued) (the “Permitted Options”) less any Permitted Options which have been issued and, prior to the consummation of the Merger, have been exercised (and included in clause (i) above) or have expired, lapsed or otherwise terminated, but excluding for purposes of this calculation any shares of capital stock held in the treasury of Zhone.

SECTION 8.4  Terms Defined Elsewhere.    The following terms are defined elsewhere in this Agreement, as indicated below:

Defined Terms	Section
Agreement	Preamble
Certificate of Merger	Section 1.2
Certificates	Section 2.2(b)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Recitals
Company	Preamble
Company Benefit Plan	Section 3.10(a)
Company Board	Section 3.4(b)
Company Board Approval	Section 3.4(b)
Company By-laws	Section 3.2
Company Certificate	Section 3.2
Company Common Stock	Section 2.1(a)
Company Disclosure Schedule	Article III
Company Expense Reimbursement	Section 7.2(c)
Company Financial Advisor	Section 3.19
Company Form 10-K	Section 3.2
Company Material Contract	Section 3.13
Company Material Intellectual Property	Section 3.16
Company Options	Section 3.3(a)
Company Permits	Section 3.6
Company Preferred Stock	Section 3.3(a)
Company Recommendation	Section 5.4(a)
Company SEC Filings	Section 3.7(a)
Company Stock Plans	Section 3.3(b)
Company Stockholder Approval	Section 3.20
Company Stockholders’ Meeting	Section 5.4(a)
Company Termination Fee	Section 7.2(e)
Company Voting Agreement	Recitals
Confidentiality Agreement	Section 5.5
D&O Insurance	Section 5.12(b)
DGCL	Recitals
Effective Time	Section 1.2
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Exclusivity Agreement	Section 8.7
Executives	Section 5.11(a)(i)
Joint Proxy/Prospectus	Section 5.3(a)
Management Employees	Section 5.11(a)(iii)
Merger	Recitals
Merger Sub	Preamble

Defined Terms	Section
Multiemployer Plan	Section 3.10(c)
Name Change	Section 1.6
Outside Date	Section 7.1(b)
Proxy Statement	Section 5.3(a)
Registration Statement	Section 5.3(a)
Representatives	Section 5.5
Reverse Stock Split	Section 5.10
Sarbanes-Oxley Act	Section 3.7(d)
Section 16	Section 5.11(d)
Secured Note Agreement	Section 5.2(b)
Senior Managers	Section 5.11(a)(ii)
Severance Plan	Section 5.11(a)
Surviving Corporation	Section 1.1
Zhone	Preamble
Zhone Benefit Plan	Section 4.10(a)
Zhone Board	Section 4.4(b)
Zhone Board Approval	Section 4.4(b)
Zhone By-laws	Section 4.2
Zhone Benefit Plans	Section 4.10
Zhone Certificate	Section 4.2
Zhone Common Stock	Section 2.1(a)(i)
Zhone Converted Warrant	Section 2.5(a)
Zhone Disclosure Schedule	Article IV
Zhone Expense Reimbursement	Section 7.2(b)
Zhone Employees	Section 5.11(c)
Zhone Financial Advisor	Section 4.19
Zhone Form 10	Section 4.2
Zhone Material Contract	Section 4.13
Zhone Material Intellectual Property	Section 4.16
Zhone Options	Section 2.4
Zhone Permits	Section 4.6
Zhone Preferred Converted Warrant	Section 2.5(b)
Zhone Preferred Stock	Section 2.1(a)(ii)
Zhone Preferred Warrant	Section 2.5(b)
Zhone Recommendation	Section 5.4(b)
Zhone SEC Filings	Section 4.7(a)
Zhone Stock Option Plans	Section 2.4
Zhone Stockholder Approval	Section 4.20
Zhone Stockholders’ Meeting	Section 5.4(b)
Zhone Termination Fee	Section 7.2(f)
Zhone Unaudited Financial Statements	Section 4.7(c)
Zhone Voting Agreement	Recitals
Zhone Warrant	Section 2.5(a)

SECTION 8.5  Headings.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 8.6  Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

SECTION 8.7  Entire Agreement.    This Agreement (together with the Exhibits, Zhone Disclosure Schedule and Company Disclosure Schedule and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof (including (i) that certain letter agreement between the parties regarding “exclusivity” dated July 8, 2003 (the “Exclusivity Agreement”) (provided, that nothing herein shall relieve any party hereto of any liability for a breach of the Exclusivity Agreement) and (ii) that certain Confidential Disclosure Agreement dated June 16, 2003 between the parties), and except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

SECTION 8.8  Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void.

SECTION 8.9  Parties in Interest.    This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 5.12, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 8.10  Mutual Drafting.    Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

SECTION 8.11  Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a)  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles.

(b)  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in such courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by law, in such Federal court, (C) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court and (D) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c)  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND

DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11(c).

SECTION 8.12  Disclosure.    The provision of monetary or other quantitative thresholds for disclosure by any party (whether in that party’s disclosure schedule or otherwise) does not and shall not be deemed to create or imply a standard of materiality hereunder.

SECTION 8.13  Counterparts.    This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 8.14  Specific Performance.    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

IN WITNESS WHEREOF, the Company, Merger Sub and Zhone have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TELLIUM, INC.

By:	/s/ HARRY J. CARR
a duly authorized signatory

ZEBRA ACQUISITION CORP.

By:	/s/ HARRY J. CARR
a duly authorized signatory

ZHONE TECHNOLOGIES, INC.

By:	/s/ MORTEZA EJABAT
a duly authorized signatory

ANNEX B

VOTING AGREEMENT

VOTING AGREEMENT, dated July 27, 2003 (this “Agreement”), by and among Zhone Technologies, Inc., a Delaware corporation (“Zhone”), and each of the persons listed on Schedule A hereto (each a “Stockholder” and, collectively, the “Stockholders”).

WHEREAS, each of the Stockholders is, as of the date hereof, the record and beneficial owner of that number of shares of Common Stock, par value $0.001 per share (the “Company Common Stock”) of Tellium, Inc., a Delaware corporation (“the Company”), set forth opposite such Stockholder’s name on Schedule A hereto;

WHEREAS, the Company, Zebra Acquisition Corp., a Delaware corporation (“Merger Sub), and Zhone concurrently with the execution and delivery of this Agreement are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”), providing for, among other things, the merger (the “Merger”) of Merger Sub with and into Zhone upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as a condition to the willingness of Zhone to enter into the Merger Agreement, and in order to induce Zhone to enter into the Merger Agreement, the Stockholders have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the execution and delivery by Zhone of the Merger Agreement and the mutual representations, warranties, covenants and agreements contained herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.  Representations and Warranties of the Stockholders.    Each of the Stockholders hereby represents and warrants to Zhone, severally and not jointly, as follows:

(a)  Such Stockholder is the record and beneficial owner of the shares of Company Common Stock (as may be adjusted from time to time pursuant to Section 5 hereof, the “Shares”) set forth opposite such Stockholder’s name on Schedule A to this Agreement and such Shares represent all of the Shares beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) by such Stockholder. For purposes of this Agreement, the term “Shares” shall include any shares of Company Common Stock issuable to such Stockholder upon exercise or conversion of any existing right, contract, option, or warrant to purchase, or securities convertible into or exchangeable for, Company Common Stock (“Stockholder Rights”) that are currently exercisable or convertible or become exercisable or convertible and any other shares of Company Common Stock such Stockholder may acquire or beneficially own during the term of this Agreement. Schedule A lists all Stockholder Rights held by such Stockholder.

(b)  Such Stockholder has all requisite power and authority and, if an individual, the legal capacity, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been validly executed and delivered by such Stockholder and, assuming that this Agreement constitutes the legal, valid and binding obligation of the other parties hereto, constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

(c)  The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, (i) conflict with the Certificate of Incorporation or By-laws or similar organizational documents of such Stockholder as presently in effect (in the case of a Stockholder that is a legal entity), (ii) conflict with or violate any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Stockholder or by which it is bound or affected, (iii) (A) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, (B) give to any other person any rights of termination, amendment, acceleration or cancellation of, or (C) result in the creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever upon any of the properties or assets of the Stockholder under, any agreement, contract, indenture, note or instrument to which such Stockholder is a party or by which it is bound or affected, except for such breaches, defaults or other occurrences that would not prevent or materially delay the performance by such Stockholder of any of such Stockholder’s obligations under this Agreement, or (iv) except for applicable requirements, if any, of the Exchange Act, the Securities Act of 1933, as amended (the “Securities Act”), or the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), require any filing by such Stockholder with, or any permit, authorization, consent or approval of, any governmental or regulatory authority, except where the failure to make such filing or obtain such permit, authorization, consent or approval would not prevent or materially delay the performance by Stockholder of any of such Stockholder’s obligations under this Agreement.

(d)  The Shares and the certificates representing the Shares owned by such Stockholder are now and at all times during the term hereof will be held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all pledges, liens, charges, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder or under applicable federal and state securities laws. Such Stockholder owns of record or beneficially no shares of Company Common Stock other than such Stockholder’s Shares.

(e)  As of the date hereof, neither such Stockholder, nor any of its respective properties or assets is subject to any order, writ, judgment, injunction, decree, determination or award that would prevent or delay the consummation of the transactions contemplated hereby.

(f)  Such Stockholder understands and acknowledges that Zhone is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

SECTION 2. Representations and Warranties of Zhone.    Zhone hereby represents and warrants to the Stockholders as follows:

(a)  Zhone is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Zhone has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by Zhone and constitutes the legal, valid and binding obligation of Zhone, enforceable against Zhone in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

(b)  The execution and delivery of this Agreement by Zhone does not, and the performance of this Agreement by Zhone will not, (i) conflict with the Certificate of Incorporation or By-laws or similar organizational documents of Zhone as presently in effect, (ii) conflict with or violate any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Zhone or by which Zhone is bound or affected, (iii) (A) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, (B) give to others any rights of termination, amendment, acceleration or cancellation of, or (C) result in the creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever upon any of the properties or assets of Zhone under, any agreement, contract, indenture, note or instrument to which Zhone is a party or by which it is bound or affected, except for such breaches, defaults or other occurrences that would not prevent or materially delay the performance by Zhone of its obligations under this Agreement, or (iv) except for applicable requirements, if any, of the Exchange Act, the Securities Act or the HSR Act, require any filing by Zhone with, or any permit, authorization, consent or approval of, any governmental or regulatory authority, except where the failure to make such filing or obtain such permit, authorization, consent or approval would not prevent or materially delay the performance by Zhone of its obligations under this Agreement.

SECTION 3. Covenants of the Stockholders. Each of the Stockholders, severally and not jointly, agrees as follows:

(a)  Such Stockholder shall not, except as contemplated by the terms of this Agreement, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement (including any profit-sharing arrangement) or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, the Shares (including any options or warrants to purchase Company Common Stock) (any such action, a “Transfer”). Notwithstanding the foregoing, (i) Transfers of Shares as bona fide gifts, (ii) distributions of Shares to partners, members, stockholders, subsidiaries, affiliates, affiliated partnerships or other affiliated entities of the undersigned, (iii) Transfers of Shares by will or intestacy, and (iv) Transfers of Shares to (A) the undersigned’s immediate family or (B) a trust, the beneficiaries of which are the undersigned and/or members of the undersigned’s immediate family, shall not be prohibited by this Agreement; provided that in the case of any such transfer or distribution pursuant to clause (i), (ii), (iii) or (iv), each donee or distributee shall execute and deliver to Zhone a valid and binding counterpart to this Agreement.

(b)  Such Stockholder shall not, except as contemplated by the terms of this Agreement (i) enter into any voting arrangement, whether by proxy, voting agreement, voting trust, power-of-attorney or otherwise, with respect to the Shares or (ii) take any other action that would in any way restrict, limit or interfere with the performance of his/her obligations hereunder or the transactions contemplated hereby or make any representation or warranty of such Stockholder herein untrue or incorrect in any material respect.

(c)  Until the Merger is consummated or this Agreement is terminated, such Stockholder shall not, nor shall such Stockholder permit any investment banker, financial adviser, attorney, accountant or other representative or agent of such Stockholder to, directly or indirectly (i) solicit, initiate or encourage (including by way of furnishing nonpublic information), or take any other action designed to, or which could reasonably be expected to facilitate an Acquisition Proposal with respect to the Company (as defined in the Merger Agreement), or the making, submission or announcement of any such Acquisition Proposal with respect to the Company or (ii) participate or engage in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to, any Acquisition Proposal with respect to the Company or (iii) engage in any discussions with any person with respect to any Acquisition Proposal with respect to the Company, except to notify such person as to the existence of this Agreement. Such Stockholder and each of its affiliates shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Zhone) conducted heretofore with respect to any of the foregoing. Such Stockholder shall promptly advise Zhone orally and in writing of (a) any Acquisition Proposal with respect to the Company or any request for information with respect to any such Acquisition Proposal received by the Stockholder or any of its affiliates and the material terms and conditions of such Acquisition Proposal or request and (b) any changes in any such Acquisition Proposal or request (and provide Zhone with copies of any written Acquisition Proposals or amendments or supplements thereto). Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by an investment banker, financial advisor, attorney, accountant or other representative or agent of such Stockholder shall be deemed to be a violation of this Section 3(c) by such Stockholder.

(d)  At any meeting of Stockholders of the Company called to vote upon the Merger and the Merger Agreement or the other transactions contemplated by the Merger Agreement, or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement or the other transactions contemplated by the Merger

Agreement, is sought, each Stockholder shall vote (or cause to be voted), or shall consent, execute a consent or cause to be executed a consent in respect of, such Stockholder’s Shares in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the other transactions contemplated by the Merger Agreement. At any meeting of Stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder’s vote, consent or other approval is sought, such Stockholder shall vote (or cause to be voted) such Stockholder’s Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other Acquisition Proposal with respect to the Company (collectively, “Alternative Transactions”) or (ii) any amendment of the Company’s certificate of incorporation or by-laws or other proposal or transaction involving the Company or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement (collectively, “Frustrating Transactions”).

(e)  Such Stockholder agrees to permit Zhone to publish and disclose in the Proxy Statement and related filings under the securities laws such Stockholder’s identity and ownership of Shares and the nature of its commitments, arrangements and understandings under this Agreement and any other information required by applicable law.

SECTION 4.  Grant of Irrevocable Proxy; Appointment of Proxy.

(a)  Each Stockholder hereby irrevocably grants to, and appoints, Mory Ejabat, and any other individual who shall hereafter be designated by Zhone, such Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote such Stockholder’s Shares, or grant a consent or approval in respect of such Shares, at any meeting of Stockholders of the Company or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the other transactions contemplated by the Merger Agreement and against any Alternative Transaction or Frustrating Transaction.

(b)  Each Stockholder represents that any proxies heretofore given in respect of such Stockholder’s Shares are not irrevocable, and that any such proxies are hereby revoked.

(c)  Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Such Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked, subject to Section 7 herein. Such Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL. Such irrevocable proxy shall be valid until the termination of this Agreement pursuant to Section 7 herein.

SECTION 5.  Adjustments Upon Share Issuances, Changes in Capitalization.    In the event of any change in Company Common Stock or in the number of outstanding shares of Company Common Stock by reason of a stock dividend, split-up, recapitalization, combination, exchange of shares or similar transaction or any other change in the corporate or capital structure of the Company (including, without limitation, the declaration or payment of an extraordinary dividend of cash, securities or other property), the number of Shares shall be adjusted appropriately, and this Agreement and the obligations hereunder shall attach to any additional shares of Company Common Stock or other securities or rights of Zhone issued to or acquired by each of the Stockholders.

SECTION 6.  Further Assurances.    Each Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements, consents and other instruments as Zhone may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and to vest the power to vote such Stockholder’s Shares as contemplated by Section 3 herein.

SECTION 7.  Termination.    This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the earliest of (a) the Effective Time and (b) the date upon which the Merger Agreement is terminated pursuant to Section 7.1 thereof. Notwithstanding the foregoing Sections 7, 8 and 9 shall survive any termination of this Agreement.

SECTION 8.  Action in Shareholder Capacity Only.    No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his or her capacity as such director or officer. Each Stockholder signs solely in his or her capacity as the record holder and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Stockholder’s Shares and nothing herein shall limit or affect any actions taken by a Stockholder in its capacity as an officer or director of the Company to the extent specifically permitted by the Merger Agreement.

SECTION 9.  Miscellaneous.

(a)  Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Each Stockholder agrees that this Agreement and the obligations of such Stockholder hereunder shall attach to such Stockholder’s Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation such Stockholder’s heirs, guardians, administrators or successors.

(b)  Expenses.    All costs and expenses incurred in connection with this Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses.

(c)  Amendments.    This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto and in compliance with applicable law.

(d)  Notice.    All notices and other communications hereunder shall be in writing and shall be deemed duly given if delivered personally, mailed by registered or certified mail (return receipt requested), delivered by Federal Express or other nationally recognized overnight courier service or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i)  if to Zhone, to

  Zhone Technologies, Inc.

  7001 Oakport Street

Oakland, California 94621

Attention: Mory Ejabat

Fax Number: 510-777-7001

with a copy to:

Scott N. Wolfe, Esq.

Latham & Watkins LLP

12636 High Bluff Drive, Suite 300

San Diego, California 92130

and

(ii)  if to a Stockholder, to the address set forth under the name of such Stockholder on Exhibit A hereto with a copy to:

Richard A. Steinwurtzel

Fried, Frank, Harris, Shriver & Jacobson

1001 Pennsylvania Avenue

Suite 800

Washington, D.C. 20004

(e)  Interpretation.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision and (ii) reference to any Section means such Section hereof. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision.

(f)  Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

(g)  Entire Agreement.    This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof, and except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

(h)  Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.    (a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles. (b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in such courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by law, in such Federal court, (C) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court and (D) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9(d). Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law (as defined in the Merger Agreement).

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO

REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9(h).

(i)  Specific Performance.    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(j)  Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

IN WITNESS WHEREOF, Zhone has caused this Agreement to be signed by its officer thereunto duly authorized and each Stockholder has signed this Agreement, all as of the date first written above.

ZHONE TECHNOLOGIES, INC.

By:	/s/ MORTEZA EJABAT

STOCKHOLDERS:

SCHEDULE A

OWNERSHIP OF SHARES

Name and Address of Stockholder	Number of Record and Beneficial Shares of Company Common Stock	Number of Shares Underlying Stockholder Rights
Harry J. Carr c/o Tellium, Inc. 2 Crescent Place, Oceanport, New Jersey 07757-0901	6,903,426

Marietta Partners LLC c/o Harry J. Carr c/o Tellium, Inc. 2 Crescent Place, Oceanport, New Jersey 07757-0901	233,787

Pluto Partners LLC c/o Harry J. Carr c/o Tellium, Inc. 2 Crescent Place, Oceanport, New Jersey 07757-0901	54,000

Michael J. Losch c/o Tellium, Inc. 2 Crescent Place, Oceanport, New Jersey 07757-0901	891,500	250,000

Krishna Bala LLC c/o Tellium, Inc. 2 Crescent Place, Oceanport, New Jersey 07757-0901	1,209,000

Krishna Bala c/o Tellium, Inc. 2 Crescent Place, Oceanport, New Jersey 07757-0901	100,000	641,000

Suaimhneas LLC c/o Michael M. Connors c/o Tellium, Inc. 2 Crescent Place, Oceanport, New Jersey 07757-0901	333,332

Michael M. Connors c/o Tellium, Inc. 2 Crescent Place, Oceanport, New Jersey 07757-0901	25,000	150,000

ANNEX C

VOTING AGREEMENT

VOTING AGREEMENT, dated July 27, 2003 (this “Agreement”), by and among Tellium, Inc., a Delaware corporation (“Parent”), Zebra Acquisition Corp., a Delaware corporation (“Merger Sub”), and each of the persons listed on Schedule A hereto (each a “Stockholder” and, collectively, the “Stockholders”).

WHEREAS, each of the Stockholders is, as of the date hereof, the record and beneficial owner of that number of shares of Common Stock, par value $0.001 per share (the “Zhone Common Stock”), Series AA Preferred Stock, par value $0.001 per share (“Series AA Preferred Stock”) and Series B Preferred Stock, par value $0.001 per share (“Series B Preferred Stock”) (Zhone Common Stock, Series AA Preferred Stock and Series B Preferred Stock are collectively referred to herein as the “Zhone Stock”), of Zhone Technologies, Inc., a Delaware corporation (“Zhone”), set forth opposite such Stockholder’s name on Schedule A hereto;

WHEREAS, Parent, Merger Sub and Zhone concurrently with the execution and delivery of this Agreement are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”), providing for, among other things, the merger (the “Merger”) of Merger Sub with and into Zhone upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, Article IV of the Fifth Amended and Restated Articles of Incorporation of Zhone provides that each share of Series AA Preferred Stock and Series B Preferred Stock shall automatically be converted into shares of Zhone Common Stock upon the time the written consent or agreement to such conversion is obtained from the holders of a majority of the then outstanding Series AA Preferred Stock and Series B Preferred Stock voting together as a single class; and

WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement, and in order to induce Parent and Merger Sub to enter into the Merger Agreement, the Stockholders have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the execution and delivery by Parent and Merger Sub of the Merger Agreement and the mutual representations, warranties, covenants and agreements contained herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.  Representations and Warranties of the Stockholders.    Each of the Stockholders hereby represents and warrants to Parent and Merger Sub, severally and not jointly, as follows:

(a)  Such Stockholder is the record and beneficial owner of the shares of Zhone Stock (as may be adjusted from time to time pursuant to Section 5 hereof, the “Shares”) set forth opposite such Stockholder’s name on Schedule A to this Agreement and such Shares represent all of the Shares beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) by such Stockholder. For purposes of this Agreement, the term “Shares” shall include any shares of Zhone Common Stock issuable to such Stockholder upon exercise or conversion of any existing right, contract, option, or warrant to purchase, or securities convertible into or exchangeable for, Zhone Stock (“Stockholder Rights”) that are currently exercisable or convertible or become exercisable or convertible and any other shares of Zhone Stock such Stockholder may acquire or beneficially own during the term of this Agreement. Schedule A lists all Stockholder Rights held by such Stockholder.

(b)  Such Stockholder has all requisite power and authority and, if an individual, the legal capacity, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been validly executed and delivered by such Stockholder and, assuming that this Agreement constitutes the legal, valid and binding obligation of the other parties hereto, constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms

(except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

(c)  The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, (i) conflict with the Certificate of Incorporation or By-laws or similar organizational documents of such Stockholder as presently in effect (in the case of a Stockholder that is a legal entity), (ii) conflict with or violate any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Stockholder or by which it is bound or affected, (iii) (A) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, (B) give to any other person any rights of termination, amendment, acceleration or cancellation of, or (C) result in the creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever upon any of the properties or assets of the Stockholder under, any agreement, contract, indenture, note or instrument to which such Stockholder is a party or by which it is bound or affected, except for such breaches, defaults or other occurrences that would not prevent or materially delay the performance by such Stockholder of any of such Stockholder’s obligations under this Agreement, or (iv) except for applicable requirements, if any, of the Exchange Act, the Securities Act of 1933, as amended (the “Securities Act”), or the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), require any filing by such Stockholder with, or any permit, authorization, consent or approval of, any governmental or regulatory authority, except where the failure to make such filing or obtain such permit, authorization, consent or approval would not prevent or materially delay the performance by Stockholder of any of such Stockholder’s obligations under this Agreement.

(d)  The Shares and the certificates representing the Shares owned by such Stockholder are now and at all times during the term hereof will be held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all pledges, liens, charges, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder, under applicable federal and state securities laws or under the agreements set forth on Schedule B hereto. Such Stockholder owns of record or beneficially no shares of Zhone Stock other than such Stockholder’s Shares.

(e)  As of the date hereof, neither such Stockholder, nor any of its respective properties or assets is subject to any order, writ, judgment, injunction, decree, determination or award that would prevent or delay the consummation of the transactions contemplated hereby.

(f)  Such Stockholder understands and acknowledges that Parent is entering into, and causing Merger Sub to enter into, the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

SECTION 2.  Representations and Warranties of Parent and Merger Sub.    Parent and Merger Sub hereby jointly and severally represent and warrant to the Stockholders as follows:

(a)  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

(b)  The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement by each of Parent and Merger Sub will not, (i) conflict with the Certificate of Incorporation or By-laws or similar organizational documents of each of Parent and Merger Sub as presently in effect, (ii) conflict with or violate any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Merger Sub or by which either is bound or affected, (iii) (A) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, (B) give to others any rights of termination, amendment, acceleration or cancellation of, or (C) result in the creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever upon any of the properties or assets of Parent or Merger Sub under, any agreement, contract, indenture, note or instrument to which Parent or Merger Sub is a party or by which it is bound or affected, except for such breaches, defaults or other occurrences that would not prevent or materially delay the performance by Parent or Merger Sub of their obligations under this Agreement, or (iv) except for applicable requirements, if any, of the Exchange Act, the Securities Act or the HSR Act, require any filing by Parent or Merger Sub with, or any permit, authorization, consent or approval of, any governmental or regulatory authority, except where the failure to make such filing or obtain such permit, authorization, consent or approval would not prevent or materially delay the performance by Parent or Merger Sub of their obligations under this Agreement.

SECTION 3.  Covenants of the Stockholders.    Each of the Stockholders, severally and not jointly, agrees as follows:

(a)  Such Stockholder shall not, except as contemplated by the terms of this Agreement, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement (including any profit-sharing arrangement) or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, the Shares (including any options or warrants to purchase Zhone Stock) to any person other than Merger Sub or Merger Sub’s designee (any such action, a “Transfer”). Notwithstanding the foregoing, (i) Transfers of Shares as bona fide gifts, (ii) distributions of Shares to partners, members, stockholders, subsidiaries, affiliates, affiliated partnerships or other affiliated entities of the undersigned, (iii) Transfers of Shares by will or intestacy, and (iv) Transfers of Shares to (A) the undersigned’s immediate family or (B) a trust, the beneficiaries of which are the undersigned and/or members of the undersigned’s immediate family, shall not be prohibited by this Agreement; provided that in the case of any such transfer or distribution pursuant to clause (i), (ii), (iii) or (iv), each donee or distributee shall execute and deliver to Parent a valid and binding counterpart to this Agreement.

(b)  Such Stockholder shall not, except as contemplated by the terms of this Agreement (i) enter into any voting arrangement, whether by proxy, voting agreement, voting trust, power-of-attorney or otherwise, with respect to the Shares or (ii) take any other action that would in any way restrict, limit or interfere with the performance of his/her obligations hereunder or the transactions contemplated hereby or make any representation or warranty of such Stockholder herein untrue or incorrect in any material respect.

(c)  Until the Merger is consummated or this Agreement is terminated, such Stockholder shall not, nor shall such Stockholder permit any investment banker, financial adviser, attorney, accountant or other representative or agent of such Stockholder to, directly or indirectly (i) solicit, initiate or encourage (including by way of furnishing nonpublic information), or take any other action designed to, or which could reasonably be expected to facilitate an Acquisition Proposal with respect to Zhone (as defined in the Merger Agreement), or the making, submission or announcement of any such Acquisition Proposal with respect to Zhone or (ii) participate or engage in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to, any Acquisition Proposal with respect to Zhone or (iii) engage in any discussions with any person with respect to any Acquisition Proposal with respect to Zhone, except to notify such person as to the existence of this Agreement. Such Stockholder and each of its affiliates shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Parent) conducted heretofore with respect to any of the foregoing. Such Stockholder shall promptly advise Parent orally and in writing of (a) any Acquisition Proposal with respect to Zhone or any request for information with respect to any such Acquisition Proposal received by the Stockholder or any of its affiliates and the material terms and conditions of such Acquisition Proposal or request and (b) any changes in any such Acquisition Proposal or request (and provide Parent with copies of any written Acquisition Proposals or amendments or supplements thereto). Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by an investment banker, financial advisor, attorney, accountant or other representative or agent of such Stockholder shall be deemed to be a violation of this Section 3(c) by such Stockholder.

(d)  At any meeting of Stockholders of Zhone called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought, each Stockholder shall vote (or cause to be voted), or shall consent, execute a consent or cause to be executed a consent in respect of, such Stockholder’s Shares in favor of the Merger, the adoption by Zhone of the Merger Agreement and the approval of the other transactions contemplated by the Merger Agreement. At any meeting of Stockholders of Zhone or at any adjournment thereof or in any other circumstances upon which the Stockholder’s vote, consent or other approval is sought, such Stockholder shall vote (or cause to be voted) such Stockholder’s Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Zhone or any other Acquisition Proposal with respect to Zhone (collectively, “Alternative Transactions”) or (ii) any amendment of Zhone’s certificate of incorporation or by-laws or other proposal or transaction involving Zhone or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement (collectively, “Frustrating Transactions”).

(e)  Such Stockholder agrees to permit Parent and Merger Sub to publish and disclose in the Proxy Statement and related filings under the securities laws such Stockholder’s identity and ownership of Shares and the nature of its commitments, arrangements and understandings under this Agreement and any other information required by applicable law.

(f)  To the extent such Stockholder owns any Series AA Preferred Stock or Series B Preferred Stock, such Stockholder agrees that, prior to the Effective Time (as defined in the Merger Agreement), such Stockholder will vote for or consent to the conversion of such shares of Series AA Preferred Stock or Series B Preferred Stock into Zhone Common Stock, at a ratio of one share of Zhone Common Stock per share of Zhone Preferred Stock, in accordance with the provisions of the Fifth Amended and Restated Certificate of Incorporation of Zhone.

(g)  For a period beginning concurrent with the Effective Time and ending 180 days after the Effective Time, such Stockholder will not offer, sell, contract to sell, pledge or otherwise dispose of, (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by Stockholder or any affiliate of the Stockholder or any person in privity with the Stockholder or any affiliate of the Stockholder), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Securities and Exchange Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any Company Common Stock (as defined in the Merger Agreement) received by the Stockholder in the Merger, or publicly announce an intention to effect any such transaction. Notwithstanding the foregoing, (i) Transfers of Company Common Stock as bona fide gifts, (ii) distributions of Company Common Stock to partners, members, stockholders, subsidiaries, affiliates, affiliated partnerships or other affiliated entities of the undersigned, (iii) Transfers of Company Common Stock by will or intestacy, and (iv) Transfers of Company Common Stock to (A) the undersigned’s immediate family or (B) a trust, the beneficiaries of which are the undersigned and/or members of the undersigned’s immediate family, shall not be prohibited by this Agreement; provided that in the case of any such transfer or distribution pursuant to clause (i), (ii), (iii) or (iv), each donee or distributee shall execute and deliver to Parent a valid and binding counterpart to this Agreement.

SECTION 4.  Grant of Irrevocable Proxy; Appointment of Proxy.

(a)  Each Stockholder hereby irrevocably grants to, and appoints, Harry J. Carr, and any other individual who shall hereafter be designated by Parent, such Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote such Stockholder’s Shares, or grant a consent or approval in respect of such Shares, at any meeting of Stockholders of Zhone or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, in favor of the Merger, the adoption by Zhone of the Merger Agreement and the approval of the other transactions contemplated by the Merger Agreement and against any Alternative Transaction or Frustrating Transaction.

(b)  Each Stockholder represents that any proxies heretofore given in respect of such Stockholder’s Shares are not irrevocable, and that any such proxies are hereby revoked.

(c)  Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Such Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked, subject to Section 7 herein. Such Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL. Such irrevocable proxy shall be valid until the termination of this Agreement pursuant to Section 7 herein.

SECTION 5.  Adjustments Upon Share Issuances, Changes in Capitalization.    In the event of any change in Zhone Stock or in the number of outstanding shares of Zhone Stock by reason of a stock dividend, split-up, recapitalization, combination, exchange of shares or similar transaction or any other change in the corporate or capital structure of Zhone (including, without limitation, the declaration or payment of an extraordinary dividend of cash, securities or other property), the number of Shares shall be adjusted appropriately, and this Agreement and the obligations hereunder shall attach to any additional shares of Zhone Stock or other securities or rights of Zhone issued to or acquired by each of the Stockholders.

SECTION 6.  Further Assurances.    Each Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements, consents and other instruments as Parent or Merger Sub may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and to vest the power to vote such Stockholder’s Shares as contemplated by Section 3 herein.

SECTION 7.  Termination.    This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the earliest of (a) the Effective Time and (b) the date upon which the Merger Agreement is terminated pursuant to Section 7.1 thereof. Notwithstanding the foregoing, (i) Sections 7, 8 and 9 shall survive any termination of this Agreement and (ii) Section 3(g) shall survive a termination of this Agreement pursuant to Section 7(a) of this Agreement.

SECTION 8.  Action in Shareholder Capacity Only.    No person executing this Agreement who is or becomes during the term hereof a director or officer of Zhone makes any agreement or understanding herein in his or her capacity as such director or officer. Each Stockholder signs solely in his or her capacity as the record holder and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Stockholder’s Shares and nothing herein shall limit or affect any actions taken by a Stockholder in its capacity as an officer or director of Zhone to the extent specifically permitted by the Merger Agreement.

SECTION 9.  Miscellaneous.

(a)  Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Each Stockholder agrees that this Agreement and the obligations of such Stockholder hereunder shall attach to such Stockholder’s Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation such Stockholder’s heirs, guardians, administrators or successors.

(b)  Expenses.    All costs and expenses incurred in connection with this Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses.

(c)  Amendments.    This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto and in compliance with applicable law; provided that, following the Effective Time, no amendment, modification or waiver of Section 3(g) hereof or this Section 9(c) will be effective without the prior written consent of the two directors designated by Parent to serve as directors of Parent pursuant to Section 1.6 of the Merger Agreement.

(d)  Notice.    All notices and other communications hereunder shall be in writing and shall be deemed duly given if delivered personally, mailed by registered or certified mail (return receipt requested), delivered by Federal Express or other nationally recognized overnight courier service or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i)  if to Parent, to

Tellium, Inc.

2 Crescent Place

Oceanport, New Jersey 07757

Attention: Harry J. Carr

Fax Number: 732-923-9805

with a copy to:

Richard A. Steinwurtzel

Fried, Frank, Harris, Shriver & Jacobson

1001 Pennsylvania Avenue, N.W.

Suite 800

Washington, D.C. 20004

and

(ii) if to a Stockholder, to the address set forth under the name of such Stockholder on Exhibit A hereto with a copy to:

Scott N. Wolfe, Esq.

Latham & Watkins LLP

12636 High Bluff Drive, Suite 300

San Diego, California 92130

(e)  Interpretation.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision and (ii) reference to any Section means such Section hereof. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision.

(f)  Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

(g)  Entire Agreement.    This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof, and except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

(h)  Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.    (a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles. (b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in such courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by law, in such Federal court, (C) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court and (D) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9(d). Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law (as defined in the Merger Agreement).

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9(h).

(i)  Specific Performance.    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(j)  Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

IN WITNESS WHEREOF, each of Parent and Merger Sub has caused this Agreement to be signed by its officer thereunto duly authorized and each Stockholder has signed this Agreement, all as of the date first written above.

TELLIUM, INC.

By:	/s/ HARRY J. CARR
Name: Harry J. Carr
Title: Chairman and CEO

ZEBRA ACQUISITION CORP.

By:	/s/ HARRY J. CARR
Name: Harry J. Carr
Title: President

STOCKHOLDERS:

SCHEDULE A

OWNERSHIP OF SHARES

Name and Address of Stockholder	Number of Record and Beneficial Shares of Zhone Stock			Number of Shares Underlying Stockholder Rights
	Zhone Common Stock	Series AA Preferred Stock	Series B Preferred Stock

TPG Zhone, L.L.C. 301 Commerce St., Ste. 3300 Fort Worth, Texas 76102		19,062,500

KKR-ZT, L.L.C. 9 West 57th St., Ste 4200 New York, New York 10019		19,062,500

New Enterprise Associates VIII, L.P. 1119 St. Paul St. Baltimore, Maryland 21202		2,587,500	1,278,732

New Enterprise Associates 9, L.P. 1119 St. Paul St. Baltimore, Maryland 21202		3,750,000	3,398,741

New Enterprise Associates 8A, L.P. 1119 St. Paul St. Baltimore, Maryland 21202		537,500	1,278,732

NEA Ventures 2000 1119 St. Paul St. Baltimore, Maryland 21202			188

NIF Ventures Co., LTD 5 Palo Alto Square, 9th Floor Palo Alto, CA 94306			765,077

Investment Enterprise Partnership “NIF New Technology Fund 2000/1” 5 Palo Alto Square, 9th Floor Palo Alto, CA 94306			547,096

Investment Enterprise Partnership “NIF New Technology Fund 2000/2” 5 Palo Alto Square, 9th Floor Palo Alto, CA 94306			469,548

Investment Enterprise Partnership “NIF New Technology Fund 99-A” 5 Palo Alto Square, 9th Floor Palo Alto, CA 94306			301,451

Investment Enterprise Partnership “NIF New Technology Fund 99-B” 5 Palo Alto Square, 9th Floor Palo Alto, CA 94306			301,451

Name and Address of Stockholder	Number of Record and Beneficial Shares of Zhone Stock			Number of Shares Underlying Stockholder Rights
	Zhone Common Stock	Series AA Preferred Stock	Series B Preferred Stock

Investment Enterprise Partnership “NIF 21-One (1)” 5 Palo Alto Square, 9th Floor Palo Alto, CA 94306			156,664

Investment Enterprise Partnership “NIF 21-One (2-A)” 5 Palo Alto Square, 9th Floor Palo Alto, CA 94306			83,618

Investment Enterprise Partnership “NIF 21-One (2-B)” 5 Palo Alto Square, 9th Floor Palo Alto, CA 94306			83,618

Investment Enterprise Partnership “NIF-TT Fund” 5 Palo Alto Square, 9th Floor Palo Alto, CA 94306			45,221

Investment Enterprise Partnership “NIF-ST Fund” 5 Palo Alto Square, 9th Floor Palo Alto, CA 94306			22,611

Morteza Ejabat c/o Zhone Technologies, Inc. 7001 Oakport Street Oakland, California 94621	6,500,125

Mr. Ejabat as Trustee of the Morteza Ejabat Trust Under Declaration of Trust Dated May 19, 1998 c/o Zhone Technologies, Inc. 7001 Oakport Street Oakland, California 94621		1,250,000	1,747

Ms. Symons as Trustee of the Symons Living Trust dated March 15, 1995 c/o Zhone Technologies, Inc. 7001 Oakport Street Oakland, California 94621	5,250,125	1,250,000

Sybat Partners (Morteza Ejabat and Jeanette Symons) c/o Zhone Technologies, Inc. 7001 Oakport Street Oakland, California 94621			13,591

ANNEX D

July 25, 2003

Board of Directors

Tellium, Inc.

2 Crescent Place

Oceanport, NJ 07757-0901

Members of the Board:

We understand that Tellium, Inc. (“Tellium” or the “Company”), Zebra Acquisition Corp., a wholly owned subsidiary of the Company (“Merger Sub”), and Zhone Technologies, Inc. (“Zhone”) propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated July 24, 2003 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into Zhone. Pursuant to the Merger, Zhone will become a wholly owned subsidiary of the Company and all outstanding shares of common stock, par value $0.001 per share (the “Zhone Common Stock”), and all outstanding shares of preferred stock, par value $0.001 per share (the “Zhone Preferred Stock”), of Zhone, other than shares held in treasury or held by Tellium or any affiliate of Tellium or Zhone or as to which dissenters’ rights have been perfected, will be converted into the right to receive a certain number of shares of common stock, par value $0.001 per share of the Company (the “Company Common Stock”) determined pursuant to a certain formula set forth in the Merger Agreement and defined as the Exchange Ratio therein (the “Exchange Ratio”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of Company Common Stock.

For purposes of the opinion set forth herein, we have:

i)	reviewed certain publicly available financial statements and other business and financial information of the Company;

ii)	reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

iii)	reviewed certain financial forecasts, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the management of the Company;

iv)	discussed the past and current operations and financial condition and the prospects of the Company, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Company;

v)	reviewed certain analyses prepared by senior management of the Company regarding a potential liquidation scenario for the Company;

vi)	reviewed certain publicly available financial statements and other business and financial information of Zhone;

vii)	reviewed certain internal financial statements and other financial and operating data concerning Zhone prepared by the management of Zhone;

viii)	reviewed certain financial forecasts for Zhone prepared by the management of Zhone;

ix)	discussed the past and current operations and financial condition and the prospects of Zhone, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Zhone;

x)	reviewed the pro forma impact of the Merger on the Company’s forecast revenue, net income and cash balance;

xi)	reviewed the reported prices and trading activity for Company Common Stock;

xii)	compared the financial performance of the Company and the prices and trading activity of Company Common Stock with that of certain other publicly-traded companies and their securities comparable with the Company and its securities;

xiii)	reviewed the relative financial contributions of the Company and Zhone to the combined company as a result of the Merger;

xiv)	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

xv)	participated in discussions and negotiations among representatives of the Company and Zhone and their financial, tax and legal advisors;

xvi)	reviewed the draft Merger Agreement and certain related documents; and

xvii)	considered such other factors and performed such other analyses as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to us by the Company for the purposes of this opinion. With respect to the financial forecasts, including the financial forecasts for a liquidation scenario and information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have relied without independent verification on the assessment of senior management of the Company regarding the potential liquidation analysis and process for the Company. We have relied without independent verification on the assessments and representations of management of the Company with respect to the matters detailed in Note 7 to the Condensed Consolidated Financial Statements (unaudited) in Item 1 of the Company’s Form 10-Q for the Quarter-Ended March 31, 2003 under the heading “Changes to Management Incentive Program”, and the financial forecasts provided by Company management as to the impact of any resolution of such matters, including the consummation of the Merger or lack thereof, on the Company. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been provided with any such appraisals. We have relied upon the assessment by the management of the Company and Zhone of their ability to retain key employees. We have also relied upon, without independent verification, the assessment by the management of the Company and Zhone of the Company’s and Zhone’s respective technologies and products, the timing and risks associated with the integration of the Company and Zhone and the validity of, and risks associated with, the Company’s and Zhone’s respective existing and future products and technologies. We have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, including, among other things, that the Merger will be treated as a tax-free reorganization, pursuant to the Internal Revenue Code of 1986, as amended.

Our opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any other alternative transactions, whether or not such alternative transactions could be achieved. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Furthermore, we are not experts in accounting, legal or tax matters and make no representations nor do we opine upon the advice to be or that has been rendered by the Company’s accountants, legal counsel or tax advisors with respect to the Merger.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated (“Morgan Stanley”) and its affiliates have provided financing services for the Company and have received fees for the rendering of these services. In addition, Morgan Stanley is a full service securities firm engaged securities trading, investment management and brokerage activities. In the ordinary course of its trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may actively trade the debt and equity securities of the Company for its own accounts or for the accounts of its customers and, accordingly, may at any time hold long or short positions in such securities.

It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by the Company in respect of the Merger with the Securities and Exchange Commission. In addition, this opinion does not in any manner address the prices at which the Company Common Stock will trade following consummation of the Merger and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company or Zhone should vote at the shareholders’ meetings held in connection with the Merger.

Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of Company Common Stock.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ MICHAEL BOUBLIK
Michael Boublik Managing Director

ANNEX E

July 27, 2003

Board of Directors

Zhone Technologies, Inc.

7001 Oakport Street

Oakland, CA 94621

Members of the Board:

You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of shares of common stock, par value $.001 per share (“Zhone Common Stock”), of Zhone Technologies, Inc. (“Zhone”), other than affiliates of Zhone, of the Exchange Ratio (as defined below) set forth in the Agreement and Plan of Merger, dated as of July 27, 2003 (the “Merger Agreement”), by and among Zhone, Tellium, Inc. (the “Company”), and Zebra Acquisition Corp., a wholly owned subsidiary of the Company (“Merger Sub”). The Merger Agreement provides for, among other things, the merger of Merger Sub with and into Zhone (the “Merger”) pursuant to which Zhone will become a wholly owned subsidiary of the Company and each share of Zhone Common Stock issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive that number of shares of common stock, par value $.001 per share, of the Company (“Company Common Stock”) equal to the Exchange Ratio. The Exchange Ratio means the number obtained by dividing (i) the number of Zhone Allocable Shares (defined as the number obtained by multiplying 1.5 by the number of Company Total Fully Diluted Shares (as defined in the Merger Agreement)) by (ii) the number of Zhone Total Fully Diluted Shares (as defined in the Merger Agreement). The Merger is conditioned upon, among other things, the conversion of each issued and outstanding share of preferred stock, par value $.001 per share, of Zhone (“Zhone Preferred Stock”) into one share of Zhone Common Stock prior to the effective time of the Merger.

In arriving at our opinion, we have reviewed the Merger Agreement and certain other related agreements, as well as certain publicly available business and financial information relating to Zhone and the Company. We have also reviewed certain other information relating to Zhone and the Company, including financial forecasts, provided to or discussed with us by Zhone and the Company, respectively, and have met with the managements of Zhone and the Company to discuss the business and prospects of Zhone and the Company, respectively. We have also considered certain financial data of Zhone and certain financial and stock market data of the Company, and we have compared that data with similar data for publicly held companies in businesses we deemed similar to those of Zhone and the Company. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for Zhone and the Company that we have reviewed, we have been advised, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Zhone and the Company as to the future financial performance of Zhone and the Company, respectively. In addition, we have relied upon, without independent verification, the assessment of the managements of Zhone and the Company as to (i) the existing and future technology and products of Zhone and the Company and the risks associated with such technology and products, (ii) the potential cash balances, cost savings and synergies (including the amount, timing and achievability thereof) and strategic benefits anticipated by the managements of Zhone and the Company to result from the Merger, (iii) their ability to integrate the businesses of Zhone and the Company in the manner described to us by the management of Zhone, and (iv) their ability to retain key employees of Zhone and the Company. We have assumed that the capitalizations of each of Zhone and the Company to be used in determining the Exchange Ratio at the effective time of the Merger will be substantially the same as they each exist on the date hereof. We have assumed, with your consent, that the existing business of the Company will be restructured following the Merger in the manner described to us by the management of Zhone. We also have assumed, with your consent, that in the course of obtaining necessary regulatory and third party approvals and consents for the Merger, no modification, delay, limitation, restriction or condition will be imposed that will have an adverse effect on Zhone, the Company or the contemplated benefits of the Merger and that the Merger will be consummated in accordance with the terms of the Merger Agreement, without waiver, modification or amendment of any material term, condition or agreement therein. We also have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Zhone or the Company, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon information made available to us as of the date hereof, and upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to what the value of shares of Company Common Stock actually will be when issued to holders of Zhone Common Stock pursuant to the Merger or the prices at which shares of Company Common Stock will trade at any time. Our opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available to Zhone, nor does it address the underlying business decision of Zhone to proceed with the Merger. We were not requested to, and did not, solicit third party indications of interest in acquiring all or any part of Zhone. Our opinion does not address the relative portions of the aggregate merger consideration to be received by holders of different classes or series of Zhone’s capital stock and does not constitute a recommendation to any holder of Zhone Preferred Stock as to whether such stockholder should convert its ownership of Zhone Preferred Stock into Zhone Common Stock in connection with the Merger.

We do not express any opinion as to any legal matters involving the Company, as to which we understand that Zhone has conducted such investigations, and has obtained such advice from qualified professionals, as it has deemed necessary. With respect to outstanding litigation involving the Company in which significant damages are alleged, you, after consultation with management of Zhone and its outside counsel, have instructed us to assume, and we have assumed, without independent verification and based solely upon the assessment and judgment of management of Zhone and its outside counsel, that the aggregate amount of damages and expenses, if any, that could be assessed against or agreed to by the Company in any pending litigation will not, except to the extent indicated by management of Zhone, exceed the limit of, and will be covered by, the insurance coverage maintained by the Company or will not exceed the amount estimated by management of Zhone.

We have acted as financial advisor to Zhone in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion. We and our affiliates have in the past provided financial and investment banking services to Zhone and its affiliates unrelated to the Merger for which we have received compensation and we may in the future provide certain investment banking and financial services to the Company and its affiliates for which we would expect to receive compensation. In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of the Company for our and such affiliates’ own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. We and our affiliate entities own approximately 0.5% of the outstanding capital stock of Zhone.

It is understood that this letter is solely for the information of the Board of Directors of Zhone in connection with its consideration of the Merger, does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Merger and is not to be used for any other purpose without our prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Zhone Common Stock (assuming conversion of shares of Zhone Preferred Stock into shares of Zhone Common Stock as contemplated in the Merger Agreement), other than affiliates of Zhone.

Very truly yours,

CREDIT SUISSE FIRST BOSTON LLC

/S/ CREDIT SUISSE FIRST BOSTON LLC

ANNEX F

SECTION 262 OF THE GENERAL CORPORATION LAW

OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a)  Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)  Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)  Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)  Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.  Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.  Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.  Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.  Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)  In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

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(c)  Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)  Appraisal rights shall be perfected as follows:

(1)  If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)  If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

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(e)  Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)  Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)  At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)  After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of

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holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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ANNEX G

CHAPTER 13 OF THE GENERAL CORPORATION LAW

OF THE STATE OF CALIFORNIA

1300.    Right to Require Purchase—“Dissenting Shares” and “Dissenting Shareholder” Defined.

(a)  If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

(b)  As used in this chapter, “dissenting shares” means shares which come within all of the following descriptions:

(1)  Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

(2)  Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3)  Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4)  Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c)  As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

1301.    Demand for Purchase.

(a)  If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b)  Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(c)  The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

1302.    Endorsement of Shares.

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

1303.    Agreed Price—Time for Payment.

(a)  If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b)  Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

1304.    Dissenter’s Action to Enforce Payment.

(a)  If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b)  Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c)  On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

1305.    Appraisers’ Report—Payment—Costs.

(a)  If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b)  If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c)  Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d)  Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e)  The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

1306.    Dissenting Shareholder’s Status as Creditor.

To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

1307.    Dividends Paid as Credit Against Payment.

Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

1308.    Continuing Rights and Privileges of Dissenting Shareholders.

Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

1309.    Termination of Dissenting Shareholder Status.

Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a)  The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b)  The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c)  The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(d)  The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

1310.    Suspension of Proceedings for Payment Pending Litigation.

If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

1311.    Exempt Shares.

This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

1312.    Attacking Validity of Reorganization or Merger.

(a)  No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b)  If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c)  If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

1313.    Conversion Deemed to Constitute Reorganization for Purposes of Chapter.

A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

PROXY	PROXY

ZHONE TECHNOLOGIES, INC.

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER 13, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints MORTEZA EJABAT and KIRK MISAKA, and each of them, with full powers of substitution in each, as proxies for the undersigned, to represent the undersigned and to vote all of the shares of common stock and preferred stock of Zhone Technologies, Inc. which the undersigned would be entitled to vote, as fully as the undersigned could vote and act if personally present, at the Special Meeting of Stockholders (the “Meeting”) to be held on November 13, 2003, at 8:00 a.m. local time, at the principal offices of Zhone at 7001 Oakport Street, Oakland, California 94621, as follows on the reverse, and in their discretion upon all other matters that may properly come before the Meeting by or at the direction of the Board of Directors, or at any adjournment or postponement thereof, including, if submitted to a vote of Zhone’s stockholders, a motion to adjourn or postpone the Meeting to another time and/or place for the purpose of soliciting additional proxies or satisfying the conditions to closing the merger of Zhone and Tellium, Inc.

The undersigned may revoke this proxy by filing with the Secretary of the Meeting, at or before the taking of the vote at the Meeting, a written notice of revocation or a duly executed proxy, in either case later dated than the prior proxy, for the same shares or by attending the Meeting and voting in person. Attendance at the Meeting will not by itself revoke this proxy. Any written notice of revocation or subsequent proxy must be received by the Secretary of the Meeting prior to the taking of the vote at the Meeting. The written notice of revocation or subsequent proxy should be hand delivered to the Secretary of the Meeting or should be sent so as to be delivered to Zhone at 7001 Oakport Street, Oakland, California 94621, Attention: Kirk Misaka, Secretary.

The Board of Directors recommends a vote “FOR” the adoption of the Agreement and Plan of Merger, dated as of July 27, 2003, by and among Tellium, Zebra Acquisition Corp., a newly formed, wholly owned subsidiary of Tellium, and Zhone (the “Merger Agreement”). If any other business is presented at the Meeting, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Meeting.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Proposal 1 is more fully described in the Joint Proxy Statement/Prospectus that accompanies this proxy. You are encouraged to read the Joint Proxy Statement/Prospectus carefully.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If properly executed and no direction is given, this proxy will be voted “FOR” Proposal 1. The Board of Directors recommends a vote “FOR” Proposal 1.

Proposal 1.

To adopt the Merger Agreement. In the merger, Zebra Acquisition Corp. will merge with and into Zhone, with Zhone surviving the merger as a wholly owned subsidiary of Tellium. In exchange for your shares of Zhone stock, you will receive shares of Tellium common stock. The number of shares of Tellium common stock to be issued with respect to each share of Zhone common stock will be determined by a formula described in the Merger Agreement and the accompanying Joint Proxy Statement/Prospectus.

☐ FOR ☐ AGAINST ☐ ABSTAIN

The undersigned acknowledges receipt from Zhone, prior to the execution of this proxy, of the Notice of Special Meeting and accompanying Joint Proxy Statement/Prospectus relating to the Meeting.

DATED: , 2003

Signature

Signature

Please mark, date and sign as your name(s) appear(s) to the left and return in the enclosed envelope. If acting as an executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each stockholder named should sign.